Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 24, 2010

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Radiation Therapy Services, Inc.

Additional Registrants Listed on Schedule A Hereto
 (Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	8011 (Primary Standard Industrial Classification Code Number)	65-0768951 (I.R.S. Employer Identification No.)

2270 Colonial Boulevard
Fort Myers, Florida 33907
(239) 931-7275
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kerry Gillespie
Chief Financial Officer
2270 Colonial Boulevard
Fort Myers, Florida 33907
(239) 931-7275
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff, Esq.
Christopher A. Kitchen, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022-4675
(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9 7/8% Senior Subordinated Notes due 2017	$310,000,000	$310,000,000	$22,103.00

Guarantees of 9 7/8% Senior Subordinated Notes due 2017	$310,000,000	—	(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.

(2)
Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

          The registrants hereby amend this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Radiation Therapy Services Holdings, Inc.	DE	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-1747745
21st Century Oncology Of Alabama, LLC	AL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	55-0853649
Arizona Radiation Therapy Management Services, Inc.	AZ	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2743876
California Radiation Therapy Management Services, Inc.	CA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2377222
21st Century Oncology Of Jacksonville, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8754308
Devoto Construction Of Southwest Florida, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-1343949
Radiation Therapy Services International, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-0257575
21st Century Oncology Management Services, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8087211
Jacksonville Radiation Therapy Services, Inc.	FL	2270 Colonial Boulevard	8011	26-2326266
Financial Services Of Southwest Florida, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0633717
21st Century Oncology, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	59-2485899
21st Century Oncology Of Harford County Maryland, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-4916540
Berlin Radiation Therapy Treatment Center, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	0-1993712
21st Century Oncology Of Prince Georges County, Maryland, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8142750
Maryland Radiation Therapy Management Services, LLC	MD	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	52-2110079
American Consolidated Technologies, LLC	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	38-2924024
Michigan Radiation Therapy Management Services, Inc.	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-5623965

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Nevada Radiation Therapy Management Services, Incorporated	NV	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	86-0874204
21st Century Oncology Of New Jersey, Inc.	NJ	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-1049875
New York Radiation Therapy Management Services, Inc.	NY	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0768868
North Carolina Radiation Therapy Management Services, LLC	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2274741
21st Century Oncology Of South Carolina, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-8971654
West Virginia Radiation Therapy Services, Inc.	WV	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-1810691
Phoenix Management Company, LLC	MI	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	38-3488644
Carolina Regional Cancer Center, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	57-0956164
Atlantic Urology Clinics, LLC	SC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	51-0570029
Derm-Rad Investment Company, LLC	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	26-3494111
21st Century Oncology Of Pennsylvania, Inc.	PA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-5400463
Gettysburg Radiation, LLC	PA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2648771
Carolina Radiation and Cancer Treatment Center, Inc.	NC	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-1805493
21st Century Oncology Of Kentucky, LLC	KY	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	56-2383667
New England Radiation Therapy Management Services, Inc.	MA	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	20-2726448
Radiation Therapy School Fort Radiation Therapy Technology, Inc.	FL	2270 Colonial Boulevard, Fort Myers, FL 33907	8011	65-0377840

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, Dated November 24, 2010

Prospectus

$310,000,000

Radiation Therapy Services, Inc.

Exchange Offer for 9 7/8% Senior Subordinated Notes due 2017

         Offer for outstanding 9 7/8% Senior Subordinated Notes due 2017, in the aggregate principal amount of $310,000,000 (which we refer to as the "Old Notes") in exchange for up to $310,000,000 in aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017 which have been registered under the Securities Act of 1933, as amended (which we refer to as the "Exchange Notes" and, together with the Old Notes, the "notes").

Terms of the Exchange Offer

  •
  Expires 5:00 p.m., New York City time,                        , 2010, unless extended.

  •
  You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

  •
  Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

  •
  We can amend or terminate the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Terms of the Exchange Notes

  •
  The Exchange Notes will be our unsecured senior subordinated obligations ranking equally with our other senior subordinated debt and will be subordinated to all of our and the subsidiary guarantors' senior debt, including our senior secured credit facilities.

  •
  The Exchange Notes will be effectively subordinated to our existing and future secured indebtedness, including our senior secured credit facilities, to the extent of the value of the assets securing such indebtedness and structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the Exchange Notes.

  •
  The Exchange Notes will be guaranteed on an unsecured senior subordinated basis by Radiation Therapy Services Holdings, Inc. and each of our existing and future direct and indirect domestic subsidiaries that is a guarantor under our senior secured credit facilities.

  •
  The Exchange Notes will mature on April 15, 2017.

  •
  The Exchange Notes will accrue interest at a rate per annum equal to 9 7/8% and will be payable semi-annually on each April 15 and October 15, beginning on April 15, 2011.

  •
  We may redeem the Exchange Notes in whole or in part from time to time. See "Description of Exchange Notes."

  •
  If we experience certain changes of control, we must offer to purchase the Exchange Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest.

  •
  The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

         For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see "Risk Factors" beginning on page 21 of this prospectus.

         There is no established trading market for the Old Notes or the Exchange Notes.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See "Plan of Distribution."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 9 7/8% Senior Subordinated Notes due 2017.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "potential", "predict", "should", or "will" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus are forward-looking statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PRESENTATION OF FINANCIAL INFORMATION

        As more fully described in this prospectus, on February 21, 2008, we consummated the merger of a wholly-owned subsidiary of Radiation Therapy Services Holdings, Inc. ("Parent") with and into Radiation Therapy Services, Inc. with Radiation Therapy Services, Inc. as the surviving corporation and as a wholly-owned subsidiary of Parent (the "Merger"). The term "Predecessor" refers to our predecessor company, Radiation Therapy Services, Inc. prior to the Merger. The term "Successor" refers to Radiation Therapy Services Holdings, Inc. and its subsidiaries following the Merger.

        The Merger was accounted for under the purchase method of accounting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, "Business Combinations" ("ASC 805"). Under the purchase method of accounting, the Merger was treated as a purchase and the assets and liabilities so acquired were valued at their fair market value, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations." Therefore, the results of operations and other comprehensive income (loss), changes in equity and cash flow for the Predecessor and Successor periods are not comparable. Accordingly, our audited consolidated financial statements, included elsewhere in this prospectus include the consolidated accounts of the Successor as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the 313 day period ended December 31, 2008. For dates prior to February 22, 2008, our audited consolidated financial statements are of the Predecessor. These statements have been prepared using the Predecessor's basis in the assets and liabilities and the historical results of operations for periods prior to the Merger. Periods subsequent to February 22, 2008 have been prepared using the fair value basis of assets and liabilities acquired in the purchase transaction.

        For comparison purposes between the Predecessor and the Successor periods, the financial data presented in "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results

ii

of Operations" includes unaudited year ended December 31, 2008 financial data, which was derived from our audited consolidated financial statements by combining the Predecessor period financial data and the Successor period financial data. This presentation is not consistent with generally accepted accounting principles in the United States ("GAAP"), and may yield results that are not strictly comparable on a period-to-period basis. Such results are not necessarily indicative of what the results for the full fiscal year 2008 would have been had the Merger not occurred.

MARKET AND INDUSTRY DATA

        In this prospectus, we rely on and refer to information and statistics regarding the radiation therapy services industry as well as the cancer treatment industry and, unless otherwise specified, our market share is based on our revenue rank among public and private radiation therapy services companies based on public filings with the SEC, industry presentations and industry research reports. Where possible, we obtained this information and these statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms, including company research, trade interviews, and public filings with the SEC. Additionally, we have supplemented third-party information where necessary with management estimates based on our review of internal surveys, information from our customers and vendors, trade and business organizations and other contacts in markets in which we operate, and our management's knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers make any representation as to the accuracy or completeness of such information.

OTHER DATA

        The operational data presented in this prospectus for the year ended December 31, 2008 is derived by combining the Predecessor period operational data and the Successor period operational data, and is not impacted by purchase accounting changes that affect the financial data.

        Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

COPYRIGHTS

        We have filed an application to own the rights to a copyright that protects the content of our "Gamma Function" software technology. Solely for convenience, the copyright referred to in this prospectus is listed without the © symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our right to this copyright.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus and may not contain all of the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. References in this prospectus to "we", "us", "our" and "the Company" are references to Radiation Therapy Services, Inc. and its subsidiaries, consolidated professional corporations and associations and unconsolidated affiliates, unless the context requires otherwise. References in this prospectus to "our treatment centers" refer to owned, managed and hospital-based treatment centers. Additionally, references in this prospectus to "our radiation oncologists" refer to both those professionals employed by us and those employed by professional corporations in those treatment centers we manage, unless the context requires otherwise.

 Our Company

        We are a leading provider of advanced radiation therapy services to cancer patients primarily in the United States. We offer a comprehensive range of radiation treatment alternatives, and focus on delivering academic-quality, cost-effective patient care in a personal and convenient setting. Our first radiation treatment center opened in 1983, and as of September 30, 2010, we owned or operated 99 treatment centers, 92 of which are freestanding facilities with the seven remaining facilities operated in partnership with hospitals and other groups. Our treatment centers, most of which operate under the 21st Century Oncology brand, are strategically clustered in 28 local markets in 16 states. We hold market leading positions in most of our local markets.

        We believe we are the largest company in the United States focused principally on providing radiation therapy, and we believe our size provides us with competitive advantages. We have significant clinical and technological resources available within our national network of local providers, which assist our physicians in accessing the latest advances in research and technology and in delivering the most effective treatments to our patients. Our nationwide presence also enables us to implement best practices and share new ideas and information across our network. We are able to leverage our scale by recruiting, developing and training key clinical personnel. For instance, we operate our own dosimetry and radiation therapy schools and have an affiliated physics program. These in-house capabilities, combined with senior physician leadership, a premier medical board and substantive training and mentoring programs, have allowed us to deliver superior and innovative patient care with the highest quality standards across our centers. Furthermore, our operational infrastructure and network's size affords advantages in areas such as purchasing, recruiting, billing and information systems.

        Our operating philosophy is centered upon using the latest available and most advanced technology, and employing leading radiation oncologists to deliver a variety of treatment options to our patients in each local market. To implement this philosophy, we invest in new software and equipment with the goal of equipping each local market with state-of-the-art technology that facilitates better clinical results. Through the use of advanced tools we can improve therapeutic outcomes by precisely targeting cancerous cells and tumors while sparing healthy, surrounding tissues and organs. We are also able to adapt and refine treatments as tumors shrink or change position. We have continued to attract and retain talented physicians and staff by providing opportunities to work in an environment that has a clinical and research focus, superior end-to-end resources, and high quality patient care. In addition, in certain local markets we have integrated with physicians in closely related medical specialties in order to provide a continuum of care for cancer patients. We have organized our Company into eight regional reporting units by geographic locations. We have eight regional directors that report to our Senior Vice President, Director of Regional Operations. Each regional director is responsible for the overall performance of their respective regions.

        We have built a national platform of treatment centers while increasing both the revenue and profitability of the Company. Since the beginning of 2003, we have internally developed 26 treatment centers and acquired 40 existing treatment centers, and from 2007 to 2009, increased revenues at a compound annual growth rate of 15.9%. We believe that as our scale continues to increase, our network of collaborative care along with our operational and financial resources will not only differentiate us from many of our competitors, but will also enhance our attractiveness to patients, referral sources, potential employees and acquisition targets. For the year ended December 31, 2009, our total revenues were $524.5 million.

Our Industry

        According to industry experts, the United States radiation therapy market was estimated to be approximately $8 billion in 2007. The market's growth is driven by the increasing number of cancer diagnoses and the development and use of increasingly effective technologies that enable more types of cancer-related tumors to be treated with radiation therapy. The American Cancer Society estimated that approximately 1.5 million new cancer cases were diagnosed in the United States in 2009. As the U.S. population ages, the number of cancer diagnoses is expected to continue to increase, as approximately 77% of all cancers are currently being diagnosed in people over the age of 55. Radiation therapy is a primary treatment method for cancer and, according to the American Society for Therapeutic Radiology and Oncology ("ASTRO"), nearly two-thirds of patients diagnosed with cancer receive radiation therapy during their illness. Radiation therapy's share of the cancer treatment market has increased as a result of new radiation therapy technologies that better target cancerous tumors and lead to fewer side effects as compared to other forms of treatment and to previous radiation therapy treatments.

        Radiation therapy is used to treat the most common types of cancer, including prostate, breast and lung cancer. Radiation therapy uses high-energy particles or waves, such as x-rays, to destroy cancer cells by delivering high doses of radiation to the tumor through a special piece of equipment, known as a linear accelerator. In addition, when a cure is not possible, radiation therapy is often able to shrink tumors thereby reducing pressure or pain while also relieving other symptoms of the cancer to enhance a patient's quality of life.

        Although the majority of cancer patients receive radiation therapy treatment, individuals diagnosed with cancer may also undergo surgery, chemotherapy and/or biological therapy. Physicians generally choose the appropriate treatment or combination of treatments based upon the type of cancer, its stage of development and where the cancer is located. Radiation therapy patients are usually referred to a treatment center or a radiation oncologist by urologists, breast surgeons, general oncologists and general surgeons, in addition to other sources.

        Recent research and technological advances have produced new, advanced methods for radiation treatment. These advanced methods result in more effective treatments that deliver the necessary doses of radiation while minimizing the harm to healthy tissues that surround the tumor. This is accomplished by modulating the intensity across the tumor and reducing the amount of radiation leakage resulting in fewer side effects and complications as well as an enhanced quality of life. For instance, new stereotactic radiosurgery planning and equipment, combined with tumor tracking or respiratory gating techniques, allow cancers located in the lung and liver to be treated with significantly fewer high dose radiation treatments and higher control rates, which results in less dosage to normal lung or liver tissue and leads to fewer side effects than before. With the discovery of new, innovative means to deliver radiation therapy and the increasing awareness of advanced treatments with reduced side effects by patients and physicians, radiation therapy is expected to be a preferred method for treating cancer.

        The radiation therapy market is highly fragmented. Currently, there are over 2,200 locations providing radiation therapy in the U.S., of which approximately 960 were freestanding, or non-hospital based, treatment centers. Currently, approximately 30% of freestanding treatment centers are affiliated with the largest four provider networks, which includes Radiation Therapy Services, Inc.

Our Services

        We believe our radiation treatment centers are distinguishable from those of many of our competitors because we offer patients a full spectrum of radiation therapy alternatives, including many advanced treatment options that are not otherwise available in certain geographies or offered by other providers. Our radiation treatment services include external beam therapies, such as conformal beam treatment, intensity modulated radiation therapy and stereotactic radiosurgery, as well as internal radiation therapy such as high-dose and low-dose rate brachytherapy. In addition, we utilize various supplementary technologies, including image guided radiation therapy, Gamma Function, respiratory gating and 3-D conformal treatment planning to improve the effectiveness of the radiation treatments. Finally, we provide an array of complementary support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines. Radiation therapy services are typically reimbursed by government reimbursement sources such as Medicare and Medicaid, managed care organizations and other third party payers. We currently operate 92 freestanding treatment centers that are located in convenient community locations and, through the quarterly period ended September 30, 2010, we administered an average of nearly 1,850 treatments per day at these centers. In the seven hospital-based and other group treatment centers we operate, we generally provide professional services pursuant to long-term contracts with the hospitals.

        Radiation therapy is given in one of two ways: externally or internally, with some cancers treated utilizing both radiation therapy approaches. External beam radiation therapy involves exposing the patient to an external source of radiation through the use of special equipment, most commonly a linear accelerator that directs radiation at the cancer. Most people undergoing radiation therapy for cancer are treated with external beam radiation therapy. A course of external beam radiation therapy typically ranges from 20 to 40 treatments. Treatments generally are given to a patient once per day with each session lasting for approximately 15 minutes. Internal radiation therapy, also called brachytherapy, involves the placement of the radiation source as close as possible to the cancer cells. The sealed source of radiation is usually implanted inside the body for a period of time through minimally invasive procedures using thin wires or plastic tubes.

        The following table sets forth the forms of radiation therapy treatments and advanced services that we offer:

Technologies	Description
External Beam Therapy
Conformal Beam Treatment	Enables radiation oncologists to utilize linear accelerator machines to direct radiation beams at the cancer.
Intensity Modulated Radiation Therapy ("IMRT")

Enables radiation oncologists to adjust the intensity of the radiation dose and conform the beam along the entire surface of the tumor. IMRT can also be programmed to angle beams of radiation around normal tissue, thereby sparing healthy organs and reducing side effects.

Technologies	Description
Stereotactic Radiosurgery

Enables delivery of concentrated, precise, high dose radiation beams to localized tumors. Historically, stereotactic radiosurgery was used primarily for contained lesions of the brain but recent advancements in imaging technologies have allowed more types of tumors to be targeted, therefore broadening the use of stereotactic radiosurgery for extra-cranial cancers.

Internal Radiation Therapy
High-Dose Rate Remote Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering higher doses of radiation directly to the cancer.
Low-Dose Rate Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering lower doses of radiation directly to the cancer over an extended period of time (e.g., prostate seed implants).
Advanced Services Used with External Beam Treatment Therapies
Image Guided Radiation Therapy ("IGRT")	Enables radiation oncologists to utilize imaging at the time of treatment to localize tumors and to accurately mirror the contour of a tumor from any angle.
Gamma Function

Proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. Gamma Function also enables us to verify radiation delivery and compare it to the physician prescription and treatment plans. Further, it provides the physician with information to adjust for changes in tumor size and location, and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

Respiratory Gating

Coordinates treatment beam activation with the respiratory motion of the patient, thereby permitting accurate delivery of radiation dosage to a tumor that moves with breathing, such as lung and liver cancers.

3-D Conformal Treatment Planning

Permits accurate, 3-dimensional rendering of the tumor and surrounding normal organs in order to facilitate an efficient treatment plan maximizing radiation exposure of cancerous tissue and minimizing exposure of healthy tissue.

 Our Business Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of radiation therapy:

        National Platform with Strong Local Market Positions—We currently serve patients in 28 local markets across 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island and West Virginia. Most of our treatment centers are strategically clustered into regional networks (which we refer to as our local markets) in order to leverage our clinical and operational expertise over a larger patient population and maximize our investment in advanced technologies. For example, our local markets enable us to share scarce and expensive medical physicists, who are critical in the process of developing the radiation treatment plan for each patient as well as making sure the equipment is properly calibrated. We generally have two physicists at three to four treatment centers in each of our local markets (as opposed to in each treatment center) which increases resource utilization and provides enhanced treatment consistency. In addition, we are able to provide our patients with a full technological spectrum, including less common treatment alternatives, by equipping each of our local markets, as opposed to each treatment center, with the necessary technology and know-how and thus doing so on a more cost-effective basis. Our scale also allows us to serve as a center for leading clinical research and technological advances, which helps us attract and retain talented radiation oncologists, physicists and other professionals. Furthermore, our national platform, reputation, recruiting ability and market knowledge enable us to respond quickly and efficiently to new acquisition as well as internally developed ("de novo") opportunities. Since the beginning of 2003, we have acquired or developed 66 treatment centers and entered into 16 new local markets. Finally, our centralized approach to business functions such as purchasing, accounting, administration, billing and information technology enables us to leverage economies of scale in various direct and indirect costs.

        Best in Class Clinical and Technological Platform—We believe that we have best in class technology, which allows us to provide the highest quality of care and clinically advanced treatment options to our patients. We periodically upgrade our equipment and technology, and we believe they will require minimal maintenance capital expenditures in the near future. We believe we are the market leader in the utilization of advanced technologies, such as IMRT, IGRT and our recently-developed Gamma Function. These technologies are more effective at treating many forms of cancer than other, older technologies such as conformal beam. Our continuous and early adoption of technology platforms has allowed us to implement and share technology and our knowledge across our centers very quickly and therefore enhance clinical expertise within the Company and the industry overall. Our Chief Technology Officer, who is certified in radiotherapy physics, has received numerous awards, serves as an adjunct professor and is a published author in a variety of fields and has spent 20 years in his current role with the Company managing 66 physicists and an internal radiation equipment development and maintenance team. Our Senior Vice President of Clinical Operations has been with the Company for 10 years and is a leading radiation oncologist who conducts radiation therapy research projects, publishes professional journal articles and presents at national cancer treatment meetings. These members of management and the teams that they lead provide both technical and clinical expertise throughout our network, enhancing the level of patient care, safety, and quality control. We feel our clinical and technological platform provides us with a significant competitive advantage in attracting new professional talent, upgrading equipment and operations of acquired centers, and the opportunity to distinguish ourselves with referral sources, payers and patients.

        Leading Radiation Oncologists—We have been successful in recruiting, acquiring practices from, and retaining radiation oncologists with excellent academic and clinical backgrounds who we believe have potential for professional growth. Our 100 radiation oncologists have an average of over 17 years of experience and we believe our most senior clinical leadership are regarded as industry leaders. As a physician-led organization, we value superior training, research capabilities and mentoring. In addition to being educated and trained at some of the world's most prestigious and well recognized medical training centers and universities, our physicians have held positions in radiation oncology's elite research institutes, societies and regulatory bodies. These institutions and societies include ASTRO, American College of Radiation Oncology ("ACRO"), Association of Freestanding Radiation Oncology Centers ("AFROC") and Radiation Therapy Oncology Group. Our clinical leadership also publishes frequently as academic contributors, having co-authored numerous white papers, radiation therapy research projects, and empirical studies in a wide range of international and domestic medical journals. We attract and retain our existing physicians by:

  •
  offering them the opportunity to join an established team of leaders in the field of radiation oncology;

  •
  enabling them to maximize clinical results through the sharing of best practices;

  •
  providing them access to advanced technologies and resources, including superior clinical personnel;

  •
  offering them the opportunity to develop expertise in advanced treatment procedures;

  •
  enabling them to conduct research and encouraging them to publish their results;

  •
  providing them with a vast history and amount of data to study protocols and outcomes of various treatment alternatives;

  •
  providing them with the opportunity to earn above the national average compensation for radiation oncologists together with the benefits associated with an employment-based model; and

  •
  offering them administrative and support services to assist in the management and operation of practices.

        Favorable Industry Dynamics—Cancer treatment is a large and growing market. In 2006, there were approximately 11.4 million people living with cancer or with a history of cancer in the United States. The market has been growing, with approximately 1.5 million new cases being diagnosed in the United States in 2009. Radiation therapy remains a core treatment for cancer with nearly two-thirds of cancer patients receiving radiation therapy during their illness. The U.S. radiation therapy market was estimated to be approximately $8 billion in 2007. We believe that several factors will contribute to the continued expansion of the cancer treatment market and increased utilization of radiation therapy as one of the primary treatment methods, including:

  •
  the increased life expectancy and aging of the American population, which is likely to drive an increase in the incidence of the disease as approximately 77% of all cancers are diagnosed in people over the age of 55;

  •
  the advent of advanced radiation treatment technologies that expand the base of cancers that are treatable with radiation therapy;

  •
  radiation therapy being less invasive than surgery;

  •
  radiation therapy having fewer side effects than chemotherapy; and

  •
  increasing patient knowledge and awareness of various treatment alternatives leading to higher utilization of advanced procedures that more effectively spare healthy tissue, reduce complications and side effects and improve quality of life.

        Stable and Growing Business with Strong Operating Cash Flow—There are several underlying factors that we believe contribute to the stability and growing performance of our business; most notably, the aging of the U.S. population and resultant rise in cancer cases, and that radiation therapy remains a primary tool used to treat cancer. Additionally, our growth is attributable to our utilization of more advanced treatment technologies, which typically generates higher revenue growth and higher margins. In addition to stable and growing revenues, our base business includes characteristics that produce significant operating cash flow such as low operating costs and minimal working capital needs. The generation of operating cash flow allows us to either reinvest in our business through capital expenditures and growth initiatives and/or reduce indebtedness, each as determined by our business and financial strategies.

        Strong Track Record of Successful Acquisitions and De Novo Facility Development—We have grown at a measured pace through a focused strategy of acquisitions and development of freestanding and hospital-based treatment centers. Since the beginning of 2003, we have acquired 40 treatment centers and have a successful track record of integrating our acquisitions as a result of our ability to leverage regional resources and technology, improve the mix of treatments, and put in place more favorable contracts for insurance and medical supplies that take advantage of our size. We have a deep corporate development team and unique market analysis software that enables us to proactively identify and prioritize acquisition targets based on demographics, payer landscape and competition, among other things. The radiation therapy market is highly fragmented, as approximately 30% of the market's freestanding centers are affiliated with the four largest provider networks, which includes Radiation Therapy Services, Inc. As a result, we believe our pipeline of potential targets is robust and acquisitions will remain a significant part of our core growth strategy. As a leading national platform company in the industry, we believe we are a preferred acquirer in light of the services and benefits we can offer.

        Since the beginning of 2003, we have also developed 26 de novo treatment centers and we continue to seek opportunities to develop additional de novo treatment centers as a means to strengthen our local market share. De novo treatment centers allow us to penetrate underserved markets or extend our local network and typically require lower initial capital expenditures. De novo treatment centers typically generate positive cash flow within six months after opening in an existing market and twelve to fifteen months after opening in a new market.

        Experienced and Committed Management Team and Equity Sponsor—Our senior management team, several of whom are practicing radiation oncologists, has extensive public and private sector experience in healthcare, in particular radiation oncology. Excluding our recently appointed Chief Financial Officer, our senior management team has been with us for an average of 17 years and averages approximately 24 years in the radiation therapy industry. Since 1999, members of our management team have helped to grow the Company from $56.4 million in total revenues to $524.5 million of total revenues for the year ended December 31, 2009. This growth has occurred both organically and through the integration of 49 treatment centers acquired since 1999. In addition, our equity sponsor, Vestar Capital Partners, Inc. ("Vestar"), has considerable experience making successful investments in a wide variety of industries, including healthcare.

Our Business Strategy

        We believe we are in a superior position relative to our competitors to capitalize on the opportunities in our market given our size, market locations, access to capital and clinical expertise as well as our experienced physician base and management team. The key elements to our strategy are:

        Maintain Emphasis on Service and Quality of Care—We focus on providing our patients with an environment that minimizes the stress and uncertainty of being diagnosed with and treated for cancer. We aim to enhance patients' overall quality of life by providing technologically advanced radiation treatment alternatives that deliver more effective radiation directly to cancerous cells while minimizing harm to surrounding tissues and reducing side effects. As an example, one of our most recent technologies, Gamma Function, provides enhanced quality control during treatment delivery. Gamma Function effectively measures the radiation byproduct, or throughput, as the beam exits the body, thereby measuring the accuracy of the radiation delivery to the prescribed tumor site and giving the physician more frequent opportunities to re-design treatment plans during a course of an overall treatment regimen. Additionally, we verify every accelerator's output daily and voluntarily re-calibrate each machine annually using the services provided by the M.D. Anderson Radiation Physics Center at the University of Texas to ensure that our stringent quality control standards are met. We have a compliance program that is consistent with guidelines issued by the Office of Inspector General ("OIG") of the Department of Health and Human Services ("DHHS"). Our compliance team, led by a senior officer who has been with the Company since 2004, coupled with our in-house physics and maintenance departments, complements our front-end focus on employing the best physicians and using the most advanced technologies to provide our patients with superior care in a safe and quality-controlled environment.

        Our treatment centers are designed to deliver high-quality radiation therapy in a patient-friendly environment and are generally located in convenient, community-based settings. We make every effort to see patients within 24 hours of a referral and to begin treatment as soon as possible thereafter. In addition, our radiation oncologists are available to patients at any time to discuss proposed treatments, possible side effects, and expected results of treatment. Finally, we offer support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines, each of which improves the patient experience. We believe our focus on patient service enhances the quality of care provided, differentiates us from other radiation therapy providers and strengthens our relationships with referring physicians.

        Increase Revenue and Profitability of Our Existing Treatment Centers—We plan to continue to provide capital, support and technology to our existing centers to drive increased treatment volume, improve treatment mix, and leverage our strong market presence to generate operating efficiencies. We believe our scale and strategy of clustering treatment centers in local markets provide unique advantages for driving referrals, improving payer relationships and enhancing our clinical reputation, all of which lead to growth in patient volume. To drive increased operational efficiencies and increased profitability initiatives, in 2009 we refined our operating infrastructure to delineate between operating and clinical management at the senior management level. We now have eight regional directors each with separate responsibility for business operations within their region. In concert with a newly revamped clinical board staffed with internal and external thought leaders in radiation oncology, this has allowed us to identify, measure and execute on opportunities for expense reduction and enhanced profitability. As a result, in 2009, we identified and executed upon approximately $7.2 million in cost savings and operational efficiencies, of which approximately $2.2 million has already been realized. An example of one such initiative undertaken in 2009 was a more efficient approach to market optimization. Working with both the clinical and regional operations teams, we were able to recognize areas for improved technological coverage as well as identify a number of centers for closure as the existing patient volume could be serviced with a smaller, lower cost configuration of centers. Going forward, we believe this dual operating and clinical structure will not only continue to help us focus on increasing operating leverage but also more quickly facilitate the penetration of advanced technology and treatment methods across our centers, which enhances our overall treatment mix as newer technologies and treatments replace those that are older and less effective. We believe benefits resulting from leveraging our network of centers will continue to grow as we expand the platform through strategic acquisitions and internally developed treatment centers.

        Continue to Lead in Clinical Excellence—For more than 20 years, we believe we have differentiated ourselves from other industry participants by proactively investing in a superior, research-driven clinical and technological infrastructure that has advanced our clinical treatment capabilities. As early as 1989, we founded, and still run, the only fully accredited privately-owned radiation therapy and dosimetry schools in the country. In addition, we have an affiliated physics program with the University of Pennsylvania. As a result, we have recruited, trained, certified and retained many highly-talented medical physicists, dosimetrists and radiation therapists. Further, we have consistently invested in industry-leading and revolutionary technologies, through partnerships with renowned research institutes, proprietary experimental research entities and other for-profit businesses. We have also, through our own research initiatives and resources, developed and implemented treatment technologies exclusive to the Company. For example, Gamma Function (more fully described above) is an in-house developed software tool that we use to measure the quality of radiation therapy delivered to our patients. Currently, we are exploring more formalized initiatives to use our vast amount of data to lead and support studies and programs measuring quality outcomes of various treatment protocols.

        Expand Through Acquisitions—Acquisitions are an important part of our expansion plan, and we have invested in unique tools and a substantial infrastructure to capitalize on acquisition opportunities. We will seek to enter new local markets and grow our existing markets through the acquisition of established treatment centers with leading radiation oncologists, meaningful local market share and significant growth prospects. The foundation of our acquisition strategy is the implementation of our proven operating model at each of our newly acquired treatment centers. This includes upgrading existing equipment and technologies where applicable, enhancing treatment mix, introducing advanced therapies and services, providing clinical expertise and enabling our new physicians and patients to access our broad network of centers, contracts and resources. For example, our existing physicians and clinical experts are often able to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT and IGRT, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased profitability and improved patient care. We are currently considering a number of acquisition opportunities, some of which could be material.

        Develop New Treatment Centers in Existing and New Markets—We plan to develop treatment centers to expand our existing local markets and selectively enter new local markets. As of September 30, 2010, we have one replacement de novo treatment center under development. We have significant experience in the design and construction of radiation treatment centers, having internally developed 26 treatment centers since the beginning of 2003. In 2009, we opened de novo treatment centers in Hammonton, New Jersey; Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Gilbert, Arizona; Providence, Rhode Island and Yucca Valley, California, and in the first nine months of 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. We evaluate potential expansion into new and existing local markets based on demographic characteristics, pre-existing relationships with physicians or hospitals, the competitive landscape and the payer and regulatory environments. Our newly-developed treatment centers typically achieve positive cash flow within six to fifteen months after opening, depending upon whether it is an existing or new market, and the use of third party organizations minimizes our up front capital requirements. We may also from time to time enter new local markets through strategic alliances and joint ventures.

        Expand Through Affiliations with Other Oncologists and Specialists—In select local markets, it may be advantageous to affiliate with physicians in medical specialties that are not primarily focused on radiation oncology, but are involved in the continuum of care for cancer patients. We may pursue these affiliations when opportunities arise to provide our patients with a more comprehensive treatment team to better target and treat tumors. In these instances, we believe we can further strengthen both our clinical working relationships and our standing within the local medical community. We currently operate as a multi-specialty group practice in a limited number of our markets, principally with other oncologists, including gynecological and surgical oncologists, and in ten local markets with urologists.

 Recent Developments

        We are considering the acquisition of Medical Developers, LLC. In connection with such acquisition, we would purchase the remaining 67% interest in Medical Developers, LLC. We would also purchase an additional 61% interest in the Guatemalan joint venture in which we currently own a 19% interest. See "Unaudited Pro Forma Condensed Combined Financial Information of Radiation Therapy Services Holdings, Inc." and "Certain Relationships and Related Party Transactions." We have not entered into a definitive agreement with respect to this acquisition, and there can be no assurance that this acquisition will be completed as contemplated or at all. The aggregate purchase price for this acquisition would be approximately $79.5 million.

Our Sponsor

        Founded in 1988, Vestar is a leading global private equity firm specializing in management buyouts and growth capital investments. Vestar's investment in the Company was funded by Vestar Capital Partners V, L.P., a $3.7 billion fund which closed in 2006, and affiliates.

        Since the firm's founding, Vestar has completed approximately 65 investments in the United States and Europe in companies with total value of approximately $30 billion. These companies have varied in size and geography and span a broad range of industries including healthcare, an area in which Vestar's principals have had meaningful experience. The firm's strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal of building long-term investment value.

        Vestar currently manages funds totaling $7 billion and has offices in New York, Denver, Boston, Milan, Munich, and Paris. See "Certain Relationships and Related Party Transactions," "Security Ownership of Certain Beneficial Owners and Management" and the documents referred to herein for more information with respect to our relationship with Vestar.

Organizational Structure

        The following chart summarizes our organizational structure and our principal indebtedness.

(1)
Vestar and its affiliates beneficially own approximately 57% of the outstanding Class A voting equity units of Radiation Therapy Investments, LLC ("RT Investments"), the sole stockholder of Parent, and its co-investors beneficially own approximately 26% of the outstanding Class A voting equity units of RT Investments. Vestar and its affiliates control, and may be deemed to beneficially own, approximately 83% of the Class A voting equity units of RT Investments through its ability to directly or indirectly control its co-investors. In addition, management as a group, including a former director and executive officer, beneficially owns approximately 17% of the outstanding Class A voting equity units of RT Investments. See "Security Ownership of Certain Beneficial Owners and Management." We refer to limited liability company interests in RT Investments as "equity units."

(2)
The Exchange Notes will be guaranteed on a senior subordinated basis by Parent and each existing and future direct and indirect domestic subsidiary that is a guarantor under our senior secured credit facilities, subject to certain exceptions as described in this prospectus.

(3)
Our senior secured credit facilities consist of a senior secured term loan facility and a senior secured revolving credit facility. As of September 30, 2010, there was $263.8 million aggregate principal amount outstanding under our senior secured term loan facility and $0.0 million in aggregate principal amount outstanding under our senior secured revolving credit facility (excluding issued but undrawn letters of credit). See "Description of Other Indebtedness."

The Exchange Offer

        On April 20, 2010, we sold, through a private placement exempt from the registration requirements of the Securities Act, $310,000,000 of our 9 7/8% Senior Subordinated Notes due 2017, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the "SEC") and to complete the exchange offer within 365 days after the issue date of the Old Notes. We refer to the notes to be registered under this exchange offer registration statement as "Exchange Notes" and collectively with the Old Notes, we refer to them as the "notes" in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings "—Summary of Exchange Offer," "Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Notes.

Securities Offered	$310.0 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017.
Exchange Offer

We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in integral principal multiples of $1,000. The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire 5:00 p.m., New York City time, on                  , 2010, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales

We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

• you acquire the Exchange Notes in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act; and
• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "Exchange Offer—Conditions to the Exchange Offer.

Procedures for Tendering Old Notes held in the Form of Book-Entry Interests

The Old Notes were issued as global securities and were deposited upon issuance with Wells Fargo Bank, National Association which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company ("DTC").

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "Exchange Offer." Your outstanding Old Notes must be tendered in multiples of $1,000.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent's account at DTC, under the procedure described in this prospectus under the heading "Exchange Offer," on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer.
Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

        If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of Exchange Notes—Registration Rights."

Description of Exchange Notes

Issuer	Radiation Therapy Services, Inc., a Florida corporation.
Notes Offered	$310.0 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017.
Maturity Date	The Exchange Notes will mature on April 15, 2017.
Interest Payment Dates	April 15 and October 15, beginning on April 15, 2011.
Guarantees

The Exchange Notes will be guaranteed on an unsecured senior subordinated basis by Parent and each of our existing and future direct and indirect domestic subsidiaries that is a guarantor under our senior secured credit facilities. If we fail to make payments on the notes, our guarantors must make them instead.

Ranking	The Exchange Notes will be our unsecured senior subordinated obligations and will:
• be subordinated in right of payment to our existing and future senior debt, including our senior secured credit facilities;
• rank equally in right of payment to all of our future senior subordinated debt;

•       rank effectively junior to all of our existing and future secured debt (including our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any of our subsidiaries that is not a guarantor of the Exchange Notes; and

• rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes.
Similarly, the Exchange Note guarantees will be unsecured senior subordinated obligations of the guarantors and will:
• be subordinated in right of payment to all of the applicable guarantor's existing and future senior debt, including such guarantor's guarantee under our senior secured credit facilities;
• rank equally in right of payment to all of the applicable guarantor's future senior subordinated debt;

•       be effectively junior to all of the applicable guarantor's existing and future secured debt (including such guarantor's guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Exchange Notes; and

•       rank senior in right of payment to all of the applicable guarantor's future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Exchange Notes.

Optional Redemption

We may redeem some or all of the Exchange Notes at any time on or after April 15, 2014, at the redemption prices set forth under "Description of Exchange Notes—Redemption—Optional Redemption" plus accrued interest on the Exchange Notes to the date of redemption.

At any time prior to April 15, 2014, we may redeem the Exchange Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest to the redemption date and a "make-whole" premium. See "Description of Exchange Notes—Redemption—Optional Redemption."

In addition, we may redeem up to 35% of the original principal amount of the Exchange Notes using the new cash proceeds of certain equity offerings completed on or before April 15, 2013. See "Description of Exchange Notes—Redemption—Optional Redemption."

Change of Control

Upon the occurrence of a change of control, you will have the right, as holders of the Exchange Notes, to require us to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See "Description of Exchange Notes—Change of Control."

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:
• incur additional debt or issue preferred shares;
• pay dividends on or make distributions in respect of our equity interest or make other restricted payments;
• sell certain assets;
• create liens on certain assets to secure debt;
• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
• enter into certain transactions with our affiliates; and
• designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important limitations and exceptions. See "Description of Exchange Notes—Certain Covenants."

No Public Market

The Exchange Notes will be new securities for which there is currently no market. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or included in any automated quotation system. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer.
Risk Factors	See "Risk Factors" for a discussion of factors you should consider carefully before deciding to invest in the notes.

Corporate Information

        Our principal executive offices are located at 2270 Colonial Boulevard, Fort Myers, Florida 33907 and our telephone number is (239) 931-7275. Our website can be found on the Internet at www.rtsx.com. Information on our website is not deemed to be a part of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth our summary historical consolidated financial and other data as of and for the dates indicated. The summary historical consolidated financial and other data presented below for the year ended December 31, 2007 (Predecessor), the period from January 1 to February 21, 2008 (Predecessor), the period from February 22 to December 31, 2008 (Successor) and the year ended December 31, 2009 (Successor) are derived from our audited consolidated financial statements, included elsewhere in this prospectus. The summary historical consolidated financial and other data presented below for the nine months ended September 30, 2009 and 2010 (Successor) are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010.

        As a result of the purchase accounting treatment applied for the Merger, our audited consolidated financial statements include the consolidated accounts of the Successor as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the 313-day period ended December 31, 2008. For dates prior to February 22, 2008, our audited consolidated financial statements are of the Predecessor. These statements have been prepared using the Predecessor's basis in the assets and liabilities and the historical results of operations for periods prior to the Merger. Periods on and subsequent to February 22, 2008 have been prepared using our basis in the assets and liabilities acquired in the purchase transaction.

        The summary historical consolidated financial and other data presented below includes the unaudited year ended December 31, 2008 (Combined) financial data, which was derived by combining our audited consolidated financial statements from the Predecessor period financial data with the audited consolidated financial statements from the Successor period financial data. This presentation is not consistent with GAAP, and may yield results that are not strictly comparable on a period-to-period basis. Such results are not necessarily indicative of what the results for the full fiscal year 2008 would have been had the Merger not occurred.

        The following summary historical consolidated financial and other data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and the accompanying notes and our unaudited condensed consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and the information under "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in this prospectus.

	Predecessor		Successor		Successor
				Combined
		Period from January 1 to February 21, 2008	Period from February 22 to December 31, 2008			Nine Months Ended September 30,
				Year Ended December 31, 2008 (unaudited)
	Year Ended December 31, 2007				Year Ended December 31, 2009
						2009	2010
	(dollars in thousands)
						(unaudited)
Statement of Operations Data:
Net patient service revenue	$381,586	$76,927	$413,305	$490,232	$517,646	$390,908	$400,587
Other revenue	8,595	1,179	5,864	7,043	6,838	5,292	5,853

Total revenues	390,181	78,106	419,169	497,275	524,484	396,200	406,440
Salaries and benefits	203,408	42,209	206,159	248,368	259,532	196,570	205,975
Medical supplies	12,982	2,924	32,545	35,469	45,361	34,901	31,512
Facility rent expense	10,877	2,269	13,783	16,052	22,106	16,639	19,955
Other operating expenses	17,896	3,102	17,027	20,129	24,398	18,405	20,133
General and administrative expenses	45,656	20,340	43,393	63,733	54,537	41,769	46,438
Depreciation and amortization	25,776	5,347	32,609	37,956	46,416	34,242	34,233
Provision for doubtful accounts	9,648	3,789	17,896	21,685	12,871	11,896	8,387
Interest expense, net	19,726	4,721	55,100	59,821	62,502	47,093	44,603
Loss of sale of assets of a radiation treatment center	—	—	—	—	—	—	1,903
Gain on sale of interest in a radiation practice	—	—	(3,113)	(3,113)	—	—	—
Termination of professional services agreement	—	—	7,000	7,000	—	—	—
Loss on sale of real estate	—	—	1,036	1,036	—	—	—
Early extinguishment of debt	—	3,688	—	3,688	—	—	10,947
Impairment loss	1,568	—	—	—	3,474	—	—

Total expenses	347,537	88,389	423,435	511,824	531,197	401,515	424,086
Income (loss) before income taxes	42,644	(10,283)	(4,266)	(14,549)	(6,713)	(5,315)	(17,646)
Income tax expense (benefit)	15,525	570	(1,413)	(843)	1,002	(1,158)	(6,148)

Net income (loss)	27,119	(10,853)	(2,853)	(13,706)	(7,715)	(4,157)	(11,498)
Net income attributable to non-controlling interest	(1,211)	(19)	(2,483)	(2,502)	(1,835)	(1,202)	(1,657)

Net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder	$25,908	$(10,872)	$(5,336)	$(16,208)	$(9,550)	$(5,359)	$(13,155)

	As of December 31,			As of September 30,
	2007 (Predecessor)	2008 (Successor)	2009 (Successor)	2009 (Successor)	2010 (Successor)
	(dollars in thousands)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$10,310	$49,168	$32,958	$27,185	$20,257
Working capital(1)	67,946	93,935	49,970	74,257	36,591
Total assets	582,096	1,405,940	1,379,225	1,414,035	1,349,481
Total debt	305,159	577,444	549,059	567,370	592,663
Total equity	176,492	629,171	622,007	625,488	610,355

	Predecessor	Combined	Successor
				Nine Months Ended September 30,
	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009
				2009	2010
		(unaudited)
				(unaudited)
	(dollars in thousands)
Cash Flow Data:
Cash flows provided by (used in)
Operating activities	$36,157	$64,158	$71,392	$43,290	$43,739
Investing activities	(114,870)	(88,417)	(54,172)	(51,664)	(76,631)
Financing activities	73,610	63,117	(33,430)	(13,609)	20,461
Capital expenditures(2)	60,840	48,673	37,506	34,505	37,951

	Predecessor	Combined	Successor
				Nine Months Ended September 30,
	Year Ended December 31, 2007 (unaudited)	Year Ended December 31, 2008 (unaudited)	Year Ended December 31, 2009 (unaudited)
				2009 (unaudited)	2010 (unaudited)
Other Data:
Treatment centers—freestanding, at period end	75	87	90	94	92
Treatment centers—hospital/other groups, at period end	10	10	7	7	7

	85	97	97	101	99

Number of regions, at period end	6	6	8	8	8

Number of local markets, at period end	27	28	28	28	28

Number of treatment days	255	256	255	191	191
Total RVUs—freestanding centers	8,438,973	10,321,611	10,818,119	8,129,515	8,154,721
RVUs per day—freestanding centers	33,094	40,319	42,424	42,563	42,695

(1)
Working capital is calculated as current assets minus current liabilities.

(2)
Capital expenditures include cash paid for purchases of property and equipment from our investing activities, and amounts financed through capital lease arrangements, exclusive of the purchase of radiation treatment centers and other medical practices.

	Predecessor				Successor
Successor
				Period from January 1 to February 21, 2008	Period from February 22 to December 31, 2008	Combined
Nine Months Ended September 30, 2010
	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007			Year Ended December 31, 2008	Year Ended December 31, 2009
(dollars in thousands) (unaudited)
Ratio of earnings to fixed charges(a)	6.17x	4.70x	2.95x	—	—	—	—	—
Deficiency to cover fixed charges(b)	—	—	—	10,341	6,631	16,972	9,128	19,536

(a)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness including amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor.

(b)
Coverage deficiency represents the amounts by which earnings were insufficient to cover fixed charges.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer and Holding the Exchange Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have, and upon consummation of the exchange offer, we will continue to have $592.7 million of total debt outstanding and approximately $74.5 million of additional borrowing available under our senior secured credit facilities (excluding issued and undrawn letters of credit). Subject to the limits contained in the indenture governing the notes and our senior secured credit facilities, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

  •
  placing us at a disadvantage compared to other, less leveraged competitors; and

  •
  increasing our cost of borrowing.

        Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We will have the right to incur substantial additional indebtedness in the future. The terms of our senior secured credit facilities and the indenture governing our notes restrict, but do not in all circumstances, prohibit us from doing so. All existing and future borrowings under our senior secured credit facilities will rank senior to the notes. Under the instruments governing our debt, we are permitted to incur substantial additional debt that ranks equal with the notes. Any additional debt may be governed by indentures or other instruments containing covenants that could place restrictions on the operation of our business and the execution of our business strategy in addition to the restrictions on our business already contained in the agreements governing our existing debt. Because any decision to issue debt securities or enter into new debt facilities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future debt financings and whether we may be required to accept unfavorable terms for any such financings.

Your right to receive payments on the notes will be junior to the rights of the lenders under our senior secured credit facilities and all of our other senior debt and any of our future senior debt.

        The notes will be unsecured senior subordinated obligations that will rank junior in right of payment to all of our existing and future senior indebtedness. We have, and upon consummation of the exchange offer, we will continue to have approximately $292.6 million of senior indebtedness outstanding.

        We may not pay principal, premium, if any, interest or other amounts on account of the notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including the senior notes and borrowings under our senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to certain of our senior indebtedness, we may not be permitted to pay any amount on account of the notes for a designated period of time.

        Because of the subordination provisions in the notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the notes until we have made all payments in cash on our senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes, including payments of principal or interest when due.

The notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

        The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. The indenture governing the notes and our senior secured credit facilities will permit our non-guarantor subsidiaries to incur additional indebtedness, and under certain circumstances such indebtedness could be substantial. In addition, the indenture will not limit the transfer of funds to, or the making of investments in, our non-guarantor subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the nine months ended September 30, 2010, the subsidiaries that are not guaranteeing the notes had total revenues of approximately $109.3 million, held $73.0 million of our total assets and had $18.8 million of liabilities. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The indenture governing the notes and our senior secured credit facilities impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

        The indenture governing the notes and our senior secured credit facilities imposes significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

  •
  incur additional indebtedness or enter into sale and leaseback obligations;

  •
  pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock;

  •
  make certain capital expenditures;

  •
  make certain investments or other restricted payments;

  •
  place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

  •
  engage in transactions with equityholders or affiliates;

  •
  sell certain assets or merge with or into other companies;

  •
  guarantee indebtedness; and

  •
  create liens.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

        Upon the occurrence of specific kinds of change of control events, the indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our senior secured credit facilities and our other senior debt may not allow us to repurchase the notes upon a change of control. If we could not refinance such senior debt or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes—Change of Control."

        It is also possible that the events that constitute a change of control under the indenture could also be an event of default under our senior secured credit facilities. These events may permit the lenders under our senior secured credit facilities to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the notes pursuant to a change of control offer and repay certain amounts outstanding under our senior secured credit facilities if such indebtedness is accelerated, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

There is no established trading market and we do not know if a market will develop for the notes, which may reduce their market price.

        The Exchange Notes are a new issue of securities and there is no established trading market for them, or for the Old Notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making in the notes at any time, in their sole discretion. You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the Old Notes for the Exchange Notes;

  •
  the interest of securities dealers in making a market for the Exchange Notes; and

  •
  the market for similar securities.

        In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance to tendering holders of the Old Notes in the exchange offer, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion below under the caption "Exchange Offer—Consequences of Failure to Exchange."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

        Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent's account at DTC, as depositary, including an Agent's Message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "Exchange Offer—Procedures for Tendering Old Notes" and "Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under Title 11 of the United States Code, as amended (the "Bankruptcy Code") after the issuance of the notes, the claims by any holder of notes for the principal amount of the notes may be limited to an amount equal to the sum of: the original issue price for the notes and that unpaid portion of any original issue discount ("OID") that does not constitute "unmatured interest" for purposes of the Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

We are indirectly owned and controlled by Vestar and its interests may conflict with yours as a creditor.

        Vestar indirectly controls approximately 83% of the Class A voting equity units of RT Investments, which controls Parent, and which in turn controls the Company. As a result, they have the power to elect a majority of the Company's board of directors and effectively have control over major decisions regardless of whether noteholders believe that any such decisions are in their own best interests. The interests of Vestar as an equity holder may conflict with your interests as a noteholder. Vestar may have an incentive to increase the value of their investment or cause us to distribute funds at the expense of our financial condition and affect our ability to make payments on the notes. In addition, Vestar may have an interest in pursuing acquisitions, divestitures, financings or other transactions that it believes could enhance its equity investments even though such transactions might involve risks to you as a noteholder.

Risks Related to Our Business

We depend on payments from government Medicare and, to a lesser extent, Medicaid programs for a significant amount of our revenue. Our business could be materially harmed by any changes that result in reimbursement reductions.

        Our payer mix is concentrated with Medicare patients due to the high proportion of cancer patients over the age of 65. We estimate that approximately 51%, 47%, 44% and 47% of our net patient service revenue for the twelve months ended December 31 2007, 2008, 2009 and for the nine months ended September 30, 2010, respectively, consisted of payments from Medicare and Medicaid. Only a small percentage of that revenue resulted from Medicaid payment. These government programs generally reimburse us on a fee-for-service basis based on predetermined government reimbursement rate schedules. As a result of these reimbursement schedules, we are limited in the amount we can record as revenue for our services from these government programs. The Centers for Medicare & Medicaid Services ("CMS") can change these schedules and therefore the prices that the agency pays for these services. In addition, if our operating costs increase, we will not be able to recover these costs from government payers. As a result, our financial condition and results of operations may be adversely affected by changes in reimbursement for Medicare reimbursement. Various state Medicaid programs also have recently reduced Medicaid payments to providers based on state budget reductions. Although Medicaid reimbursement encompasses only a small portion of our business, there can be no certainty as to whether Medicaid reimbursement will increase or decrease in the future and what affect, if any, this will have on our business.

        In July 2009, in response to a study of diagnostic imaging by the Medicare Payment Advisory Commission, CMS initially proposed that 2010 Medicare reimbursement rates for radiation oncology be significantly reduced, primarily caused by increasing the assumed equipment utilization factors from 50% to 90% for equipment with a cost of $1 million or greater which includes both diagnostic imaging and radiation oncology. The final 2010 Medicare rates promulgated by CMS applied such increased equipment utilization factor only to diagnostic imaging, and therefore, did not impact radiation oncology. CMS in its 2011 Medicare Physician Fee Schedule posted November 2, 2010, similarly does not revise the equipment utilization factor for radiation oncology. There can be no assurance, however, that CMS will not revisit radiation oncology's equipment utilization assumption at some time in the future or that any resulting adjustment to the rates paid to radiation oncology services will not be material.

        Medicare reimbursement rates for all procedures under Medicare are determined by a formula which takes into account a conversion factor ("CF") which is updated on an annual basis based on the sustainable growth rate ("SGR"). In 2010, the CF was scheduled to decrease 21.2% from its rate in 2009. Congress has, however, passed several pieces of legislation during 2010 to suspend the reduction through November 30, 2010, most recently pursuant to the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 ("H.R. 3962") signed into law on June 25, 2010. H.R. 3962 also provides an increase of 2.2% to the CF retrospective to June 1, 2010 and extending through November 30, 2010. On November 2, 2010, CMS released its final 2011 Medicare Physician Fee Schedule, which calculates a total reduction of 24.9% to be effective as of January 1, 2011. Accordingly, unless Congress acts to delay or amend this result, the CF is scheduled to decrease by 21.2% beginning December 1, 2010 (as compared to the 2009 CF that remained in place through May 2010), and by a total of 24.9% beginning January 1, 2011. On November 18, 2010, the Senate passed "The Physician Payment and Therapy Relief Act of 2010," which would postpone the 21.2% reduction until January 1, 2011 if this bill also passes the House and is signed by President Obama. If future reductions to the SGR are not suspended temporarily or through a permanent "doctor fix", the decrease in the related conversion factor will have a significant adverse impact on our business.

Reforms to the United States healthcare system may adversely affect our business.

        National healthcare reform remains a focus at the federal level. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010 (collectively, the "Health Care Reform Act"). The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans.

        A significant portion of our patient volume is derived from government healthcare programs, principally Medicare, which are highly regulated and subject to frequent and substantial changes. We anticipate the Health Care Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal healthcare programs, and reimbursement changes, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. We can give no assurance that the Health Care Reform Act will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform would affect our business.

If payments by managed care organizations and other commercial payers decrease, our revenue and profitability could be adversely affected.

        We estimate that approximately 47%, 52%, 55% and 51% of our net patient service revenue for the twelve months ended December 31 2007, 2008, 2009 and for the nine months ended September 30, 2010 respectively, was derived from commercial payers such as managed care organizations and private health insurance programs as well as individuals. As of December 31, 2009, we have over 1,200 contracts with commercial payers. These commercial payers generally pay us for the services rendered to an insured patient based upon predetermined rates. Managed care organizations typically pay at lower rates than private health insurance programs. While commercial payer rates are generally higher than government program reimbursement rates, commercial payer rates are based in part on Medicare reimbursement rates and when Medicare rates are lowered, commercial rates are often lowered as well. If managed care organizations and other private insurers reduce their rates or we experience a significant shift in our revenue mix toward certain additional managed care payers or Medicare or Medicaid reimbursements, then our revenue and profitability may decline and our operating margins will be reduced. Nongovernment payers, including managed care payers, continue to demand discounted fee structures, and the trend toward consolidation among nongovernment payers tends to increase their bargaining power over fee structures. Our future success will depend, in part, on our ability to retain and renew our managed care contracts as well as enter into new managed care contracts on terms favorable to us. Any inability to maintain suitable financial arrangements with commercial payers could have a material adverse impact on our business.

Our overall business results may suffer from the economic downturn.

        The United States economy has weakened significantly. Depressed consumer spending and higher unemployment rates continue to pressure many industries and geographic locations. During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits may force federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our treatment centers. Other risks we face from general economic weakness include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective procedures as well as routine diagnostic examinations, potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient co-payment and deductible receivables.

Due to the rising costs of managed care premiums and co-pay amounts, coupled with the current economic environment, we may realize an increased exposure to bad debt due to patients' inability to pay for certain forms of cancer treatment.

        As more patients become uninsured as a result of job losses or receive reduced coverage as a result of cost-control measures by employers to offset the increased costs of managed care premiums, patients are becoming increasingly responsible for the rising costs of treatment, which is increasing our exposure to bad debt. This also relates to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding. The shifting responsibility to pay for care has, in some instances, resulted in patients electing not to receive certain forms of cancer treatment.

        In response to this environment, we have improved our processes associated with verification of insurance eligibility and patient responsibility payment programs. In addition, we have improved our patient financial counseling efforts and developed tools to monitor our progress in this area. However, a continuation of the trends that have resulted in an increasing proportion of accounts receivable being comprised of uninsured accounts and a deterioration in the collectability of these accounts will adversely affect our cash flows and results of operations.

We depend on recruiting and retaining radiation oncologists and other qualified healthcare professionals for our success.

        Our success is dependent upon our continuing ability to recruit, train and retain or affiliate with radiation oncologists, physicists, dosimetrists and radiation therapists. While there is currently a national shortage of these healthcare professionals, we have not experienced significant problems attracting and retaining key personnel and professionals in the recent past. We face competition for such personnel from other healthcare providers, research and academic institutions, government entities and other organizations. In the event we are unable to recruit and retain these professionals, such shortages could have a material adverse effect on our ability to grow. Additionally, many of our senior radiation oncologists, due to their reputations and experience, are very important in the recruitment and education of radiation oncologists. The loss of any such senior radiation oncologists could negatively impact us.

        Most of our approximately 100 radiation oncologists are employed under employment agreements which, among other things, provide that the radiation oncologists will not compete with us (or the professional corporations contracting with us) for a period of time after their employment terminates. Such covenants not to compete are enforced to varying degrees from state to state. In most states, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. It is unclear whether our interests under our administrative services agreements will be viewed by courts as the type of protected business interest that would permit us or the professional corporations to enforce a non-competition covenant against the radiation oncologists. Since our success depends in substantial part on our ability to preserve the business of our radiation oncologists, a determination that these provisions are unenforceable could have a material adverse effect on us.

We depend on our senior management and we may be materially harmed if we lose any member of our senior management.

        We are dependent upon the services of our senior management, especially Daniel E. Dosoretz, M.D., our Chief Executive Officer, President and a director on the Company's board of directors, Daniel H. Galmarini, our Chief Technology Officer, Constantine A. Mantz, M.D., our Senior Vice President of Clinical Operations, and Eduardo Fernandez, M.D. Ph.D., Senior Vice President, Director of Regional Operations. We have entered into executive employment agreements with certain members of our senior management, including Dr. Dosoretz. Because these members of our senior management team have been with us for over 10 years and have contributed greatly to our growth, their services would be very difficult, time consuming and costly to replace. We carry key-man life insurance on Dr. Dosoretz. The loss of key management personnel or our inability to attract and retain qualified management personnel could have a material adverse effect on us. A decision by any of these individuals to leave our employ, to compete with us or to reduce their involvement, could have a material adverse effect on our business.

We may not be able to grow our business effectively or successfully implement our growth plans if we are unable to recruit additional management and other personnel.

        Our ability to continue to grow our business effectively and successfully implement our growth strategy is highly dependent upon our ability to attract and retain qualified management employees and other key employees. We believe there are a limited number of qualified people in our business and the industry in which we compete. As such, there can be no assurance that we will be able to identify and retain the key personnel that may be necessary to grow our business effectively or successfully implement our growth strategy. If we are unable to attract and retain talented personnel it could limit our ability to grow our business.

The radiation therapy market is highly competitive.

        Radiation therapy is a highly competitive business in each market in which we operate. Our treatment centers face competition from hospitals, other medical practitioners and other operators of radiation treatment centers. There is a growing trend of physicians in specialties other than radiation oncology, such as urology, entering the radiation treatment business. If this trend continues it could harm our referrals and our business. Certain of our competitors have longer operating histories and greater financial and other resources than us. In addition, in states that do not require a certificate of need for the purchase, construction or expansion of healthcare facilities or services, competition in the form of new services, facilities and capital spending is more prevalent. If our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our centers, we may experience an overall decline in patient volume. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to affiliate with or employ additional radiation oncologists on terms that are favorable to us.

We could be the subject of governmental investigations, claims and litigation.

        Healthcare companies are subject to numerous investigations by various governmental agencies. Further, under the False Claims Act, private parties have the right to bring "qui tam", or "whistleblower", suits against companies that knowingly submit false claims for payments to, or improperly retain overpayments from, the government. The False Claims Act imposes penalties of not less than $5,500 and not more than $11,000, plus three times the amount of damages which the government sustains because of the submission of a false claim. In addition, if we are found to have violated the False Claims Act, we could be excluded from participation in Medicare, Medicaid and other federal healthcare programs. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and other facilities may receive, inquiries from federal and state agencies related to potential False Claims Act liability. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

        Governmental agencies and their agents, such as the Medicare Administrative Contractors, fiscal intermediaries and carriers, as well as the OIG, CMS and state Medicaid programs, conduct audits of our healthcare operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a material adverse effect on our financial position, results of operations and liquidity.

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 ("MMA") established the Recovery Audit Contractor ("RAC") three-year demonstration program to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. The Tax Relief and Health Care Act of 2006 made the RAC program permanent and mandated its nationwide expansion by 2010. CMS has awarded contracts to four RACs that are implementing the permanent RAC program on a nationwide basis. In addition, CMS employs Medicaid Integrity Contractors ("MICs") to perform post-payment audits of Medicaid claims and identify overpayments. Throughout 2010, MIC audits will continue to expand. In addition to MICs, several other contractors, including the state Medicaid agencies, have increased their review activities. Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, our financial position and our results of operations could be negatively impacted.

We may be subject to actions for false claims, which could harm our business, if we do not comply with government coding and billing rules.

        If we fail to comply with federal and state documentation, coding and billing rules, we could be subject to criminal and/or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could harm us. We estimate that approximately 51%, 47%, 44% and 47% of our net patient service revenue for the twelve months ended December 31 2007, 2008, 2009 and for the nine months ended September 30, 2010, respectively, consisted of payments from Medicare and Medicaid programs. In billing for our services to third-party payers, we must follow complex documentation, coding and billing rules. These rules are based on federal and state laws, rules and regulations, various government pronouncements, and on industry practice. Failure to follow these rules could result in potential criminal or civil liability under the False Claims Act, under which extensive financial penalties can be imposed. It could further result in criminal liability under various federal and state criminal statutes. We submit thousands of claims for Medicare and other payments and there can be no assurance that there have not been errors. While we carefully and regularly review our documentation, coding and billing practices as part of our compliance program, the rules are frequently vague and confusing and we cannot assure that governmental investigators, private insurers or private whistleblowers will not challenge our practices. Such a challenge could result in a material adverse effect on our business.

If we fail to comply with the federal anti-kickback statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could materially harm us.

        A provision of the Social Security Act, commonly referred to as the federal anti-kickback statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The federal anti-kickback statute is very broad in scope, as remuneration includes the transfer of anything of value, in cash or in kind. Financial relationships covered by this statute can include any relationship where remuneration is provided for referrals including payments not commensurate with fair market value, whether in the form of space, equipment leases, professional or technical services or anything else of value. As it is an "intent-based" statute, as detailed in federal court precedent, one or both parties must intend the remuneration to be in exchange for or to induce referrals. Violations of the federal anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs. This participation exclusion, if applied to us or one or more of our subsidiaries or affiliates, could result in significant reductions in our revenues and could have a material adverse effect on our business.

        In addition, most of the states in which we operate, including Florida, have also adopted laws, similar to the federal anti-kickback statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of whether the source of payment is a government payer or a private payer. These statutes typically impose criminal and civil penalties as well as loss of licenses.

        Under a provision of the federal Civil Monetary Penalties Law, civil monetary penalties (and exclusion) may be imposed on any person who offers or transfers remuneration to any patient who is a Medicare or Medicaid beneficiary, when the person knows or should know that the remuneration is likely to induce the patient to receive medical services from a particular provider. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. We have reviewed our practices of providing services to our patients, and have structured those services in a manner that we believe complies with the law and its interpretation by government authorities. We cannot provide assurances, however, that government authorities will not take a contrary view and impose civil monetary penalties and exclude us for past or present practices.

If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenue.

        We are subject to the federal Stark Law, as well as similar state statutes and regulations, which bans payments for designated health services ("DHS") rendered as a result of referrals by physicians to DHS entities with which the physicians (or immediate family members) have a financial relationship. DHS includes but is not limited to radiation therapy, radiology and laboratory services. A "financial relationship" includes investment and compensation arrangements, both direct and indirect. The regulatory framework of the Stark Law is to first prohibit all referrals from physicians to entities for Medicare DHS and then to except certain types of arrangements from that broad general prohibition.

        State self-referral laws and regulations vary significantly based on the state and, in many cases, have not been interpreted by courts or regulatory agencies. These state laws and regulations can encompass not only services reimbursed by Medicaid or government payers but also private payers. Violation of these federal and state laws and regulations may result in prohibition of payment for services rendered, loss of licenses, $15,000 civil monetary penalties for specified infractions, $100,000 for a circumvention scheme, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability, including via "qui tam" action, of not less than $5,500 and not more than $11,000, plus three times the amount of damages that the government sustains because of an improperly submitted claim. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all "tainted" referrals.

        Our compensation and other financial arrangements with physicians are governed by the federal Stark Law. We rely on certain exceptions to the Stark Law, including those covering employees and in-office ancillary services, and the exclusion of certain requests by radiation oncologists for radiation therapy services from the definition of "referral." In a limited number of markets, we have relationships with non-radiation oncology physicians such as surgical and gynecological oncologists and urologists that are members of a group practice with our radiation oncologists and we rely on the Stark group practice definition and rules with respect to such relationships.

        The Health Care Reform Act also imposes new disclosure requirements, including one such requirement on referring physicians under the federal Stark Law to inform patients that they may obtain certain imaging services (e.g. magnetic resonance imaging ("MRI"), computed tomography ("CT") and positron emission tomography ("PET")) or other designated health services as specified by the Secretary in the future from a provider other than that physician, his or her group practice, or another physician in his or her group practice. To date, CMS has not indicated that these disclosure requirements will extend to radiation therapy referrals.

        While we believe that our financial relationships with physicians and referral practices are in compliance with applicable laws and regulations, we cannot guarantee that government authorities might take a different position. If we were found to be in violation of the Stark Law, we could be subject to civil and criminal penalties, including fines as specified above, exclusion from participation in government and private payer programs and requirements to refund amounts previously received from government and private payers.

        In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction's laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal payments under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenue or be excluded from participation in the Medicare, Medicaid or other governmental programs.

        Any change in interpretations or enforcement of existing or new laws and regulations could subject our current business practices to allegations of impropriety or illegality, or could require us to make changes in our treatment centers, equipment, personnel, services, pricing or capital expenditure programs, which could increase our operating expenses and have a material adverse effect on our operations or reduce the demand for or profitability of our services.

        Additionally, new federal or state laws may be enacted that would cause our relationships with our radiation oncologists or other physicians to become illegal or result in the imposition of penalties against us or our treatment centers. If any of our business arrangements with our radiation oncologists or other physicians in a position to make referrals of radiation therapy services were deemed to violate the federal anti-kickback statute or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our business would be adversely affected.

Our costs and potential risks have increased as a result of the regulations relating to privacy and security of patient information.

        There are numerous federal and state laws and regulations addressing patient information privacy and security concerns, including state laws related to identity theft. In particular, the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, as modified by Title XIII, subtitle D of the Health Information Technology for Economic and Clinical Health Act (collectively, "HIPAA") contain provisions that:

  •
  protect individual privacy by limiting the uses and disclosures of patient information;

  •
  require notifications to individuals, and in certain cases to government agencies and the media, in the event of a breach of unsecured protected health information;

  •
  require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

  •
  prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

        Compliance with these regulations requires us to spend money and substantial time and resources. We believe that we are in material compliance with the HIPAA regulations with which we are currently required to comply. If we fail to comply with the HIPAA regulations, we could suffer civil penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year and criminal penalties with fines up to $250,000 per violation. Our facilities could be subject to a periodic audit by the federal government, and enforcement of HIPAA violations may occur by either federal agencies or state attorneys general.

State law limitations and prohibitions on the corporate practice of medicine may materially harm our business and limit how we can operate.

        State governmental authorities regulate the medical industry and medical practices extensively. Many states have corporate practice of medicine laws which prohibit us from:

  •
  employing physicians;

  •
  practicing medicine, which, in some states, includes managing or operating a radiation treatment center;

  •
  certain types of fee arrangements with physicians;

  •
  owning or controlling equipment used in a medical practice;

  •
  setting fees charged for physician services;

  •
  controlling the content of physician advertisements;

  •
  billing and coding for services;

  •
  pursuing relationships with physicians and other referral sources; or

  •
  adding facilities and services.

        In addition, many states impose limits on the tasks a physician may delegate to other staff members. We have administrative services agreements in states that prohibit the corporate practice of medicine such as California, Massachusetts, Michigan, Nevada, New York and North Carolina. Corporate practice of medicine laws and their interpretation vary from state to state, and regulatory authorities enforce them with broad discretion. We have structured our agreements and services in those states in a manner that we believe complied with the law and its interpretation by government authorities. If, however, we are deemed to be in violation of these laws, we could be required to restructure or terminate our agreements which could materially harm our business and limit how we operate. In the event the corporate practice of medicine laws of other states would adversely limit our ability to operate, it could prevent us from expanding into the particular state and impact our growth strategy.

In certain states we depend on administrative services agreements with professional corporations, including related party professional corporations, and if we are unable to continue to enter into them or they are terminated, we could be materially harmed.

        Certain states, including California, Massachusetts, Michigan, Nevada, New York and North Carolina, have laws prohibiting business corporations from employing physicians. Our treatment centers in California, Massachusetts, Michigan, Nevada, New York and North Carolina, operate through administrative services agreements with professional corporations that employ the radiation oncologists who provide professional services at the treatment centers in those states. In 2007, 2008, 2009 and for the nine months ended September 30, 2010, $89.6 million, $116.4 million, $122.2 million and $89.3 million, respectively, of our net patient service revenue was derived from administrative services agreements, as opposed to $292.0 million, $373.8 million, $395.4 million and $311.3 million, respectively, from all of our other centers. The professional corporations in these states are currently owned by certain of our directors, executive officers and equityholders, who are licensed to practice medicine in those states. As we enter into new states that will require an administrative services agreement, there can be no assurance that a related party professional corporation, or any professional corporation, will be willing or able to enter into an administrative services agreement. Furthermore, if we enter into an administrative services agreement with an unrelated party there could be an increased risk of differences arising or future termination. We cannot assure you that a professional corporation will not seek to terminate an agreement with us on any basis, including on the basis of state laws prohibiting the corporate practice of medicine nor can we assure you that governmental authorities in those states will not seek termination of these arrangements on the same basis. While we have not been subject to such proceedings in the past, nor are we currently aware of any other corporations that are subject to such proceedings, we could be materially harmed if any state governmental authorities or the professional corporations with which we have an administrative services agreement were to succeed in such a termination.

Our business could be materially harmed by future interpretation or implementation of state laws regarding prohibitions on fee-splitting.

        Many states prohibit the splitting or sharing of fees between physicians and non-physicians, as well as between treating physicians and referral sources. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted certain types of fee arrangements in practice management agreements between entities and physicians as unlawful fee-splitting. We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, if government regulatory authorities were to disagree, we and our radiation oncologists could be subject to civil and criminal penalties, and we could be required to restructure or terminate our contractual and other arrangements, which would result in a loss of revenue and could result in less input into the business decisions of such practices. In addition, expansion of our operations to other states with certain types of fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, professional corporations and hospitals.

If we fail to comply with the laws and regulations applicable to our treatment center operations, we could suffer penalties or be required to make significant changes to our operations.

        Our treatment center operations are subject to many laws and regulations at the federal, state and local government levels. These laws and regulations require that our treatment centers meet various licensing, certification and other requirements, including those relating to:

  •
  qualification of medical and support persons;

  •
  pricing of services by healthcare providers;

  •
  the adequacy of medical care, equipment, personnel, operating policies and procedures;

  •
  clinic licensure and certificates of need;

  •
  maintenance and protection of records; or

  •
  environmental protection, health and safety.

        While we have structured our operations in a manner that we believe complies in all material respects with all applicable laws and regulations, we cannot assure you that government regulators will agree, given the breadth and complexity of such laws. If a government agency were to find that we are not in compliance with these laws, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, rejection of the payment of our claims, the loss of our licenses to operate and our ability to participate in government or private healthcare programs.

Our business may be harmed by technological and therapeutic changes.

        The treatment of cancer patients is subject to potential revolutionary technological and therapeutic changes. Future technological developments could render our equipment obsolete. We may incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. In addition, there may be significant advances in other cancer treatment methods, such as chemotherapy, surgery, biological therapy, or in cancer prevention techniques, which could reduce demand or even eliminate the need for the radiation therapy services we provide.

Our growth strategy depends in part on our ability to acquire and develop additional treatment centers on favorable terms. If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.

        We may be unable to identify, negotiate and complete suitable acquisition and development opportunities on reasonable terms. We began operating our first radiation treatment center in 1983, and provide radiation therapy at all of our treatment centers. We expect to continue to add additional treatment centers in our existing and new local markets. Our growth, however, will depend on several factors, including:

  •
  our ability to obtain desirable locations for treatment centers in suitable markets;

  •
  our ability to identify, recruit and retain or affiliate with a sufficient number of radiation oncologists and other healthcare professionals;

  •
  our ability to obtain adequate financing to fund our growth strategy; and

  •
  our ability to successfully operate under applicable government regulations.

        Growth through acquisitions is a primary component of our business strategy. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be material. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that we will be able to make acquisitions on terms favorable to us or at all. If we complete acquisitions, we will encounter various associated risks, including the possible inability to integrate an acquired business into our operations, goodwill impairment, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. See "Risk Factors—We may encounter numerous business risks in acquiring and developing additional treatment centers, and may have difficulty operating and integrating those treatment centers."

We may encounter numerous business risks in acquiring and developing additional treatment centers, and may have difficulty operating and integrating those treatment centers.

        Over the past three years we have acquired seven treatment centers and developed 17 treatment centers. When we acquire or develop additional treatment centers, we may:

  •
  be unable to successfully operate the treatment centers;

  •
  have difficulty integrating their operations and personnel;

  •
  be unable to retain radiation oncologists or key management personnel;

  •
  acquire treatment centers with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations;

  •
  experience difficulties with transitioning or integrating the information systems of acquired treatment centers;

  •
  be unable to contract with third-party payers or attract patients to our treatment centers; and/or

  •
  experience losses and lower gross revenues and operating margins during the initial periods of operating our newly-developed treatment centers.

        Larger acquisitions can substantially increase our potential exposure to business risks. Furthermore, integrating a new treatment center could be expensive and time consuming, and could disrupt our ongoing business and distract our management and other key personnel.

        We may from time to time explore acquisition opportunities outside of the United States when favorable opportunities are available to us. In addition to the risks set forth herein, foreign acquisitions involve unique risks including the particular economic, political and regulatory risks associated with the specific country, currency risks, the relative uncertainty regarding laws and regulations and the potential difficulty of integrating operations across different cultures and languages.

        We currently plan to continue to acquire and develop new treatment centers in existing and new local markets. We may not be able to structure economically beneficial arrangements in new markets as a result of healthcare laws applicable to such market or otherwise. If these plans change for any reason or the anticipated schedules for opening and costs of development are revised by us, we may be negatively impacted. There can be no assurance that these planned treatment centers will be completed or that, if developed, will achieve sufficient patient volume to generate positive operating margins. If we are unable to timely and efficiently integrate an acquired or newly-developed treatment center, our business could suffer. In addition, we may incur significant transaction fees and expenses even for potential transactions that are not consummated.

Efforts to regulate the construction, acquisition or expansion of healthcare treatment centers could prevent us from developing or acquiring additional treatment centers or other facilities or renovating our existing treatment centers.

        Many states have enacted certificate of need laws which require prior approval for the construction, acquisition or expansion of healthcare treatment centers. In giving approval, these states consider the need for additional or expanded healthcare treatment centers or services. In the states of Kentucky, Massachusetts, Michigan, North Carolina, Rhode Island, South Carolina and West Virginia in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters. Other states in which we now or may in the future operate may also require certificates of need under certain circumstances not currently applicable to us. We cannot assure you that we will be able to obtain the certificates of need or other required approvals for ongoing, additional or expanded treatment centers or services in the future. In addition, at the time we acquire a treatment center, we may agree to replace equipment or expand the acquired treatment center. If we are unable to obtain required approvals, we may not be able to acquire additional treatment centers or other facilities, expand the healthcare services we provide at these treatment centers or replace equipment or expand acquired treatment centers.

Our financial results may suffer if we have to write-off goodwill or other intangible assets.

        A significant portion of our total assets consist of goodwill and other intangible assets. Goodwill and other intangible assets, net of accumulated amortization, accounted for 66.2%, 66.6% and 69.9% of the total assets on our balance sheet as of December 31, 2008, 2009 and September 30, 2010, respectively. We may not realize the value of our goodwill or other intangible assets. We expect to engage in additional transactions that will result in our recognition of additional goodwill or other intangible assets. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of goodwill or other intangible assets may no longer be recoverable, and is therefore impaired. Under current accounting rules, any determination that impairment has occurred would require us to write-off the impaired portion of our goodwill or the unamortized portion of our intangible assets, resulting in a charge to our earnings. Such a write-off could have a material adverse effect on our financial condition and results of operations.

Our information systems are critical to our business and a failure of those systems could materially harm us.

        We depend on our ability to store, retrieve, process and manage a significant amount of information, and to provide our radiation treatment centers with efficient and effective accounting and scheduling systems. Our information systems require maintenance and upgrading to meet our needs, which could significantly increase our administrative expenses. We are currently upgrading multiple systems and migrating to other systems within our organization.

        Furthermore, any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues. Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of data, or cessations in the availability of systems, all of which could have a material, adverse effect on our financial position and results of operations and harm our business reputation.

        The performance of our information technology and systems is critical to our business operations. Our information systems are essential to a number of critical areas of our operations, including:

  •
  accounting and financial reporting;

  •
  billing and collecting accounts;

  •
  coding and compliance;

  •
  clinical systems;

  •
  medical records and document storage;

  •
  inventory management;

  •
  negotiating, pricing and administering managed care contracts and supply contracts; and

  •
  monitoring quality of care and collecting data on quality measures necessary for full Medicare payment updates.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

        As required by the American Recovery and Reinvestment Act of 2009, the DHHS has developed and is implementing an incentive payment program for eligible healthcare professionals that adopt and meaningfully use certified electronic health record ("EHR") technology. If our radiation treatment centers are unable to meet the requirements for participation in the incentive payment program, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in 2015, eligible healthcare professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

We are addressing a material weakness with respect to our internal controls.

        In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2009, our independent auditors identified a material weakness in internal controls relating to the preparation of the income tax accounts. While we have taken steps and will take further steps in the near future to remediate such internal control weakness, there can be no assurance that we will not identify control deficiencies in the future or that such deficiencies will not have a material impact on our operating results or financial statements.

A significant number of our treatment centers are concentrated in certain states, particularly Florida, which makes us sensitive to regulatory, economic and other conditions in those states.

        Our Florida treatment centers accounted for approximately 50%, 49%, 46% and 46% of our freestanding radiation revenues during the years ended December 31 2007, 2008, 2009 and for the nine months ended September 30, 2010, respectively. Our treatment centers are also concentrated in the states of Michigan and North Carolina, which accounted for approximately 5% and 7%, respectively, of our freestanding radiation revenues for the year ended December 31, 2009. This concentration makes us particularly sensitive to regulatory requirements in those locations, including those related to false and improper claims, anti-kickback laws, self-referral laws, fee-splitting, corporate practice of medicine, anti-trust, licensing and certificates of need, as well as economic and other conditions which could impact us. If our treatment centers in these states are adversely affected by changes in regulatory, economic and other conditions, our revenue and profitability may decline.

Our treatment centers in Florida and other areas that could be disrupted or damaged by hurricanes.

        Florida is susceptible to hurricanes and we currently have 28 radiation treatment centers located in Florida. Our Florida centers accounted for approximately 49%, 46% and 46% of our freestanding radiation revenues during the years ended December 31 2008 and 2009 and the nine months ended September 30, 2010, respectively. In 2005, 21 of our treatment centers in South Florida were disrupted by Hurricane Wilma which required us to close all of these centers for one business day. Although none of these treatment centers suffered structural damage as a result of the hurricane, their utility services were disrupted. While Hurricane Wilma did not have any long-term impact on our business, our Florida treatment centers and any of our other treatment centers located in other areas that are in the path of a hurricane could be subject to significant hurricane-related disruptions and/or damage in the future and could have an adverse affect on our business and financial results. We carry property damage and business interruption insurance on our facilities, but there can be no assurance that it would be adequate to cover all of our hurricane-related losses.

We have potential conflicts of interest relating to our related party transactions which could harm our business.

        We have potential conflicts of interest relating to existing agreements we have with certain of our directors, executive officers and equityholders. In 2007, 2008, 2009 and for the nine months ended September 30, 2010, we paid an aggregate of $9.9 million, $15.4 million, $17.1 million and $13.3 million, respectively, under certain of our related party agreements, including leases, and we received $67.8 million, $103.1 million, $89.3 million and $63.2 million, respectively, pursuant to our administrative services agreements with related parties. Potential conflicts of interest can exist if a related party has to make a decision that has different implications for us and the related party. If a dispute arises in connection with any of these agreements, if not resolved satisfactorily to us, our business could be harmed. These agreements include

  •
  administrative services agreements with professional corporations that are owned by certain of our directors, executive officers and equityholders;

  •
  leases we have entered into with entities owned by certain of our directors, executive officers and equityholders; and

  •
  medical malpractice insurance which we acquire from an entity owned by certain of our directors, executive officers and equityholders.

        In California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations that are owned by certain of our directors, executive officers and equityholders who own interests in these professional corporations.

While we have transition services agreements corresponding to our administrative services agreements in place in all states except New York that provide us with the ability to designate qualified successor physician owners of the shares held by the physician owners of these professional corporations upon the occurrence of certain events, there can be no assurance that we will be able to enforce them under the laws of the respective states or that they will not be challenged by regulatory agencies. Potential conflicts of interest may arise in connection with the administrative services agreements that may have materially different implications for us and the professional corporations and there can be no assurance that it will not harm us. For example, we bill for such services either on a fixed basis, percentage of net collections basis, or on a per treatment basis, depending on the particular state requirements and certain of these arrangements are subject to renegotiation on an annual basis. We may be unable to renegotiate acceptable fees, in which event many of the administrative services agreements provide for binding arbitration. If we are unsuccessful in renegotiations or arbitration this could negatively impact our operating margins or result in the termination of our administrative services agreements.

        Additionally, we lease 28 of our properties from ownership groups that consist of certain of our directors, executive officers and equityholders. Our lease for the Broadway office in Fort Myers, Florida is on a month-to-month basis and there can be no assurance that it will continue in the future. We may be unable to renegotiate these leases when they come up for renewal on terms acceptable to us, if at all.

        In October 2003, we replaced our existing third-party medical malpractice insurance coverage with coverage we obtained from an insurance entity which is owned by certain of our directors, executive officers and equityholders. We renewed this coverage in 2008, 2009 and 2010, with the approval of the Audit/Compliance Committee of the Company's board of directors. We may be unable to renegotiate this coverage at acceptable rates and comparable coverage may not be available from third-party insurance companies. If we are unsuccessful in renewing our malpractice insurance coverage, we may not be able to continue to operate without being exposed to substantial risks of claims being made against us for damage awards we are unable to pay.

        Related party transactions between us and any related party are subject to approval by the Audit/Compliance Committee on behalf of the Company's board of directors or by the Company's board of directors, and disputes are handled by the Company's board of directors. There can be no assurance that the above or any future conflicts of interest will be resolved in our favor. If not resolved, such conflicts could harm our business. For a further description of our related party transactions, see "Certain Relationships and Related Party Transactions."

Our failure to comply with laws related to hazardous materials could materially harm us.

        Our treatment centers provide specialized treatment involving the use of radioactive material in the treatment of the lungs, prostate, breasts, cervix and other organs. The materials are obtained from, and, if not permanently placed in a patient or consumed, returned to, a third-party provider of supplies to hospitals and other radiation therapy practices, which has the ultimate responsibility for its proper disposal. We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling, storage and disposal of that material. Although we believe we are in compliance in all material respects with all applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability, or require us to incur costs that could have a material adverse effect on us.

In response to a number of articles concerning the risk of significant (sometimes fatal) errors in radiation therapy, especially relating to linear radiation, accreditation of facilities and the establishment of a national error reporting database are under consideration.

        Several articles have been published discussing the risks of (sometimes fatal) errors in radiation therapy treatment, especially those relating to linear accelerators. In response, ACRO has called for required accreditation of all facilities which bill Medicare for advanced medical imaging and radiation oncology services, including those in hospitals. In addition, the American Society for Radiation Oncology called for the establishment of the nation's first central database for the reporting of errors involving linear accelerators and CT scanners. Federal legislation in these areas is under consideration and a congressional hearing was recently held.

        Of our 99 centers, 59 have received or are in process of receiving ACRO accreditation. Our remaining centers will apply for ACRO accreditation by the end of 2010. In addition to a deep physics infrastructure and internal maintenance department, we have recently begun to utilize Gamma Function as a broad application radiation safety monitoring tool to minimize potential errors in our radiation therapy treatments. While we continue to improve upon safety measures aimed at minimizing errors in radiation therapy treatment in accordance with our internal protocols as well as the mandates of organizations like ACRO, we cannot assure you that any further critical press and government scrutiny will not adversely affect our business and results of operations.

We may be subject to liabilities from claims brought against our facilities.

        We could be subject to litigation relating to our business practices, including claims and legal actions by patients and others in the ordinary course of business alleging malpractice, product liability or other legal theories. For a discussion of current pending material litigation against us, see "Business—Legal Proceedings."

        If payments for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

Our financial results could be adversely affected by the increasing costs of professional liability insurance and by successful malpractice claims.

        We are exposed to the risk of professional liability and other claims against us and our radiation oncologists and other physicians and professionals arising out of patient medical treatment at our treatment centers. Our risk exposure as it relates to our non-radiation oncology physicians could be greater than with our radiation oncologists to the extent such non-radiation oncology physicians are engaged in diagnostic activities. Malpractice claims, if successful, could result in substantial damage awards which might exceed the limits of any applicable insurance coverage. Insurance against losses of this type can be expensive and insurance premiums may increase in the near future. Insurance rates vary from state to state, by physician specialty and other factors. The rising costs of insurance premiums, as well as successful malpractice claims against us or one of our physicians, could have a material adverse effect on our financial position and results of operations.

        It is also possible that our excess liability and other insurance coverage will not continue to be available at acceptable costs or on favorable terms. In addition, our insurance does not cover all potential liabilities arising from governmental fines and penalties, indemnification agreements and certain other uninsurable losses. For example, from time to time we agree to indemnify third parties, such as hospitals and clinical laboratories, for various claims that may not be covered by insurance. As a result, we may become responsible for substantial damage awards that are uninsured.

        If payments for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange offer. We will bear the expense of the exchange offer.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
RADIATION THERAPY SERVICES HOLDINGS, INC.

Carolina Regional Cancer Center, LLC

        On May 3, 2010, we acquired all of the outstanding capital stock of Carolina Regional Cancer Center, P.A. (subsequently converted to Carolina Regional Cancer Center, LLC) ("CRCC") for a total purchase price of approximately $33.0 million. The unaudited pro forma condensed combined statements of income present the combined results of our operations with CRCC as if the acquisition and the financing for the acquisition had occurred on the first day of the period presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on us, and are factually supportable. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2010 contains CRCC financial information for the period May 3, 2010 through September 30, 2010 under the Radiation Therapy Services Holdings, Inc. column. The CRCC column represents historical financial results for the period January 1, 2010 through May 2, 2010. The pro forma financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, our audited consolidated financial statements as of and for the year ended December 31, 2009 and our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2010 and CRCC's audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008.

        We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting. Accordingly, our estimated cost to acquire CRCC of approximately $33.0 million has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The preliminary estimates of fair values is reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date. The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to our financial results.

Medical Developers, LLC

        On January 1, 2009, we entered into a Membership Interest Purchase Agreement with Lisdey S.A. an Uruguay corporation, Alejandro Dosoretz, Dr. Daniel Dosoretz's brother, and Bernardo Dosoretz, Dr. Daniel Dosoretz's father, and the spouses of Alejandro Dosoretz and Bernardo Dosoretz, pursuant to which we purchased a 33% interest in Medical Developers, LLC, an entity that is the majority owner and operator of 25 freestanding radiation oncology practices through 15 legal entities in South America, Central America and the Caribbean (which translates into us owning a 19% indirect ownership interest in the underlying radiation therapy treatment centers), and a 19% interest in Clinica de Radioterapia La Asuncion S.A., an entity that operates a treatment center in Guatemala. We purchased the 33% interest in Medical Developers, LLC and the 19% interest in Clinica de Radioterapia La Asuncion S.A. at an aggregate purchase price of approximately $12.3 million, with a four-year call option to purchase the remaining 67% in Medical Developers, LLC, which would result in an ownership interest of approximately 90% in the underlying radiation oncology practices located in South America and Central America, at a price based on a multiple of historical earnings before interest, taxes, depreciation and amortization.

        We are considering the acquisition of Medical Developers, LLC. In connection with such acquisition, we would purchase the remaining 67% interest in Medical Developers, LLC from Bernardo Dosoretz, as well as interests in the subsidiaries of Medical Developers, LLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 90% in its underlying radiation oncology practices located in South America, Central America and the Caribbean (collectively, "Medical Developers, LLC"). We would also purchase an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. directly or indirectly from Bernardo Dosoretz. The aggregate purchase price would be based on a multiple of historical earnings before interest, taxes, depreciation and amortization, plus excess working capital, and is estimated to be approximately $79.5 million, expected to be paid with a combination of cash, new indebtedness and the issuance of equity units of RT Investments, and will be subject to any purchase price adjustments. We have not entered into a definitive agreement with respect to this acquisition, and there can be no assurance that this acquisition will be completed as contemplated or at all. See "Certain Relationships and Related Party Transactions."

        The following unaudited pro forma condensed combined balance sheet presents our historical financial position combined with Medical Developers, LLC as if the acquisition and the financing for the acquisition had occurred on September 30, 2010. The unaudited pro forma condensed combined statements of operation present the combined results of our operations with Medical Developers, LLC as if the acquisition and the financing for the acquisition had occurred on the first day of the period presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on us, and are factually supportable. The pro forma financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements of Radiation Therapy Services Holdings, Inc., our audited consolidated financial statements as of and for the year ended December 31, 2009 and our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2010 and Medical Developers, LLC's audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008.

        We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting. Accordingly, our estimated cost to acquire Medical Developers, LLC of approximately $79.5 million has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The preliminary work performed in estimating the fair values is reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date. The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to our financial results.

 Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(Dollars in thousands)

	Radiation Therapy Services Holdings, Inc.	Medical Developers, LLC	CRCC	Pro Forma Adjustments		Pro Forma Combined
Total revenues	$524,484	$39,969	$14,452	$—		$578,905
Salaries and benefits	259,532	14,433	5,348	—		279,313
Medical supplies	45,361	1,532	84	—		46,977
Facility rent expenses	22,106	888	437	—		23,431
Other operating expenses	24,398	4,662	1,653	—		30,713
General and administrative expenses	54,537	5,776	793	—		61,106
Depreciation and amortization	46,416	667	932	859	(a)(a1)	48,874
Provision for doubtful accounts	12,871	152	451	—		13,474
Interest expense, net	62,502	216	119	7,694	(b)(b1)	70,531
Impairment loss	3,474	—	—	—		3,474

(Loss) income before income taxes	(6,713)	11,643	4,635	(8,553)		1,012
Income tax expense (benefit)	1,002	3,891	—	(909)	(c)(c1)	3,984

Net (loss) income	(7,715)	7,752	4,635	(7,644)		(2,972)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,835)	(3,288)	—	2,931	(d)	(2,192)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(9,550)	$4,464	$4,635	$(4,713)		$(5,164)

Pro forma ratio of earnings to fixed charges(1)						—

Pro forma deficiency to cover fixed charges(2)						2,909

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness including amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor.

(2)
Coverage deficiency represents the amounts by which earnings were insufficient to cover fixed charges.

 Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2010
(Dollars in thousands)

	Radiation Therapy Services Holdings, Inc	Medical Developers, LLC	CRCC	Pro Forma Adjustments		Pro Forma Combined
Total revenues	$406,440	$38,061	$4,252	$—		$448,753
Salaries and benefits	205,975	14,383	1,616	—		221,974
Medical supplies	31,512	1,373	51	—		32,936
Facility rent expenses	19,955	787	164	—		20,906
Other operating expenses	20,133	4,624	343	—		25,100
General and administrative expenses	46,438	4,112	323	—		50,873
Depreciation and amortization	34,233	591	311	733	(a)(a1)	35,868
Provision for doubtful accounts	8,387	297	161	—		8,845
Interest expense, net	44,603	288	49	4,328	(b)(b1)	49,268
Loss on sale of assets of a radiation treatment center	1,903	—	—	—		1,903
Early extinguishment of debt	10,947	—	—	—		10,947

(Loss) income before income taxes	(17,646)	11,606	1,234	(5,061)		(9,867)
Income tax expense (benefit)	(6,148)	3,618	—	(621)	(c)(c1)	(3,151)

Net (loss) income	(11,498)	7,988	1,234	(4,440)		(6,716)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,657)	(3,447)	—	2,990	(d)	(2,114)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(13,155)	$4,541	$1,234	$(1,450)		$(8,830)

Pro forma ratio of earnings to fixed charges(1)						—

Pro forma deficiency to cover fixed charges(2)						12,214

(1)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness including amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor.

(2)
Coverage deficiency represents the amounts by which earnings were insufficient to cover fixed charges.

 Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2010
(Dollars in thousands)

	Radiation Therapy Services Holdings, Inc.	Medical Developers, LLC	Pro Forma Adjustments		Pro Forma Combined
Current Assets:
Cash and cash equivalents	$20,527	$3,840	$(17,089	) (a)(f)	$7,278
Accounts Receivable, less allowances for doubtful accounts	65,048	16,513	—		81,561
Income taxes receivable	927	—	—		927
Prepaid expenses	6,190	329	—		6,519
Inventories	1,475	—	—		1,475
Deferred income taxes	8,659	—	—		8,659
Other	4,489	2,141	—		6,630

Total current assets	107,315	22,823	(17,089)		113,049
Equity investments in joint ventures	19,533	—	(14,701	) (b)	4,832
Property and equipment, net	238,485	7,163	486	(c)	246,134
Real estate subject to finance obligation	7,203	—	—		7,203
Goodwill	856,398	6,201	65,230	(d)	927,829
Intangible assets, net	86,749	—	14,300	(e)	101,049
Other	33,798	1,175	650	(f)	35,623

Total Assets	$1,349,481	$37,362	$48,876		$1,435,719

Current liabilities:
Accounts payable and accrued expenses	$61,260	$3,957	$—		65,217
Income tax payable	—	2,045	—		2,045
Current portion of long-term debt	9,216	501	(501	) (a)(f)	9,216
Current portion of finance obligation	51	—	—		51
Other current liabilities	197	5,099	—		5,296

Total current liabilities	70,724	11,602	(501)		81,825
Long-term debt, less current portion	583,447	938	46,364	(a)(f)	630,749
Finance obligation, less current portion	7,544	—	—		7,544
Other long-term liabilities	16,916	2,097	2,400	(g)	21,413
Deferred income taxes	52,948	—	4,650	(h)	57,598

Total liabilities	731,579	14,637	52,913		799,129
Non-controlling interests—redeemable	7,547	—	—		7,547
Commitment and contingencies
Equity:
Common stock	—	—	—	(i)	—
Additional paid-in capital	630,579	7,713	7,089	(i)	645,381
Retained (deficit) earnings	(28,041)	8,909	(9,061	) (i)	(28,193)
Note receivable from shareholder	(175)	—	—		(175)
Accumulated other comprehensive loss	(4,056)	(1,670)	1,670	(i)	(4,056)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	598,307	14,952	(302)		612,957
Non-controlling interests—nonredeemable	12,048	7,773	(3,735	) (j)	16,086

Total equity	610,355	22,725	(4,037)		629,043

Total liabilities and equity	$1,349,481	$37,362	$48,876		$1,435,719

Notes to Unaudited Pro Forma Condensed Combined Financial Statements for CRCC
(Dollars in thousands)

Note 1: Description of transaction and basis of presentation

        On May 3, 2010, we acquired all of the outstanding capital stock of CRCC for a total purchase price of approximately $33,000. This acquisition has been accounted for as a purchase under GAAP. Under the purchase method of accounting, the assets and liabilities of CRCC are recorded as of the completion of the acquisition, at their respective fair values, and consolidated with our assets and liabilities. The results of operations of CRCC have been consolidated with Parent beginning on the date of the acquisition.

        On May 3, 2010, we also consummated the acquisition of the assets (for nominal amounts) of Atlantic Urology Clinics, LLC, Adult & Pediatric Urology Center of the Carolinas, P.A., Coastal Urology Center, P.A. and Grand Strand Urology, LLP, all of which operate physician practices in the Myrtle Beach area. We have formed a group medical practice with these physicians and CRCC. The potential effect of the formation of the group medical practice is not included in the pro forma financial statements.

Note 2: Purchase price

        The purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired as of the date of acquisition. Certain assets and liabilities were excluded as acquired net assets pursuant to the terms of the Stock Purchase Agreement dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, R. Steven Bass, M.D., Paul Goetowski, M.D. and Todd Williams, M.D. concerning the purchase of all of the outstanding capital stock of CRCC. The determination of estimated fair value requires management to make significant estimates and assumptions.

Purchase price	$33,000
Purchase price allocation:
Property and equipment (useful lives of 3-10 years)	3,300
Goodwill	29,700

$33,000

        Goodwill from the allocation of the purchase price was based on the fair value of the net assets acquired on the date of acquisition. Goodwill associated with the acquisition will be evaluated for impairment on an annual basis or more frequently if impairment indicators arise.

Note 3: Accounting Policies and Financial Statement Classifications

        As a result of our review of CRCC's accounting policies and financial statement classifications, we determined it necessary to make certain reclassifications to their historical financial statements to conform to accounting policies and classifications that are consistent with our practices. For purposes of these unaudited pro forma condensed combined financial statements, these reclassifications are included in CRCC's financial results prior to pro forma adjustments, and did not impact total revenues, total expenses, or net income.

Note 4: Pro Forma Adjustments relating to the CRCC's Statement of Operations for the Year Ended December 31, 2009

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (a1)
  To eliminate the historical depreciation of CRCC of $0.9 million and to record the Company's estimate of post-acquisition depreciation of approximately $0.5 million;

  (b1)
  To eliminate the current interest expense of CRCC of $0.1 million and to record approximately $3.3 million of interest expense related to additional borrowings under our senior subordinated notes of approximately $33.0 million at a fixed interest rate of 9 7/8%; and

  (c1)
  The adjustment to (i) record CRCC's income tax expense to provide for income taxes at the statutory tax rate due to the stockholders of CRCC previously electing Subchapter S Corporation status under the United States Internal Revenue Code of 1986, as amended (the "Code"), which resulted in no tax provision being recorded in CRCC's financial statements, and (ii) record the tax benefit associated with the pro forma adjustments herein.

        The Company's pro forma combined effective tax rate was 393.7% for the year ended December 31, 2009. The effective tax rate differed from the U.S. federal statutory rate of 35% during this period primarily as a result of the Company's determination that a valuation allowance of approximately $3,400,000 be established. The valuation allowance offset assets associated with future tax benefits from certain state net operating losses.

Note 5: Pro Forma Adjustments relating to the CRCC's Statement of Operations for the Nine Months Ended September 30, 2010

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (a1)
  To eliminate the historical depreciation of CRCC of $0.3 million and to record the Company's estimate of post-acquisition depreciation of approximately $0.2 million for four months;

  (b1)
  To eliminate the current interest expense of CRCC of $0.1 million and to record approximately $1.1 million of interest expense related to additional borrowings under our senior subordinated notes of approximately $33.0 million at a fixed interest rate of 9 7/8%; and

  (c1)
  The adjustment to (i) record CRCC's income tax expense to provide for income taxes at the statutory tax rate due to the stockholders of CRCC previously electing Subchapter S Corporation status under the Code, which resulted in no tax provision being recorded in CRCC's financial statements, and (ii) record the tax benefit associated with the pro forma adjustments herein.

 Notes to Unaudited Pro Forma Condensed Combined Financial Statements
for Medical Developers, LLC
(Dollars in thousands)

Note 1: Description of transaction and basis of presentation

        On January 1, 2009, we entered into a Membership Interest Purchase Agreement with Lisdey S.A. an Uruguay corporation, Alejandro Dosoretz, Dr. Daniel Dosoretz's brother, and Bernardo Dosoretz, Dr. Daniel Dosoretz's father, and the spouses of Alejandro Dosoretz and Bernardo Dosoretz, pursuant to which we purchased a 33% interest in Medical Developers, LLC, an entity that is the majority owner and operator of 25 freestanding radiation oncology practices through 15 legal entities in South America, Central America and the Caribbean (which translates into us owning a 19% indirect ownership interest in the underlying radiation therapy treatment centers), and a 19% interest in Clinica de Radioterapia La Asuncion S.A., an entity that operates a treatment center in Guatemala. We purchased the 33% interest in Medical Developers, LLC and the 19% interest in Clinica de Radioterapia La Asuncion S.A. at an aggregate purchase price of approximately $12.3 million, with a four-year call option to purchase the remaining 67% in Medical Developers, LLC, which would result in an ownership interest of approximately 90% in the underlying radiation oncology practices located in South America and Central America, at a price based on a multiple of historical earnings before interest, taxes, depreciation and amortization.

        We are considering the acquisition of Medical Developers, LLC. In connection with such acquisition, we would purchase the remaining 67% interest in Medical Developers, LLC from Bernardo Dosoretz, as well as interests in the subsidiaries of Medical Developers, LLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 90% in its underlying radiation oncology practices located in South America, Central America and the Caribbean. We would also purchase an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. directly or indirectly from Bernardo Dosoretz. The aggregate purchase price would be based on a multiple of historical earnings before interest, taxes, depreciation and amortization, plus excess working capital, and is estimated to be approximately $79.5 million, expected to be paid with a combination of cash, new indebtedness and the issuance of equity units of RT Investments, and will be subject to any purchase price adjustments. We have not entered into a definitive agreement with respect to this acquisition, and there can be no assurance that this acquisition will be completed as contemplated or at all. See "Certain Relationships and Related Party Transactions."

        We expect that this proposed acquisition would be accounted for as a purchase under GAAP. Under the purchase method of accounting, the assets and liabilities of Medical Developers, LLC will be recorded as of the completion of the proposed acquisition, at their respective fair values, and consolidated with our assets and liabilities. We expect that the results of operations of Medical Developers, LLC will be consolidated with Parent beginning on the date of the consummation of the proposed acquisition. Our financial statements issued after completion of the proposed acquisition will reflect these values, but will not be restated to reflect the historical financial position or results of operations of Medical Developers, LLC.

Note 2: Purchase price

        For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired as of September 30, 2010. The determination of estimated fair value requires management to make significant estimates and assumptions.

Company's cash on hand	$15,000
Company's issuance of high yield bonds	32,500
Seller financing note	14,802
Company's issuance of equity	14,802
Contingent earn-out	2,400

Total consideration transferred	79,504
Net identifiable assets acquired	8,073

Goodwill	$71,431

        Goodwill from the allocation of the purchase price was based on the fair value of the net assets acquired on the date of acquisition. Goodwill presented in the unaudited condensed combined balance sheet was based on the net assets as if the acquisition had occurred on September 30, 2010. Goodwill associated with the acquisition will be evaluated for impairment on an annual basis or more frequently if impairment indicators arise.

Note 3: Accounting Policies and Financial Statement Classifications

        As a result of our review of Medical Developers, LLC's accounting policies and financial statement classifications, we determined it necessary to make certain reclassifications to their historical audited and unaudited condensed financial statements to conform to accounting policies and classifications that are consistent with our practices. For purposes of these unaudited pro forma condensed combined financial statements, these reclassifications are included in Medical Developers, LLC's financial results prior to pro forma adjustments.

        As our purchase accounting is still preliminary, it may be necessary to make additional classification adjustments to the consolidated financial statements; however, we do not anticipate that any change would be material to the understanding of the impact of this proposed acquisition on our consolidated financial results.

Note 4: Pro Forma Adjustments relating to the Medical Developers, LLC's Statement of Operations for the Year Ended December 31, 2009

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (a)
  To eliminate the historical depreciation of Medical Developers, LLC of $0.7 million and to record the Company's estimate of post-acquisition depreciation and amortization of approximately $2.0 million, including the amortization of amortizable intangible assets of approximately $12.8 million to be acquired in connection with the transaction;

  (b)
  To eliminate the current interest expense of Medical Developers, LLC of $0.2 million and to record approximately $4.7 million of interest expense related to the issuance of high yield bonds of approximately $32.5 million and seller's note of approximately $14.8 million at a fixed interest rate of 9 7/8% to finance the transaction, and record amortization of the $0.65 million of bond issuance costs;

  (c)
  To reflect the estimated income tax benefit related to the impact of the pro forma acquisition adjustments previously described at local statutory rates in effect during the period; and

  (d)
  To reflect decrease in non-controlling interest related to our contemplated purchase of the remaining 67% of Medical Developers, LLC.

        The Company's pro forma combined effective tax rate was 393.7% for the year ended December 31, 2009. The effective tax rate differed from the U.S. federal statutory rate of 35% during this period primarily as a result of the Company's determination that a valuation allowance of approximately $3,400,000 be established. The valuation allowance offset assets associated with future tax benefits from certain state net operating losses.

Note 5: Pro Forma Adjustments relating to the Medical Developers, LLC's Statement of Operations for the Nine Months Ended September 30, 2010

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (a)
  To eliminate the historical depreciation of Medical Developers, LLC of $0.6 million and to record the Company's estimate of post-acquisition depreciation and amortization of approximately $1.4 million, including the amortization of amortizable intangible assets of approximately $12.8 million to be acquired in connection with the transaction;

  (b)
  To eliminate the current interest expense of Medical Developers, LLC of $0.3 million and to record approximately $3.6 million of interest expense related to the issuance of high yield bonds of approximately $32.5 million and seller's note of approximately $14.8 million at a fixed interest rate of 9 7/8% to finance the transaction, and record amortization of the $0.65 million of bond issuance costs;

  (c)
  To reflect the estimated income tax benefit related to the impact of the pro forma acquisition adjustments previously described at local statutory rates in effect during the period; and

  (d)
  To reflect decrease in non-controlling interest related to our contemplated purchase of the remaining 67% of Medical Developers, LLC.

Note 6: Pro Forma Adjustments relating to the Medical Developers, LLC's Balance Sheet as of September 30, 2010

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (a)
  Use of cash on hand of approximately $15.0 million for payment to seller, payment of debt on the balance sheet of Medical Developers, LLC of approximately $1.4 million, and payment of bond issuance costs of approximately $0.65 million;

  (b)
  Elimination of equity investment in Medical Developers, LLC;

  (c)
  To adjust the historical property and equipment, net of Medical Developers, LLC to the Company's preliminary estimates of fair value;

  (d)
  To record goodwill associated with the acquisition representing the excess of fair value of assets acquired and liabilities assumed over the purchase price paid for Medical Developers, LLC, as follows:

Company's cash on hand	$15,000
Company's issuance of high yield bonds	32,500
Seller financing note	14,802
Company's issuance of equity	14,802
Contingent earn-out	2,400

Total consideration transferred	79,504
Net identifiable assets acquired	8,073

Goodwill	$71,431

  (e)
  To record intangible assets associated with the proposed acquisition of Medical Developers, LLC as follows:

Tradename (indefinite life)	$1,500
Non-compete agreement (5 year life)	1,500
Hospital contract arrangements (20 year life)	11,300

$14,300

  (f)
  To record the issuance of high yield bonds of approximately $32.5 million, payment of bond issuance costs of approximately $0.65 million, the issuance of a seller financing note of approximately $14.8 million and payment of existing debt on the balance sheet of Medical Developers, LLC of approximately $1.4 million;

  (g)
  To record a contingent earn-out accrual relating to the start-up of four radiation oncology centers;

  (h)
  To record a deferred tax liability of approximately $4.7 million as a result of the recognition of intangible assets and revaluation of property and equipment, net;

  (i)
  To eliminate the historical balances of equity of Medical Developers, LLC, to record the issuance of equity of approximately $14.8 million, and to record the preliminary estimate of loss associated with the derecognition of our previously held equity investment in Medical Developers, LLC of approximately $0.2 million; and

  (j)
  To adjust the noncontrolling interest-nonredeemable historical balance to the estimated fair value of approximately $4.0 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data as of and for the year ended December 31, 2007 (Predecessor), for the period from January 1 to February 21, 2008 (Predecessor), the period from February 22 to December 31, 2008 (Successor) and for the year ended December 31, 2009 (Successor) were derived from our audited consolidated financial statements, included elsewhere in this prospectus. The selected historical consolidated financial data for the nine months ended September 30, 2009 and 2010 were derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. The selected historical consolidated financial data as of December 31, 2005, 2006 and 2007 and for the years then ended were derived from our audited consolidated financial statements, adjusted for the retrospective presentation impact of changes in accounting guidance related to non-controlling interests, which are not included in this prospectus. As a result of the purchase accounting treatment applied for the Merger, our audited consolidated financial statements include the consolidated accounts of the Successor as of December 31, 2009 and for the 313-day period ended December 31, 2008. For dates prior to February 22, 2008, our audited consolidated financial statements are of the Predecessor. These statements have been prepared using the Predecessor's basis in the assets and liabilities and the historical results of operations for periods prior to the Merger. Periods on and subsequent to February 22, 2008 have been prepared using our basis in the assets and liabilities acquired in the purchase transaction. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read the following data in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations", our audited consolidated financial statements and the accompanying notes and our unaudited condensed consolidated financial statements, included elsewhere in this prospectus, and other financial information included in this prospectus.

	Predecessor				Successor
				Period From January 1 to February 21, 2008	Period From February 22 to December 31, 2008		Nine Months Ended September 30,
						Year Ended December 31, 2009
	2005	2006	2007				2009	2010
	(dollars in thousands)
							(unaudited)
Consolidated Statements of Income Data:
Net patient service revenue	$217,590	$284,067	$381,586	$76,927	$413,305	$517,646	$390,908	$400,587
Other revenue	9,660	9,915	8,595	1,179	5,864	6,838	5,292	5,853

Total revenues	227,250	293,982	390,181	78,106	419,170	524,484	396,200	406,440
Salaries and benefits	116,300	147,697	203,408	42,209	206,159	259,532	196,570	205,975
Medical supplies	5,678	7,569	12,982	2,924	32,545	45,361	34,901	31,512
Facility rent expense	5,851	7,150	10,877	2,269	13,783	22,106	16,639	19,955
Other operating expenses	9,748	12,761	17,896	3,102	17,027	24,398	18,405	20,133
General and administrative expenses	23,538	30,209	45,656	20,340	43,393	54,537	41,769	46,438
Depreciation and amortization	11,235	17,430	25,776	5,347	32,609	46,416	34,242	34,233
Provision for doubtful accounts	6,792	9,425	9,648	3,789	17,896	12,871	11,896	8,387
Interest expense, net	6,761	11,855	19,726	4,721	55,100	62,502	47,093	44,603
Loss on sale of assets of a radiation treatment center	—	—	—	—	—	—	—	1,903
Gain on sale of interest in a radiation practice	—	—	—	—	(3,113)	—	—	—
Termination of professional services agreement	—	—	—	—	7,000	—	—	—
Loss on sale of real estate	—	—	—	—	1,036	—	—	—
Early extinguishment of debt	—	—	—	3,688	—	—	—	10,947
Impairment loss	1,226	—	1,568	—	—	3,474	—	—

Total expenses	187,129	244,096	347,537	88,389	423,435	531,197	401,515	424,086
Income (loss) before income taxes	40,121	49,886	42,644	(10,283)	(4,266)	(6,713)	(5,315)	(17,646)
Income tax expense (benefit)	15,631	18,983	15,525	570	(1,413)	1,002	(1,158)	(6,148)

Net income (loss)	24,490	30,903	27,119	(10,853)	(2,853)	(7,715)	(4,157)	(11,498)
Net income (loss) attributable to non-controlling interests	480	(580)	(1,211)	(19)	(2,483)	(1,835)	(1,202)	(1,657)

Net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder	$24,970	$30,323	$25,908	$(10,872)	$(5,336)	$(9,550)	$(5,359)	$(13,155)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$8,980	$15,413	$10,310		$49,168	$32,958	$27,185	$20,257
Working capital(1)	41,873	49,577	67,946		93,935	49,970	74,257	36,591
Total assets	280,996	416,531	582,096		1,405,940	1,379,225	1,414,035	1,349,481
Total debt	123,463	205,244	305,159		577,444	549,059	567,370	592,663
Total equity	101,743	141,592	176,492		629,171	622,007	625,488	610,355
Other Financial Data:
Ratio of earnings to fixed charges(2)	6.17x	4.70x	2.95x	—	—	—	—	—
Deficiency to cover fixed charges(3)	—	—	—	10,341	6,631	16,972	9,128	19,536

(1)
Working capital is calculated as current assets minus current liabilities.

(2)
For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as pretax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus/minus income or loss from equity investees plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest, of which we have none, and any amortization of debt issuance costs) and the estimated portion of operating lease expense deemed by management to represent the interest component of rent expense.

(3)
Coverage deficiency represents the amount by which earnings were insufficient to cover fixed charges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and accompanying notes and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. This section of the prospectus contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. These statements may be identified by the use of forward-looking terminology such as "anticipate", "believe", "continue", "could", "estimate", "intend", "may", "might", "plan", "potential", "predict", "should", or "will" or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in the section titled "Risk Factors" may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which apply on and as of the date of this prospectus.

Overview

        We own, operate and manage treatment centers focused principally on providing comprehensive radiation treatment alternatives ranging from conventional external beam radiation, IMRT, as well as newer, more technologically-advanced procedures. We believe we are the largest company in the United States focused principally on providing radiation therapy. We opened our first radiation treatment center in 1983 and, as of September 30, 2010 we provided radiation therapy services in 99 treatment centers. Most of our treatment centers are strategically clustered into 28 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island, and West Virginia. Of these 99 treatment centers, 39 treatment centers were internally developed, 53 were acquired and seven involve hospital-based treatment centers and other groups. We have continued to expand our affiliation with physician specialties in closely related areas including gynecological and surgical oncology and urology in a limited number of our local markets to strengthen our clinical working relationships.

        On October 19, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with RT Investments, Parent and RTS MergerCo, Inc., a wholly-owned subsidiary of Parent, pursuant to which we consummated the Merger. Upon completion of the Merger, each share of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than certain shares held by members of RT Investments' management team and certain employees) was converted into $32.50 in cash without interest. The Merger was consummated on February 21, 2008 (the "Closing"). Immediately following the Closing, Parent became the owner of all of the outstanding common stock of the Company, which in turn, became a wholly-owned indirect subsidiary of RT Investments, and Vestar and its affiliates became the beneficial owners of approximately 57% of the outstanding Class A voting equity units of RT Investments and its co-investors became the beneficial owners of approximately 26% of the outstanding Class A voting equity units of RT Investments. As a result, Vestar and its affiliates currently control approximately 83% of the Class A voting equity units of RT Investments through its ability to directly or indirectly control its co-investors. In addition, at the Closing, the management investors, including current and former directors and executive officers, either exchanged certain shares of the Company's common stock or invested cash in the Company, in each case, in exchange for Class A voting equity units and non-voting preferred equity units of RT Investments. See "Certain Relationships and Related Party Transactions." At the Closing, these management investors as a group became the beneficial owners of approximately 17% of the outstanding Class A voting equity units of RT Investments. RT Investments also adopted a management incentive equity plan pursuant to which certain employees are eligible to receive incentive unit awards (Class B and C non-voting equity units) from an equity pool representing up to 13% of the common equity value of RT Investments, which as of September 30, 2010 was 12.4%. In connection with the Closing, Vestar, its affiliates and these management investors invested approximately $627.3 million in equity units of RT Investments.

        We use a number of metrics to assist management in evaluating financial condition and operating performance, and the most important follow:

  •
  The number of treatments delivered per day in our freestanding centers;

  •
  The average revenue per treatment in our freestanding centers; and

  •
  The ratio of funded debt to earnings before interest, taxes, depreciation and amortization (leverage ratio).

Revenue Drivers

        Our revenue growth is primarily driven by expanding the number of our centers, optimizing the utilization of advanced technologies at our existing centers and benefiting from demographic and population trends in most of our local markets. New centers are added or acquired based on capacity, demographics, and competitive considerations.

        The average revenue per treatment is sensitive to the mix of services used in treating a patient's tumor. The reimbursement rates set by Medicare and commercial payers tend to be higher for more advanced treatment technologies, reflecting their higher complexity. A key part of our business strategy is to make advanced technologies available once supporting economics exist. For example, we have been utilizing IGRT and Gamma Function, a proprietary capability to enable measurement of the actual amount of radiation delivered during a treatment and to provide immediate feedback for adaption of future treatments as well as for quality assurance, where appropriate, now that reimbursement codes are in place for these services.

Operating Costs

        The principal costs of operating a treatment center are (1) the salary and benefits of the physician and technical staff, and (2) equipment and facility costs. The capacity of each physician and technical position is limited to a number of delivered treatments, while equipment and facility costs for a treatment center are generally fixed. These capacity factors cause profitability to be very sensitive to treatment volume. Profitability will tend to increase as resources from fixed costs including equipment and facility costs are utilized.

Sources of Revenue By Payer

        We receive payments for our services rendered to patients from the government Medicare and Medicaid programs, commercial insurers, managed care organizations and our patients directly. Generally, our revenue is determined by a number of factors, including the payer mix, the number and nature of procedures performed and the rate of payment for the procedures. The following table sets forth the percentage of our net patient service revenue we earned based upon the patients' primary insurance by category of payer in our last three fiscal years and the nine months ended September 30, 2009 and 2010.

	Year Ended December 31,			Nine Months Ended September 30,
Payer	2007	2008	2009	2009	2010
Medicare	49.2%	45.2%	42.0%	41.8%	44.4%
Commercial	47.3	51.8	54.7	55.2	51.2
Medicaid	1.6	1.6	2.4	2.3	3.0
Self pay	1.9	1.4	0.9	0.7	1.4

Total net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Medicare and Medicaid

        Medicare is a major funding source for the services we provide and government reimbursement developments can have a material effect on operating performance. These developments include the reimbursement amount for each Current Procedural Terminology ("CPT") service that we provide and the specific CPT services covered by Medicare. CMS, the government agency responsible for administering the Medicare program, administers an annual process for considering changes in reimbursement rates and covered services. We have played, and will continue to play, a role in that process both directly and through the radiation oncology professional societies.

        Since cancer disproportionately affects elderly people, a significant portion of our net patient service revenue is derived from the Medicare program, as well as related co-payments. Medicare reimbursement rates are determined by CMS and are lower than our normal charges. Medicaid reimbursement rates are typically lower than Medicare rates; Medicaid payments represent approximately 3.0% of our net patient service revenue for the nine months ended September 30, 2010.

        Medicare reimbursement rates are determined by a formula which takes into account an industry wide CF multiplied by Relative Value Units ("RVUs") determined on a per procedure basis. The CF and RVUs may change on an annual basis. In 2009, the CF decreased by 5.3%. The net result of changes to the CF and RVUs over the last several years prior to 2009 has had an immaterial impact on our business, with the CF percentage decrease in 2009 having a significant impact on our business. It is difficult, however, to forecast the future impact of any changes. We depend on payments from government sources and any changes in Medicare or Medicaid programs could result in a decrease in our total revenues and net income.

        On October 30, 2009, CMS released its final rule for the 2010 Medicare physician fee schedule. Based on our review of the 2010 fee schedule and operating results for the six months ended June 30, 2010, the RVUs relating to our service on a case mix basis declined by approximately 2.6% through May 2010. The SGR as defined by CMS remained at the 2009 level through May 2010. On June 25, 2010, H.R. 3962 was signed into law. This law establishes a 2.2% increase to the Medicare physician fee schedule payment rates retroactive to June 1, 2010 and extending through November 30, 2010. The CF is scheduled, however to decrease by 21.2% as compared to the 2009 level, as of December 1, 2010 if Congress does not provide either a temporary or permanent adjustment to the SGR before then. On November 18, 2010, the Senate passed "The Physician Payment and Therapy Relief Act of 2010," which would postpone the 21.2% reduction until January 1, 2011 if this bill also passes the House and is signed by President Obama.

        On November 2, 2010, CMS released its final 2011 Medicare Physician Fee Schedule, which calculates a total reduction of 24.9% to be effective as of January 1, 2011. Accordingly, unless Congress acts to delay or amend this result as described above, the CF is scheduled to decrease by 21.2% beginning December 1, 2010 (as compared to the 2009 CF that remained in place through May 2010), and by a total of 24.9% beginning January 1, 2011. We reviewed the RVUs relating to our service on a case mix basis and based on the operating results for the three months ended September 30, 2010, excluding the impact for the CF, our RVUs for radiation therapy services are expected to increase by approximately 9.0%.

Commercial

        Commercial sources include private health insurance as well as related payments for co-insurance and co-payments. We enter into contracts with private health insurance and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide.

        Most of our commercial revenue is from managed care business and is attributable to contracts where a set fee is negotiated relative to services provided by our treatment centers. We do not have any contracts that individually represent over 10% of our total net patient service revenue. We receive our managed care contracted revenue under two primary arrangements. Approximately 98% of our managed care business is attributable to contracts where a fee schedule is negotiated for services provided at our treatment centers. Approximately 2% of our net patient service revenue is attributable to contracts where we bear utilization risk. Although the terms and conditions of our managed care contracts vary considerably, they are typically for a one-year term and provide for automatic renewals. If payments by managed care organizations and other private third-party payers decrease, then our total revenues and net income would decrease.

Self Pay

        Self pay consists of payments for treatments by patients not otherwise covered by third-party payers, such as government or commercial sources. Because the incidence of cancer is much higher in those over the age of 65, most of our patients have access to Medicare or other insurance and therefore the self-pay portion of our business is less than it would be in other circumstances.

        Effective July 1, 2007, we granted a discount on gross charges to self pay payers not covered under other third party payer arrangements. The discount amounts are excluded from patient service revenue. To the extent that we realize additional losses resulting from nonpayment of the discounted charges, such additional losses are included in the provision for doubtful accounts.

Other Material Factors

        Other material factors that we believe will also impact our future financial performance include:

  •
  Patient volume and census;

  •
  Continued advances in technology and the related capital requirements;

  •
  Continued affiliation with physician specialties other than radiation oncology;

  •
  Changes in accounting for business combinations requiring that all acquisition-related costs be expensed as incurred;

  •
  Our ability to achieve identified cost savings and operational efficiencies;

  •
  Increased costs associated with development and optimization of our internal infrastructure; and

  •
  Healthcare reform.

Results of Operations

        As a result of the purchase accounting treatment applied for the Merger, our audited consolidated financial statements, included elsewhere in this prospectus, include the consolidated accounts of the Successor as of December 31, 2009 and for the 313-day period ended December 31, 2008. For dates prior to February 22, 2008, the financial statements are of the Predecessor. These statements have been prepared using the Predecessor's basis in the assets and liabilities and the historical results of operations for periods prior to the Merger. Periods on and subsequent to February 22, 2008 have been prepared using our basis in the assets and liabilities acquired in the purchase transaction. Under purchase accounting, the Merger was treated as a purchase and the assets so acquired were valued at their fair market value, as described below. Accordingly, the results of operations, other comprehensive income (loss), changes in equity and cash flow for the Predecessor and Successor periods are not comparable.

        As a result of the Merger, (i) fixed assets increased from $208.1 million at February 21, 2008 to $220.5 million at December 31, 2008 and $225.8 million at December 31, 2009, and (ii) intangible assets increased from $9.7 million at February 21, 2008 to $106.8 million at December 31, 2008 and $92.3 million at December 31, 2009, and accordingly, depreciation and amortization increased from $5.3 million for the period from January 1, 2008 to February 21, 2008, and $32.6 million for the period from February 22, 2008 to December 31, 2008 to $46.4 million for the year ended December 31, 2009; and (ii) the Successor's incurrence of $485.1 million of debt at the time of the Merger caused interest expense to increase from $4.7 million for the period from January 1, 2008 to February 21, 2008 to $55.1 million for the period from February 22, 2008 to December 31, 2008 and $62.5 million for the year ended December 31, 2009.

        For purposes of comparison between the Predecessor and Successor periods, the information presented below includes unaudited year ended December 31, 2008 financial data, which was derived from our audited consolidated financial statements by combining the Predecessor period financial data and the Successor period financial data. This presentation is not consistent with GAAP, and may yield results that are not strictly comparable on a period-to-period basis. Such results are not necessarily indicative of what the results for the full fiscal year 2008 would have been had the Merger not occurred.

        The following summary results of operations data are qualified in their entirety by reference to, and should be read in conjunction with, our unaudited condensed consolidated financial statements and the accompanying notes and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and other financial information included in this prospectus.

Nine Months Ended September 30, 2009 and 2010

        The following table summarizes key operating statistics of our results of operations for the nine months ended September 30, 2009 and 2010:

	Nine Months Ended September 30,
	2009	2010	% Change
Number of treatment days	191	191
Total RVU's—freestanding centers	8,129,515	8,154,721	0.3%
RVU's per day—freestanding centers	42,563	42,695	0.3%
Percentage change in revenue per RVU—freestanding centers—same practice basis	0.2%	0.7%
Percentage change in RVU's per day—freestanding centers—same practice basis	1.7%	(4.2)%
Number of regions at period end	8	8

Number of local markets at period end	28	28

Treatment centers—freestanding	94	92	(2.1)%
Treatment centers—hospital/other groups	7	7	—

	101	99	(2.0)%

Days sales outstanding at quarter end	48	45
Percentage change in freestanding revenues—same practice basis	1.4%	(3.6)%
Net patient service revenue—professional services only (in thousands)	$98,416	$104,403

        The following table presents summaries of our results of operations for the nine months ended September 30, 2009 and 2010.

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2010
Revenues:
Net patient service revenue	$390,908	98.7%	$400,587	98.6%
Other revenue	5,292	1.3	5,853	1.4

Total revenues	396,200	100.0	406,440	100.0
Salaries and benefits	196,570	49.6	205,975	50.7
Medical supplies	34,901	8.8	31,512	7.8
Facility rent expenses	16,639	4.2	19,955	4.9
Other operating expenses	18,405	4.6	20,133	5.0
General and administrative expenses	41,769	10.5	46,438	11.4
Depreciation and amortization	34,242	8.6	34,233	8.4
Provision for doubtful accounts	11,896	3.0	8,387	2.1
Interest expense, net	47,093	11.9	44,603	11.0
Loss on sale of assets of a radiation treatment center	—	—	1,903	0.5
Early extinguishment of debt	—	—	10,947	2.7

Total expenses	401,515	101.2	424,086	104.5

Loss before income taxes	(5,315)	(1.2)	(17,646)	(4.5)
Income tax expense (benefit)	(1,158)	(0.3)	(6,148)	(1.5)

Net loss	(4,157)	(0.9)	(11,498)	(3.0)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,202)	(0.3)	(1,657)	(0.4)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(5,359)	(1.2)%	$(13,155)	(3.4)%

Comparison of the Nine Months Ended September 30, 2009 and 2010

        Net patient service revenue.    For the nine months ended September 30, 2009 and 2010, net patient service revenue comprised 98.7% and 98.6%, respectively, of our total revenues. In our net patient service revenue for the nine months ended September 30, 2009 and 2010, revenue from the professional-only component of radiation therapy and revenue from the practices of medical specialties other than radiation oncology, comprised approximately 24.8% and 25.7%, respectively, of our total revenues.

        Other revenue.    For the nine months ended September 30, 2009 and 2010, other revenue comprised approximately 1.3% and 1.4%, respectively, of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians, gain and losses from sale/disposal of medical equipment, equity interest in net earnings/losses of unconsolidated joint ventures and income for equipment leased by joint venture entities.

        Total revenues.    Total revenues increased by $10.2 million, or 2.6%, from $396.2 million for the nine months ended September 30, 2009 to $406.4 million for the nine months ended September 30, 2010. Total revenue was positively impacted by $30.6 million due to our expansion into new practices and treatment centers in existing local markets and new local markets during 2009 and 2010 through the acquisition of several urology, medical oncology and surgery practices in Florida and Arizona, and the acquisition of a physician practice in South Carolina, the opening of nine de novo centers, the transition of one hospital-based arrangement to freestanding and the acquisition of one center as follows:

Date	Sites	Location	Market	Type
January 2009	1	Hammonton, New Jersey	South New Jersey	De Novo
January 2009	1	Indio, California	Palm Springs, California	De Novo
January 2009	1	Bronx, New York	Westchester/Bronx—New York	Transition to Freestanding
May 2009	1	Fort Myers, Florida	Lee County—Florida	De Novo
June 2009	1	Southbridge, Massachusetts	Central Massachusetts	De Novo
June 2009	1	Gilbert, Arizona	Central Arizona	De Novo
July 2009	1	Providence, Rhode Island	Rhode Island	De Novo
October 2009	1	Yucca Valley, California	Palm Springs, California	De Novo
March 2010	1	El Segundo, California	Los Angeles, California	De Novo
May 2010	1	Pembroke Pines, Florida	Florida East Coast	De Novo
May 2010	1	Myrtle Beach, South Carolina	South Carolina	Acquisition

        Approximately $5.4 million of the increase was due to recognition of additional reimbursement from CMS. The Tax Relief and Health Care Act of 2006 required the establishment of a physician quality reporting system, including an incentive payment for eligible professionals who satisfactorily report data on quality measures for covered professional services furnished to Medicare beneficiaries. The program under the Medicare system is known as the Physician Quality Reporting Initiative ("PQRI"). We received a number of payments from CMS for the 2009 claims and data submitted for the PQRI program and expect to receive approximately $3.2 million relating to the 2009 PQRI program and approximately $2.2 million for the first nine months of the 2010 PQRI program. Offsetting the increases from expansion into new practices and the PQRI program, was a $30.3 million decline in revenue due to decreases in volume and pricing in our existing local markets. The volume decrease was predominantly in certain Florida, Michigan, Las Vegas and Arizona. The declines in Las Vegas and Arizona were predominately related to certain office consolidations and transitions of new physicians covering these markets that impacted our patient volume. In addition to the PQRI and volume items noted above, during the third quarter of 2009 total revenues were reduced with additional contractual allowances of approximately $4.5 million offset by a decrease in bad debt allowance for the final assessment of our accounts receivable balances within our billing system. In addition, during the current year, we strategically reallocated a number of radiation therapy treatment machines in certain of our local markets in order to meet anticipated demand patterns. During this large scale reorganization, treatment volumes experienced a delay as the machines were being reallocated to new facilities. A portion of the decline in treatment volumes during the current year was due to the machine reallocation, although we continued to experience lower volumes in certain markets as a result of the challenging economic environment.

        Salaries and benefits.    Salaries and benefits increased by $9.4 million, or 4.8%, from $196.6 million for the nine months ended September 30, 2009 to $206.0 million for the nine months ended September 30, 2010. Salaries and benefits as a percentage of total revenues increased from 49.6% for the nine months ended September 30, 2009 to 50.7% for the nine months ended September 30, 2010. Additional staffing of personnel and physicians due to our expansion in urology and surgery practices in southwest Florida and Arizona and acquisitions of treatment centers in existing local markets during the latter part of 2009 and in 2010 contributed $15.1 million to our increase in salaries and benefits. Existing practices and centers within our local markets, salaries and benefits decreased $5.7 million. The decrease in our existing local markets was due to the reduction of physician compensation as a result of our revenue declines as well as cost-cutting initiatives implemented during the second half of 2009.

        Medical supplies.    Medical supplies decreased by $3.4 million, or 9.7%, from $34.9 million for the nine months ended September 30, 2009 to $31.5 million for the nine months ended September 30, 2010. Medical supplies as a percentage of total revenues decreased from 8.8% for the nine months ended September 30, 2009 to 7.8% for the nine months ended September 30, 2010. Approximately $2.9 million of the increase was related to our expansion into new practices and centers in existing local markets during 2009 and 2010, offset by an approximately $6.3 million decrease in our remaining practices and centers in existing local markets primarily due to cost savings efforts to reduce the per unit costs of medical supplies, including pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy-related medical supplies as well as a result of the decline in services.

        Facility rent expenses.    Facility rent expenses increased by $3.3 million, or 19.9%, from $16.6 million for the nine months ended September 30, 2009 to $19.9 million for the nine months ended September 30, 2010. Facility rent expenses as a percentage of total revenues increased from 4.2% for the nine months ended September 30, 2009 to 4.9% for the nine months ended September 30, 2010. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $1.0 million of the increase was related to our expansion in new practices and centers into existing local markets offset by a decrease of approximately $0.2 million in our remaining practices and centers in existing local markets as a result of certain lease terminations. On March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result, of the refinancing of the landlords' mortgages on these respective properties we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our facility rent expense increased by approximately $2.5 million.

        Other operating expenses.    Other operating expenses increased by $1.7 million or 9.4%, from $18.4 million for the nine months ended September 30, 2009 to $20.1 million for the nine months ended September 30, 2010. Other operating expense as a percentage of total revenues increased from 4.6% for the nine months ended September 30, 2009 to 5.0% for the nine months ended September 30, 2010. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $1.9 million of the increase was related to our expansion in new practices and center in existing local markets, offset by a decrease of approximately $0.2 million in our remaining practices and centers in our existing local markets.

        General and administrative expenses.    General and administrative expenses increased by $4.6 million or 11.2%, from $41.8 million for the nine months ended September 30, 2009 to $46.4 million for the nine months ended September 30, 2010. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 10.5% for the nine months ended September 30, 2009 to 11.4% for the nine months ended September 30, 2010. The increase of $4.6 million in general and administrative expenses was due to an increase of approximately $2.3 million relating to the growth in the number of new practices and treatment centers in our existing local markets, an increase of approximately $2.7 million related to litigation settlements with certain physicians and, an increase of approximately $0.1 million in our remaining practices and treatment centers in our existing local markets offset by a decrease of approximately $0.5 million in diligence costs relating to acquisitions and potential acquisitions of physician practices.

        Depreciation and amortization.    Depreciation and amortization remained unchanged at $34.2 million for the nine months ended September 30, 2009 and for the nine months ended September 30, 2010. Depreciation and amortization expense as a percentage of total revenues decreased from 8.6% for the nine months ended September 30, 2009 to 8.4% for the nine months ended September 30, 2010. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $5.5 million, offset by a decrease of approximately $5.1 million predominately due to the expiration of certain non-compete agreements. On March 31, 2010, we derecognized approximately

$64.8 million in real estate subject to finance obligation. As a result of the derecognition, our depreciation and amortization expense decreased by approximately $0.4 million.

        Provision for doubtful accounts.    The provision for doubtful accounts decreased by $3.5 million, or 29.5%, from $11.9 million for the nine months ended September 30, 2009 to $8.4 million for the nine months ended September 30, 2010. The provision for doubtful accounts as a percentage of total revenues decreased from 3.0% for the nine months ended September 30, 2009 to 2.1% for the nine months ended September 30, 2010. In the latter part of 2009, we made efforts to improve the overall collection process, including a replacement of our claims clearinghouse agent, to provide more efficient and timely claims processing, upgraded certain billing processes, including the electronic transmission of secondary claims and improved processes at the treatment centers to collect co-pay amounts at the time of service. These actions have resulted in improved collections and lower bad debt expense.

        Interest expense, net.    Interest expense, net of interest income of approximately $0.5 million, decreased by $2.5 million, or 5.3%, from $47.1 million for the nine months ended September 30, 2009 to $44.6 million for the nine months ended September 30, 2010. The decrease is primarily attributable to a pay down of approximately $15 million in our senior secured revolving credit facility during the fourth quarter of 2009, along with amortization of our senior secured term loan facility during 2010 and principal payments of our capital leases. In addition, we incurred an additional $2.1 million in interest expense associated with the pro-rata write-off of our deferred financing costs and original issue discount costs resulting from our prepayment of $74.8 million in our Term Loan B. On March 31, 2010, we derecognized approximately $64.8 million in real estate subject to finance obligation. As a result of the derecognition, our interest expense relating to the finance obligation decreased by approximately $2.7 million.

        Loss on sale of assets of a radiation treatment center.    In January 2007, we acquired a 67.5% interest in GR, which at that time was in the final stages of developing a free-standing radiation therapy treatment center in Gettysburg, Pennsylvania. Approximately a year later, GR expanded its operations to a second location in Littlestown, Pennsylvania. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of both the Gettysburg and Littlestown facilities deteriorated significantly. During the fourth quarter of 2009, the Littlestown facility was closed. On April 30, 2010, we sold certain assets of the Gettysburg facility to one of GR's minority equity-holders for approximately $925,000 and incurred a loss on the sale of approximately $1.9 million.

        Early extinguishment of debt.    We incurred approximately $10.9 million from the early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included the call premium payment of approximately $5.3 million, write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        Income taxes.    Our effective tax rate was 34.8% for the nine months ended September 30, 2010 compared to 21.8% for the same period of the prior year. The increase in the effective tax rate for the nine months of 2010 compared to the same periods of the prior year is primarily the result of non-deductible purchase accounting adjustments in 2009. On an absolute dollar basis, the provision for income tax benefit increased to $6.1 million for the third quarter of 2010 compared to $1.2 million in the same period of 2009, which increase was principally due to an increase in taxable losses.

        For the nine months ended September 30, 2010, the effective tax rate approximated the U.S. federal statutory rate of 35%, and for the for the nine months ended September 30, 2009, the effective tax rate differed from the U.S. federal statutory rate of 35% primarily as a result of non-deductible purchase accounting adjustments.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, the Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. The Company regularly assesses the likelihood of adverse outcomes from these audits to determine the adequacy of the Company's provision for income taxes. To the extent the Company prevails in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected.

        Net loss.    Net loss increased by $7.3 million, from $4.2 million in net loss for the nine months ended September 30, 2009 to $11.5 million net loss for the nine months ended September 30, 2010. Net loss represents 0.9% of total revenues for the nine months ended September 30, 2009 and 3.0% of total revenues for the nine months ended September 30, 2010.

Years Ended December 31, 2007, 2008 and 2009

        For the year ended December 31, 2009, our total revenues grew by 5.5%, over the prior year, while our total revenues for the pro forma year ended December 31, 2008 grew by 27.4% over the prior year. For the year ended December 31, 2009, 2008 and 2007, we had total revenues of $524.5 million, $497.3 million and $390.2 million, respectively.

        For the year ended December 31, 2009, 2008 and 2007, net patient service revenue comprised 98.7%, 98.6% and 97.8%, respectively, of our total revenues. In a state where we can employ radiation oncologists, we derive our net patient service revenue through fees earned from the provision of the professional and technical component fees of radiation therapy services. In states where we do not employ radiation oncologists, we derive our administrative services fees principally from administrative services agreements with professional corporations. As of December 31, 2009, we employed the physicians in 54 of our treatment centers and operated pursuant to administrative services agreements in 43 of our treatment centers. In accordance with ASC 810, we consolidate the operating results of certain of the professional corporations for which we provide administrative services into our own operating results. In 2009, 2008 and 2007, 23.6%, 23.7% and 23.5%, respectively, of our net patient service revenue was generated by professional corporations with which we have administrative services agreements.

        In our net patient service revenue for the years ended December 31, 2009, 2008, and 2007, revenue from the professional-only component of radiation therapy and revenue from the practices of medical specialties other than radiation oncology, comprised approximately 24.8%, 21.8%, and 16.7%, respectively, of our total revenues.

        For the year ended December 31, 2009, 2008 and 2007, other revenue comprised approximately 1.3%, 1.4% and 2.2%, respectively, of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians, gain and losses from sale/disposal of medical equipment, equity interest in net earnings/losses of unconsolidated joint ventures and income for equipment leased by joint venture entities.

        The following table summarizes key operating statistics of our results of operations for the periods presented:

	Year Ended December 31,			Year Ended December 31,
	2007	2008	% Change	2008	2009	% Change
Number of treatment days	255	256		256	255
Total RVU's—freestanding centers	8,438,973	10,321,611	22.3%	10,321,611	10,818,119	4.8%
RVU's per day—freestanding centers	33,094	40,319	21.8%	40,319	42,424	5.2%
Percentage change in RVU's per day—freestanding centers—same practice basis	7.0%	13.2%		13.2%	2.7%
Number of regions at period end	6	6		6	8

Local markets at period end	27	28		28	28
Treatment centers—freestanding	75	87	16.0%	87	90	3.4%
Treatment centers—hospital/other groups	10	10	0.0%	10	7	(30.0)%

	85	97	14.1%	97	97	0.0%

Days sales outstanding at quarter end	60	54		54	45
Percentage change in freestanding revenues—same practice basis	12.5%	12.1%		12.1%	(3.1)%
Net patient service revenue—professional services only (in thousands)	$65,332	$108,164		$108,164	$129,909

        The following table presents summaries of results of operations for the year ended December 31, 2007 (Predecessor), the period from January 1 to February 21, 2008 (Predecessor), the period from February 22 to December 31, 2008 (Successor), the year ended December 31, 2008 (Combined) and the year ended December 31, 2009 (Successor).

			Predecessor		Successor
	Predecessor		Period From January 1 to February 21, 2008		Period From February 22 to December 31, 2008		Combined		Successor
	Year Ended December 31, 2007						Year Ended December 31, 2008		Year Ended December 31, 2009
Revenues:
Net patient service revenue	$381,586	97.8%	$76,927	98.5%	$413,305	98.6%	$490,232	98.6%	$517,646	98.7%
Other revenue	8,595	2.2%	1,179	1.5%	5,864	1.4%	7,043	1.4%	6,838	1.3%

Total revenues	390,181	100.0%	78,106	100.0%	419,169	100.0%	497,275	100.0%	524,484	100.0%
Salaries and benefits	203,408	52.1%	42,209	54.0%	206,159	49.2%	248,368	49.9%	259,532	49.5%
Medical supplies	12,982	3.3%	2,924	3.7%	32,545	7.8%	35,469	7.1%	45,361	8.6%
Facility rent expenses	10,877	2.8%	2,269	2.9%	13,783	3.3%	16,052	3.2%	22,106	4.2%
Other operating expenses	17,896	4.6%	3,102	4.0%	17,027	4.1%	20,129	4.0%	24,398	4.7%
General and administrative expenses	45,656	11.7%	20,340	26.0%	43,393	10.4%	63,733	12.8%	54,537	10.4%
Depreciation and amortization	25,776	6.6%	5,347	6.8%	32,609	7.8%	37,956	7.6%	46,416	8.8%
Provision for doubtful accounts	9,648	2.5%	3,789	4.9%	17,896	4.3%	21,685	4.4%	12,871	2.5%
Interest expense, net	19,726	5.1%	4,721	6.0%	55,100	13.1%	59,821	12.0%	62,502	11.9%
Gain on sale of interest in a radiation practice	—	0.0%	—	0.0%	(3,113)	(0.7)%	(3,113)	(0.6)%	—	0.0%
Termination of professional services agreement	—	0.0%	—	0.0%	7,000	1.7%	7,000	1.4%	—	0.0%
Loss on sale of real estate	—	0.0%	—	0.0%	1,036	0.2%	1,036	0.2%	—	0.0%
Early extinguishment of debt	—	0.0%	3,688	4.7%	—	0.0%	3,688	0.7%	—	0.0%
Impairment loss	1,568	0.4%	—	0.0%	—	0.0%	—	0.0%	3,474	0.7%

Total expenses	347,537	89.1%	88,389	113.2%	423,435	101.0%	511,824	102.9%	531,197	101.3%
Income (loss) before income taxes	42,644	10.9%	(10,283)	(13.2)%	(4,266)	(1.0)%	(14,549)	(2.9)%	(6,713)	(1.3)%
Income tax expense (benefit)	15,525	4.0%	570	0.7%	(1,413)	(0.3)%	(843)	(0.2)%	1,002	(0.2)%

Net income (loss)	27,119	7.0%	(10,853)	(13.9)%	(2,853)	(0.7)%	(13,706)	(2.8)%	(7,715)	(1.5)%
Net income attributable to non-controlling interest	(1,211)	(0.3)%	(19)	0.0%	(2,483)	(0.6)%	(2,502)	(0.5)%	(1,835)	(0.3)%

Net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder	$25,908	6.6%	$(10,872)	(13.9)%	$(5,336)	(1.3)%	$(16,208)	(3.3)%	$(9,550)	(1.8)%

Comparison of the Years Ended December 31, 2008 and 2009

        Total revenues.    Total revenues increased by $27.2 million, or 5.5%, from $497.3 million in 2008 to $524.5 million in 2009. Approximately $49.6 million of this increase resulted from our expansion into new local markets during 2008 and 2009 through the acquisition of six new treatment centers and the opening of 16 new de novo centers and the addition of one hospital-based/other group arrangements as follows:

Date	Sites	Location	Market	Type
January 2008	1	East Naples, Florida	Collier County—Florida	De Novo*
March 2008	1	Fort Apache, Nevada	Las Vegas	De Novo
April 2008	1	Jacksonville, Florida	Northeast Florida	De Novo
April 2008	1	Collier County, Florida	Collier County—Florida	Acquisition
June 2008	3	Sun City and Phoenix, Arizona	Central Arizona	Acquisition
July 2008	1	Fairlea, West Virginia	Central Maryland	Acquisition
September 2008	1	Scottsdale, Arizona	Central Arizona	De Novo
October 2008	1	Peoria, Arizona	Central Arizona	De Novo*
October 2008	1	Mt. Shasta, California	Northern California	Acquisition
October 2008	1	Mohali, India	International	De Novo
November 2008	1	Lakewood Ranch, Florida	Sarasota/Manatee Counties—Florida	De Novo
December 2008	1	Rancho Mirage, California	Palm Springs, California	De Novo
November 2008	1	Corona, California	Los Angeles, California	De Novo
December 2008	1	Fort Myers, Florida	Lee County—Florida	Hospital-Based/Other Group
January 2009	1	Hammonton, New Jersey	South New Jersey	De Novo
January 2009	1	Indio, California	Palm Springs, California	De Novo
January 2009	1	Bronx, New York	Westchester/Bronx—New York	Transition to Freestanding
May 2009	1	Fort Myers, Florida	Lee County—Florida	De Novo
June 2009	1	Southbridge, Massachusetts	Central Massachusetts	De Novo
June 2009	1	Gilbert, Arizona	Central Arizona	De Novo
July 2009	1	Providence, Rhode Island	Rhode Island	De Novo
October 2009	1	Yucca Valley, California	Palm Springs, California	De Novo

*
We no longer operate at these locations.

        The aforementioned $49.6 million increase in revenues was offset by an approximate $22.4 million revenue decrease that was due to the 5.3% decrease in the conversion factor in 2009.

        Salaries and benefits.    Salaries and benefits increased by $11.2 million, or 4.5%, from $248.4 million in 2008 to $259.5 million in 2009. Salaries and benefits as a percentage of total revenues decreased from 49.9% in 2008 to 49.5% in 2009. Additional staffing of personnel and physicians due to our expansion and acquisitions of treatment centers into new local markets during the latter part of 2008 and 2009 contributed to a $13.8 million increase in salaries and benefits. Within our existing local markets, salaries and benefits decreased $2.6 million primarily due to the decrease in stock compensation expense in 2009 as a result of the acceleration of restricted stock due to the Merger in February 2008.

        Medical supplies.    Medical supplies increased by $9.9 million, or 27.9%, from $35.5 million in 2008 to $45.4 million in 2009. Medical supplies as a percentage of total revenues increased from 7.1% in 2008 to 8.6% in 2009. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2008 and 2009. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

        Facility rent expenses.    Facility rent expenses increased by $6.1 million, or 37.7%, from $16.1 million in 2008 to $22.1 million in 2009. Facility rent expenses as a percentage of total revenues increased from 3.2% in 2008 to 4.2% in 2009. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $3.3 million of the increase related to the expansion into new local markets and approximately $2.7 million of the increase due to additional rent as a result of a sale leaseback transaction in September of 2008 in which we sold for approximately $40.4 million and leased-back 12 properties located in Florida, Maryland and Michigan and $0.1 million increase in our existing local markets.

        Other operating expenses.    Other operating expenses increased by $4.3 million, or 21.2%, from $20.1 million in 2008 to $24.4 million in 2009. Other operating expenses as a percentage of total revenues increased from 4.0% in 2008 to 4.7% in 2009. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $2.4 million of the increase was related to the expansion into new local markets and $1.9 million increase in our remaining existing local markets, primarily attributable to an increase in the number of service contracts for maintenance of our advanced treatment technologies.

        General and administrative expenses.    General and administrative expenses decreased by $9.2 million, or 14.4%, from $63.7 million in 2008 to $54.5 million in 2009. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues decreased from 12.8% in 2008 to 10.4% in 2009. The decrease of $9.2 million was due to the costs incurred in 2008 relating to the Merger, in which we incurred approximately $11.8 million in fees and expenses. Excluding the $11.8 million in merger related expenses in 2008, approximately $2.4 million in general and administrative expenses was due to an increase for the change in accounting relating to the capitalization of professional fees relating to acquisitions of a business as these fees effective January 1, 2009 are expensed.

        Depreciation and amortization.    Depreciation and amortization increased by $8.4 million, or 22.3%, from $38.0 million in 2008 to $46.4 million in 2009. Depreciation and amortization expense as a percentage of total revenues increased from 7.6% in 2008 to 8.8% in 2009. Approximately $3.9 million of the increase was attributable to the expansion of new radiation treatment centers into new and existing local markets. The remaining portion of the increase was attributable from the purchase accounting as a result of the Merger in February 2008.

        Provision for doubtful accounts.    Provision for doubtful accounts decreased by $8.8 million, or 40.6%, from $21.7 million in 2008 to $12.9 million in 2009. Provision for doubtful accounts as a percentage of total revenues decreased from 4.4% in 2008 to 2.5% in 2009. In 2008, as a result of the economic downturn in the economy, we reassessed our allowances on both commercial and self-pay balances and determined that additional allowances were warranted.

        Interest expense, net.    Interest expense, net increased by $2.7 million, or 4.5%, from $59.8 million in 2008 to $62.5 million in, 2009. Interest expense as a percentage of total revenues decreased from 12.0% in 2008 to 11.9% in 2009. Included in interest expense, net is an insignificant amount of interest income. The increase is primarily attributable to increased borrowings under our senior secured credit facility for our expansion into new markets during 2008 and 2009 and borrowings under capital lease financing arrangements of approximately $9.7 million for our investment in advanced radiation treatment technologies in certain local markets throughout 2008 and 2009.

        Gain on sale of interest in a radiation practice.    In October 2008, we contributed a radiation treatment center located in Northern California to a joint venture with a hospital. The hospital contributed the assets of the hospital radiation department and the assets of a radiation facility on its hospital campus to the joint venture. As a result of the contribution, we recognized a gain of approximately $3.1 million for the sale of a portion of the interest in our radiation treatment center. We maintain a 57.3% ownership interest in the joint venture and the results of the operations of the joint venture are included in our consolidated financial statements.

        Termination of professional services agreement.    In March 2008, we terminated a professional services agreement with a practice in central Arizona, which maintained exclusive rights to expand into the market. We paid approximately $7.0 million for the buy-out, which provided us with the ability to further expand into the central Arizona market, with the purchase of three radiation treatment centers located in Sun City and Phoenix, Arizona.

        Loss on sale of real estate.    In September 2008, we entered into a sale-leaseback transaction with a third party. We sold 12 real estate properties located in Florida, Maryland and Michigan for approximately $40.4 million. We incurred a loss of approximately $1.0 million and deferred a gain of approximately $1.3 million on the sale of the real estate. We subsequently leased back the properties from the third party with terms of 20 years and four separate renewal option terms for 5 years each.

        Early extinguishment of debt.    In connection with the Merger in February 2008, we incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of our interest rate swap agreement and the write-off of deferred financings costs relating to the extinguishment of the previous senior secured credit facility.

        Impairment loss.    Impairment loss of approximately $3.5 million primarily relating to an impairment loss incurred of approximately $1.8 million for the write down to fair value of certain of our liner accelerators and CT machines due to technological obsolescence. The adjustment to machine inventories was due to several considerations, including the planned use of RapidArc technology on 3-D digital machines for which this technology can not be implemented on 2-D digital machines or analog machines. RapidArc radiotherapy technology is an effective cancer treatment representing an advanced new form of image-guided IMRT. This technology enables clinicians to program a linear accelerator to deliver precise forms of IMRT up to eight times faster than other IMRT systems. It does this by delivering the complete IMRT treatment to the patient in fewer rotations than traditional IMRT.

        Net loss.    Net loss decreased by $6.0 million, or 43.7%, from $13.7 million loss in 2008 to $7.7 million loss in 2009. Net loss represents 2.8% and 1.5% of total revenues in 2008 and 2009, respectively.

Comparison of the Years Ended December 31, 2007 and 2008

        Total revenues.    Total revenues increased by $107.1 million, or 27.4%, from $390.2 million in 2007 to $497.3 million in 2008. Approximately $81.8 million of this increase resulted from our expansion into new local markets during 2007 and 2008 through the acquisition of 10 new treatment centers and the opening of 13 new de novo centers and the addition of four hospital based/other group arrangements as follows:

Date	Sites	Location	Market	Type
January 2007	1	Gettysburg, Pennsylvania	Southern Pennsylvania	De Novo
February 2007	1	Providence, Rhode Island	Rhode Island	De Novo
March 2007	1	Kennedy Health System, NJ	South New Jersey	Hospital-Based/Other Group*
March 2007	1	Casa Grande, Arizona	Central Arizona	Acquisition
May 2007	1	North Oakland Medical Center, MI	Southeastern Michigan	Hospital-Based/Other Group*
July 2007	1	Salisbury, Maryland	Central Maryland	Acquisition
August 2007	1	Redding, California	Northern California	Acquisition
September 2007	1	Greenville, North Carolina	Eastern North Carolina	Acquisition
September 2007	1	Kinston, North Carolina	Eastern North Carolina	Hospital-Based/Other Group
September 2007	1	Aventura, Florida	Dade County, Florida	De Novo
November 2007	1	Littlestown, Pennsylvania	Southern Pennsylvania	De Novo*
January 2008	1	East Naples, Florida	Collier County—Florida	De Novo*
March 2008	1	Fort Apache, Nevada	Las Vegas	De Novo
April 2008	1	Jacksonville, Florida	Northeast Florida	De Novo
April 2008	1	Collier County, Florida	Collier County—Florida	Acquisition
June 2008	3	Sun City and Phoenix, Arizona	Central Arizona	Acquisition
July 2008	1	Fairlea, West Virginia	Central Maryland	Acquisition
September 2008	1	Scottsdale, Arizona	Central Arizona	De Novo
October 2008	1	Peoria, Arizona	Central Arizona	De Novo*
October 2008	1	Mt. Shasta, California	Northern California	Acquisition
October 2008	1	Mohali, India	International	De Novo
November 2008	1	Lakewood Ranch, Florida	Sarasota/Manatee Counties—Florida	De Novo
December 2008	1	Rancho Mirage, California	Palm Springs, California	De Novo
November 2008	1	Corona, California	Los Angeles, California	De Novo
December 2008	1	Fort Myers, Florida	Lee County—Florida	Hospital-Based/Other Group

*
We no longer operate at these locations.

        Approximately $25.3 million of the total revenue increase was driven by service mix improvements, volume growth and pricing in our existing local markets.

        Salaries and benefits.    Salaries and benefits increased by $45.0 million, or 22.1%, from $203.4 million in 2007 to $248.4 million in 2008. Salaries and benefits as a percentage of total revenues decreased from 52.1% in 2007 to 49.9% in 2008. Additional staffing of personnel and physicians due to our expansion and acquisitions of treatment centers into new local markets during the latter part of 2007 and 2008 contributed to a $32.7 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $9.4 million due to increases in our physician bonus programs, additional staffing and increases in the cost of our health insurance benefits. In addition, salaries and benefits increased $2.6 million primarily due to the increase in stock compensation expense as a result of the acceleration of restricted stock and additional bonus payment of approximately $0.3 million due to the Merger in February 2008.

        Medical supplies.    Medical supplies increased by $22.5 million, or 173.2%, from $13.0 million in 2007 to $35.5 million in 2008. Medical supplies as a percentage of total revenues increased from 3.3% in 2007 to 7.1% in 2008. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2007 and 2008. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers. Approximately $18.2 million is due to the inclusion of a medical oncology group in Jacksonville, Florida we acquired in May 2008.

        Facility rent expenses.    Facility rent expenses increased by $5.2 million, or 47.6%, from $10.9 million in 2007 to $16.1 million in 2008. Facility rent expenses as a percentage of total revenues increased from 2.8% in 2007 to 3.2% in 2008. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $3.1 million of the increase related to the expansion into new local markets and approximately $0.9 million increase due to additional rent as a result of a sale leaseback transaction in September of 2008 in which we sold for approximately $40.4 million and leased-back 12 properties located in Florida, Maryland and Michigan and $1.2 million increase in our existing local markets.

        Other operating expenses.    Other operating expenses increased by $2.2 million, or 12.5%, from $17.9 million in 2007 to $20.1 million in 2008. Other operating expenses as a percentage of total revenues decreased from 4.6% in 2007 to 4.0% in 2008. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $3.5 million of the increase was related to the expansion into new local markets and $1.3 million decrease in our remaining existing local markets, primarily attributable to medical equipment operating leases which expired in 2007.

        General and administrative expenses.    General and administrative expenses increased by $18.1 million, or 39.6%, from $45.7 million in 2007 to $63.7 million in 2008. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 11.7% in 2007 to 12.8% in 2008. The increase of $7.5 million was due to additional costs incurred in 2008 relating to the Merger. The increase of approximately $5.7 million relating to the growth in the number of our local markets, and approximately $4.9 million in our existing local markets.

        Depreciation and amortization.    Depreciation and amortization increased by $12.2 million, or 47.3%, from $25.8 million in 2007 to $38.0 million in 2008. Depreciation and amortization expense as a percentage of total revenues increased from 6.6% in 2007 to 7.6% in 2008. Approximately $3.0 million of the increase was attributable to the expansion of new radiation treatment centers into new and existing local markets. The remaining portion of the increase was attributable from the purchase accounting as a result of the Merger in February 2008.

        Provision for doubtful accounts.    Provision for doubtful accounts increased by $12.0 million, or 124.8%, from $9.6 million in 2007 to $21.7 million in 2008. Provision for doubtful accounts as a percentage of total revenues increased from 2.5% in 2007 to 4.4% in 2008. In 2008, as a result of the economic downturn in the economy, we reassessed our allowances on both commercial and self-pay balances and determined that additional allowances were warranted.

        Interest expense, net.    Interest expense, net increased by $40.1 million, or 203.3%, from $19.7 million in 2007 to $59.8 million in, 2008. Interest expense as a percentage of total revenues increased from 5.1% in 2007 to 12.0% in 2008. Included in interest expense, net is an insignificant amount of interest income. The increase is primarily attributable to the refinancing of our debt as a result of the Merger in February 2008.

        Gain on sale of interest in a radiation practice.    In October 2008, we contributed a radiation treatment center located in Northern California to a joint venture with a hospital. The hospital contributed the assets of the hospital radiation department and the assets of a radiation facility on its hospital campus to the joint venture. As a result of the contribution, we recognized a gain of approximately $3.1 million for the sale of a portion of the interest in our radiation treatment center.

We maintain a 57.3% ownership interest in the joint venture and the results of the operations of the joint venture are included in our consolidated financial statements.

        Termination of professional services agreement.    In March 2008, we terminated a professional services agreement with a practice in central Arizona, which maintained exclusive rights to expand into the market. We paid approximately $7.0 million for the buy-out, which provided us with the ability to further expand into the central Arizona market, with the purchase of three radiation treatment centers located in Sun City and Phoenix, Arizona.

        Loss on sale of real estate.    In September 2008, the we entered into a sale-leaseback transaction with a third party. We sold 12 real estate properties located in Florida, Maryland and Michigan for approximately $40.4 million. We incurred a loss of approximately $1.0 million and deferred a gain of approximately $1.3 million on the sale of the real estate. We subsequently leased back the properties from the third party with terms of 20 years and four separate renewal option terms for 5 years each.

        Early extinguishment of debt.    In connection with the Merger in February 2008, we incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of our interest rate swap agreement and the write-off of deferred financings costs relating to the extinguishment of the previous senior secured credit facility.

        Impairment loss.    Impairment loss relates to a charge of $1.6 million for the write down to fair value of certain of our analog linear accelerators, digital machines and treatment simulators. The adjustment to machine inventories was precipitated by the decision to discontinue the installation of this type of equipment in favor of digital machines with upgraded intensity modulated radiation, image guided radiation, and stereo-tactic radiation treatment capabilities.

        Net income (loss).    Net income (loss) decreased by $40.8 million, or 150.5%, from $27.1 million net income in 2007 to $13.7 million loss in 2008. Net income (loss) represents 7.0% and 2.8% of total revenues in 2008 and 2009, respectively.

Liquidity and Capital Resources

        Our principal capital requirements are for working capital, acquisitions, medical equipment replacement and expansion and de novo treatment center development. Working capital and medical equipment are funded through cash from operations, supplemented, as needed, by five-year fixed rate lease lines of credit. Borrowings under these lease lines of credit are recorded on our balance sheets. The construction of de novo treatment centers is funded directly by third parties and then leased to us. We finance our operations, capital expenditures and acquisitions through a combination of borrowings and cash generated from operations.

Cash Flows From Operating Activities

        Net cash provided by operating activities for the nine month periods ended September 30, 2009 and 2010 was $43.3 million and $43.7 million, respectively.

        Net cash provided by operating activities increased by $0.4 million from $43.3 million in the nine month period ended September 30, 2009 to $43.7 million for the nine month period ended September 30, 2010. We continue to see improvements in our cash collections from our accounts receivable with our days sales outstanding improving from 48 days to 45 days.

        Net cash provided by operating activities for the years ended December 31, 2007, 2008 and 2009 was $36.2 million, $64.2 million and $71.4 million, respectively.

        Net cash provided by operating activities increased by $28.0 million from $36.2 million in 2007 to $64.2 million in 2008. The increase of $28.0 million was affected by income tax payments made in 2007 of approximately $20.2 million, as compared to tax payments of approximately $3.1 million made in 2008. Accounts receivable decreased by $6.0 million from 2007 to 2008 as a result of additional cash collections in 2008 as compared to 2007.

        Net cash provided by operating activities increased by $7.2 million from $64.2 million in 2008 to $71.4 million in 2009. The increase of $7.2 million was affected by income tax payments made in 2008 of approximately $3.1 million, as compared to tax refunds of approximately $10.8 million made in 2009. Accounts receivable decreased by $9.1 million from 2008 to 2009 as a result of additional cash collections in 2009 as compared to 2008.

Cash Flows From Investing Activities

        Net cash used in investing activities for the nine month periods ended September 30, 2009 and 2010 was $51.7 million and $76.6 million, respectively.

        Net cash used in investing activities increased by $24.9 million from $51.7 million for the nine month period ended September 30, 2009 to $76.6 million for the nine month period ended September 30, 2010. Net cash used in investing activities was impacted by approximately $10.4 million related to the purchase of (i) a 33% interest in a joint venture that holds a majority equity interest in and manages 25 radiation therapy treatment centers in South America and Central America and (ii) a 19% interest in a joint venture that operates a treatment center in Guatemala, both of which occurred in January 2009. In addition, in May 2010 we purchased a radiation treatment center and several physician practices in South Carolina for a combined purchase price of approximately $34.2 million in cash.

        Net cash used in investing activities for 2007, 2008, and 2009 was $114.9 million, $88.4 million, and $54.2 million, respectively.

        Net cash used in investing activities decreased by $26.5 million from $114.9 million in 2007 to $88.4 million in 2008. Net cash used in investing activities was impacted by approximately $71.0 million from the acquisitions of radiation center assets during 2007 as compared to approximately $71.7 million of acquisitions in 2008. Payments of approximately $5.2 million in assumed acquisition liability in 2007 relating to our November 2006 purchase of the treatment centers in southeastern Michigan impacted cash used in investing activities. Approximately $32.2 million in additional purchases of property and equipment related to new equipment and equipment upgrades impacted the change in our investing activities in 2007 as compared to $39.6 million in 2008. Cash flows from investing activities was also impacted by approximately $5.0 million in contribution of capital related to the Roger Williams joint venture, which began operations in February 2007 and the purchase of the remaining interest in a radiation treatment center located in Berlin, Maryland from our former joint venture partner for approximately $2.1 million in July 2007. In September of 2008, we received approximately $40.4 million from the sale of 12 real estate properties in our sale lease back transaction with a third party.

        Net cash used in investing activities decreased by $34.2 million from $88.4 million in 2008 to $54.2 million in 2009. Net cash used in investing activities was impacted by approximately $2.4 million from the acquisitions of radiation center assets during 2009 as compared to approximately $71.7 million of acquisitions in 2008. In 2009 we spent approximately $16.0 million in purchases and contribution of capital to joint venture entities. Of the total $16.0 million spent, approximately $10.4 million related to the purchase of a 33% interest in a joint venture that holds a majority equity interest in and manages 16 radiation therapy treatment centers in South and Central America and a 19% interest in a joint venture which operates a treatment center in Guatemala.

        Historically, our capital expenditures have been primarily for equipment, leasehold improvements and information technology equipment. Total capital expenditures, inclusive of amounts financed through capital lease arrangements and exclusive of the purchase of radiation treatment centers, were

$60.8 million, $48.7 million and $37.5 million in 2007, 2008 and 2009, respectively. Historically, we have funded our capital expenditures with cash flows from operations, borrowings under our senior secured credit facilities and borrowings under our lease line of credit.

Cash Flows From Financing Activities

        Net cash used in financing activities for the nine month period ended September 30, 2009 was $13.6 million and net cash provided by financing activities for the nine month period ended September 30, 2010 was $20.5 million.

        Net cash provided by financing activities in 2010 included $308.1 million of proceeds received from the issuance of $310.0 million in aggregate principal amount of senior subordinated notes due 2017. The $308.1 million in proceeds was used to repay the existing $175.0 million in senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The remaining proceeds from the offering were used to pay down $74.8 million of the senior secured term loan facility and $10.0 million of the senior secured revolving credit facility and to finance the acquisitions of a radiation treatment center and physician practices in South Carolina, which were consummated on May 3, 2010. In addition, we paid approximately $11.9 million of loan costs relating to transaction fees and expenses incurred in connection with the issuance of the $310.0 million senior subordinated notes. The change in net cash provided by financing activities included cash provided by noncontrolling interest holders in the El Segundo joint venture who contributed approximately $0.6 million in cash for a 22.75% interest in the joint venture.

        Net cash provided by financing activities for 2007, and 2008 was $73.6 million, and $63.1 million, respectively. Net cash used in financing activities for 2009 was $33.4 million.

        Net cash provided by financing activities decreased by $10.5 million from $73.6 million in 2007 to $63.1 million in 2008. The decrease in cash provided by financing activities was primarily attributable to the borrowing of approximately $85.7 million for the acquisition of certain urology and surgery practices in our Florida local markets and certain radiation therapy treatment centers in 2007. Repayments of debt of approximately $15.9 million in 2007 primarily for capital lease obligations and payments under our previous senior secured credit facility impacted cash flow from financing activities during 2007. The receipt of $3.2 million from the exercise of stock options and the tax benefit of $1.3 million from stock option exercise also impacted cash flow from financing activities during 2007. In 2008, in connection with the Merger, we terminated all commitments under the previous senior credit facility, repaid all outstanding borrowings under the previous senior credit facility and paid any accrued and unpaid interest. In connection with the Merger, we entered into our current senior secured credit facilities, which consist of a senior secured term loan facility and a senior secured revolving credit facility. At the Closing, we borrowed $307.0 million under the senior secured term loan facility, utilized $3.1 million of the senior secured revolving credit facility and obtained a $175.0 million senior subordinated interim loan agreement. On March 25, 2008, we issued $175.0 million senior subordinated notes due 2015 at an annual interest rate of 13.5%, and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. During 2008, we utilized the $40.0 million delayed draw term loan for certain acquisitions and general corporate purposes.

        Net cash used in financing activities for 2009 was approximately $33.4 million. Of the cash used in financing, approximately $29.7 million related to principal repayments of debt, including $3.5 million on our senior secured term loan facility, $15.0 million on our senior secured revolving credit facility and approximately $11.2 million for capital lease obligations. In addition we had partnership distributions from non-controlling interests of approximately $2.9 million in 2009.

Senior Secured Credit Facilities and Senior Subordinated Notes

        In connection with the Merger, we entered into our current senior secured credit facilities, which consist of a senior secured term loan facility and a senior secured revolving credit facility. At the Closing, we borrowed $307.0 million under the senior secured term loan facility, utilized $3.1 million of the senior secured revolving credit facility and obtained a $175.0 million senior subordinated interim loan agreement. We incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of our interest rate swap agreement and the write-off of deferred financings costs relating to the extinguishment of our previous senior secured credit facility. On March 25, 2008, we issued $175.0 million senior subordinated notes due 2015 at an annual interest rate of 13.5%, and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest.

        On April 1, 2010, we amended our senior secured credit facilities to, among other things, (i) under certain circumstances, allow us to issue permitted additional subordinated debt to fund certain future acquisitions; (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of GAAP that would require us to treat leased properties as owned by us; and (iii) provide for certain other modifications to permit the incurrence of additional indebtedness in connection with certain future acquisitions and the ability to make additional investments, subject to pro forma compliance with certain performance based incurrence covenants, and other restrictions. At September 30, 2010, we were in compliance with all covenants.

        On April 20, 2010, we sold $310.0 million of the Old Notes, and repaid our existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest of approximately $6.4 million and the call premium of approximately $5.3 million. The remaining proceeds from the sale of the Old Notes were used to pay down $74.8 million of the senior secured term loan facility and $10.0 million of the senior secured revolving credit facility. A portion of the proceeds of the Old Notes offering was placed in a restricted account pending application to finance certain acquisitions, including the acquisitions of a radiation treatment center and physician practices in South Carolina, which were consummated on May 3, 2010. We incurred approximately $11.9 million in transaction fees and expenses, including legal, accounting and other fees and expenses in connection with the Old Notes offering, including the initial purchasers' discount of $1.9 million.

        We incurred approximately $10.9 million in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included the call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        On April 22, 2010, affiliates of certain of the initial purchasers of the Old Notes, as lenders under our senior secured revolving credit facility, provided an additional $15.0 million of commitments to the senior secured revolving credit facility and increased the available commitment from $60.0 million to $75.0 million. See "Description of Other Indebtedness." We paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to our senior secured revolving credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes. As September 30, 2010, we had approximately $74.5 million available for borrowing under our senior secured revolving credit facility.

        On May 3, 2010, we entered into Amendment No. 3 to the Credit Agreement (as defined below) relating to our senior secured credit facilities, pursuant to which we revised certain administrative matters, including to permit us to provide to the lenders thereunder the consolidated financial statements of Parent in lieu of those of the borrower, the Company. See "Description of Other Indebtedness."

        We believe available borrowings under our senior secured credit facilities, together with our cash flows from operations, will be sufficient to fund our currently anticipated operating requirements. To the extent available borrowings and cash flows from operations are insufficient to fund future requirements, we may be required to seek additional financing through additional increases in our senior secured credit facilities, negotiate additional credit facilities with other lenders or institutions or seek additional capital through private placements or public offerings of equity or debt securities. No assurances can be given that we will be able to extend or increase our senior secured credit facilities, secure additional bank borrowings or lease line of credit or complete additional debt or equity financings on terms favorable to us or at all. Our ability to meet our funding needs could be adversely affected if we experience a decline in our results of operations, or if we violate the covenants and other restrictions to which we are subject under our senior secured credit facilities.

Finance Obligation

        We lease certain of our treatment centers (each, a "facility" and, collectively, the "facilities") and other properties from partnerships that are majority-owned by related parties (each, a "related party lessor" and, collectively, the "related party lessors"). See "Certain Relationships and Related Party Transactions." The related party lessors construct the facilities in accordance with our plans and specifications and subsequently lease these facilities to us. Due to the related party relationship, we are considered the owner of these facilities during the construction period pursuant to the provisions of ASC 840-40, "Sale-Leaseback Transactions" ("ASC 840-40"). In accordance with ASC 840-40, we record a construction in progress asset for these facilities with an offsetting finance obligation during the construction period. These related parties guarantee the debt of the related party lessors, which is considered to be "continuing involvement" pursuant to ASC 840-40. Accordingly, these leases did not qualify as a normal sale-leaseback at the time that construction was completed and these facilities were leased to us. As a result, the costs to construct the facilities and the related finance obligation were recorded on our consolidated balance sheets after construction was completed. The construction costs were included in "Real Estate Subject to Finance Obligation" in the condensed consolidated balance sheets and the accompanying notes, included in this prospectus. The finance obligation were amortized over the lease term based on the payments designated in the lease agreements. The amount of these finance obligations as of December 31, 2009 was $77.2 million.

        As of March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result, we derecognized approximately $64.8 million in real estate subject to finance obligation, $67.7 million in finance obligation and recorded approximately $2.9 million of deferred gains that will be amortized as a reduction of rent expense over 15 years. In addition, we entered into a new master lease arrangement with the landlord on 28 properties. The initial term of the master lease is 15 years with four 5 year renewal options. Annual payments, including executory costs, total approximately $13.4 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index.

Billing and Collections

        Our billing system utilizes a fee schedule for billing patients, third party payers and government sponsored programs, including Medicare and Medicaid. Fees billed to government sponsored programs, including Medicare and Medicaid, and fees billed to self pay patients (not covered under other third party payer arrangements) are automatically adjusted to the allowable payment amount at time of billing. In 2009, we updated our billing system to include fee schedules on approximately 85% of all payers and developed a blended rate allowable amount on the remaining payers. As a result of this change in 2009, fees billed to all payers are automatically adjusted to the allowable payment at time of billing.

        Insurance information is requested from all patients either at the time the first appointment is scheduled or at the time of service. A copy of the insurance card is scanned into our system at the time of service so that it is readily available to staff during the collection process. Patient demographic information is collected for both our clinical and billing systems.

        It is our policy to collect co-payments from the patient at the time of service. Insurance information is obtained and the patient is informed of their co-payment responsibility prior to the commencement of treatment.

        Charges are posted to the billing system by certified coders in our offices or in our central billing office. After charges are posted, edits are performed, any necessary corrections are made and billing forms are generated, then sent electronically to our clearinghouse. Any bills not able to be processed through the clearinghouse are printed and mailed from our central billing office. Statements are automatically generated from our billing system and mailed to the patient on a regular basis for any amounts still outstanding. Daily, weekly and monthly accounts receivable analysis reports are utilized by staff and management to prioritize accounts for collection purposes, as well as to identify trends and issues. Strategies to respond proactively to these issues are developed at weekly and monthly team meetings. Our write-off process is manual and our process for collecting accounts receivable is dependent on the type of payer as set forth below.

Medicare, Medicaid and Commercial Payer Balances

        Our central billing office staff expedites the payment process from insurance companies and other payers via electronic inquiries, phone calls and automated letters to ensure timely payment. Our billing system generates standard aging reports by date of billing in increments of 30 day intervals. The collection team utilizes these reports to assess and determine the payers requiring additional focus and collection efforts. Our accounts receivable exposure on Medicare, Medicaid and commercial payer balances are largely limited to denials and other unusual adjustments. Our exposure to bad debts on balances relating to these types of payers over the years has been insignificant.

        In the event of denial of payment, we follow the payer's standard appeals process, both to secure payment and to lobby the payers, as appropriate, to modify their medical policies to expand coverage for the newer and more advanced treatment services that we provide which, in many cases, is the payer's reason for denial of payment. If all reasonable collection efforts with these payers have been exhausted by our central billing office staff, the account receivable is written-off as a contractual allowance.

Self-Pay Balances

        We administer self-pay account balances through our central billing office and our policy is to first attempt to collect these balances although after initial attempts we often send outstanding self-pay patient claims to collection agencies at designated points in the collection process. In some cases monthly payment arrangements are made with patients for the account balance remaining after insurance payments have been applied. These accounts are reviewed monthly to ensure payments continue to be made in a timely manner. Once it has been determined by our staff that the patient is not responding to our collection attempts, a final notice is mailed. This generally occurs more than 120 days after the date of the original bill. If there is no response to our final notice, after 30 days the account is assigned to a collection agency and, as appropriate, recorded as a bad debt and written off. Balances under $50 are written off but not sent to the collection agency. All accounts are specifically identified for write-offs and accounts are written off prior to being submitted to the collection agency.

Acquisitions and Developments

        The following table summarizes our growth in treatment centers and the local markets in which we operate for the periods indicated:

	Year Ended December 31,
				Nine Months Ended September 30, 2010
	2007	2008	2009
Treatment centers at beginning of period	77	85	97	97
Internally developed(1)	4	7	7	2
Transitioned to freestanding	—	—	1	—
Internally (consolidated/closed/sold)	—	(1)	(5)	(1)
Acquired	4	6	—	1
Hospital-based/other groups	3	1	—	—
Hospital-based (ended/transitioned)	(3)	(1)	(3)	—

Treatment centers at period end	85	97	97	99

Number of regions at period end	6	6	8	8

Number of local markets at period end	27	28	28	28

(1)
In 2008, two freestanding treatment centers that were previously acquired were transferred to new internally developed centers.

        In 2007, we acquired four new radiation treatment centers, internally developed four new radiation centers (two of which were converted from a hospital-based arrangement), added three hospital-based arrangements, ended one hospital-based arrangement in conjunction with an acquisition of a new radiation treatment center, and acquired the assets of several urology and surgery practices as follows:

        In January 2007, we acquired a 67.5% interest in a de novo start-up radiation treatment center located in Gettysburg, Pennsylvania for approximately $0.8 million.

        In February 2007, we received a license to operate a freestanding radiation facility at Roger Williams Medical Center in Providence, Rhode Island, completing the transition of that facility from hospital-based to freestanding. The freestanding facility is a joint venture between Roger Williams and the Company in which we have a majority interest in the facility.

        In March 2007, we began providing professional services to the Kennedy Health System in New Jersey.

        In March 2007, we acquired the assets of a radiation treatment center located in Casa Grande, Arizona for approximately $8.0 million. The center purchased in Arizona expands our presence into the Central Arizona local market.

        In May 2007, we began providing professional services to the North Oakland Medical Center in Michigan.

        In July 2007, we acquired the assets of a radiation treatment center located in Salisbury, Maryland for approximately $16.6 million plus the assumption of debt of approximately $2.3 million and ended a hospital-based arrangement with a hospital in this local market. The center purchased in Maryland further expands the Company's presence into the central Maryland local market.

        In July 2007, we purchased the remaining 49.9% interest in a radiation treatment center located in Berlin, Maryland from our former joint venture partner for approximately $2.1 million.

        In August 2007, we paid a three-year contingent earn-out of approximately $4.4 million to Associated Radiation Oncologists, Inc. relating to our acquisition of five radiation treatment centers located in Clark County, Nevada acquired in May 2005.

        In August 2007, we acquired the assets of a radiation treatment center located in Redding, California for approximately $9.9 million. The center purchased in California expands our presence into a new local market.

        In September 2007, we acquired the assets of a radiation treatment center located in Greenville, North Carolina and a professional services arrangement at a hospital-based facility in nearby Kinston, North Carolina for approximately $28.1 million. The center purchased in North Carolina expands the Company's presence into a new local market.

        In September 2007, we internally developed a freestanding facility in Aventura, Florida, completing the transition of that facility from a hospital-based arrangement to a freestanding center.

        In November 2007, we internally developed our second freestanding facility in our Southern Pennsylvania local market in Littlestown.

        During 2007, we acquired the assets of several urology and surgery practices within our Florida local markets for approximately $2.6 million, to expand our affiliations with other physicians and to strengthen our clinical working relationships.

        In 2008, we internally developed seven new radiation centers, acquired six new radiation treatment centers, added one hospital-based/other group arrangement, ended one hospital-based arrangement, and acquired the assets of several urology and medical oncology practices as follows:

        In January 2008, we opened our East Naples, Florida treatment center and began treating patients at the facility.

        In March 2008, we transitioned our acquired Vegas Valley, Nevada center to a new internally developed center in Fort Apache, Nevada.

        In April 2008, we opened our Jacksonville, Florida treatment center and began treating patients at the facility.

        In April 2008, we acquired the assets of a radiation treatment center located in southwest Florida for approximately $25.1 million. The center purchased in southwest Florida will further expand our presence in the market.

        In June 2008, we acquired the assets of three radiation treatment centers located in Sun City and Phoenix, Arizona for approximately $23.4. The centers purchased in Arizona further expands our presence into the Central Arizona market. In addition to the $23.4 million, the purchase price arrangement included a $2.3 million deferred purchase price contingent on reaching a certain level of business volume. In September 2009, the centers achieved the level of business volume and the $2.3 million was paid from restricted cash and recorded as additional goodwill.

        In July 2008, we acquired the assets of a radiation treatment center located in Fairlea, West Virginia for approximately $17.7 million. The center purchased in West Virginia further expands our presence into the West Virginia market. In addition to the $17.7 million, the purchase price arrangement included a $2.0 million deferred purchase price contingent on the transfer of the certificate of need license. The certificate of need license was transferred in January 2009 and the funds including interest totaling approximately $2.0 million were paid.

        In August 2008, we transitioned our acquired Scottsdale, Arizona center to a new internally developed center also in Scottsdale, Arizona.

        In October 2008, we contributed a radiation treatment center located in Northern California to a joint venture with a hospital. The hospital contributed the assets of the freestanding radiation center in Mt. Shasta, on its hospital campus to the joint venture. We maintain a 57.3% ownership interest in the joint venture and the results of the operations of the joint venture are included in our consolidated financial statements included elsewhere in this prospectus.

        In October 2008, we opened our Peoria, Arizona treatment center and began treating patients at the facility.

        In October 2008, we opened our Mohali, India treatment center and began treating patients at the facility. We own approximately 50% of the facility through a joint venture partnership.

        In November 2008, we opened for business our Lakewood Ranch, Florida treatment center and began treating patients at the facility.

        In December 2008, we opened for business our Rancho Mirage, California treatment center and began treating patients at the facility.

        During the fourth quarter of 2008, we terminated a professional services arrangement with North Oakland Medical Center in Michigan due to declining business activity with the medical center. We entered into a contractual arrangement to provide radiation therapy treatment to patients with a medical group in Corona, California and provide professional services to a dermatology group in Lee County, Florida. We also closed an office in Vegas Buffalo, Nevada to consolidate and treat the patients at other office locations within the market.

        During 2008, we acquired the assets of several urology and medical oncology practices in Florida for approximately $1.9 million. The urology and medical oncology practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        In 2009, we internally developed seven new radiation centers, transitioned a hospital based arrangement to a freestanding radiation center, consolidated five radiation centers, and ended two hospital-based arrangements, and acquired the assets of several physician practices as follows:

        In January 2009, we purchased a 33% interest in Medical Developers, LLC, a joint venture affiliated with the brother and father of Dr. Dosoretz, our Chief Executive Officer, President and a director on the Company's board of directors, that holds a majority equity interest in, and manages, 25 radiation therapy treatment centers through 15 legal entities in South America. Central America and the Caribbean (which translates into us owning a 19% indirect ownership interest in the underlying radiation therapy treatment centers), and a 19% interest in a joint venture that operates a treatment center in Guatemala for an aggregate of approximately $10.4 million, subject to final determination of the purchase price based on a multiple of historical earnings before interest, taxes and depreciation and amortization. In January 2010, we finalized the amount due for our 33% interest in the joint venture and paid an additional $1.9 million. The transaction is accounted for under the equity method. We also have a four-year call option to purchase the remaining 67% in the Medical Developers, LLC joint venture in which we purchased a 33% interest, which would result in an ownership interest of approximately 90% in the underlying radiation oncology business located in South America, Central America and the Caribbean, at a price based on a multiple of historical earnings before interest, taxes and depreciation and amortization. See "Certain Relationships and Related Party Transactions."

        In January 2009, we opened our Hammonton, New Jersey and Indio, California treatment centers and began treating patients at the facilities and converted a hospital based arrangement to a freestanding facility in Bronx-Lebanon, New York.

        In May 2009, we opened a cancer center in Lee County, Florida.

        In June 2009, we opened two additional radiation treatment centers, one in Southbridge, Massachusetts and another treatment center in Gilbert, Arizona.

        In July 2009, we opened a radiation treatment center in Providence, Rhode Island in partnership with a hospital to provide stereotactic radio-surgery through the use of a cyberknife. We own approximately 45% of the joint venture.

        In October 2009, we opened our Yucca Valley, California treatment center.

        During 2009, we acquired the assets of several physician practices in Florida for approximately $0.2 million. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        During the fourth quarter of 2009, we closed five offices including two centers in Florida, one in Pennsylvania, one in Arizona and one in Nevada. We closed these offices to consolidate the number of offices within the market in order to leverage adjacent centers and/or due to excess capacity. The patients treated at these offices will be treated within the same market at other existing radiation treatment centers.

        In 2009, we terminated two professional service agreements with two hospitals, one in Florida in January 2009 and one in New Jersey in June 2009.

        In 2010, we internally developed two new radiation centers, sold one radiation center, acquired a radiation center, and acquired the assets of several physician practices as follows:

        In March 2010, we contributed approximately $3.0 million in tangible assets for a 77.3% interest in a joint venture with a group of physicians to open a radiation treatment center in El Segundo, California. The radiation treatment center expands our presence into the California market.

        On April 30, 2010, we sold certain assets of the Gettysburg facility to one of Gettysburg Radiation, LLC's minority equityholders for approximately $925,000. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of the Gettysburg facility deteriorated significantly.

        In April 2010, we entered into definitive agreements with Carolina Regional Cancer Center, P.A. for the acquisition of a radiation treatment center in Myrtle Beach, South Carolina that holds three certificate of need licenses, and Atlantic Urology Clinics, LLC, Adult & Pediatric Urology Center of the Carolina, P.A., Coastal Urology Center, P.A. and Grand Strand Urology, LLP with respect to the acquisition of the assets of these Myrtle Beach-based physician practices. On May 3, 2010, we consummated these acquisitions for a combined purchase price of approximately $34.2 million in cash. The acquisition of the Myrtle Beach facility expands our presence into a new local market within an existing regional division.

        In May 2010, we opened our Pembroke Pines, Florida treatment center.

        During the first nine months of 2010, we acquired the assets of several physician practices in Florida and Arizona for approximately $749,000. The physician practices provide synergistic clinical services to our patients in the respective markets in which we treat.

        The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of operations and comprehensive (loss) income from the respective dates of each acquisition. When we acquire a treatment center, the purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values.

        As of September 30, 2010, we have one replacement de novo radiation treatment center project in process and have completed three radiation treatment centers of which one is a replacement through the nine months ended September 30, 2010. The internal development of radiation treatment centers is subject to a number of risks including but not limited to risks related to negotiating and finalizing agreements, construction delays, unexpected costs, obtaining required regulatory permits, licenses and approvals and the availability of qualified healthcare and administrative professionals and personnel. As such, we cannot assure you that we will be able to successfully develop radiation treatment centers in accordance with our current plans and any failure or material delay in successfully completing planned internally developed treatment centers could harm our business and impair our future growth.

        We have been selected by a consortium of leading New York academic medical centers (including Memorial Sloan Kettering Cancer Center, Beth Israel Medical Center/Continuum Health System, NYU Langone Medical Center, Mt. Sinai Medical Center, and Montefiore Medical Center) to serve as the developer and manager of a proton beam therapy ("PBT") center to be constructed in Manhattan. The project is in the final stages of certificate of need approval. We expect to invest approximately $10,000,000 in the project and will have an approximate 25% ownership interest. We will also receive a management fee of 5% of collected revenues. The project is expected to commence operations in mid-2014. The project has been the subject to litigation. See "Business—Legal Proceedings."

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management's subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our consolidated financial statements.

Variable Interest Entities

        We evaluate certain of our radiation oncology practices in order to determine if they are variable interest entities ("VIE"). This evaluation resulted in determining that certain of our radiation oncology practices were potential variable interests. For each of these practices, we have determined (1) the sufficiency of the fair value of the entities' equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities' significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entities' activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. ASC 810, "Consolidation" ("ASC 810"), requires a company to consolidate VIEs if the company is the primary beneficiary of the activities of those entities. Certain of our radiation oncology practices are variable interest entities and we have a variable interest in certain of these practices through our administrative services agreements. Pursuant to ASC 810, through our variable interests in these practices, we have the power to direct the activities of these practices that most significantly impact the entity's economic performance and we would absorb a majority of the expected losses of these practices should they occur. Based on these determinations, we have included these radiation oncology practices in our consolidated financial statements for all periods presented. All significant intercompany accounts and transactions have been eliminated.

        We adopted updated accounting guidance beginning with the first quarter of 2010, by providing an ongoing qualitative rather than quantitative assessment of our ability to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and our rights or obligations to receive benefits or absorb losses, in order to determine whether those entities will be required to be consolidated in our consolidated financial statements. The adoption of the new guidance had no material impact to our financial statements and results of operations.

Net Patient Service Revenue and Allowances for Contractual Discounts

        We have agreements with third-party payers that provide us payments at amounts different from our established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided. Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. We also have agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in our consolidated financial statements are recorded at the amount that is expected to be received.

        We derive a significant portion of our revenues from Medicare, Medicaid and other payers that receive discounts from our standard charges. We must estimate the total amount of these discounts to prepare our consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. We estimate the allowance for contractual discounts on a payer class basis given our interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process. Changes in estimates related to the allowance for contractual discounts affect revenues reported in our consolidated statements of operations and comprehensive (loss) income.

        During the years ended 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010, approximately 51%, 47%, 44%, 44% and 47%, respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, we are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

Accounts Receivable and Allowances for Doubtful Accounts

        Accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, we establish an allowance for doubtful accounts to reduce the carrying amount of such receivables to their estimated net realizable value. The credit risk for other concentrations (other than Medicare) of receivables is limited due to the large number of insurance companies and other payers that provide payments for our services. We do not believe that there are any other significant concentrations of receivables from any particular payer that would subject us to any significant credit risk in the collection of our accounts receivable.

        The amount of the provision for doubtful accounts is based upon our assessment of historical and expected net collections, business and economic conditions, trends in Federal and state governmental healthcare coverage and other collection indicators. The primary tool used in our assessment is an annual, detailed review of historical collections and write-offs of accounts receivable. The results of our detailed review of historical collections and write-offs, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written-off after collection efforts have been followed in accordance with our policies.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price over the estimated fair value of net assets acquired by the Company in business combinations. Goodwill and indefinite life intangible assets are not amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise.

        Intangible assets consist of trade names, non-compete agreements and licenses. Trade names have an indefinite life and are tested annually for impairment. Non-compete agreements and licenses are amortized over the life of the agreement (which typically ranges from 2 to 10 years) using the straight-line method.

Impairment of Long-Lived Assets

        In accordance with ASC 360, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. Assessment of possible impairment of a particular asset is based on our ability to recover the carrying value of such asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of such asset, an impairment charge would be recognized for the amount by which the asset's carrying value exceeds its estimated fair value

Stock-Based Compensation

        All share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the statement of operations and comprehensive (loss) income over the requisite service period.

        We adopted ASC 718, "Compensation-Stock Compensation" ("ASC 718") using the modified prospective transition method for all other stock based compensation awards. Upon adoption of ASC 718, we continued to use the Black-Scholes valuation model for valuing all stock options. Compensation for non-vested stock grants is measured at fair value on the grant date based on the number of shares expected to vest and the quoted market prices if applicable. Compensation cost for awards with service conditions are recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period. Compensation cost for awards with performance and market conditions are recognized in earnings, net of estimated forfeiture using the accelerated attribution method over the service period.

Income Taxes

        We make estimates in recording our provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. ASC 740, "Income Taxes" ("ASC 740") requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Prior to 2009, no valuation allowances were considered necessary. The losses incurred in the year ended December 31, 2009, and the net cumulative loss for the current and prior two years on some state returns, represents sufficient negative evidence under the provisions of ASC 740 for us to determine that the establishment of a valuation allowance is appropriate. This valuation allowance will offset assets associated with future tax benefits from state net operating losses.

        ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        We adopted the provisions of ASC 740 concerning the accounting for uncertainty in income taxes on January 1, 2007. As a result, we recognized an increase in the liability for unrecognized tax positions, which was recorded as a reduction in retained earnings, which, if recognized in income tax expense, would have impacted the effective tax rate.

        We are subject to taxation in the U.S. and approximately 16 state jurisdictions. However, the principal jurisdictions for which we are subject to tax are the U.S. and Florida.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, the Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. The Company regularly assesses the likelihood of adverse outcomes from these audits to determine the adequacy of the Company's provision for income taxes. To the extent the Company prevails in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected.

New Pronouncements

        On January 1, 2009, we adopted changes issued by the FASB to the authoritative hierarchy of GAAP. These changes establish the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates ("ASU"). Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the ASC. These changes and the ASC itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our consolidated financial statements.

        On January 1, 2009, we adopted changes issued by the FASB to non-controlling interests in consolidated financial statements. These changes require, among other items, that a non-controlling interest be included within equity separate from the parent's equity; consolidated net income be reported at amounts inclusive of both the parent's and non-controlling interest's shares; and, separately, the amounts of consolidated net income attributable to the parent and non-controlling interest all be reported on the consolidated statement of operations. The adoption of the changes have been applied retrospectively for all periods presented.

        Effective January 1, 2009, we adopted changes issued by the FASB related to accounting for business combinations. These changes retain the purchase method of accounting for acquisitions, but require a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, these changes provide guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We have applied these changes to prospective acquisitions beginning January 1, 2009.

        Effective January 1, 2009, we adopted changes issued by the FASB to the method of determination of the useful life of intangible assets. This guidance amends the factors that should be considered in determining the useful life of a recognized intangible asset. The intent of this guidance is to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.

        Effective January 1, 2009, we adopted changes issued by the FASB to equity method investment accounting. These changes clarify the accounting for certain transactions and impairment considerations involving equity method investments. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations, or cash flows.

        Effective January 1, 2009, we adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. This guidance requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. The objective of the guidance is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. We adopted the enhanced disclosure requirements regarding derivative instruments and hedging activities.

        In June 2009, the FASB issued changes to the accounting for VIEs. These changes require an enterprise (i) to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. These changes become effective for us on January 1, 2010. We adopted the changes on January 1, 2010 which had no material impact to the presentation of the consolidated financial statements.

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" ("ASU 2010-06") which amends "Fair Value Measurements and Disclosures" to clarify certain existing disclosure requirements and to require a number of additional disclosures, including amounts and reasons for significant transfers between the three levels of the fair value hierarchy, and presentation of certain information in the reconciliation of recurring Level 3 measurements on a gross basis. ASU 2010-06 was effective for us on January 1, 2010, with certain disclosures effective for periods beginning January 1, 2011. The initial adoption of ASU

2010-06 resulted in additional disclosure in the notes to the financial statements but did not have an impact on our financial position or results of operations.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses" ("ASU 2010-20"). ASU 2010-20 intends to enhance a financial statement user's ability to evaluate the entity's credit risk exposures and adequacy of its allowance for credit losses by requiring additional disclosure about the nature of credit risk inherent in the portfolio of receivables, factors and methodologies used in estimating the allowance for credit losses and activity that occurs during a period for both finance receivables and allowance for credit losses. The scope of ASU 2010-20 is limited to financing receivables, excluding short-term trade accounts receivable and receivables measured at fair value or lower of cost or fair value. The guidance provides definitions of a finance receivable, portfolio segment, class of finance receivable, and credit quality indicator. ASU 2010-20 also makes significant changes to the disclosure requirements, including further disaggregation of the information presented based on portfolio segment or class of finance receivable. ASU 2010-20 is effective for us on January 1, 2011. The initial adoption of ASU 2010-20 will result in additional disclosures in the notes to the financial statements but will not have an impact on our financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-23, "Health Care Entities (Topic 954): Measuring Charity Care for Disclosure" ("ASU 2010-23"), which amends ASC 954 to require that cost be used as the measurement basis for charity care disclosure purposes and that cost be identified as the direct and indirect costs of providing the charity care. ASU 2010-23 is effective for us on January 1, 2011. The initial adoption of ASU 2010-23 will result in additional disclosures in the notes to the financial statements but will not have an impact on our financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-24, "Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries" ("ASU 2010-24"), which amends ASC 954 to clarify that a health care entity cannot net insurance recoveries against a related claim liability. Additionally, ASU 2010-24 notes the amount of the claim liability should be determined without consideration of insurance recoveries. ASU 2010-24 is effective for us on January 1, 2011. We are currently assessing the impact of this guidance on our financial statements.

Reimbursement, Legislative And Regulatory Changes

        Legislative and regulatory action has resulted in continuing changes in reimbursement under the Medicare and Medicaid programs that will continue to limit payments we receive under these programs.

        Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to legislative and regulatory changes, administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments may, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of our treatment centers or require other changes in our operations. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

        While inflation was not a material factor in either revenue or operating expenses during the periods presented, the healthcare industry is labor- intensive. Wages and other expenses increase during periods of inflation and labor shortages, such as the nationwide shortage of dosimetrists and radiation therapists. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing reimbursement or expanding services. However, we cannot predict our ability to cover, or offset, future cost increases.

Commitments

        The following table sets forth our contractual obligations as of September 30, 2010.

	Payments Due by Period
Contractual Cash Obligations	Total	Less Than 1 Year	2 - 3 Years	4 - 5 Years	After 5 Years
	(in thousands)
Senior secured credit facilities(1)	$307,492	$12,595	$24,952	$269,945	$—
Notes offered hereby(2)	524,288	30,613	61,225	61,225	371,225
Capital leases(3)	22,678	10,457	12,084	137	—
Operating lease obligations(4)	392,716	31,004	57,435	53,328	250,949
Finance obligations(5)	10,439	790	1,629	1,696	6,324

Total contractual cash obligations	$1,257,613	$85,459	$157,325	$386,331	$628,498

(1)
As of September 30, 2010, there was $265.4 million aggregate principal amount outstanding under our senior secured term loan facility (excluding OID of $1.6 million) and $0.0 million in aggregate principal amount outstanding under our senior secured revolving credit facility (excluding issued but undrawn letters of credit). Interest expense and fees on our senior secured term loan facility is based on an assumed interest rate of the three-month LIBOR rate as of September 30, 2010 plus 425 basis points plus unused commitment fees on our $75.0 million senior secured revolving credit facility.

(2)
Notes offered hereby of $310.0 million with OID of $1.9 million, with a 7 year maturity. Interest expense is based on an interest rate of 9 7/8%.

(3)
Capital leases includes leases relating to medical equipment.

(4)
Operating lease obligations includes land and buildings.

(5)
Finance obligations includes real estate under the failed sale-leaseback accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Finance Obligation."

Off-Balance Sheet Arrangements

        We do not currently have any off-balance sheet arrangements with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

        We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments. These derivative financial instruments may take the form of forward sales contracts, option contracts, and interest rate swaps. We have not and do not intend to engage in the practice of trading derivative securities for profit. Because our borrowings under our senior secured credit facilities will bear interest at variable rates, we are sensitive to changes in prevailing interest rates. We currently manage part of our interest rate risk under an interest rate swap agreement. We are not exposed to any market risks related to foreign currencies.

Interest Rate Swap

        We are exposed to changes in interest rates as a result of our outstanding variable rate debt. To reduce the interest rate exposure, we entered into an interest rate swap agreement whereby we fixed the interest rate on the notional amount of approximately $290.6 million of our senior secured term loan facility, effective as of June 30, 2008. The rate and maturity of the interest rate swap is 3.67% plus a margin, which is currently 425 basis points, and expires on March 31, 2012. The amount of our senior secured term loan facility subject to the interest rate swap agreement will reduce from $290.6 million to $116.0 million by the end of the term. At September 30, 2010 and December 31, 2009, the amount of the floating rate senior debt subject to the interest rate swap was $174.2 million and $232.4 million, respectively.

        The swap is a derivative and is accounted for under ASC 815, "Derivatives and Hedging" ("ASC 815"). The fair value of the swap agreement, representing the estimated amount that we would pay to a third party assuming our obligations under the interest rate swap agreement terminated at September 30, 2010 and December 31, 2009, was approximately $6.3 million and $7.7 million, respectively. The estimated fair value of our interest rate swap was determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

        Since we have the ability to elect different interest rates on the debt at each reset date, and our senior secured credit facilities contain certain prepayment provisions, the hedging relationship does not qualify for use of the shortcut method under ASC 815. Therefore, the effectiveness of the hedge relationships are assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive income (loss).

Interest Rates

        Outstanding balances under our senior secured credit facilities bear interest based on either LIBOR plus an initial spread, or the alternate base rate ("ABR") plus an initial spread, at our option. Accordingly, an adverse change in interest rates would cause an increase in the amount of interest paid. As of September 30, 2010, we have interest rate exposure on $91.2 million of our senior secured credit facilities. A 100 basis point change in interest rates on our senior secured credit facilities would result in an increase of $0.9 million in the amount of annualized interest paid and annualized interest expense recognized in our consolidated financial statements.

BUSINESS

Our Company

        We are a leading provider of advanced radiation therapy services to cancer patients primarily in the United States. We offer a comprehensive range of radiation treatment alternatives, and focus on delivering academic-quality, cost-effective patient care in a personal and convenient setting. Our first radiation treatment center opened in 1983, and as of September 30, 2010, we owned or operated 99 treatment centers, 92 of which are freestanding facilities with the seven remaining facilities operated in partnership with hospitals and other groups. Our treatment centers, most of which operate under the 21st Century Oncology brand, are strategically clustered in 28 local markets in 16 states. We hold market leading positions in most of our local markets.

        We believe we are the largest company in the United States focused principally on providing radiation therapy, and we believe our size provides us with competitive advantages. We have significant clinical and technological resources available within our national network of local providers, which assist our physicians in accessing the latest advances in research and technology and in delivering the most effective treatments to our patients. Our nationwide presence also enables us to implement best practices and share new ideas and information across our network. We are able to leverage our scale by recruiting, developing and training key clinical personnel. For instance, we operate our own dosimetry and radiation therapy schools and have an affiliated physics program. These in-house capabilities, combined with senior physician leadership, a premier medical board and substantive training and mentoring programs, have allowed us to deliver superior and innovative patient care with the highest quality standards across our centers. Furthermore, our operational infrastructure and network's size affords advantages in areas such as purchasing, recruiting, billing and information systems.

        Our operating philosophy is centered upon using the latest available and most advanced technology, and employing leading radiation oncologists to deliver a variety of treatment options to our patients in each local market. To implement this philosophy, we invest in new software and equipment with the goal of equipping each local market with state-of-the-art technology that facilitates better clinical results. Through the use of advanced tools we can improve therapeutic outcomes by precisely targeting cancerous cells and tumors while sparing healthy, surrounding tissues and organs. We are also able to adapt and refine treatments as tumors shrink or change position. We have continued to attract and retain talented physicians and staff by providing opportunities to work in an environment that has a clinical and research focus, superior end-to-end resources, and high quality patient care. In addition, in certain local markets we have integrated with physicians in closely related medical specialties in order to provide a continuum of care for cancer patients. We have organized our Company into eight regional reporting units by geographic locations. We have eight regional directors that report to our Senior Vice President, Director of Regional Operations. Each regional director is responsible for the overall performance of their respective regions.

        We have built a national platform of treatment centers while increasing both the revenue and profitability of the Company. Since the beginning of 2003, we have internally developed 26 treatment centers and acquired 40 existing treatment centers, and from 2007 to 2009, increased revenues at a compound annual growth rate of 15.9%. We believe that as our scale continues to increase, our network of collaborative care along with our operational and financial resources will not only differentiate us from many of our competitors, but will also enhance our attractiveness to patients, referral sources, potential employees and acquisition targets. For the year ended December 31, 2009, our total revenues were $524.5 million.

Our Industry

        According to industry experts, the United States radiation therapy market was estimated to be approximately $8 billion in 2007. The market's growth is driven by the increasing number of cancer diagnoses and the development and use of increasingly effective technologies that enable more types of cancer-related tumors to be treated with radiation therapy. The American Cancer Society estimated that approximately 1.5 million new cancer cases were diagnosed in the United States in 2009. As the U.S. population ages, the number of cancer diagnoses is expected to continue to increase, as approximately 77% of all cancers are currently being diagnosed in people over the age of 55. Radiation therapy is a primary treatment method for cancer and, according to ASTRO, nearly two-thirds of patients diagnosed with cancer receive radiation therapy during their illness. Radiation therapy's share of the cancer treatment market has increased as a result of new radiation therapy technologies that better target cancerous tumors and lead to fewer side effects as compared to other forms of treatment and to previous radiation therapy treatments.

        Radiation therapy is used to treat the most common types of cancer, including prostate, breast and lung cancer. Radiation therapy uses high-energy particles or waves, such as x-rays, to destroy cancer cells by delivering high doses of radiation to the tumor through a special piece of equipment, known as a linear accelerator. In addition, when a cure is not possible, radiation therapy is often able to shrink tumors thereby reducing pressure or pain while also relieving other symptoms of the cancer to enhance a patient's quality of life.

        Although the majority of cancer patients receive radiation therapy treatment, individuals diagnosed with cancer may also undergo surgery, chemotherapy and/or biological therapy. Physicians generally choose the appropriate treatment or combination of treatments based upon the type of cancer, its stage of development and where the cancer is located. Radiation therapy patients are usually referred to a treatment center or a radiation oncologist by urologists, breast surgeons, general oncologists and general surgeons, in addition to other sources.

        Recent research and technological advances have produced new, advanced methods for radiation treatment. These advanced methods result in more effective treatments that deliver the necessary doses of radiation while minimizing the harm to healthy tissues that surround the tumor. This is accomplished by modulating the intensity across the tumor and reducing the amount of radiation leakage resulting in fewer side effects and complications as well as an enhanced quality of life. For instance, new stereotactic radiosurgery planning and equipment, combined with tumor tracking or respiratory gating techniques, allow cancers located in the lung and liver to be treated with significantly fewer high dose radiation treatments and higher control rates, which results in less dosage to normal lung or liver tissue and leads to fewer side effects than before. With the discovery of new, innovative means to deliver radiation therapy and the increasing awareness of advanced treatments with reduced side effects by patients and physicians, radiation therapy is expected to be a preferred method for treating cancer.

        The radiation therapy market is highly fragmented. Currently, there are over 2,200 locations providing radiation therapy in the U.S., of which approximately 960 were freestanding, or non-hospital based, treatment centers. Currently, approximately 30% of freestanding treatment centers are affiliated with the largest four provider networks, which includes Radiation Therapy Services, Inc.

Our Business Strengths

        We believe that the following competitive strengths have allowed us to achieve and maintain our position as a leading provider of radiation therapy:

        National Platform with Strong Local Market Positions—We currently serve patients in 28 local markets across 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island and West Virginia. Most of our treatment centers are strategically clustered into regional networks (which we refer to as our local markets) in order to leverage our clinical and operational expertise over a larger patient population and maximize our investment in advanced technologies. For example, our local markets enable us to share scarce and expensive medical physicists, who are critical in the process of developing the radiation treatment plan for each patient as well as making sure the equipment is properly calibrated. We generally have two physicists at three to four treatment centers in each of our local markets (as opposed to in each treatment center) which increases resource utilization and provides enhanced treatment consistency. In addition, we are able to provide our patients with a full technological spectrum, including less common treatment alternatives, by equipping each of our local markets, as opposed to each treatment center, with the necessary technology and know-how and thus doing so on a more cost-effective basis. Our scale also allows us to serve as a center for leading clinical research and technological advances, which helps us attract and retain talented radiation oncologists, physicists and other professionals. Furthermore, our national platform, reputation, recruiting ability and market knowledge enable us to respond quickly and efficiently to new acquisition as well as de novo opportunities. Since the beginning of 2003, we have acquired or developed 66 treatment centers and entered into 16 new local markets. Finally, our centralized approach to business functions such as purchasing, accounting, administration, billing and information technology enables us to leverage economies of scale in various direct and indirect costs.

        Best in Class Clinical and Technological Platform—We believe that we have best in class technology, which allows us to provide the highest quality of care and clinically advanced treatment options to our patients. We periodically upgrade our equipment and technology, and we believe they will require minimal maintenance capital expenditures in the near future. We believe we are the market leader in the utilization of advanced technologies, such as IMRT, IGRT and our recently-developed Gamma Function. These technologies are more effective at treating many forms of cancer than other, older technologies such as conformal beam. Our continuous and early adoption of technology platforms has allowed us to implement and share technology and our knowledge across our centers very quickly and therefore enhance clinical expertise within the Company and the industry overall. Our Chief Technology Officer, who is certified in radiotherapy physics, has received numerous awards, serves as an adjunct professor and is a published author in a variety of fields and has spent 20 years in his current role with the Company managing 66 physicists and an internal radiation equipment development and maintenance team. Our Senior Vice President of Clinical Operations has been with the Company for 10 years and is a leading radiation oncologist who conducts radiation therapy research projects, publishes professional journal articles and presents at national cancer treatment meetings. These members of management and the teams that they lead provide both technical and clinical expertise throughout our network, enhancing the level of patient care, safety, and quality control. We feel our clinical and technological platform provides us with a significant competitive advantage in attracting new professional talent, upgrading equipment and operations of acquired centers, and the opportunity to distinguish ourselves with referral sources, payers and patients.

        Leading Radiation Oncologists—We have been successful in recruiting, acquiring practices from, and retaining radiation oncologists with excellent academic and clinical backgrounds who we believe have potential for professional growth. Our 100 radiation oncologists have an average of over 17 years of experience and we believe our most senior clinical leadership are regarded as industry leaders. As a physician-led organization, we value superior training, research capabilities and mentoring. In addition to being educated and trained at some of the world's most prestigious and well recognized medical training centers and universities, our physicians have held positions in radiation oncology's elite research institutes, societies and regulatory bodies. These institutions and societies include ASTRO, ACRO, AFROC and Radiation Therapy Oncology Group. Our clinical leadership also publishes frequently as academic contributors, having co-authored numerous white papers, radiation therapy research projects, and empirical studies in a wide range of international and domestic medical journals. We attract and retain our existing physicians by:

  •
  offering them the opportunity to join an established team of leaders in the field of radiation oncology;

  •
  enabling them to maximize clinical results through the sharing of best practices;

  •
  providing them access to advanced technologies and resources, including superior clinical personnel;

  •
  offering them the opportunity to develop expertise in advanced treatment procedures;

  •
  enabling them to conduct research and encouraging them to publish their results;

  •
  providing them with a vast history and amount of data to study protocols and outcomes of various treatment alternatives;

  •
  providing them with the opportunity to earn above the national average compensation for radiation oncologists together with the benefits associated with an employment-based model; and

  •
  offering them administrative and support services to assist in the management and operation of practices.

        Favorable Industry Dynamics—Cancer treatment is a large and growing market. In 2006, there were approximately 11.4 million people living with cancer or with a history of cancer in the United States. The market has been growing, with approximately 1.5 million new cases being diagnosed in the United States in 2009. Radiation therapy remains a core treatment for cancer with nearly two-thirds of cancer patients receiving radiation therapy during their illness. The U.S. radiation therapy market was estimated to be approximately $8 billion in 2007. We believe that several factors will contribute to the continued expansion of the cancer treatment market and increased utilization of radiation therapy as one of the primary treatment methods, including:

  •
  the increased life expectancy and aging of the American population, which is likely to drive an increase in the incidence of the disease as approximately 77% of all cancers are diagnosed in people over the age of 55;

  •
  the advent of advanced radiation treatment technologies that expand the base of cancers that are treatable with radiation therapy;

  •
  radiation therapy being less invasive than surgery;

  •
  radiation therapy having fewer side effects than chemotherapy; and

  •
  increasing patient knowledge and awareness of various treatment alternatives leading to higher utilization of advanced procedures that more effectively spare healthy tissue, reduce complications and side effects and improve quality of life.

        Stable and Growing Business with Strong Operating Cash Flow—There are several underlying factors that we believe contribute to the stability and growing performance of our business; most notably, the aging of the U.S. population and resultant rise in cancer cases, and that radiation therapy remains a primary tool used to treat cancer. Additionally, our growth is attributable to our utilization of more advanced treatment technologies, which typically generates higher revenue growth and higher margins. In addition to stable and growing revenues, our base business includes characteristics that produce significant operating cash flow such as low operating costs and minimal working capital needs. The generation of operating cash flow allows us to either reinvest in our business through capital expenditures and growth initiatives and/or reduce indebtedness, each as determined by our business and financial strategies.

        Strong Track Record of Successful Acquisitions and De Novo Facility Development—We have grown at a measured pace through a focused strategy of acquisitions and development of freestanding and hospital-based treatment centers. Since the beginning of 2003, we have acquired 40 treatment centers and have a successful track record of integrating our acquisitions as a result of our ability to leverage regional resources and technology, improve the mix of treatments, and put in place more favorable contracts for insurance and medical supplies that take advantage of our size. We have a deep corporate development team and unique market analysis software that enables us to proactively identify and prioritize acquisition targets based on demographics, payer landscape and competition, among other things. The radiation therapy market is highly fragmented, as approximately 30% of the market's freestanding centers are affiliated with the four largest provider networks, which includes Radiation Therapy Services, Inc. As a result, we believe our pipeline of potential targets is robust and acquisitions will remain a significant part of our core growth strategy. As a leading national platform company in the industry, we believe we are a preferred acquirer in light of the services and benefits we can offer.

        Since the beginning of 2003, we have also developed 26 de novo treatment centers and we continue to seek opportunities to develop additional de novo treatment centers as a means to strengthen our local market share. De novo treatment centers allow us to penetrate underserved markets or extend our local network and typically require lower initial capital expenditures. De novo treatment centers typically generate positive cash flow within six months after opening in an existing market and twelve to fifteen months after opening in a new market.

        Experienced and Committed Management Team and Equity Sponsor—Our senior management team, several of whom are practicing radiation oncologists, has extensive public and private sector experience in healthcare, in particular radiation oncology. Excluding our recently appointed Chief Financial Officer, our senior management team has been with us for an average of 17 years and averages approximately 24 years in the radiation therapy industry. Since 1999, members of our management team have helped to grow the Company from $56.4 million in total revenues to $524.5 million of total revenues for the year ended December 31, 2009. This growth has occurred both organically and through the integration of 49 treatment centers acquired since 1999. In addition, our equity sponsor, Vestar, has considerable experience making successful investments in a wide variety of industries, including healthcare.

Our Business Strategy

        We believe we are in a superior position relative to our competitors to capitalize on the opportunities in our market given our size, market locations, access to capital and clinical expertise as well as our experienced physician base and management team. The key elements to our strategy are:

        Maintain Emphasis on Service and Quality of Care—We focus on providing our patients with an environment that minimizes the stress and uncertainty of being diagnosed with and treated for cancer. We aim to enhance patients' overall quality of life by providing technologically advanced radiation treatment alternatives that deliver more effective radiation directly to cancerous cells while minimizing harm to surrounding tissues and reducing side effects. As an example, one of our most recent technologies, Gamma Function, provides enhanced quality control during treatment delivery. Gamma Function effectively measures the radiation byproduct, or throughput, as the beam exits the body, thereby measuring the accuracy of the radiation delivery to the prescribed tumor site and giving the physician more frequent opportunities to re-design treatment plans during a course of an overall treatment regimen. Additionally, we verify every accelerator's output daily and voluntarily re-calibrate each machine annually using the services provided by the M.D. Anderson Radiation Physics Center at the University of Texas to ensure that our stringent quality control standards are met. We have a compliance program that is consistent with guidelines issued by the OIG of the DHHS. Our compliance team, led by a senior officer who has been with the Company since 2004, coupled with our in-house physics and maintenance departments, complements our front-end focus on employing the best physicians and using the most advanced technologies to provide our patients with superior care in a safe and quality-controlled environment.

        Our treatment centers are designed to deliver high-quality radiation therapy in a patient-friendly environment and are generally located in convenient, community-based settings. We make every effort to see patients within 24 hours of a referral and to begin treatment as soon as possible thereafter. In addition, our radiation oncologists are available to patients at any time to discuss proposed treatments, possible side effects, and expected results of treatment. Finally, we offer support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines, each of which improves the patient experience. We believe our focus on patient service enhances the quality of care provided, differentiates us from other radiation therapy providers and strengthens our relationships with referring physicians.

        Increase Revenue and Profitability of Our Existing Treatment Centers—We plan to continue to provide capital, support and technology to our existing centers to drive increased treatment volume, improve treatment mix, and leverage our strong market presence to generate operating efficiencies. We believe our scale and strategy of clustering treatment centers in local markets provide unique advantages for driving referrals, improving payer relationships and enhancing our clinical reputation, all of which lead to growth in patient volume. To drive increased operational efficiencies and increased profitability initiatives, in 2009 we refined our operating infrastructure to delineate between operating and clinical management at the senior management level. We now have eight regional directors each with separate responsibility for business operations within their region. In concert with a newly revamped clinical board staffed with internal and external thought leaders in radiation oncology, this has allowed us to identify, measure and execute on opportunities for expense reduction and enhanced profitability. As a result, in 2009, we identified and executed upon approximately $7.2 million in cost savings and operational efficiencies, of which approximately $2.2 million has already been realized. An example of one such initiative undertaken in 2009 was a more efficient approach to market optimization. Working with both the clinical and regional operations teams, we were able to recognize areas for improved technological coverage as well as identify a number of centers for closure as the existing patient volume could be serviced with a smaller, lower cost configuration of centers. Going forward, we believe this dual operating and clinical structure will not only continue to help us focus on increasing operating leverage but also more quickly facilitate the penetration of advanced technology and treatment methods across our centers, which enhances our overall treatment mix as newer technologies and treatments replace those that are older and less effective. We believe benefits resulting from leveraging our network of centers will continue to grow as we expand the platform through strategic acquisitions and internally developed treatment centers.

        Continue to Lead in Clinical Excellence—For more than 20 years, we believe we have differentiated ourselves from other industry participants by proactively investing in a superior, research-driven clinical and technological infrastructure that has advanced our clinical treatment capabilities. As early as 1989, we founded, and still run, the only fully accredited privately-owned radiation therapy and dosimetry schools in the country. In addition, we have an affiliated physics program with the University of Pennsylvania. As a result, we have recruited, trained, certified and retained many highly-talented medical physicists, dosimetrists and radiation therapists. Further, we have consistently invested in industry-leading and revolutionary technologies, through partnerships with renowned research institutes, proprietary experimental research entities and other for-profit businesses. We have also, through our own research initiatives and resources, developed and implemented treatment technologies exclusive to the Company. For example, Gamma Function (more fully described above) is an in-house developed software tool that we use to measure the quality of radiation therapy delivered to our patients. Currently, we are exploring more formalized initiatives to use our vast amount of data to lead and support studies and programs measuring quality outcomes of various treatment protocols.

        Expand Through Acquisitions—Acquisitions are an important part of our expansion plan, and we have invested in unique tools and a substantial infrastructure to capitalize on acquisition opportunities. We will seek to enter new local markets and grow our existing markets through the acquisition of established treatment centers with leading radiation oncologists, meaningful local market share and significant growth prospects. The foundation of our acquisition strategy is the implementation of our proven operating model at each of our newly acquired treatment centers. This includes upgrading existing equipment and technologies where applicable, enhancing treatment mix, introducing advanced therapies and services, providing clinical expertise and enabling our new physicians and patients to access our broad network of centers, contracts and resources. For example, our existing physicians and clinical experts are often able to educate the physicians at our acquired centers on the clinical benefits of using advanced technologies such as IMRT and IGRT, thereby increasing the penetration of these services in the center's overall treatment mix and resulting in higher average revenue per treatment, increased profitability and improved patient care. We are currently considering a number of acquisition opportunities, some of which could be material.

        Develop New Treatment Centers in Existing and New Markets—We plan to develop treatment centers to expand our existing local markets and selectively enter new local markets. As of September 30, 2010, we have one replacement de novo treatment center under development. We have significant experience in the design and construction of radiation treatment centers, having internally developed 26 treatment centers since the beginning of 2003. In 2009, we opened de novo treatment centers in Hammonton, New Jersey; Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Gilbert, Arizona; Providence, Rhode Island and Yucca Valley, California, and in the first half of 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. We evaluate potential expansion into new and existing local markets based on demographic characteristics, pre-existing relationships with physicians or hospitals, the competitive landscape and the payer and regulatory environments. Our newly-developed treatment centers typically achieve positive cash flow within six to fifteen months after opening, depending upon whether it is an existing or new market, and the use of third party organizations minimizes our up front capital requirements. We may also from time to time enter new local markets through strategic alliances and joint ventures.

        Expand Through Affiliations with Other Oncologists and Specialists—In select local markets, it may be advantageous to affiliate with physicians in medical specialties that are not primarily focused on radiation oncology, but are involved in the continuum of care for cancer patients. We may pursue these affiliations when opportunities arise to provide our patients with a more comprehensive treatment team to better target and treat tumors. In these instances, we believe we can further strengthen both our clinical working relationships and our standing within the local medical community. We currently operate as a multi-specialty group practice in a limited number of our markets, principally with other oncologists, including gynecological and surgical oncologists, and in ten local markets with urologists.

Operations

        We have 27 years of experience operating radiation treatment centers. We have developed an integrated operating model, which is comprised of the following key elements:

        Treatment Center Operations.    Our treatment centers are designed specifically to deliver high-quality radiation therapy in a patient-friendly environment. A treatment center typically has one or two linear accelerators, with additional rooms for simulators, CT scans, physician offices, film processing and physics functions. In addition, treatment centers include a patient waiting room, dressing rooms, exam rooms and hospitality rooms, all of which are designed to minimize patient discomfort.

        Cancer patients referred to one of our radiation oncologists are provided with an initial consultation, which includes an evaluation of the patient's condition to determine if radiation therapy is appropriate, followed by a discussion of the effects of the therapy. If radiation therapy is selected as a method of treatment, the medical staff engages in clinical treatment planning. Clinical treatment planning utilizes x-rays, CT imaging, ultrasound, PET imaging and, in many cases, advanced computerized 3-D conformal imaging programs, in order to locate the tumor, determine the best treatment modality and the treatment's optimal radiation dosage, and select the appropriate treatment regimen.

        Our radiation treatment centers typically range from 5,000 to 12,000 square feet, have a radiation oncologist and a staff ranging between ten and 25 people, depending on treatment center capacity and patient volume. The typical treatment center staff includes: radiation therapists, who deliver the radiation therapy, medical assistants or medical technicians, an office financial manager, receptionist, transcriptionist, block cutter, file clerk and van driver. In markets where we have more than one treatment center, we can more efficiently provide certain specialists to each treatment center, such as physicists, dosimetrists and engineers who service the treatment centers within that local market.

        Standardized Operating Procedures.    We have developed standardized operating procedures for our treatment centers in order to ensure that our professionals are able to operate uniformly and efficiently. Our manuals, policies and procedures are refined and modified as needed to increase productivity and efficiency and to provide for the safety of our employees and patients. We believe that our standard operating procedures facilitate the interaction of physicians, physicists, dosimetrists and radiation therapists and permit the interchange of employees among our treatment centers. In addition, standardized procedures facilitate the training of new employees.

        Coding and Billing.    Coding involves the translation of data from a patient's medical chart to our billing system for submission to third-party payers. Our treatment centers provide radiation therapy services under approximately 60 different professional and technical codes, which determine reimbursement. Our Medical Director and Chief Compliance Officer along with our certified professional coders work together to establish coding and billing rules and procedures to be utilized at our radiation treatment centers providing consistency across centers. In each radiation treatment center, our certified coders in charge of executing these rules and procedures with the trained personnel located at each treatment center. To provide an external check on the integrity of the coding process, we conduct internal audits and have also retained the services of a third-party consultant to review and assess our coding procedures and processes on a periodic basis. Billing and collection functions are centrally performed by staff at our executive offices.

        Management Information Systems.    We utilize centralized management information systems to closely monitor data related to each treatment center's operations and financial performance. Our management information systems are used to track patient data, physician productivity and coding, as well as billing functions. Our management information systems also provide monthly budget analyses, financial comparisons to prior periods and comparisons among treatment centers, thus enabling management to evaluate the individual and collective performance of our treatment centers. We developed a proprietary image and text retrieval system referred to as the Oncology Wide-Area Network ("OWAN"), which facilitates the storage and review of patient medical charts and films. We periodically review our management information systems for possible refinements and upgrading. Our management information systems personnel install and maintain our system hardware, develop and maintain specialized software and are able to integrate the systems of the practices we acquire.

        Maintenance and Physics Departments.    We have established maintenance and physics departments which implement standardized procedures for the acquisition, installation, calibration, use, maintenance and replacement of our linear accelerators, simulators and related equipment, as well as to the overall operation of our treatment centers. Our engineers, in conjunction with manufacturers' representatives, perform preventive maintenance, repairs and installations of our linear accelerators. This enables our treatment centers to ensure quality, maximize equipment productivity and minimize downtime. In addition, the maintenance department maintains a warehouse of linear accelerator parts in order to provide equipment backup. Our physicists monitor and test the accuracy and integrity of each of our linear accelerators on a regular basis to ensure the safety and effectiveness of patient treatment. This testing also helps ensure that the linear accelerators are uniformly and properly calibrated. Independent machine verifications are done annually using the services provided by the M.D. Anderson Radiation Physics Center to confirm proper calibrations.

        Total Quality Management Program.    We strive to achieve total quality management throughout our organization. Our treatment centers, either directly or in cooperation with the appropriate professional corporation or hospital, have a standardized total quality management program consisting of programs to monitor the design of the individual treatment of the patient via the evaluation of charts by radiation oncologists, physicists, dosimetrists and radiation therapists and for the ongoing validation of radiation therapy equipment. Each of our new radiation oncologists is assigned to a senior radiation oncologist who reviews each patient's course of treatment through the patient's medical chart using our OWAN. Furthermore, the data in our patient database is used to evaluate patient outcomes and to modify treatment patterns as necessary to improve patient care. We also utilize patient questionnaires to monitor patient satisfaction with the radiation therapy they receive.

        Clinical Research.    We believe that a well-managed clinical research program enhances the reputation of our radiation oncologists and our ability to recruit new radiation oncologists. Our treatment centers participate in national cooperative group trials and we have a full-time, in-house research staff to assure compliance with such trials and to perform related outcome analyses. We maintain a proprietary database of information on over 110,000 patients. The data collected includes tumor characteristics such as stage, histology and grade, radiation treatment parameters, other treatments delivered and complications. This data can be used by the radiation oncologists and others to conduct research, measure quality outcomes and improve patient care. These research and outcome studies often are presented at international conferences and published in trade journals. Through 2009, our radiation oncologists have published more than 615 articles in peer reviewed journals and related periodicals.

        Educational Initiatives.    In 1989, we founded The Radiation Therapy School for Radiation Therapy Technology, which is accredited by the Joint Review Committee on Education in Radiologic Technology. The school trains individuals to become radiation therapists. Upon graduation, students become eligible to take the national registry examination administered by the American Registry of Radiologic Technologists. Radiation therapists are responsible for administering treatments prescribed by radiation oncologists and monitoring patients while under treatment. Since opening in 1989, the school has produced 126 graduates, 60 of whom are currently employed by us.

        Recognizing a growing need for individuals trained in treatment planning, we founded a Training Program for Medical Dosimetry in 2005. A total of 18 trainees/prospective students have completed or are in the process of completing the program in dosimetry. As of September 30, 2010, 14 trainees have completed the program with two seniors in progress and two additional candidates scheduled to begin in January 2011. Two students successfully passed the certifying exam administered by the Medical Dosimetry Certification Board in June 2010, with five eligible trainees scheduled to sit for the exam in September 2011. In November 2010, the program applied for initial accreditation via the Joint Review Committee on Education in Radiologic Technology (JRCERT; www.jrcert.org) with the matriculation of the two prospective students as members of the January 2011 class.

        In addition, we have an affiliated physics program with the University of Pennsylvania.

        Privacy of Medical Information.    We focus on being compliant with regulations under HIPAA, regarding privacy, security and transmission of health information. We have implemented such regulations into our existing systems, standards and policies to ensure compliance.

        Compliance Program.    We have a compliance program that is consistent with guidelines issued by the OIG of the DHHS. As part of this compliance program, we adopted a code of ethics and have a full-time compliance officer at the corporate level. Our program includes an anonymous hotline reporting system, compliance training programs, auditing and monitoring programs and a disciplinary system to enforce our code of ethics and other compliance policies. It also includes a process for screening all employees through applicable federal and state databases of sanctioned individuals.

Auditing and monitoring activities include claims preparation and submission and also cover issues such as coding, billing, regulatory compliance and financial arrangements with physicians. These areas are also the focus of our specialized training programs.

Service and Treatment Offerings

        We believe our radiation treatment centers are distinguishable from those of many of our competitors because we offer patients a full spectrum of radiation therapy alternatives, including many advanced treatment options that are not otherwise available in certain geographies or offered by other providers. Our radiation treatment services include external beam therapies, such as conformal beam treatment, intensity modulated radiation therapy and stereotactic radiosurgery, as well as internal radiation therapy such as high-dose and low-dose rate brachytherapy. In addition, we utilize various supplementary technologies, including image guided radiation therapy, Gamma Function, respiratory gating and 3-D conformal treatment planning to improve the effectiveness of the radiation treatments. Finally, we provide an array of complementary support services in the areas of psychological and nutritional counseling as well as transportation assistance, consistent with applicable regulatory guidelines. Radiation therapy is given in one of two ways: externally or internally, with some cancers treated utilizing both radiation therapy approaches. Most people undergoing radiation therapy for cancer are treated with external beam radiation therapy. Radiation therapy is used to treat the most common types of cancers including: prostate, breast, lung and colorectal.

        External Beam Therapy.    External beam radiation therapy involves exposing the patient to an external source of radiation through the use of special equipment that directs radiation at the cancer. Equipment utilized for external beam radiation therapy vary as some are better for treating cancers near the surface of the skin and others are better for treating cancers deeper in the body. A linear accelerator, the most common type of equipment used for external beam radiation therapy, can create both high-energy and low-energy radiation. High-energy radiation is used to treat many types of cancer while low-energy radiation is used to treat some forms of skin cancer. A course of external beam radiation therapy typically ranges from 20 to 40 treatments. Treatments generally are given to a patient once each day with each session lasting for approximately 15 minutes.

        Internal Radiation Therapy.    Internal radiation therapy also called brachytherapy, involves the placement of the radiation source inside the body. The source of the radiation (such as radioactive iodine) is sealed in a small holder called an implant and is introduced through the aid of thin wires or plastic tubes. Internal radiation therapy places the radiation source as close as possible to the cancer cells and delivers a higher dose of radiation in a shorter time than is possible with external beam treatments. Internal radiation therapy is typically used for cancers of the lung, esophagus, breast, uterus, thyroid, cervix and prostate. Implants may be removed after a short time or left in place permanently (with the radioactivity of the implant dissipating over a short time frame). Temporary implants may be either low-dose rate or high-dose rate. Low-dose rate implants are left in place for several days; high-dose rate implants are removed after a few minutes.

        Since all of our treatment centers are clustered into local markets, our treatment centers are distinguished from those of many of our competitors by our ability to offer advanced radiation therapy services. Our advanced radiation treatment services include: image guided radiation therapy, intensity modulated radiation therapy, 3-D conformal treatment planning, stereotactic radiosurgery Gamma Function, respiratory gating and high-dose and low-dose rate brachytherapy.

        The following table sets forth the forms of radiation therapy treatments and advanced services that we offer:

Technologies	Description
External Beam Therapy
Conformal Beam Treatment	Enables radiation oncologists to utilize linear accelerator machines to direct radiation beams at the cancer.
IMRT

Enables radiation oncologists to adjust the intensity of the radiation dose and conform the beam along the entire surface of the tumor. IMRT can also be programmed to angle beams of radiation around normal tissue, thereby sparing healthy organs and reducing side effects.

Stereotactic Radiosurgery

Enables delivery of concentrated, precise, high dose radiation beams to localized tumors. Historically, stereotactic radiosurgery was used primarily for contained lesions of the brain but recent advancements in imaging technologies have allowed more types of tumors to be targeted, therefore broadening the use of stereotactic radiosurgery for extra-cranial cancers.

Internal Radiation Therapy
High-Dose Rate Remote Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering higher doses of radiation directly to the cancer.
Low-Dose Rate Brachytherapy	Enables radiation oncologists to treat cancer by internally delivering lower doses of radiation directly to the cancer over an extended period of time (e.g., prostate seed implants).
Advanced Services Used with External Beam Treatment Therapies
IGRT	Enables radiation oncologists to utilize imaging at the time of treatment to localize tumors and to accurately mirror the contour of a tumor from any angle.
Gamma Function

Proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. Gamma Function also enables us to verify radiation delivery and compare it to the physician prescription and treatment plans. Further, it provides the physician with information to adjust for changes in tumor size and location, and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

Technologies	Description
Respiratory Gating

Coordinates treatment beam activation with the respiratory motion of the patient, thereby permitting accurate delivery of radiation dosage to a tumor that moves with breathing, such as lung and liver cancers.

3-D Conformal Treatment Planning

Permits accurate, 3-dimensional rendering of the tumor and surrounding normal organs in order to facilitate an efficient treatment plan maximizing radiation exposure of cancerous tissue and minimizing exposure of healthy tissue.

        Conformal Beam Treatment.    This technology allows the radiation oncologist to utilize a linear accelerator machine to direct radiation beams at the cancer. Utilization of specialized equipment and planning systems allow 3D computer images to be accessed to develop complex plans to deliver highly-conformed (focused) radiation while sparing normal adjacent tissue.

        Intensity Modulated Radiation Therapy.    With IMRT, radiation can be focused at thousands of pinpoints and delivered by varying levels of beam intensity directly to a tumor. Because IMRT uses variable intensity beams, it can be used to treat tumors to higher doses and better spare normal tissue. IMRT technology can be programmed to actually wrap and angle beams of radiation around normal tissue and organs, protecting healthy tissue as it destroys the tumor. As such, IMRT patients typically experience fewer side effects, which helps them to maintain their strength and lead more normal lifestyles during treatment.

        Stereotactic Radiosurgery/Stereotactic Radiotherapy.    Stereotactic radiosurgery/radiotherapy involves a single or a few intense high-dose fraction(s) of radiation to a small area. This form of therapy typically is used to treat tumors that cannot be treated by other means, such as surgery or chemotherapy. Precise calculations for radiation delivery are required. Treatment also requires extensive clinical planning and is provided in conjunction with the referring surgeon and under the direct supervision of a radiation oncologist and a physicist. Stereotactic radiosurgery often involves very careful immobilization of the patient. For example, cranial radiosurgery might involve the use of a neurosurgical head frame to assure precise tumor localization. With recent advances in imaging technologies, stereotactic radiosurgery can now be used to treat extra-cranial cancers to a higher dose with target localization and image verifications. These advances broaden the types of cancers that can be successfully treated with stereotactic radiosurgery.

        Brachytherapy.    Brachytherapy involves the use of surgical and fiberoptic procedures to place high-dose rate or low-dose rate sources of radiation in the patient's body. This technique is used for implantation of sources into the prostate, intraluminal therapy within the esophagus and endobronchial therapy within the lungs, among other places within the body. Prostate seed implants involve the permanent placement of radioactive pellets within the prostate gland.

        High-Dose Rate Remote Brachytherapy.    In high-dose rate remote brachytherapy, a computer sends the radioactive source through a tube to a catheter or catheters that have been placed near the tumor by the specialist working with the radiation oncologist. The radioactivity remains at the tumor for only a few minutes. In some cases, several remote treatments may be required, and the catheters may stay in place between treatments. High-dose rate remote brachytherapy is available in most of our local markets and patients receiving this treatment are able to return home after each treatment. This form of brachytherapy has been used to treat cancers of the cervix, breast, lung, biliary tree, prostate and esophagus. MammoSite® Radiation Therapy is used for partial breast irradiation and works by delivering radiation from inside the lumpectomy cavity directly to the tissue where the cancer is most likely to recur.

        Low-Dose Rate Brachytherapy.    We are actively involved in radioactive seed implantation for prostate cancer, the most frequent application of low-dose rate brachytherapy. There are several advantages to low-dose rate brachytherapy in the treatment of prostate cancer, including convenience to the patient as the patient generally can resume normal daily activities within hours after the procedure. This procedure is performed by a team of physicians and staff with nearly a decade of experience in prostate brachytherapy. During the procedure, radioactive sources or "seeds" are inserted directly into the prostate, minimizing radiation exposure to surrounding tissues while permitting an escalation of the dose concentrated in the area of the cancer.

        All of our markets provide external beam treatments and following is a list of the advanced services and treatments that we offer within each of our 28 local markets and our international center as of September 30, 2010:

								Stereotactic		Brachytherapy
Local market	Year Established	Number of Centers	IMRT	3-D	Gamma	Gating	IGRT	Cranial	Extra- Cranial	High Dose	Low Dose
Lee County—Florida	1983	7	✓	✓	✓	✓	✓	✓	✓	✓
Charlotte/Desoto Counties—Florida	1986	1	✓	✓	✓	✓	✓	✓	✓	✓
Sarasota/Manatee Counties—Florida	1992	5	✓	✓	✓	✓	✓	✓	✓	✓
Collier County—Florida	1993	3	✓	✓	✓	✓	✓	✓	✓	✓
Broward County—Florida	1993	5	✓	✓	✓	✓	✓	✓	✓	✓
Miami/Dade County—Florida	1996	1	✓	✓	✓	✓	✓	✓	✓	✓
Las Vegas, Nevada	1997	7	✓	✓	✓		✓	✓	✓	✓	✓
Westchester/Bronx—New York	1997	3	✓	✓	✓		✓		✓	✓
Mohawk Valley, New York	1998	3	✓	✓	✓		✓	✓	✓	✓
Delmarva Peninsula	1998	3	✓	✓	✓		✓	✓	✓	✓
Northwest Florida	2001	3	✓	✓	✓	✓	✓	✓	✓	✓
Western North Carolina	2002	7	✓	✓	✓		✓	✓	✓	✓	✓
Palm Beach County—Florida	2002	1	✓		✓		✓			✓
Central Kentucky	2003	3	✓	✓	✓	✓	✓	✓	✓	✓
Florida Keys	2003	1	✓	✓	✓		✓	✓	✓	✓
Southeastern Alabama	2003	2	✓	✓	✓	✓	✓	✓	✓	✓
Central Maryland	2003	6	✓	✓	✓	✓	✓	✓	✓	✓
South New Jersey	2004	5	✓	✓	✓		✓			✓
Rhode Island	2004	4	✓	✓	✓		✓
Central Arizona	2005	5	✓	✓	✓		✓	✓	✓	✓	✓
Central Massachusetts	2005	2	✓	✓	✓		✓
Palm Springs, California	2005	4	✓	✓	✓	✓	✓	✓	✓	✓	✓
Los Angeles, California	2006	4	✓	✓	✓		✓		✓	✓	✓
Southeastern Michigan	2006	7	✓	✓	✓		✓	✓	✓	✓
Northern California	2007	2	✓	✓	✓	✓	✓			✓
Eastern North Carolina	2007	2	✓	✓	✓		✓		✓	✓
Northeast Florida	2008	1	✓				✓		✓
South Carolina	2010	1	✓	✓			✓	✓	✓
International	2008	1	✓	✓

		99

        Advanced Services.    We also offer advanced services, such as IGRT, Gamma Function testing, respiratory gating and conformal treatment planning.

        Image Guided Radiation Therapy.    This technology provides the radiation oncologist with a mechanism to achieve increased precision in radiation therapy targeting. The technique utilizes high-resolution x-rays, CT scans or ultrasound imaging to pinpoint internal tumor sites before treatment and overcomes the limitations of conventional skin marking traditionally used for patient positioning. IGRT represents the convergence of medical imaging and high precision external beam therapy.

        Gamma Function.    Gamma Function is a proprietary capability that for the first time enables measurement of the actual amount of radiation delivered during a treatment. This technology consists of an x-ray detector that measures the output of a radiation beam as it exits from the patient, and software that calculates the dose received by the patient from this output measurement. Additional software then performs a statistical comparison of the calculated dose with the planned radiation dose and notifies the radiation oncologist of any significant deviations between the treatment plan and the actual dose delivery. This provides the physician with information to adjust for changes in tumor size and location and ensures immediate feedback for adaption of future treatments as well as for quality assurance.

        Respiratory Gating.    This noninvasive technique allows radiation targeting and delivery to account for respiratory motion in the treatment of cancers in the lung and upper abdomen, protecting healthy structures while directing higher doses of radiation to the tumor. Respiratory gating matches radiation treatment to a patient's respiratory pattern. When a person breathes, the chest wall moves in and out, and any structures inside the chest and upper abdomen also move. In the past, when radiation beams were aimed at a target inside those areas of the body, movement had to be accounted for by planning a large treatment area. With respiratory gating, radiation treatment is timed to an individual's breathing pattern with the beam delivered only when the tumor is in the targeted area.

        3-D Conformal Treatment Planning.    3-D conformal treatment planning and computer simulation produces an accurate image of the tumor and surrounding organs so that multiple radiation beams can be shaped exactly to the contour of the treatment area. Because the radiation beams are precisely focused, nearby normal tissue is spared from radiation. In 3-D conformal treatment planning, state-of-the-art radiation therapy immobilization devices and computerized dosimetric software are utilized so that CT scans can be directly incorporated into the radiation therapy plan.

Properties

        Our executive and administrative offices are located in Fort Myers, Florida. These offices contain approximately 79,000 square feet of space. We also lease approximately 5,600 square feet of administrative office space in Florence, Kentucky for a term of five years. These offices will be adequate for our current primary needs, we also believe that we will require significant additional space to meet our future needs and such future expansion is in the preliminary stages.

        Our radiation treatment centers typically range in size from 5,000 to 12,000 square feet. We currently operate 99 radiation treatment centers in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina, Rhode Island and West Virginia. We own the real estate on which six of our treatment centers are located. We lease land and space at 86 treatment center locations, of which in 28 of these locations, certain of our directors, executive officers and equityholders have an ownership interest. These leases expire at various dates between 2010 and 2044 and 67 of these leases have one or two renewal options of five or 10 years. Also, seven of our treatment center locations are in hospital-based and other group facilities. We consider all of our offices and treatment centers to be well-suited to our present requirements. However, as we expand to additional treatment centers, or where additional capacity is necessary in a treatment center, additional space will be obtained where feasible. For further information relating to our properties and treatment centers, see "Business—Treatment Centers" below.

Treatment Centers

        As of September 30, 2010, we owned, operated and managed 92 freestanding and seven hospital-based treatment centers in our 28 local markets and our international center of which:

  •
  39 were internally developed;

  •
  53 were acquired; and

  •
  seven are hospital-based/other group.

        Internally Developed.    As of September 30, 2010, we operated 39 internally developed treatment centers located in Arizona, California, Florida, Maryland, Massachusetts, Nevada, New Jersey, New York, Rhode Island and Mohali, India. In 2009, we developed new treatment centers in Hammonton, New Jersey; Indio, California; Fort Myers, Florida; Southbridge, Massachusetts; Gilbert, Arizona; Providence, Rhode Island and Yucca Valley, California, and in the first half of 2010, we opened de novo treatment centers in Pembroke Pines, Florida and Los Angeles, California. Our team is experienced in the design and construction of radiation treatment centers, having developed 17 treatment centers in the past three years. Our newly-developed treatment centers typically achieve positive cash flow within six to fifteen months after opening. The following table sets forth the locations and other information regarding each of our internally developed radiation treatment centers in our local markets as of September 30, 2010:

Treatment Center	Year
Lee County—Florida
Broadway	1983
Cape Coral	1984
Lakes Park	1987
Bonita Springs	2002
Lehigh Acres	2003
Lee Cancer Center	2009
Charlotte/Desoto Counties—Florida
Port Charlotte	1986
Sarasota/Manatee Counties—Florida
Englewood	1992
Sarasota	1996
Venice	1998
Bradenton	2002
Lakewood Ranch	2008
Collier County—Florida
South Naples	1993
North Naples	1999
Northwest—Florida
Destin	2004
Crestview	2004
Miami-Dade County—Florida
Aventura	2007
Palm Beach County—Florida
West Palm Beach(1)	2002
Northeast—Florida
Jacksonville	2008

Treatment Center	Year
Las Vegas, Nevada
Henderson*	2000
Fort Apache*	2008
Central Maryland
Owings Mills(2)	2003
Westchester/Bronx—New York
Bronx/Lebanon*	2009
South New Jersey
Hammonton	2009
Rhode Island
Woonsocket(3)	2004
South County(4)	2005
Providence(5)	2007
Providence(6)	2009
Central Arizona
Scottsdale	2007
Gilbert	2009
Palm Springs, California
Palm Desert*	2005
Rancho Mirage*	2008
Yucca Valley*	2009
Indio*	2009
Central Massachusetts
Southbridge(7)*	2009
Los Angeles, California
Corona*	2008
El Segundo*	2010
International—India
Mohali(8)	2008
Broward County—Florida
Pembroke Pines	2010

*
These radiation therapy treatment centers are operated through an administrative services agreement.

(1)
We own a 50.0% ownership interest in the limited liability company (LLC) that provides radiation oncologists and operates the treatment center; we also provide physics and dosimetry services to the LLC.

(2)
We have a 90.0% ownership interest in this treatment center.

(3)
We have a 62.0% ownership interest in this treatment center.

(4)
We have a 65.0% ownership interest in this treatment center.

(5)
We have a 51.0% ownership interest in this treatment center.

(6)
We have a 45.0% ownership interest in this treatment center.

(7)
We have a 72.5% ownership interest in this treatment center.

(8)
We have a 50.0% ownership interest in this treatment center.

        Acquired Treatment Centers.    As of September 30, 2010, we operated 53 acquired treatment centers located in Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, South Carolina and West Virginia. Over the past three years, we have acquired 7 treatment centers of which none were acquired in 2009 and of which one was acquired in 2010. We plan to continue to enter new markets through the acquisition of established treatment centers from time to time. As part of our ongoing acquisition strategy, we continually evaluate potential acquisition opportunities.

        The following table sets forth the locations and other information regarding each of the acquired radiation treatment centers in our local markets as of September 30, 2010:

Treatment Center	Year
Broward County—Florida
Plantation	1993
Deerfield Beach	1994
Coral Springs	1994
Tamarac	1999
Collier County—Florida
South Naples	2008
Northwest Florida
Fort Walton Beach	2001
Florida Keys
Key West	2003
Las Vegas, Nevada
Las Vegas (5 locations)*	2005
Westchester/Bronx—New York
Riverhill*	1998
Delmarva Peninsula
Berlin, Maryland	1998
Salisbury, Maryland	2007
Western North Carolina
Asheville*	2002
Clyde*	2002
Brevard*	2002
Franklin*	2002
Marion*	2002
Rutherford*	2002
Park Ridge*	2003
Central Kentucky
Danville	2003
Louisville(1)	2003
Frankfort	2003
Southeastern Alabama
Dothan	2003
Opp	2006
South New Jersey
Woodbury	2004
Voorhees	2004
Willingboro	2004

Treatment Center	Year
Central Maryland
Martinsburg, West Virginia(2)*	2005
Greenbelt, Maryland	2005
Belcamp, Maryland	2005
Bel Air, Maryland	2006
Fairlea, West Virginia	2008
Central Arizona
Casa Grande	2007
Sun City (2 locations)	2008
Phoenix	2008
Central Massachusetts
Holyoke*	2005
Los Angeles, California
Santa Monica*	2006
Beverly Hills*	2006
Southeastern Michigan
Pontiac*	2006
Madison Heights*	2006
Clarkson*	2006
Monroe*	2006
Farmington Hills*	2006
Eastpointe*	2006
Macomb*	2006
Northern California
Redding(3)*	2007
Mt. Shasta(3)*	2008
Eastern North Carolina
Greenville*	2007
South Carolina
Myrtle Beach	2010

*
These radiation therapy treatment centers are operated through an administrative services agreement.

(1)
We have a 90.0% ownership interest in this treatment center.

(2)
We have a 60.0% ownership interest in this treatment center.

(3)
We have a 57.3% ownership interest in this treatment center.

        Hospital-Based and Other Group Treatment Centers.    As of September 30, 2010, we operated six hospital-based treatment centers and one center with an outside group. We provide services at all of our hospital-based treatment centers pursuant to written agreements with the hospitals. At the Florida treatment center, we provide the services of our radiation oncologists to the outside group and receive the professional fees charged for such services. We also provide physics and dosimetry services on a fee-for-service basis. In 1998, we entered into a joint venture arrangement with a hospital in Mohawk Valley—New York. We have a 37% interest in the joint venture, which provides equipment for the three treatment centers that provide service in the Mohawk Valley local market. We also manage these treatment centers pursuant to an agreement with the hospital. A professional corporation owned by certain of our equityholders provides the radiation oncologists for the treatment centers in Mohawk Valley—New York. In connection with our hospital-based treatment center services, we provide technical and administrative services. Professional services in New York are provided by physicians employed by a professional corporation owned by certain of our officers, directors and equityholders. Professional services consist of services provided by radiation oncologists to patients. Technical services consist of the non-professional services provided by us in connection with radiation treatments administered to patients. Administrative services consist of services provided by us to the hospital-based center. The contracts under which the hospital based treatment centers are provided service are generally three to seven years with terms for renewal. The following table sets forth the locations and other information regarding each of our hospital-based radiation treatment centers in our local markets as of September 30, 2010:

Treatment Center	Year	Professional	Technical	Administrative
Lee County—Florida
Lakes Park (1)	2008	✓	✓
Westchester/Bronx—New York
Northern Westchester(2)	2005		✓	✓
Mohawk Valley—New York
Utica(2)	1998	✓	✓	✓
Rome(2)	1999	✓	✓	✓
Herkimer(2)	1999	✓	✓	✓
Delmarva Peninsula
Seaford, Delaware(3)	2003		✓	✓
Eastern North Carolina
Kinston	2007	✓

(1)
We have a 90.0% ownership interest in this center.

(2)
Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned New York subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

(3)
Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned Maryland subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

Treatment Center Structure

        Arizona, Florida, Kentucky, Maryland, New Jersey and Rhode Island Treatment Centers.    In Arizona, Florida, Kentucky, Maryland, New Jersey and Rhode Island we employ or contract with radiation oncologists and other healthcare professionals. Substantially all of our Florida, Kentucky, Maryland, New Jersey and Rhode Island radiation oncologists have employment agreements or other contractual arrangements with us. While we exercise legal control over radiation oncologists we employ, we do not exercise control over, or otherwise influence, their medical judgment or professional decisions. Such radiation oncologists typically receive a base salary, fringe benefits and may be eligible for an incentive performance bonus. In addition to compensation, we provide our radiation oncologists with uniform benefit plans, such as disability, retirement, life and group health insurance and medical malpractice insurance. The radiation oncologists are required to hold a valid license to practice medicine in the jurisdiction in which they practice and, with respect to inpatient or hospital services, to become a member of the medical staff at the contracting hospital with privileges in radiation oncology. We are responsible for billing patients, hospitals and third-party payers for services rendered by our radiation oncologists. Most of our employment agreements prohibit the physician from competing with us within a defined geographic area and prohibit solicitation of our radiation oncologists, other employees or patients for a period of one to two years after termination of employment.

        California, Delaware, Massachusetts, Michigan, Nevada, New York and North Carolina Treatment Centers.    Many states, including California, Delaware, Massachusetts, Michigan, Nevada, New York and North Carolina prohibit us from employing radiation oncologists. As a result, we operate our treatment centers in such states pursuant to administrative services agreements between professional corporations and our wholly-owned subsidiaries. In the states of California, Delaware, Massachusetts, Michigan, Nevada, New York and North Carolina, our treatment centers are operated as physician office practices. We typically provide technical services to these treatment centers in addition to our administrative services. For the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010 approximately 23.5%, 23.7%, 23.6% and 22.3% of our net patient service revenue, respectively, was generated by professional corporations with which we have administrative services agreements. The professional corporations with which we have administrative services agreements in California, Delaware, Massachusetts, Michigan, Nevada, New York and North Carolina are owned by certain of our directors, physicians and equityholders, who are licensed to practice medicine in the respective state.

        Our administrative services agreements generally obligate us to provide certain treatment centers with equipment, staffing, accounting services, billing and collection services, management, technical and administrative personnel and assistance in managed care contracting. Our administrative services agreements provide for the professional corporations to pay us a monthly service fee, which represents the fair market value of our services. It also provides for the parties to meet annually to reevaluate the value of our services and establish the fair market value. In California and Nevada, we are paid a fee based upon a fixed percentage of global revenue. In Michigan, we are paid a fee based upon a fixed percentage of net income. In New York and North Carolina, we are paid a fixed fee per procedure. The terms of our administrative services agreements with professional corporations range from 20 to 25 years and typically renew automatically for additional five-year periods. Under related agreements in certain states, we have the right to designate purchases of shares held by the physician owners of the professional corporations to qualified individuals under certain circumstances.

        Our administrative services agreements contain restrictive covenants that preclude the professional corporations from hiring another management services organization for some period after termination. The professional corporations are parties to employment agreements with the radiation oncologists. The terms of these employment agreements typically range from three to five years depending on the physician's experience.

Networking

        Our radiation oncologists are primarily referred patients by: primary care physicians, medical oncologists, surgical oncologists, urologists, pulmonologists, neurosurgeons and other physicians within the medical community. Our radiation oncologists are expected to actively develop their referral base by establishing strong clinical relationships with referring physicians. Our radiation oncologists develop these relationships by describing the variety and advanced nature of the therapies offered at our treatment centers, by providing seminars on advanced treatment procedures and by involving the referring physicians in those advanced treatment procedures. Patient referrals to our radiation oncologists also are influenced by managed care organizations with which we actively pursue contractual agreements.

Employees

        As of September 30, 2010, we employed approximately 2,000 persons. As of September 30, 2010, we were affiliated with 100 radiation oncologists that were employed or under contract with us or our affiliated professional corporations. We do not employ any radiation oncologists in California, Delaware, Massachusetts, Michigan, Nevada, New York or North Carolina due to the laws and regulations in effect in these states. None of our employees are a party to a collective bargaining agreement and we consider our relationships with our employees to be good. There currently is a nationwide shortage of radiation oncologists and other medical support personnel, which makes recruiting and retaining these employees difficult. We provide competitive wages and benefits and offer our employees a professional work environment that we believe helps us recruit and retain the staff we need to operate and manage our treatment centers. In addition to our radiation oncologists, we currently employ 71 urologists, 22 surgeons and surgical oncologists, 13 medical oncologists and four gynecological and other oncologists, three pathologists and three primary care physicians whose practices complement our business in eight markets in Florida as well as our Arizona and Michigan local markets.

Seasonality

        Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, volume is typically lower in the summer months due to traditional vacation periods. 28 of our 99 radiation treatment centers are located in Florida.

Insurance

        We are subject to claims and legal actions in the ordinary course of business. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts we believe are sufficient for our operations. We maintain professional malpractice liability insurance that provides primary coverage on a claims-made basis per incident and in annual aggregate amounts. Our professional malpractice liability insurance coverage is provided by an insurance company owned by certain of our directors, executive officers and equityholders. The malpractice insurance provided by this insurance company varies in coverage limits for individual physicians. The insurance company also carries excess claims-made coverage through Lloyd's of London. In addition, we currently maintain multiple layers of umbrella coverage through our general liability insurance policies. We maintain Directors and Officers liability insurance.

Competition

        The radiation therapy market is highly fragmented and our business is highly competitive. Competition may result from other radiation oncology practices, solo practitioners, companies in other healthcare industry segments, large physician group practices or radiation oncology physician practice management companies, hospitals and other operators of other radiation treatment centers, some of which may have greater financial and other resources than us. We believe our radiation treatment centers are distinguishable from those of many of our competitors because we offer patients a full spectrum of radiation therapy alternatives, including many advanced treatment options that are not otherwise available in certain geographies or offered by other providers, and which are administered by highly trained personnel and leading radiation oncologists.

Intellectual Property

        We have not registered our service marks or any of our logos with the United States Patent and Trademark Office. However, some of our service marks and logos may be subject to other common law intellectual property rights. We do not hold any patents. Recently, we filed an application to own the rights to a copyright that protects the content of our Gamma Function software code and are awaiting a registration certificate.

        To date, we have not relied heavily on patents or other intellectual property in operating our business. Nevertheless, some of the information technology purchased or used by us may be patented or subject to other intellectual property rights. As a result, we may be found to be, or actions may be brought against us alleging that we are, infringing on the trademark, patent or other intellectual property rights of others, which could give rise to substantial claims against us. In the future, we may wish to obtain or develop trademarks, patents or other intellectual property. However, other practices and public entities, including universities, may have filed applications for (or have been issued) trademarks, patents or other intellectual property rights that may be the same as or similar to those developed or otherwise obtained by us or that we may need in the development of our own intellectual property. The scope and validity of such trademark, patent and other intellectual property rights, the extent to which we may wish or need to acquire such rights and the cost or availability of such rights are presently unknown. In addition, we cannot provide assurance that others will not obtain access to our intellectual property or independently develop the same or similar intellectual property to that developed or otherwise obtained by us.

Government Regulations

        The healthcare industry is highly regulated and the federal and state laws that affect our business are extensive and subject to frequent changes. Federal law and regulations are based primarily upon the Medicare and Medicaid programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon the state's authority to license certain categories of healthcare professionals and providers, the state's interest in regulating the quality of healthcare in the state, regardless of the source of payment, and state healthcare programs. The significant federal and state regulatory laws that could affect our ability to conduct our business include without limitation those regarding:

  •
  false and other improper claims;

  •
  HIPAA;

  •
  civil monetary penalties law;

  •
  privacy, security and code set regulations;

  •
  anti-kickback laws;

  •
  the Stark Law and other self-referral and financial inducement laws;

  •
  fee-splitting;

  •
  corporate practice of medicine;

  •
  anti-trust;

  •
  licensing; and

  •
  certificates of need.

        A violation of these laws could result in significant civil and criminal penalties, the refund of monies paid by government and/or private payers, exclusion of the physician, the practice or us from participation in Medicare and Medicaid programs and/or the loss of a physician's license to practice medicine. We exercise care in our efforts to structure our arrangements and our practices to comply with applicable federal and state laws. We have a Medicare Compliance Committee and a Corporate Compliance Program in place to review our practices and procedures. Although we believe we are in material compliance with all applicable laws, these laws are complex and a review of our practices by a court, or law enforcement or regulatory authority could result in an adverse determination that could harm our business. Furthermore, the laws applicable to us are subject to change, interpretation and amendment, which could adversely affect our ability to conduct our business. No assurance can be given that we will be able to comply with any future laws or regulations.

        We estimate that approximately 51%, 47%, 44% and 47% of our net patient service revenue for 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively, consisted of reimbursements from Medicaid and Medicare government programs. In order to be certified to participate in the Medicare and Medicaid programs, each provider must meet applicable conditions of participation and regulations of the DHHS relating to, among other things, the type of facility, operating policies and procedures, maintenance of equipment, personnel, standards of medical care and compliance with applicable federal, state and local laws. Our radiation treatment centers are certified to participate in the Medicare and Medicaid programs.

Federal Law

        The federal healthcare laws apply in any case in which we are providing an item or service that is reimbursable under Medicare or Medicaid. The principal federal laws that affect our business include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral or generation of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by an entity that has a financial relationship with the referring physician.

        False and Other Improper Claims.    Under the federal False Claims Act, the government may fine us if we knowingly submit, or participate in submitting, any claims for payment that are false or fraudulent, or that contain false or misleading information, or if we knowingly conceal or knowingly and improperly avoid or decrease an obligation to pay or transmit money or property to the government. An "obligation" includes an established duty arising from an express or implied contractual arrangement, from statute or regulation, or from the retention of an overpayment. Knowingly making or using a false record or statement to receive payment from the federal government or to improperly retain payment is also a violation. The False Claims Act does not require proof of specific intent to defraud: a provider can be found liable for submitting false claims with actual knowledge or with reckless disregard or deliberate ignorance of such falseness.

        A False Claims lawsuit may be brought by the government or by a private individual by means of a "qui tam" action. A whistleblower shares in the proceeds of the case, typically being awarded between 15 and 25 percent of the proceeds. Such lawsuits have increased significantly in recent years. In addition, the federal government has engaged a number of nongovernmental-audit organizations to assist it in tracking and recovering false claims for healthcare services.

        If we were ever found to have violated the False Claims Act, we would likely be required to make significant payments to the government (including treble damages and per claim penalties in addition to the reimbursements previously collected) and could be excluded from participating in Medicare, Medicaid and other government healthcare programs. Many states have similar false claims statutes. Healthcare fraud is a priority of the United States Department of Justice, the OIG and the Federal Bureau of Investigation which continue to devote a significant amount of resources to investigating healthcare fraud. State Medicaid agencies also have similar fraud and abuse authority, and many states have enacted laws similar to the federal False Claims Act.

        While the criminal statutes generally are reserved for instances evidencing fraudulent intent, the civil and administrative penalty statutes are applied to an increasingly broad range of circumstances. Examples of activities giving rise to false claims liability include, without limitation, billing for services not rendered, misrepresenting services rendered (i.e., miscoding) and application for duplicate reimbursement. Additionally, the federal government has taken the position that claiming reimbursement for unnecessary or substandard services violates these statutes if the claimant should have known that the services were unnecessary or substandard. An entity may also be subjected to False Claims Act liability for violations of the federal anti-kickback statute and the Stark Law.

        Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate a number of federal criminal healthcare fraud statutes.

        We believe our billing and documentation practices comply with applicable laws and regulations in all material respects. We submit thousands of reimbursement claims to Medicare and Medicaid each year, however, and therefore can provide no assurance that our submissions are free from errors. Although we monitor our billing practices for compliance with applicable laws, such laws are very complex and the regulations and guidance interpreting such laws are subject to frequent changes and differing interpretations.

        HIPAA Criminal Penalties.    HIPAA imposes criminal penalties for fraud against any healthcare benefit program for theft or embezzlement involving healthcare and for false statements in connection with the payment of any health benefits. HIPAA also provides for broad prosecutorial subpoena authority and authorizes property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the OIG to exclude participants from federal healthcare programs. If the government were to seek any substantial penalties against us pursuant to these provisions, such an action could have a material adverse effect on us.

        HIPAA Civil Penalties.    HIPAA broadened the scope of certain fraud and abuse laws by adding several civil statutes that apply to all healthcare services, whether or not they are reimbursed under a federal healthcare program. HIPAA established civil monetary penalties for certain conduct, including upcoding and billing for medically unnecessary goods or services.

        HIPAA Administrative Simplifications.    The federal regulations issued under HIPAA contain provisions that:

  •
  protect individual privacy by limiting the uses and disclosures of individually identifiable health information;

  •
  require notifications to individuals, and in certain cases to government agencies and the media, in the event of a breach of unsecured protected health information;

  •
  require the implementation of administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

  •
  prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

        If we fail to comply with HIPAA, we may be subject to civil monetary penalties up to $50,000 per violation, not to exceed $1.5 million per calendar year and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can bring a civil action to enjoin a HIPAA violation or to obtain statutory damages up to $25,000 per violation on behalf of residents of his or her state.

        The DHHS has discretion in setting the amount of a civil monetary penalty, and may waive it entirely for violations due to reasonable cause and not willful neglect if the payment would be excessive relative to the violation. The regulations also provide for an affirmative defense if a covered entity can show that the violation was not due to willful neglect and was corrected within 30 days or an additional period deemed appropriate by the DHHS. Reasonable cause means circumstances that would make it unreasonable for the covered entity, despite the exercise of ordinary business care and prudence, to comply. Willful neglect is defined as conscious, intentional failure or reckless indifference to the obligation to comply. The factors to be considered in determining the amount of the penalty include the nature and circumstances of the violation, the degree of culpability, the history of other violations, and the extent of the resulting harm.

        The HIPAA regulations related to privacy establish comprehensive federal standards relating to the use and disclosure of protected health information. The privacy regulations establish limits on the use and disclosure of protected health information, provide for patients' rights, including rights to access, request amendment of, and receive an accounting of certain disclosures of protected health information, and require certain safeguards to protect protected health information. In general, the privacy regulations do not supersede state laws that are more stringent or grant greater privacy rights to individuals. We believe our operations are in material compliance with the privacy regulations, but there can be no assurance that the federal government would agree.

        Effective September 23, 2009, HIPAA requires that individuals be notified without unreasonable delay and within 60 days of their protected health information having been inappropriately accessed, acquired or disclosed. Depending on the number of individuals affected by such a breach, notification may be required to the media and federal government as well. The regulations prescribe the method and form of the required notices. Civil penalties up to $50,000 per violation with a maximum of $1.5 million per year may attach to failures to notify.

        The HIPAA security regulations establish detailed requirements for safeguarding protected health information that is electronically transmitted or electronically stored. Some of the security regulations are technical in nature, while others may be addressed through policies and procedures. We believe our operations are in material compliance with the security regulations, but there can be no assurance that the federal government would agree.

        The HIPAA transaction standards regulations are intended to simplify the electronic claims process and other healthcare transactions by encouraging electronic transmission rather than paper submission. These regulations provide for uniform standards for data reporting, formatting and coding that we must use in certain transactions with health plans. We believe our operations comply with these standards, but there can be no assurance that the federal government would agree.

        Although we believe that we are in material compliance with these HIPAA regulations with which compliance is currently required, we cannot guarantee that the federal government would agree. Furthermore, additional changes to the HIPAA regulations are expected to be forthcoming in the next few years, which will require additional efforts to ensure compliance.

        Anti-Kickback Law.    Federal law commonly known as the "Anti-kickback Statute" prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce:

  •
  the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or

  •
  the ordering, purchasing, leasing, or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs.

        The Anti-kickback Statute has been broadly interpreted by a number of courts to prohibit remuneration which is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a healthcare provider may be questioned under the Anti-kickback Statute if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions including fines and/or imprisonment and exclusion from federal healthcare programs.

        Our compensation and other financial arrangements, including leases, with physicians implicate the Anti-kickback Statute. The federal government has published regulations that provide "safe-harbors" that protect certain arrangements under the Anti-kickback Statute so long as certain requirements are met. We believe that our employment and leasing arrangements comply with applicable safe harbors. Failure to meet the requirements of a safe harbor, however, does not necessarily mean a transaction violates the Anti-kickback Statute. There are several aspects of our relationships with physicians to which the Anti-kickback Statute may be relevant. We claim reimbursement from Medicare or Medicaid for services that are ordered, in some cases, by our radiation oncologists who hold shares, or options to purchase shares, of our common stock. Although neither the existing nor potential investments in us by physicians qualify for protection under the safe harbor regulations, we do not believe that these activities fall within the type of activities the Anti-kickback Statute was intended to prohibit. We also claim reimbursement from Medicare and Medicaid for services referred from other healthcare providers with whom we have financial arrangements, including compensation for employment and professional services. While we believe that these arrangements generally fall within applicable safe harbors or otherwise do not violate the law, there can be no assurance that the government will agree, in which event we could be harmed.

        We believe our operations are in material compliance with applicable Medicare and Medicaid and fraud and abuse laws and seek to structure arrangements to comply with applicable safe harbors where reasonably possible. There is a risk however, that the federal government might investigate such arrangements and conclude they violate the Anti-kickback Statute. Violations of the Anti-kickback Statute may also subject an entity to liability under the False Claims Act, including via "qui tam" action. If our arrangements were found to be illegal, we, the physician groups and/or the individual physicians would be subject to civil and criminal penalties, including exclusion from the participation in government reimbursement programs, and our arrangements would not be legally enforceable, which could materially adversely affect us.

        Additionally, the OIG issues advisory opinions that provide advice on whether proposed business arrangements violate the anti-kickback law. In Advisory Opinion 98-4, the OIG addressed physician practice management arrangements. In Advisory Opinion 98-4, the OIG found that administrative services fees based on a percentage of practice revenue may violate the Anti-kickback Statute under certain circumstances. We believe that the fees we charge for our services under the administrative services agreements are commensurate with the fair market value of the services. While we believe our arrangements are in material compliance with applicable law and regulations, OIG's Advisory Opinion 98-4 suggests there is a risk of an adverse OIG finding relating to practices reviewed in the Advisory Opinion. Any such finding could have a material adverse impact on us.

        Federal Self-Referral Law (The Stark Law).    We are also subject to federal and state statutes banning payments and assigning penalties for referrals by physicians to healthcare providers with whom the physicians (or close family members) have a financial relationship. The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include radiology services, infusion therapy, radiation therapy and supplies, clinical laboratory, diagnostic imaging, outpatient prescription drugs and hospital services, among others. In addition to the conduct directly prohibited by the law, the statute also prohibits "circumvention schemes" that are designed to obtain referrals indirectly that cannot be made directly. The regulatory framework of the Stark Law is to first prohibit all referrals from physicians to entities for Medicare DHS and then to except certain types of arrangements from that broad general prohibition.

        Violation of these laws and regulations may result in prohibition of payment for services rendered, a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, $100,000 for a circumvention scheme, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability, including via "qui tam" action, of not less than $5,500 and not more than $11,000, plus three times the amount of damages that the government sustains because of an improperly submitted claim. The repayment provisions in Stark are not dependent on the parties having an improper intent; rather, Stark is a strict liability statute and any violation is subject to repayment of all "tainted" referrals.

        Our compensation and other financial arrangements, including leases, with physicians implicate the Stark Law. The Stark Law, however, contains exceptions applicable to our operations. We rely on exceptions covering employees, leases, and in-office ancillary services, as well as the "group practice" definition that allows for certain compensation and profit sharing methodologies. Additionally, the definition of "referral" under the Stark Law excludes referrals of radiation oncologists for radiation therapy if (1) the request is part of a consultation initiated by another physician; and (2) the tests or services are furnished by or under the supervision of the radiation oncologist. We believe the services rendered by our radiation oncologists will comply with this exception to the definition of referral.

        Some physicians who are not radiation oncologists are employed by companies owned by us or by professional corporations owned by certain of our directors, executive officers and equityholders with which we have administrative services agreements. To the extent these professional corporations employ such physicians, and they are deemed to have made referrals for radiation therapy, their referrals will be permissible under the Stark Law if they meet the employment exception, which requires, among other things, that the compensation be consistent with the fair market value of the services provided and that it not take into account (directly or indirectly) the volume or value of any referrals by the referring physician. Another Stark exception applicable to our financial relationships with physicians who are not radiation oncologists is the in-office ancillary services exception and accompanying group practice definition which permits profit distributions to physicians within a qualifying group practice structure. The Stark Law imposes detailed requirements in order to qualify for the in-office ancillary services exception, all of which are highly technical and many of which have to date not been subject to any judicial review or other agency interpretation.

        In addition, the Health Care Reform Act requires referring physicians under Stark to inform patients that they may obtain certain imaging services (e.g., CT, MRI and PET) or other designated health services as specified by the Secretary of the DHHS from a provider other than that physician, his or her group practice, or another physician in his or her group practice. The referring physician must provide each patient with a written list of at least five other suppliers who furnish such services within 25 miles of the referring physician's office.

        We believe that our current operations comply in all material respects with the Stark Law, due to, among other things, various exceptions therein and implementing regulations that exempt either the referral or the financial relationship involved. Nevertheless, to the extent physicians affiliated with us make referrals to us and a financial relationship exists between the referring physicians and us, the government might take the position that the arrangement does not comply with the Stark Law. Any such finding could have a material adverse impact on us.

State Law

        State Anti-Kickback Laws.    Many states in which we operate have laws that prohibit the payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under the state Medicaid program. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Although we believe that these laws prohibit payments to referral sources only where a principal purpose for the payment is for the referral, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that our activities will be found to be in compliance. Noncompliance with such laws could have a material adverse effect upon us and subject us and the physicians involved to penalties and sanctions.

        State Self-Referral Laws.    A number of states in which we operate, such as Florida, have enacted self-referral laws that are similar in purpose to the Stark Law. However, each state law is unique. The state laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been widely interpreted by courts or regulatory agencies. State statutes and regulations affecting the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. Some states only prohibit referrals where the physician's financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services.

        These statutes and regulations generally apply to services reimbursed by both governmental and private payers. Violations of these laws may result in prohibition of payment for services rendered, refund of any monies received pursuant to a prohibited referral, loss of licenses as well as fines and criminal penalties.

        We believe that we are in compliance with the self-referral law of each state in which we have a financial relationship with a physician. However, we cannot guarantee that the government would agree, and adverse judicial or administrative interpretations of any of these laws could have a material adverse effect on our operating results and financial condition. In addition, expansion of our operations into new jurisdictions, or new interpretations of laws in existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction's laws. Such structural and organizational modifications could have a material adverse effect on our operating results and financial condition.

        Fee-Splitting Laws.    Many states in which we operate prohibit the splitting or sharing of fees between physicians and referral sources and/or between physicians and non-physicians. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted management agreements between entities and physicians as unlawful fee-splitting. In most cases, it is not considered to be fee-splitting when the payment made by the physician is reasonable, fair market value reimbursement for services rendered on the physician's behalf.

        In certain states, we receive fees from professional corporations owned by certain of our directors, executive officers and equityholders under administrative services agreements. We believe we structure these fee provisions to comply with applicable state laws relating to fee-splitting. However, there can be no certainty that, if challenged, either we or the professional corporations will be found to be in compliance with each state's fee-splitting laws, and, a successful challenge could have a material adverse effect upon us.

        In certain states we operate multi-specialty group practices and share ancillary profits within the group. We believe we have structured these financial arrangements to comply with state fee-splitting laws. However, there can be no certainty that, if challenged, we will be found to be in compliance with each state's fee-splitting provisions and a successful challenge, this could have a material adverse effect on us.

        We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, it is possible regulatory authorities or other parties could claim we are engaged in fee-splitting. If such a claim were successfully asserted in any jurisdiction, our radiation oncologists and other physicians could be subject to civil and criminal penalties, professional discipline and we could be required to restructure or terminate our contractual and other arrangements. Any restructuring of our contractual and other arrangements with physician practices could result in lower revenue from such practices, increased expenses in the operation of such practices and reduced input into the business decisions of such practices. Termination of such contracts would result in loss of revenue. In addition, expansion of our operations to other states with fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, affiliated practices and hospitals. Any modifications could result in less profitable relationships with physicians, affiliated practices and hospitals, less influence over the business decisions of physicians and affiliated practices and failure to achieve our growth objectives.

        Corporate Practice of Medicine.    We are not licensed to practice medicine. The practice of medicine is conducted solely by our licensed radiation oncologists and other licensed physicians. The manner in which licensed physicians can be organized to perform and bill for medical services is governed by the laws of the state in which medical services are provided and by the medical boards or other entities authorized by such states to oversee the practice of medicine. Most states prohibit any person or entity other than a licensed professional from holding him, her or itself out as a provider of diagnoses, treatment or care of patients. Many states extend this prohibition to bar companies not wholly-owned by licensed physicians from employing physicians, a practice commonly referred to as the "Corporate Practice of Medicine", in order to maintain physician independence and clinical judgment.

        Business corporations are generally not permitted under certain state laws to exercise control over the medical judgments or decisions of physicians, or engage in certain practices such as fee-splitting with physicians. In states where we are not permitted to own a medical practice, we perform only non-medical and administrative and support services, do not represent to the public or clients that we offer professional medical services and do not exercise influence or control over the practice of medicine.

        Corporate Practice of Medicine laws vary widely by state regarding the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. In Florida, it is not uncommon for business corporations to own medical practices. New York, by contrast, prohibits physicians from sharing revenue received in connection with the furnishing of medical care, other than with a partner, employee or associate in a professional corporation, subcontractor or physician consultant relationship. We have developed arrangements which we believe are in compliance with the Corporate Practice of Medicine laws in the states in which we operate.

        We believe our operations and contractual arrangements as currently conducted are in material compliance with existing applicable laws. However, we cannot assure you that we will be successful if our existing organization and our contractual arrangements with the professional corporations are challenged as constituting the unlicensed practice of medicine. In addition, we might not be able to enforce certain of our arrangements, including non-competition agreements and transition and stock pledge agreements. While the precise penalties for violation of state laws relating to the corporate practice of medicine vary from state to state, violations could lead to fines, injunctive relief dissolving a corporate offender or criminal felony charges. There can be no assurance that review of our business and the professional corporations by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or their expansion. In the event of action by any regulatory authority limiting or prohibiting us or any affiliate from carrying on our business or from expanding our operations and our affiliates to certain jurisdictions, we may be required to implement structural and organizational modifications, which could adversely affect our ability to conduct our business.

        Antitrust Laws.    In connection with the Corporate Practice of Medicine laws referred to above, certain of the physician practices with which we are affiliated are necessarily organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from us and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. These laws may limit our ability to enter into agreements with separate practices that compete with one another. In addition, where we also are seeking to acquire or affiliate with established and reputable practices in our target geographic markets and any market concentration could lead to antitrust claims.

        We believe we are in material compliance with federal and state antitrust laws and intend to comply with any state and federal laws that may affect the development of our business. There can be no assurance, however, that a review of our business by courts or regulatory authorities would not adversely affect our operations and the operations of our affiliated physician practice entities.

        State Licensing.    As a provider of radiation therapy services in the states in which we operate, we must maintain current occupational and use licenses for our treatment centers as healthcare facilities and machine registrations for our linear accelerators and simulators. Additionally, we must maintain radioactive material licenses for each of our treatment centers which utilize radioactive sources. We believe that we possess or have applied for all requisite state and local licenses and are in material compliance with all state and local licensing requirements.

        Certificate of Need.    Many states have enacted certificate of need laws, including Kentucky, Massachusetts, Michigan, North Carolina and Rhode Island, which require prior approval for a number of actions, including for the purchase, construction, acquisition, renovation or expansion of healthcare facilities and treatment centers, to make certain capital expenditures or to make changes in services or bed capacity. In deciding whether to approve certain requests, these states consider the need for additional or expanded healthcare facilities or services. The certificate of need program is intended to prevent unnecessary duplication of services and can be a competitive process whereby only one proposal among competing applicants who wish to provide a particular health service is chosen or a proposal by one applicant is challenged by another provider who may prevail in getting the state to deny the addition of the service.

        In certain states these certificate of need statutes and regulations apply to our related physician corporations and in others it applies to hospitals where we have management agreements or joint venture relationships.

        We believe that we have applied for all requisite state certificate of need approvals or notified state authorities as required by statute and are in material compliance with state requirements. There can be no assurance, however, that a review of our business or proposed new practices by regulatory authorities would not limit our growth or otherwise adversely affect the operations of us and our affiliated physician practice entities.

Other Laws and Regulations

        Hazardous Materials.    We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. We believe that all of our treatment centers comply with these laws and regulations in all material respects and we do not anticipate that any of these laws will have a material adverse effect on our operations.

        Although our linear accelerators and certain other equipment do not use radioactive or other hazardous materials, our treatment centers do provide specialized treatment involving the implantation of radioactive material in the prostate and other organs. The radioactive sources generally are obtained from, and returned to, the suppliers, which have the ultimate responsibility for their proper disposal.

We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and the proper handling, storage and disposal of that material.

Reimbursement and Cost Containment

Reimbursement

        We provide a full range of both professional and technical services. Those services include the initial consultation, clinical treatment planning, simulation, medical radiation physics, dosimetry, treatment devices, special services and clinical treatment management procedures.

        The initial consultation is charged as a professional fee for evaluation of the patient prior to the decision to treat the patient with radiation therapy. The clinical treatment planning also is reimbursed as a technical and professional component. Simulation of the patient prior to treatment involves both a technical and a professional component, as the treatment plan is verified with the use of a simulator accompanied by the physician's approval of the plan. The medical radiation physics, dosimetry, treatment devices and special services also include both professional and technical components. The basic dosimetry calculation is accomplished, treatment devices are specified and approved, and the physicist consults with the radiation oncologist, all as professional and technical components of the charge. Special blocks, wedges, shields, or casts are fabricated, all as a technical and professional component.

        The delivery of the radiation treatment from the linear accelerator is a technical charge. The clinical treatment administrative services fee is the professional fee charged weekly for the physician's management of the patient's treatment. Global fees containing both professional and technical components also are charged for specialized treatment such as hyperthermia, clinical intracavitary hyperthermia, clinical brachytherapy, interstitial radioelement applications, and remote after-loading of radioactive sources.

        Coding and billing for radiation therapy is complex. We maintain a staff of certified coding professionals responsible for interpreting the services documented on the patients' charts to determine the appropriate coding of services for billing of third-party payers. This staff provides coding and billing services for all of our treatment centers except for four treatment centers in New York. In addition, we do not provide coding and billing services to hospitals where we are providing only the professional component of radiation treatment services. We provide training for our coding staff and believe that our coding and billing expertise result in appropriate and timely reimbursement.

Cost Containment

        We derived approximately 51%, 47% , 44% and 47% of our net patient service revenue for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively, from payments made by government sponsored healthcare programs, principally Medicare. These programs are subject to substantial regulation by the federal and state governments. Any change in payment regulations, policies, practices, interpretations or statutes that place limitations on reimbursement amounts, or changes in reimbursement coding, or practices could materially and adversely affect our financial condition and results of operations.

        In recent years, the federal government has sought to constrain the growth of spending in the Medicare and Medicaid programs. Through the Medicare program, the federal government has implemented a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. Changes in the RBRVS may result in reductions in payment rates for procedures provided by the Company. RBRVS-type payment systems also have been adopted by certain private third-party payers and may become a predominant payment methodology. Broader implementation of such programs could reduce payments by private third-party payers and could indirectly reduce our operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent our costs increase, we may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in non-governmental insurance plans, we may not be able to shift cost increases to non-governmental payers. Changes in the RBRVS could result in a reduction from historical levels in per patient Medicare revenue received by us; however, we do not believe such reductions would, if implemented, result in a material adverse effect on us.

        In addition to current governmental regulation, both federal and state governments periodically propose legislation for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of such healthcare proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect us. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on our business. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. We anticipate that the Health Care Reform Act will significantly affect how the healthcare industry operates in relation to Medicare, Medicaid and the insurance industry. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal health care programs, and reimbursement changes, which will impact existing government health care programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. It is not possible at this time to predict what, if any, additional reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As healthcare reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to our agreements and operations. While we believe we will be able to restructure in accordance with applicable laws and regulations, we cannot assure that such restructuring in all cases will be possible or profitable.

        Although governmental payment reductions have not materially affected us in the past, it is possible that such changes implemented in connection with the Health Care Reform Act and any future changes could have a material adverse effect on our financial condition and results of operations. In addition, Medicare, Medicaid and other government sponsored healthcare programs are increasingly shifting to some form of managed care. Additionally, funds received under all healthcare reimbursement programs are subject to audit with respect to the proper billing for physician services. Retroactive adjustments of revenue from these programs could occur. We expect that there will continue to be proposals to reduce or limit Medicare and Medicaid payment for services.

        Rates paid by private third-party payers, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of our patients between non-governmental payers and government sponsored healthcare programs, and among different types of non-government payer sources, could have a material adverse effect on us.

Reevaluations and Examination of Billing

        Payers periodically reevaluate the services they cover. In some cases, government payers such as Medicare and Medicaid also may seek to recoup payments previously made for services determined not to be covered. Any such action by payers would have an adverse affect on our revenue and earnings.

        Due to the uncertain nature of coding for radiation therapy services, we could be required to change coding practices or repay amounts paid for incorrect practices either of which could have a materially adverse effect on our operating results and financial condition.

Other Regulations

        In addition, we are subject to licensing and regulation under federal, state and local laws relating to the collecting, storing, handling and disposal of infectious and hazardous waste and radioactive materials as well as the safety and health of laboratory employees. We believe our operations are in material compliance with applicable federal and state laws and regulations relating to the collection, storage, handling, treatment and disposal of all infectious and hazardous waste and radioactive materials. Nevertheless, there can be no assurance that our current or past operations would be deemed to be in compliance with applicable laws and regulations, and any noncompliance could result in a material adverse effect on us. We utilize licensed vendors for the disposal of such specimen and waste.

        In addition to our comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employees, whose workers may be exposed to blood-borne pathogens, such as HIV and the hepatitis B virus. These regulations require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

Healthcare Reform

        The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include changes in Medicare, Medicaid and other programs, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction in payments to healthcare providers under Medicare, Medicaid, and other government programs. On March 21, 2010, the House of Representatives passed the Patient Protection and Affordable Care Act, and the corresponding reconciliation bill. President Obama signed the larger comprehensive bill into law on March 23, 2010 and the reconciliation bill on March 30, 2010. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. The Health Care Reform Act contains a number of provisions, including those governing fraud and abuse, enrollment in federal health care programs, and reimbursement changes, which will impact existing government health care programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program. We can give no assurance that the Health Care Reform Act will not materially affect our business and results of operations. Furthermore, we cannot predict the course of future federal or state healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

Legal Proceedings

        We are involved in certain legal actions and claims that arise in the ordinary course of our business. We do not believe that an adverse decision in any of these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        On September 16, 2010, we were served with a civil complaint that was filed against us in the United States District Court for the Southern District of New York by TPTCC NY, Inc., The Proton Institute of NY, LLC and NY Medscan LLC. The complaint alleges, among other things, that in connection with a failed business venture between plaintiffs and the Company to provide PBT services in New York City, the Company, certain of its subsidiaries and Norton Travis, the Company's general counsel, misappropriated confidential information and trade secrets of the plaintiffs and conspired in restraint of trade, engaged in unfair competition, and conspired to fix prices in seeking to establish a PBT services business in New York City. The plaintiffs seek to recover at least $350 million in damages, plus punitive damages of up to three times the amount of damages awarded. We intend to vigorously defend this suit. In the opinion of management, the case is without merit.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our executive officers, directors and key employees and their ages and position are as follows:

Name	Age	Position
Daniel E. Dosoretz, M.D.	57	President, Chief Executive Officer and Director
Eduardo Fernandez, M.D., Ph.D	47	Senior Vice President, Director of Regional Operations
Constantine A. Mantz, M.D.	42	Senior Vice President of Clinical Operations
Kerrin E. Gillespie	52	Senior Vice President and Chief Financial Officer
Norton L. Travis	58	Executive Vice President and General Counsel
Madlyn Dornaus	58	Senior Vice President, Chief Compliance Officer
Joseph Biscardi	41	Controller and Chief Accounting Officer
Jeffrey A. Pakrosnis	47	Treasurer
Daniel H. Galmarini	55	Chief Technology Officer
James L. Elrod, Jr.	56	Chairman of the Board of Directors
Bryan J. Carey	50	Director
Anil Shrivastava	42	Director
Erin L. Russell	36	Director
James H. Rubenstein, M.D.	55	Medical Director and Director
Howard M. Sheridan, M.D.	66	Director

        Daniel E. Dosoretz, M.D., F.A.C.R., F.A.C.R.O. is one of our founders and has served as a director since 1988 and as our President and Chief Executive Officer since April 1997. Dr. Dosoretz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to founding the Company, Dr. Dosoretz served as attending physician at the Massachusetts General Hospital. He also was an Instructor and Assistant Professor of Radiation Medicine at Harvard Medical School and Research Fellow of the American Cancer Society. Upon moving to Fort Myers, Florida, he was appointed to the Clinical Faculty as Associate Professor at the University of Miami School of Medicine. He also has been a visiting Professor at Duke University Medical School and is a Distinguished Alumni Visiting Professor in Radiation Oncology at Massachusetts General Hospital, Harvard Medical School. Dr. Dosoretz is board certified in Therapeutic Radiology by the American Board of Radiology. He is a Fellow of ACRO and of the American College of Radiology and is a member of the International Stereotactic Radiosurgery Society, the American Society for Therapeutic Radiology and Oncology and the American Society of Clinical Oncology. Dr. Dosoretz graduated from the University of Buenos Aires School of Medicine with the Gold medal for being top of his class, and served his residency in Radiation Oncology at the Department of Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he was selected Chief Resident of the department. Dr. Dosoretz role as founder, President and Chief Executive Officer of the Company, history with the Company and significant operating experience in the health care industry and extensive board experience led to the conclusion that Dr. Dosoretz should serve as a director of the Company.

        Eduardo Fernandez M.D., Ph.D. joined us in 1998 and has served in his current capacity as Director of Regional Operations since March 2009. Dr. Fernandez is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Dr Fernandez, Board Certified in Radiation Oncology, was awarded his medical degree from the University of Malaga, Spain, in 1987. He was Assistant and Associate Professor of Radiology and Medical Physics in his home university. Since 1989 he was in close cooperation with the Department of Biochemical Oncology and Experimental Radiotherapy at Case Western Reserve University in Cleveland, Ohio, including several sabbatical visits. In 1991 he defended a Doctoral Thesis on the molecular biology aspects of Photodynamic Therapy, and was awarded a Ph.D. degree from the University of Malaga. He completed his Radiation Oncology Residency at the Cleveland Clinic Foundation (Callahan Center for Radiation Oncology and Robotics)

and served as the Head of Radiation Oncology at the Cleveland Clinic, Florida, where he was directly responsible for the development of the External Beam Radiation Oncology and Prostate Seed Brachytherapy Programs. Simultaneously he had an Assistant Professorship of Radiology at Ohio State University. He was Chief of Radiation Oncology at the Aventura Comprehensive Cancer Center from 2000 to 2007, Medical Director of the East Coast Operations from 2000 to 2009 and Co-VP of Medical Operations from 2008 to 2009. Dr. Fernandez is a director of 21st Century C.A.R.E., a non-profit dedicated to cancer patient assistance, research and education.

        Constantine A. Mantz, M.D. joined us in 2000 and has served in his current capacity as Senior Vice President of Clinical Operations since March 2009. Dr. Mantz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Dr. Mantz received a Bachelor of Science Degree in Biology from Loyola University of Chicago. He earned his medical degree from the University of Chicago's Pritzker School of Medicine and did a surgical internship at the Hennepin County Medical Center in Minneapolis. Dr. Mantz completed his radiation oncology residency at the University of Chicago Hospitals, is Board Certified in Radiation Oncology by the American Board of Radiology and is a member of ACRO, the American Medical Association, ASTRO and AFROC. During the course of his career, Dr. Mantz has been involved in numerous radiation therapy research projects, published professional journal articles and given lectures and presented abstracts and poster sessions at national meetings concerning cancer treatment. Dr. Mantz has a special interest in the study and treatment of prostate cancer and breast cancer.

        Kerrin E. Gillespie recently joined us and has served as our Senior Vice President and Chief Financial Officer since March 2010. From 2007 to 2010, prior to joining Radiation Therapy Services, Inc., Mr. Gillespie served as the Chief Financial Officer of Ardent Health Services, LLC, a $1.8 billion operator of acute care hospitals and other healthcare services, including a health plan, regional laboratory and large physician practice in the Southwestern U.S. From 1998 to 2007, Mr. Gillespie was the Vice President of Group Operations at Community Health Systems, Inc., an operator of acute care hospitals in non-urban markets throughout the United States. Prior to Community Health Systems, Inc., Mr. Gillespie held financial and operating positions at Health Management Associates, Inc. and was the CEO and CFO of large hospitals based in Sebring, Florida, and Midwest City, Oklahoma, respectively. In 2007, Welsh, Carson, Anderson & Stowe, a leading private equity investment company in the U.S., recruited Mr. Gillespie to Ardent Health Services, LLC, due to his hands on operational expertise, where he helped improve EBITDA significantly from fiscal 2006 through fiscal 2009. Mr. Gillespie holds a B.B.A. in accounting from University of Georgia. He is a Certified Public Accountant in Georgia, a member of the American Institute of Certified Public Accountants and a Fellow of the Healthcare Financial Management Association.

        Norton L. Travis has been our Executive Vice President and General Counsel since February 2008 after having served as our outside general counsel for the prior five years. As outside counsel, Mr. Travis oversaw all legal aspects of our expansion transactions, as well as our legal compliance program. Prior to joining us, Mr. Travis served as a partner and the Chair of the Business Practice Group of Garfunkel, Wild & Travis, P.C., a specialty health-care law firm he co-founded in 1980. Mr. Travis is currently a director and a member of the compensation committee and the capital allocations committee of CareCore National, LLC. Mr. Travis received his B.A. from the University of Massachusetts and his J.D. from Hofstra University School of Law.

        Madlyn Dornaus joined us in 2004 and has served in her current capacity as Senior Vice President and Chief Compliance Officer since September 2009. Ms. Dornaus received her B.S. degree from Illinois State University and her M.B.A. from the University of Illinois. Prior to joining the Company, Ms. Dornaus was National Vice President for Per Se Technologies and held operational leadership roles as Regional Vice President at Curative Health Services and Concentra. She is a Certified Healthcare Compliance Officer and a member of the Medical Group Management Association.

        Joseph Biscardi joined us in 1997 as our Controller and Chief Accounting Officer. Prior to joining us, Mr. Biscardi worked for PricewaterhouseCoopers, LLP from 1993 to 1997. Mr. Biscardi holds a B.B.A. in accounting from Hofstra University. He is a Certified Public Accountant in New York and a member of the American Institute of Certified Public Accountants and a member of the Financial Executives International.

        Jeffrey A. Pakrosnis joined us in October 2005 as our Treasurer. Prior to joining us, Mr. Pakrosnis was the Chief Financial Officer of a specialty chemical enterprise and two venture-backed technology companies; prior to that, he spent 15 years, collectively, with KPMG, LLP and Ernst & Young, LLP. Mr. Pakrosnis holds a B.B.A. in Accounting from the University of Cincinnati. He is a Certified Public Accountant in Ohio and a member of the Ohio Society of Certified Public Accountants.

        Daniel H. Galmarini has served as our Chief Technology Officer since August 1990. Mr. Galmarini received his degree in Physics from the School of Exact Sciences of University of La Plata, Argentina. In 1983, Mr. Galmarini obtained his certification of Specialist in Physics from the National Energy Commission of Argentina. Between 1983 and 1990, he became Director of Physics of multiple institutions. He has a certification in Radiotherapy Physics from the American Board of Radiology. He has held several teaching positions in universities in Argentina, and was instructor of theoretical physics in Central America and Lecturer of Medical Physics at the University of Miami in Florida. He has received several awards including the Best Scientific Work in Oncology in 1985 by the National Academy of Medicine in Argentina on the subject of Neuro-Oncological Stereotaxy. Mr. Galmarini is the author of several publications in a variety of fields including teletherapy and brachytherapy physics of radiation therapy, neurosurgery, radiobiology and computers applied to radiation therapy. Mr. Galmarini is a member of the American Association of Physics in Medicine and the American Brachytherapy Society.

        James L. Elrod, Jr. has been the Chairman of the Company's board of directors since February 2008. Mr. Elrod is a Managing Director of Vestar and is currently the Co-Head of its Global Healthcare Group. Prior to joining Vestar in 1998, Mr. Elrod was Executive Vice President, Finance and Operations for Physicians Health Service, a public managed care company. Prior to that, he was a Managing Director and Partner of Dillon, Read & Co. Inc. Mr. Elrod is currently a director of Essent Healthcare, Inc. and National Mentor Holdings, Inc. and was a director of Joerns Healthcare, LLC until August 2010. Mr. Elrod received his A.B. from Colgate University and his M.B.A. from Harvard Business School. Mr. Elrod's experience in the health care industry and collective board experience, financial experience, and diverse personal background led to the conclusion that Mr. Elrod should serve as a director of the Company.

        Bryan J. Carey has been a member of the Company's board of directors since April 2009 and was the Company's interim Chief Financial Officer from September 2009 to March 2010. Mr. Carey is a Managing Director of Vestar, primarily focused on Healthcare investments. He joined Vestar in 2000, having been Executive Vice President, Chief Financial Officer and Managing Director of the European operations of Aearo Corporation, a Vestar portfolio company. Mr. Carey is currently a director and member of the audit committee of Sunrise Medical, Inc. Mr. Carey was a director of Joerns Healthcare, LLC until August 2010. He received his A.B. in economics from Georgetown University and his M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Carey's experience in the health care industry and collective board experience, experience as the Company's interim Chief Financial Officer and background including his personal involvement in the healthcare field led to the conclusion that Mr. Carey should serve as a director of the Company.

        Anil Shrivastava has been a member of the Company's board of directors since February 2008. Mr. Shrivastava is a Managing Director of Vestar, primarily focused on Healthcare investments. Mr. Shrivastava joined Vestar in 2007. Previously, he was a partner at Bain & Company, Inc., the global consulting firm, as a leader in their healthcare practice. Mr. Shrivastava is currently a director of MediMedia USA, LLC, Sunrise Medical, Inc. and DeVilbiss Healthcare, LLC. Mr. Shrivastava received his B.A. from Harvard University and his M.B.A. from Harvard Business School. Mr. Shrivastava's experience in the health care industry and collective board experience, financial experience, and diverse personal background led to the conclusion that Mr. Shrivastava should serve as a director of the Company.

        Erin L. Russell has been a member of the Company's board of directors since February 2008. Ms. Russell is a Principal of Vestar, and is primarily focused on Healthcare investments. Ms. Russell joined Vestar in 2000. Previously, she was a member of the mergers and acquisitions group at PaineWebber, Inc. Ms. Russell is currently a director and a member of the audit committee of DynaVox Inc. In addition, she serves on the National Advisory Board of the Jefferson Scholars Foundation at the University of Virginia. Ms. Russell received a B.S. from the McIntire School of Commerce at the University of Virginia and her M.B.A. from Harvard Business School. Ms. Russell's experience in the health care industry board experience and diverse personal background led to the conclusion that Ms. Russell should serve as a director of the Company.

        James H. Rubenstein, M.D. joined us in 1989 as a physician and has served as a director and as our Medical Director since 1993. Dr. Rubenstein is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Rubenstein was an Assistant Professor of Radiation Oncology at the University of Pennsylvania and later became Co-Director of the Radiation Oncology Residency Program. He also served as Chairman of the Department of Medicine for Columbia Regional Medical Center in Southwest Florida and became a Clinical Assistant Professor at the University of Miami School of Medicine's Department of Radiology. He is board certified in Internal Medicine by the American Board of Internal Medicine and in Radiation Oncology by the American Board of Radiology. He graduated from New York University School of Medicine and completed his internship and residency in internal medicine at Beth Israel Hospital in Boston, at the same time working as an Assistant Instructor in internal medicine for Harvard University's School of Medicine. Dr. Rubenstein's years of experience in the health care industry career, particularly in radiation oncology and with the Company, as well as his familiarity with all aspects of its business led to the conclusion that Dr. Rubenstein should serve as a director of the Company.

        Howard M. Sheridan, M.D. is one of our founders and has served as a director since 1988. Dr. Sheridan planned and developed our first radiation treatment center. Prior to joining us, Dr. Sheridan served as President of the medical staff at Southwest Florida Regional Medical Center as well as chairman of the Department of Radiology. Dr. Sheridan currently serves as Chairman of Edison Bancshares, Inc. He previously served on the Advisory Board of Southeast Bank, N.A., and also served as a founding Director and member of the Executive Compensation and Loan Committee of Heritage National Bank from 1989 until September 1996, when Heritage was acquired by SouthTrust Corporation. Dr. Sheridan has practiced interventional radiology and diagnostic radiology in Fort Myers, Florida from 1975 until accepting the chairmanship in April 2004. Dr. Sheridan is a member of the American Medical Association, the Florida Medical Association, and the American College of Radiology. Dr. Sheridan is the Vice President of 21st Century C.A.R.E., a non-profit dedicated to cancer patient assistance, research and education. Dr. Sheridan is also on the Dean's Counsel of Tulane Medical School. He graduated from Tulane Medical School and completed his residency at the University of Colorado Medical Center. Dr. Sheridan is board certified by the American Board of Radiology and the American Board of Nuclear Medicine. Dr. Sheridan's board experience, years of experience in the health care industry career, particularly in radiation oncology and with the Company, as well as his familiarity with all aspects of its business since its founding led to the conclusion that Dr. Sheridan should serve as a director of the Company.

Board Composition

        The Company's Bylaws provide that the Company's board of directors shall consist of the number of directors so determined by the Company's board of directors. Each director serves for annual terms and until his or her successor is elected and qualified. Vestar indirectly controls a majority of the capital stock of Parent and, as such, Vestar has the ability to elect all of the members of the Company's board of directors. The Company and RT Investments are also subject to certain agreements, which provide Vestar with the ability to designate a specified number of members of the Company's board of directors and RT Investments' board of managers. The Company's board of directors presently consists of seven members.

Board Committees

        The Company's board of directors has the authority to appoint committees to perform certain management and administration functions. The Company's board of directors has provided for an Audit/Compliance Committee, a Capital Allocation Committee and a Compensation Committee.

Audit/Compliance Committee

        Mr. Carey and Ms. Russell serve on the Audit/Compliance Committee, with Ms. Russell serving as the Chair. The Audit/Compliance Committee is responsible for reviewing and monitoring our accounting controls, related party transactions, internal audit functions and compliance with federal and state laws that affect our business and recommending to the Company's board of directors the engagement of our outside auditors. The Audit/Compliance Committee met six times during 2009. The Audit/Compliance Committee operates under a written charter effective as of May 16, 2008 adopted by the Company's board of directors in May 2008.

Capital Allocation Committee

        Messrs. Elrod, Carey and Shrivastava and Ms. Russell serve on the Capital Allocation Committee, with Mr. Elrod serving as the Chair. The Capital Allocation Committee reviews and either approves, on behalf of the Company's board of directors, or recommends to the Company's board of directors for approval all material expenditures related to equipment, acquisitions and de novo development, among others. The Capital Allocation Committee met three times during 2009. The Capital Allocation Committee operates under a written charter effective as of May 16, 2008 adopted by the Company's board of directors in May 2008.

Compensation Committee

        Messrs. Sheridan and Elrod serve on the Compensation Committee, with Mr. Elrod serving as the Chair. The Compensation Committee reviews and either approves, on behalf of the Company's board of directors, or recommends to the Company's board of directors for approval the annual salaries and other compensation of our executive officers and individual unit incentive awards. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The Compensation Committee met once in 2009. The Compensation Committee operates under a written charter effective as of May 16, 2008 adopted by the Company's board of directors in May 2008.

Compensation Committee Interlocks and Insider Participation

        Messrs. Sheridan and Elrod serve on the Compensation Committee. No executive officer of the Company served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or our other directors are affiliated.

        Dr. Sheridan has certain related party relationships with us requiring disclosure under the rules and regulations of the SEC. These related party relationships include, among other things, ownership interests held by Dr. Sheridan in real estate partnerships, which own treatment centers and properties leased by us, a medical services provider, to which we provide billing and collections services and an insurance company which provides us with malpractice insurance coverage. See "Certain Relationships and Related Party Transactions." Dr. Sheridan is one of our founders and previously served as Chairman of the Company's board of directors until February 2008.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures with respect to our current plans, considerations, expectations and determinations regarding compensation.

Executive Summary

        The primary objectives of our executive compensation policies are to attract and retain talented executives to effectively manage and lead our Company and create value for our equityholders. Through our executive compensation policies, we seek to align the level of our executive compensation with the achievement of our corporate objectives, thereby aligning the interests of our management with those of our equityholders.

        The compensation of our named executive officers generally consists of base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. In addition, our named executive officers are eligible to receive severance or other benefits upon termination of their employment with us. In setting an individual executive officer's initial compensation package and the relative allocation among different types of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual's qualifications, as well as Vestar's experience with other companies in its investment portfolio and general market knowledge regarding executive compensation.

        The discussion below explains our compensation decisions with respect to fiscal year 2009, our last fiscal year. Our named executive officers are Daniel E. Dosoretz, M.D., our President and Chief Executive Officer since April 1997, Eduardo Fernandez, M.D., Ph.D., who joined us in 1998 and has served as our Senior Vice President, Director of Regional Operations since March 2009, Constantine A. Mantz, M.D. who joined us in 2000 and has served as our Senior Vice President of Clinical Operations since March 2009, Kerrin E. Gillespie, who joined us in March 2010 as our Senior Vice President and Chief Financial Officer and Norton L. Travis who has been our Executive Vice President and General Counsel since joining us in February 2008. Our named executive officers also include Bryan J. Carey who served as our interim Chief Financial Officer from September 2009 until March 2010 and David N. Watson who served as our Chief Financial Officer from July 2007 until August 2009.

Executive Compensation Philosophy

        The compensation policies for our named executive officers have been designed based upon our view that the ownership by management of equity interests in our business is the most effective mechanism for providing incentives for management to maximize gains for equityholders, that annual cash incentive compensation should be linked to metrics that create value for our equityholders and that other elements of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract, retain and motivate optimally talented and experienced executives.

Role of Our Compensation Committee

        Our Compensation Committee evaluates and determines the levels and forms of individual compensation for our named executive officers. Under the term of its charter, our Compensation Committee reviews and either approves, on behalf of the Company's board of directors, or recommends to the Company's board of directors for approval the annual salaries and other compensation for our executive officers and individual unit incentive awards. The Compensation Committee develops and determines all components of executive officer compensation, as well as provides assistance and recommendations to the Company's board of directors with respect to our incentive-compensation plans, equity-based plans, compensation policies and practices and assists with the administration of our compensation and benefit plans. Messrs. Sheridan and Elrod serve on the Compensation Committee, which met once during 2009.

Compensation Determination Process

        Our Compensation Committee determines or recommends to the board of directors for determination the compensation of each of our named executive officers and solicits input from our Chief Executive Officer in determining the compensation (particularly base salary and annual cash incentive payments) of our named executive officers. The Compensation Committee does not retain compensation consultants to review our policies and procedures with respect to executive officer compensation

Effect of Accounting and Tax Treatment on Compensation Decisions

        In the review and establishment of our compensation program, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Risk Considerations in Determining Compensation

        We regularly assess our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. We have concluded that our compensation program does not motivate imprudent risk taking and any risks involved in compensation are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we believe that the following risk oversight and compensation design features guard against excessive risk-taking:

  •
  Establishing base salaries consistent with executives' responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

  •
  Determining cash and equity incentive awards based on achievement of performance metrics that provide a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies, and also helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders;

  •
  Designing long-term compensation, including vesting provisions for equity compensation awards, to reward executives for driving sustainable, profitable, growth for stockholders; and

  •
  Ensuring oversight of the Compensation Committee in the operation of our compensation plans.

Elements of Compensation

        We generally deliver executive compensation through a combination of annual base salary, annual cash incentive payments, long-term equity incentives and other benefits and perquisites. We believe that this mix of elements is useful in achieving our primary compensation objectives. The payment of executive compensation is determined by the Compensation Committee, and we do not target any particular form of compensation to encompass a majority of annual compensation provided to our executive officers.

        Base Salary and Production Incentive Bonuses.    Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other performance-based components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive. Any subsequent modifications to annual base salaries are influenced by the performance of the executive, the increased/decreased duties of the executive and by significant changes in market conditions. We do not align compensation for our executive officers with market pay percentile benchmarks. In addition, we are party to physician employment agreements with our physician named executive officers, who provide significant clinical leadership in the Company beyond their executive management roles in their capacities as physicians. These physician employment agreements provide for production and ancillary incentive bonus arrangements generally based on achievement of a certain level of collections or revenues by such individuals.

        The current base salaries described below were negotiated in connection with the Merger and are based in part on salaries paid prior to the Merger. A summary of the base salary and production incentive bonus arrangements with our named executive officers is as follows:

  •
  Daniel E. Dosoretz, M.D.—We entered into an executive and a physician employment agreement with Dr. Dosoretz in connection with the Merger, dated effective as of February 21, 2008, which provide for an annual base salaries of $1,500,000 and $500,000, respectively. Dr. Dosoretz is also eligible to participate in certain production and ancillary bonus arrangements associated with the Company's Lee County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

  •
  Eduardo Fernandez, M.D., Ph.D.—We entered into a physician employment agreement with Dr. Fernandez, dated effective as of January 1, 2002 and as amended, which provides for an annual base salary of $600,000 and an annual production incentive bonus arrangement based on the greater of $100,000 or a percentage of net collections associated with the Company's Broward and Miami—Dade County, Florida radiation oncology centers.

  •
  Constantine A. Mantz, M.D.—We entered into a physician employment agreement with Dr. Mantz, dated effective as of July 1, 2003 and as amended, which provides for an annual base salary of $840,000 and an annual production incentive bonus arrangement based on a percentage of the professional component collections associated with the Company's Lee and Monroe County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

  •
  Kerrin E. Gillespie—We entered into an executive employment agreement with Mr. Gillespie, dated effective as of February 8, 2010, which provides for an annual base salary of $400,000.

  •
  Norton L. Travis—We entered into an executive employment agreement with Mr. Travis in connection with the Merger, dated effective as of February 21, 2008, which provides for an annual base salary of $900,000.

  •
  Bryan J. Carey—Mr. Carey served as the Company's interim Chief Financial Officer from September 2009 to March 2010 and has been a member of the Company's board of directors since April 2009. Mr. Carey is a Managing Director of Vestar, primarily focused on healthcare investments. We did not enter into an employment agreement with Mr. Carey and Mr. Carey did not receive any remuneration in connection with his service as interim Chief Financial Officer.

  •
  David N. Watson—We entered into an executive employment agreement with Mr. Watson in connection with the Merger, dated effective as of February 21, 2008, which provided for an annual base salary of $375,000. Mr. Watson voluntarily terminated his employment with the Company on August 31, 2009.

        Annual Cash Incentive Payments.    In addition to annual base salaries, our Compensation Committee and Company's board of directors generally award annual cash incentive payments to our named executive officers. The annual cash incentive payments are intended to compensate our named executive officers for achieving operating performance objectives in the current year that are important to our success.

        Cash incentive payments are awarded pursuant to individual bonus arrangements with each named executive officer for each fiscal year. This bonus arrangement is designed to motivate, reward and acknowledge achievement by our employees by explicitly tying annual cash bonus payments to the achievement of annual performance targets based upon our consolidated financial results, as adjusted based upon individual performance objectives. Our performance-based bonus plan is administered jointly by our Chief Financial Officer, who is responsible for monitoring the financial performance measurements, and, in respect of our executive officers, our Chief Executive Officer, who is responsible for monitoring individual performance measurements for such individuals. Our Compensation Committee approves all targets set by the Company's board of directors and payouts under our bonus arrangements. Executives are generally eligible for payments under our performance-based bonus arrangement if they have earned such payments for the prior fiscal year.

        Pursuant to the terms of their executive employment agreements, certain named executive officers were eligible to earn a target annual cash incentive payment for fiscal year 2009 equal to either a defined minimum amount or a percentage of that named executive officer's annual base salary, as further described below:

  •
  For fiscal year 2009, Dr. Dosoretz was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $1,500,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of pro forma adjusted earnings before interest, taxes, depreciation and amortization ("PF Adjusted EBITDA") and net debt targets. The relative weight of each factor in determining the cash performance incentive bonus award was determined by the Company's board of directors. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments.

  •
  For fiscal year 2010, Mr. Gillespie is eligible to earn an annual cash performance incentive bonus award with a target bonus amount up to 60% of his base salary pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets.

  •
  For fiscal year 2009, Mr. Travis was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $300,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets.

  •
  For fiscal year 2009, Mr. Watson was eligible to earn an annual cash performance incentive bonus award with a target bonus amount up to 60% of his base salary pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets.

        We did not enter into an employment agreement with Mr. Carey and he did not participate in the annual cash performance incentive bonus plan.

        After target bonus award amounts are established as a defined minimum amount or percentage of each named executive officer's base salary, the Company's board of directors establishes overall Company performance targets as the next step in determining annual cash bonus payments. For fiscal year 2009, the Company's board of directors assigned a 60% weighting to PF Adjusted EBITDA performance measure and a 40% weighting to net debt performance measure to encourage management to focus more on making long-term investments to grow our business.

        At the on-target level of achievement for the PF Adjusted EBITDA performance metric, a named executive officer's bonus payment is equal to 100% of his or her target bonus amount. At the maximum target level of achievement, a named executive officer's bonus payment is equal to 200% of his target bonus amount. At the minimum target level of achievement, a named executive officer's bonus payment is equal to 30% of his target bonus amount. Bonus payments for actual results that fall between the minimum and maximum target performance levels are adjusted on a linear basis.

        The following table illustrates our overall performance in relation to our targets for PF Adjusted EBITDA and net debt for fiscal year 2009:

Type of Financial Performance Metric	Minimum Target Level of Achievement	On-Target Level of Achievement	Maximum Target Level of Achievement	Actual Level of Achievement	Level of Target Achieved
PF Adjusted EBITDA	$125.0	$137.0	$149.0	$109.7	Not Achieved
Net Debt	$560.0	$533.0	$—	$518.8	On-Target

        Payments under the bonus plan for fiscal year 2009 were calculated and paid following the completion of a significant portion of our year-end audit and upon the approval of Company's board of directors. Our bonus plan for fiscal year 2010 is structured in the same manner as it was for fiscal year 2009, with financial performance being evaluated against PF Adjusted EBITDA and net debt targets with weightings similar to those for fiscal year 2009. The timing of payments under the bonus plan for fiscal year 2010 is expected to be consistent with that for fiscal year 2009.

        Discretionary Cash Bonuses.    In addition to the amounts described above that were awarded under our Annual Cash Incentive Payments in 2009, the Company's board of directors awarded a discretionary cash bonus for fiscal year 2009 to Mr. Travis in the amount of $88,016 in recognition of his work related our business development activities. Although the Compensation Committee does not anticipate that discretionary cash bonuses will be routinely awarded, it reserves the right to make such awards in the future as circumstances warrant.

        Long-Term Equity Incentives.    We believe that our long-term financial success is achieved in part through an ownership culture that encourages our named executive officers to focus on our long-term performance through the use of equity-based compensation incentives.

        The capital structure of RT Investments consists of four different classes of limited liability company units: non-voting preferred equity units, Class A voting equity units, Class B non-voting equity units and Class C non-voting equity units.

        On February 21, 2008, in connection with the Merger, we allowed our management to invest in RT Investments by exchanging all or a portion of their shares in the predecessor Company's common stock into non-voting preferred equity units of RT Investments and Class A voting equity units of RT Investments and the number of non-voting preferred equity units and Class A voting equity units of RT Investments held by our named executive officers is set forth in "Security Ownership of Certain Beneficial Owners and Management."

        Also, on February 21, 2008, in connection with the Merger, RT Investments adopted a new equity-based plan and authorized for issuance under the plan approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B non-voting equity units and 967,849 Class C non-voting equity units. The Class B non-voting equity units time vest over 48 months and the Class C non-voting equity units vest annually for 34 months based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment. The performance conditions relate to the Company achieving PF Adjusted EBITDA and net debt targets that were established in connection with the Merger. The vesting schedule for the units described above was designed to motivate our named executive officers and other members of management to enhance our financial and operational performance and equity value over the long-term as well as to promote executive retention. The following table presents the outstanding grants of Class B non-voting equity units and Class C non-voting equity units to our named executive officers as of December 31, 2009:

Name	Class B Units	Class C Units
Daniel E. Dosoretz, M.D., President and Chief Executive Officer	315,758	423,434
Eduardo Fernandez, M.D., Ph.D., Senior Vice President, Director of Regional Operations	8,420	21,777
Constantine A. Mantz, M.D., Senior Vice President of Clinical Operations	8,420	21,777
Kerrin E. Gillespie, Senior Vice President and Chief Financial Officer	16,665	43,099
Norton L. Travis, Executive Vice President and General Counsel	42,101	108,883
Bryan J. Carey, former interim Chief Financial Officer	—	—
David N. Watson, former Chief Financial Officer	3,158	3,629

        Deferred Compensation Plan.    We offer our named executive officers the opportunity to participate in our 401(k) Profit Sharing Plan ("401(k) Plan"), which is a tax-qualified plan. Our discretionary contributions to the 401(k) Plan are based upon our annual financial performance.

        Other Benefits.    We also provide various other benefits to certain of our named executive officers that are intended to be part of a competitive compensation program. These benefits include:

  •
  medical and life insurance;

  •
  flexible spending accounts;

  •
  vacation time;

  •
  reimbursement for tax preparation and legal services;

  •
  relocation benefits; and

  •
  utilization of Company aircraft.

        We believe that these benefits are comparable to those offered by other companies.

Severance and Change in Control Benefits

        Our named executive officers are entitled to certain severance benefits as set forth in their respective employment agreements in the event of termination of employment. We believe these benefits are an essential element of our compensation program for our named executive officers and assist us in recruiting and retaining talented individuals. Our Compensation Committee believes that these benefits are valuable as they address the valid concern that it may be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination. The severance benefits may differ for named executive officers depending on the positions they hold and how difficult it might be or how long it might take for them to find comparable employment. The employment agreements of our named executive officers do not contain change in control benefit provisions providing for payments but the Management Unit Subscription Agreements for Class B non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments to contain certain acceleration provisions in the event of a sale of the Company.

Summary Compensation Table

        The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us during the prior three fiscal years.

	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards	Non-Equity Incentive Plan Compensation ($)	Other Annual Compensation ($)		Total ($)
Daniel E. Dosoretz M.D.	2009	2,000,000	22,937	—	600,000	116,536	(2)	2,739,473
President, Chief Executive	2008	1,818,077	18,547	—	1,209,921	118,868	(2)	3,165,413
Officer and Director	2007	900,000	250,000	—	—	28,974	(2)	1,178,974
Eduardo Fernandez, M.D., Ph.D.	2009	580,769	496,131	—	—	2,450	(3)	1,079,351
Senior Vice President	2008	500,000	590,639	—	—	—		1,090,639
Director of Regional Operations	2007	473,077	457,388	—	—	4,500	(3)	934,965
Constantine A. Mantz, MD	2009	689,346	809,095	—	—	—		1,498,442
Senior Vice President of	2008	650,000	956,365	—	—	—		1,606,365
Clinical Operations	2007	646,154	1,055,012	—	—	—		1,701,166
Norton L. Travis	2009	900,000	180,000	—	120,000	2,450	(4)	1,202,450
Executive Vice President and	2008	726,923	133,016	—	211,984	—		1,071,923
General Counsel	2007	—	—	—	—	—		—
Kerrin Gillespie(5)	2009	—	—	—	—	—		—
Chief Financial Officer
Bryan J. Carey(6)	2009	—	—	—	—	—		—
Former interim Chief Financial Officer
David N. Watson(7)	2009	288,462	—	—	—	—		288,462
Former Chief Financial	2008	373,492	132,500	—	203,244	—		709,236
Officer	2007	231,250	175,000	—	—	—		406,250

(1)
The amounts set forth in this column represent discretionary bonuses approved by the Company's board of directors except for Dr. Dosoretz's 2009 bonus, and Drs. Fernandez's and Mantz's 2009-2007 bonuses, which were based on production and ancillary bonus arrangements set forth in their respective physician employment agreements.

(2)
These amounts consist of: (i) compensation associated with the personal use of the Company's corporate aircraft in 2009, 2008 and 2007 in the amounts of $111,377, $118,868, and $24,474, respectively; (ii) discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan in 2009 and 2007 in the amounts of $2,450 and $4,500, respectively; and (iii) life insurance premiums paid by the Company in 2009 of $2,709.

(3)
These amounts consist of discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan in 2009 and 2007 in the amounts of $2,450 and $4,500, respectively.

(4)
This amount consists of discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan in 2009.

(5)
Mr. Gillespie's employment commenced on March 15, 2010.

(6)
Mr. Carey served as our interim Chief Financial Officer until March 2010.

(7)
Mr. Watson voluntarily terminated his employment with us on August 31, 2009.

Grants of Plan-Based Awards in Fiscal 2009

        The following table provides supplemental information relating to grants of plan-based awards to our named executive officers in fiscal 2009.

		Payout Levels Under Non-Equity Incentive Plan Awards			Payout Levels Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
	Grant Date(1)	Minimum ($)	Target ($)	Maximum ($)	Minimum ($)	Target ($)	Maximum ($)
Daniel E. Dosoretz, M.D.	—	450,000	1,500,000	3,000,000	—	—	—	—
Eduardo Fernandez, M.D., Ph.D.	—	—	—	—	—	—	—	—
Constantine A. Mantz, M.D.	—	—	—	—	—	—	—	—
Kerrin E. Gillespie	—	72,000	240,000	480,000	—	—	—	—
Norton L. Travis	—	90,000	300,000	600,000	—	—	—	—
Bryan J. Carey	—	—	—	—	—	—	—	—
David N. Watson	—	—	—	—	—	—	—	—

(1)
Thresholds under our non-equity performance incentive bonus plan are determined annually by the Company's board of directors.

Outstanding Equity Awards at 2009 Fiscal-Year End

        The following table provides information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2009.

	Stock Awards
				Equity Incentive Plan Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Daniel E. Dosoretz, M.D.	236,818	Class B Units(a)	2,387,127	376,386	Class C Units(a)	3,293,375
Eduardo Fernandez, M.D., Ph.D.	6,315	Class B Units(a)	63,657	19,357	Class C Units(a)	169,374
Constantine A. Mantz, M.D.	6,315	Class B Units(a)	63,657	19,357	Class C Units(a)	169,374
Kerrin E. Gillespie	—		—	—		—
Norton L. Travis	31,576	Class B Units(a)	318,284	96,785	Class C Units(a)	846,868
Bryan J. Carey	—	Class B Units(a)	—	—	Class C Units(a)	—
David N. Watson(c)	—	Class B Units(a)	—	—	Class C Units(a)	—

(a)
Granted on February 21, 2008 in connection with the initial grants under the RT Investments equity-based incentive plan. The vesting measurement date, as set forth in the relevant subscription agreement, for these units is February 21, 2008. The Class B non-voting equity units of RT Investments time vest over 48 months and the Class C non-voting equity units of RT Investments vest annually for 34 months based on certain performance conditions and/or investment performance conditions being met or achieved and, in all cases, assuming continued employment, as explained in more detail above, under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

(b)
Payout value represents fair market value determined as of fiscal year-end, which is $10.08 per Class B non-voting equity unit of RT Investments and $8.75 per Class C non-voting equity unit of RT Investments.

(c)
Mr. Watson voluntarily terminated his employment with the Company on August 31, 2009. As a result, under the terms of his Management Unit Subscription Agreement, Mr. Watson forfeited 9,473 Class B non-voting equity units of RT Investments and 29,035 Class C non-voting equity units of RT Investments.

Option Exercises and Stock Vested

        No options were issued, outstanding or exercised during fiscal 2009. For purposes of this disclosure item, no units were vested during fiscal 2009 such that value was realized, as the Company could repurchase at cost the units of any executive who terminated his or her employment voluntarily during fiscal 2009. However, if an executive officer were terminated without cause or resigned for good reason as of the last day of the fiscal year, he or she would be entitled to receive proceeds for a portion of his or her units. See "Compensation Discussion and Analysis—Treatment of Equity Interests in Radiation Therapy Services Holdings, Inc." below.

Pension Benefits

        The Company has no pension plans.

Nonqualified Deferred Compensation

        The Company does not maintain any nonqualified deferred compensation plans.

Employment Agreements

Executive and Physician Employment Agreements with Daniel E. Dosoretz, M.D.

        Executive Employment Agreement.    We have entered into an Executive Employment Agreement, dated effective as of February 21, 2008, with Daniel E. Dosoretz, M.D., pursuant to which Dr. Dosoretz serves as our President and Chief Executive Officer. The employment term is a five-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Dr. Dosoretz is currently entitled to receive an annual base salary of $1,500,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Dr. Dosoretz is also eligible to earn an annual cash incentive payment of not less than $1,500,000, the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments.

        Dr. Dosoretz is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. Also, Dr. Dosoretz shall be entitled to use the Company's corporate jet in a manner consistent with past practice, and in addition to use of the plane in connection with the conduct of business on behalf of the Company, he is entitled to 200 hours of usage per year for personal use. We have also agreed to indemnify Dr. Dosoretz in connection with his capacity as our director and officer.

        If Dr. Dosoretz resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Dosoretz shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan (all amounts in this section are referred to as "Accrued Compensation").

        If Dr. Dosoretz's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Dosoretz for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Dosoretz for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Dosoretz's annual base salary, as in effect at the termination date, plus (ii) the amount equal to the sum of his bonuses for the three prior years divided by three; provided that for purposes of these payments, Dr. Dosoretz's 2007 bonus shall be deemed to be $1,500,000. Dr. Dosoretz shall also be permitted to continue participation at the Company's expense in all benefit and insurance plans, coverage and programs for one year in which he was participating prior to the termination date.

        If Dr. Dosoretz's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Dosoretz dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Dosoretz in accordance with the terms of the applicable plan.

        Dr. Dosoretz' Executive Employment Agreement also provides that if his Physician Employment Agreement is terminated for any reason, but his Executive Employment Agreement is not, Dr. Dosoretz' annual base salary under the Executive Employment Agreement shall be increased to $2,000,000.

        Dr. Dosoretz is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Dosoretz covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Dosoretz breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

        Physician Employment Agreement.    In addition, we have entered into a Physician Employment Agreement, dated as of February 21, 2008, with Dr. Dosoretz, pursuant to which Dr. Dosoretz shall provide medical services as a radiation oncologist at such locations as are mutually agreed. The employment term is a five-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. For services rendered under the Physician Employment Agreement, Dr. Dosoretz shall receive an annual base salary of $500,000, and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement.

        Dr. Dosoretz may voluntarily terminate this agreement prior to the end of the term with or without giving notice and the Company may terminate this agreement without cause at any time. The Company may terminate the agreement due to a "disability" (as defined in the agreement) and the agreement will automatically terminate upon Dr. Dosoretz's death. If the Executive Employment Agreement is terminated for any reason, the Company shall have the right, but not the obligation to terminate the Physician Employment Agreement, without any liability or obligation to him, other than any Accrued Compensation. If the Executive Employment Agreement is terminated for any reason, but the Physician Employment Agreement is not terminated, the Physician Employment Agreement shall remain in full force and effect, except that (i) Dr. Dosoretz's base salary shall be increased to $1,500,000; (ii) Dr. Dosoretz shall be obligated to work five days per week rather than up to two days per week as currently contemplated under the Physician Employment Agreement, and (iii) Dr. Dosoretz shall be eligible to participate in such other bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians.

        Dr. Dosoretz is also subject to covenants not to compete under the Physician Employment Agreement whereby in the event of the termination of this agreement for any reason, Dr. Dosoretz agrees, with certain exceptions, not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with us (as defined in the agreement) for a period beginning on the date of the Physician Employment Agreement and ending on the later of (i) the fifth anniversary of the Physician Employment Agreement and (ii) three years after his termination date.

Executive Employment Agreement with Eduardo Fernandez, M.D., Ph.D.

        We have entered into a physician employment agreement, dated effective as of January 1, 2002 and as amended, with Dr. Fernandez, pursuant to which Dr. Fernandez serves as our Senior Vice President, Director of Regional Operations. The employment term is a five-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of its intention not to renew the employment agreement. Dr. Fernandez is currently entitled to receive an annual base salary of $600,000. Further, during Dr. Fernandez's employment, the Company will provide basic hospital and major medical insurance coverage to him to the extent obtainable with coverage amounts as the Company shall in its sole discretion determine and subject to the limitations and restrictions of the Company's group health plan.

        In addition, Dr. Fernandez is entitled to receive an annual production incentive bonus equal to the greater of $100,000 or 1.75% of the net collections with respect to the Company's Broward and Miami-Dade County, Florida radiation oncology centers.

        Dr. Fernandez and the Company may terminate this agreement prior to the end of the term by giving 90 days notice. If an event of termination occurs for any reason, Dr. Fernandez shall be entitled to (i) receive his Accrued Compensation determined as of the effective date of termination and not theretofore paid and (ii) receive or continue to receive benefits due or payable under any pension or profit sharing plan and any disability, medical and life insurance plans maintained by the Company.

        If Dr. Fernandez's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation, salary continuation for three months and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Fernandez dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to his Accrued Compensation and salary continuation for two months. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Fernandez in accordance with the terms of the applicable plan.

        Dr. Fernandez is also subject to a covenant not to disclose our confidential information during his employment term and at all times during his employment term and ending two years after his termination date, Dr. Fernandez agrees (i) not to practice radiation oncology at any center or hospital in Broward or Miami-Dade County, Florida or any joint venture which includes the Company or any of its subsidiaries or affiliates, and (ii) not to solicit or hire any of our employees.

Physician Employment Agreement with Constantine A. Mantz, M.D.

        We have entered into a physician employment agreement with Constantine A. Mantz, dated effective as of July 1, 2003 and as amended, pursuant to which Dr. Mantz serves as our Senior Vice President of Clinical Operations and provides medical services as a radiation oncologist. The employment term commenced on July 1, 2003 and is a five-year term with automatic one-year extensions thereafter unless either party provides the other 90 days' prior written notice of its intention not to renew the employment agreement. Dr. Mantz is currently entitled to receive an annual base salary of $840,000 and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement if Dr. Mantz's employment is terminated without cause, or due to death or disability. Further, during Dr. Mantz's employment, the Company will provide basic hospital and major medical insurance coverage to him to the extent obtainable with coverage amounts as the Company shall in its sole discretion determine and subject to the limitations and restrictions of the Company's group health plan.

        In addition, Dr. Mantz is entitled to receive an annual production incentive bonus of up to $1,000,000 based on 22.5% of the collections of professional fees (as defined) greater than $1,025,000 with respect to the Company's Lee and Monroe County, Florida radiation oncology centers and certain other ancillary services provided in the Lee County, Florida local market.

        Dr. Mantz and the Company may terminate this agreement prior to the end of the term by giving 90 days notice. If an event of termination occurs for any reason, Dr. Mantz shall be entitled to (i) receive his Accrued Compensation determined as of the effective date of termination and not theretofore paid and (ii) receive or continue to receive benefits due or payable under any pension or profit sharing plan and any disability, medical and life insurance plans maintained by the Company.

        Dr. Mantz is also subject to a covenant not to disclose our confidential information during his employment term and at all times during his employment term and ending two years after his termination date, Dr. Mantz is agrees (i) not to practice radiation oncology at any center in Lee, Collier or Charlotte County, Florida or at those hospitals in Lee, Collier or Charlotte County, Florida where physicians employed by the Company or an affiliate of the Company are, at the time of such termination, practicing radiation oncology, and (ii) not to solicit or hire any of our employees.

Executive Employment Agreement with Kerrin E. Gillespie

        We have entered into an executive employment agreement, dated effective as of February 8, 2010, with Kerrin E. Gillespie, pursuant to which Mr. Gillespie serves as Senior Vice President and Chief Financial Officer. The employment term is a three-year term beginning March 15, 2010 with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Mr. Gillespie is currently entitled to receive an annual base salary of $400,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Gillespie is also eligible to earn an annual cash incentive payment of up to 60% of his base salary, the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the

Company's PF Adjusted EBITDA and net debt targets. Mr. Gillespie is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Gillespie in connection with his capacity as an officer.

        If Mr. Gillespie's employment is terminated by us during the term of the agreement, he is entitled to his Accrued Compensation.

        If Mr. Gillespie's employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Gillespie for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of the Accrued Compensation, the Company is obligated to make monthly payments to Mr. Gillespie for a period of 18 months after his termination date. Each monthly payment shall be equal to 1/12th of Mr. Gillespie's annual base salary as in effect at the termination date; provided that payments that otherwise would have been made during the 60 day period after the termination date shall be made on the first payroll period after the 60th day following the termination date and shall include payment of any amounts that would have otherwise be due prior thereto.

        If Mr. Gillespie resigns or voluntarily terminates the agreement without "good reason", he shall be entitled to receive his Accrued Compensation.

        If Mr. Gillespie's employment terminates due to "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Mr. Gillespie dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death). In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Mr. Gillespie in accordance with the terms of the applicable plan.

        Mr. Gillespie is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending 18 months after his termination date, Mr. Gillespie covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Gillespie breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Executive Employment Agreement with Norton L. Travis

        We have entered into an executive employment agreement, dated effective as of February 21, 2008, with Norton L. Travis, pursuant to which Mr. Travis serves as our Executive Vice President and General Counsel. The employment term is a five-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Mr. Travis is currently entitled to receive an annual base salary of $900,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Mr. Travis is also eligible to earn an annual cash incentive payment of not less than $300,000, (as the Company's board of directors may, but not be obligated to adjust from time to time, the "Travis Target Bonus"), the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's PF Adjusted EBITDA and net debt targets. Mr. Travis is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Mr. Travis in connection with his capacity as an officer.

        If Mr. Travis' employment is terminated by us during the term of the agreement, he will be entitled to receive his Accrued Compensation.

        If Mr. Travis' employment is terminated by us without "cause" (as defined in his employment agreement) or by Mr. Travis for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of the Accrued Compensation, the Company is obligated to make monthly payments to Mr. Travis for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Mr. Travis' annual base salary, as in effect at the termination date, plus (ii) the Travis Target Bonus for the year immediately prior to the year during which termination occurs.

        If Mr. Travis resigns or voluntarily terminates the agreement without "good reason", he will be entitled to receive his Accrued Compensation.

        If Mr. Travis' employment terminates due to his "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Mr. Travis dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death). In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Mr. Travis in accordance with the terms of the applicable plan.

        Mr. Travis is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending three years after his termination date, Mr. Travis covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Travis breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Executive Employment Agreement with Bryan J. Carey

        We did not enter into an employment agreement with Mr. Carey and he did not receive any remuneration in conjunction with his capacity of interim Chief Financial Officer. Mr. Carey did not participate in the annual cash performance incentive bonus plan and did not receive any discretionary or other bonuses.

Executive Employment Agreement with David N. Watson

        We entered into an executive employment agreement dated as of February 21, 2008 with David N. Watson pursuant to which Mr. Watson served as our Chief Financial Officer. The employment term was for a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. Mr. Watson voluntarily terminated his employment with the Company on August 31, 2009.

        Mr. Watson was entitled to receive an annual base salary of $375,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2009 fiscal year and each full fiscal year during the employment term, Mr. Watson was also eligible to earn an annual cash incentive payment of up to 60% of his base salary, (as the Company's board of directors may, but not be obligated to adjust from time to time, the "Watson Target Bonus"), the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's PF Adjusted EBITDA and net debt targets. Mr. Watson was also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We also agreed to indemnify Mr. Watson in connection with his former capacity as an officer.

        If Mr. Watson's employment had been terminated by us during the term of the agreement, he would have been entitled to receive his Accrued Compensation.

        If Mr. Watson's employment had been terminated by us without "cause" (as defined in his employment agreement) or by Mr. Watson for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of the Accrued Compensation, the Company was obligated to make monthly payments to Mr. Watson for a period of 12 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Mr. Watson's annual base salary, as in effect at the termination date, plus (ii) the Watson Target Bonus for the year immediately prior to the year during which termination had occurred.

        In August 2009, Mr. Watson voluntarily terminated the agreement without "good reason", and therefore, he received his Accrued Compensation.

        If Mr. Watson's employment had been terminated due to his "disability" (as defined in his employment agreement), he would have been entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Mr. Watson had died during the term of his employment term, the Company would have paid to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death). In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company would have been paid to the beneficiary designated by Mr. Watson in accordance with the terms of the applicable plan.

        Mr. Watson is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending three years after his termination date, Mr. Watson covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Mr. Watson breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Potential Payments upon Termination

        The following disclosure indicates the potential payments and benefits to which our named executive officers would be entitled upon termination of employment. All calculations are based on an assumed termination date of December 31, 2009. The disclosure below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. Potential payments upon termination attributable to Mr. Watson are not presented below since he did not receive any such payments as a result of his voluntarily termination of employment with the Company on August 31, 2009. Potential payments upon termination attributable to Mr. Carey are not presented below since we did not enter into an employment agreement with Mr. Carey and he was not otherwise entitled to such termination payments or benefits.

Potential Payments to Each Named Executive Officer

Daniel E. Dosoretz, M.D., President and Chief Executive Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over Two Years ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	5,207,000	600,000	18,000	5,825,000
Voluntary resignation	—	—	—	—	—
Disability or death(2)	600,000	—	—	—	600,000

(1)
The potential payments and benefits upon termination of employment described above are pursuant to the terms of Dr. Dosoretz's Executive Employment Agreement.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

 Eduardo Fernandez, M.D., Ph.D., Senior Vice President, Director of Regional Operations

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	—	—	—	—
Voluntary resignation	—	—	—	—	—
Disability or death(1)(2)	—	150,000	—	—	150,000

(1)
Cash severance payments over one year due to disability or death shall represent salary continuation for three months and two months, respectively, which amounts are $150,000 and $100,000, respectively.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Constantine A. Mantz, M.D., Senior Vice President of Clinical Operations

Event	Cash Severance Lump Payment ($)	Cash Severance Payment ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	—	—	—	—
Voluntary resignation	—	—	—	—	—
Disability or death(1)	—	—	—	—	—

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

 Kerrin E. Gillespie, Senior Vice President and Chief Financial Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over 18 Months ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	—	—	—	—
Voluntary resignation	—	—	—	—	—
Disability or death(2)	—	—	—	—	—

(1)
Mr. Gillespie's employment commenced on March 15, 2010.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Norton L. Travis, Executive Vice President and General Counsel

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over Two Years ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	2,520,000	300,000	—	2,820,000
Voluntary resignation	—	—	—	—	—
Disability or death(1)	300,000	—	—	—	300,000

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Treatment of Equity Interests in RT Investments

        Upon the termination of the executive's employment with the Company for any reason whatsoever, (a) all unvested Class B non-voting equity units of RT Investments held by the executive as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested Class B non-voting equity units of RT Investments held by the executive shall remain outstanding, except that if executive's employment is terminated by the Company for cause at any time or by the executive without good reason during the two year period following the grant date, or if executive engages in any non-compete activities prohibited under his employment agreement and as further defined in the Management Unit Subscription Agreement for Class B non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments during the time that such activities are prohibited, then all Class B Units (whether vested or unvested) and all Class C non-voting equity units of RT Investments (whether vested or unvested) held by such terminated executive shall expire and be immediately forfeited and canceled in their entirety as of the earlier of the termination date or the date executive engages in such prohibited activities.

        Upon the termination of the executive's employment with the Company for any reason whatsoever, the Class C non-voting equity units of RT Investments held by the executive shall be treated as follows:

  (i)
  if, as of the termination date, Vestar has not received cash distributions that results in a multiple of investment that is equal to two and one half times Vestar's total capital contributions (the "First Performance Hurdle"), then all of the Class C non-voting equity units of RT Investments held by the executive shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding;

  (ii)
  if, as of the termination date, the First Performance Hurdle has been achieved but Vestar has not received cash distributions that results in a multiple of investment that is equal to three times Vestar's total capital contribution (the "Second Performance Hurdle"), than all Class C non-voting equity units of RT Investments held by the executive shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding; or

  (iii)
  if, as of the termination date, the Second Performance Hurdle has been achieved, then all Class C non-voting equity units of RT Investments that have become vested shall remain outstanding.

        Notwithstanding the above, if (i) the executive's employment with the Company is terminated for any reason other than (A) by the Company for cause or (B) by the executive without good reason during the two year period subsequent to the grant date of the Class C non-voting equity units of RT Investments and (ii) a sale of the Company occurs within six months following the termination date that results in Vestar receiving proceeds from such sale together with any distributions made at the same time or as or prior to the consummation of the sale, that would have resulted in the executive being entitled to retain a greater number of Class C non-voting equity units of RT Investments if the executive had remained employed by the Company through the date of the sale of the Company that the number of Units retained by the executive pursuant to the foregoing provisions, then (x) such additional Class C non-voting equity units of RT Investments shall be deemed to remain outstanding as of the time of the consummation of the sale of the Company, (y) the amount of any distributions by the Company that the executive shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the executive shall be governed by the applicable section of the Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC and give effect to such additional Class C non-voting equity units of RT Investments , and (z) the amount of the proceeds that the executive shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the executive in such sale of the Company shall be governed by the applicable sections of the Amended and Restated Securityholders Agreement described below. See "Certain Relationships and Related Party Transactions."

        Further, if the executive's employment with the Company terminates for any reasons set forth in clauses (i), (ii) or (iii) below prior to the Company's initial public offering (in any event excluding termination of employment by retirement prior the Company's initial public offering), the Company shall have the right and option to purchase for a period of 90 days following the termination date, and each member of the executive group shall be required to sell to the Company, any of all of such Units then held by such member of the executive group, at a price per unit equal to fair market value, as defined in the Management Unit Subscription Agreement (measured as of the later of (x) the termination date and (y) the six month anniversary of the grant date) of such vested Class B non-voting equity unit or vested Class C non-voting equity unit, as applicable provided that the Company's board of directors shall have the right, in its sole discretion, to increase the purchase price as set forth above if the executive's active employment with the Company is terminated due to: (i) the disability or death of the executive; (ii) (A) by the Company without cause or (B) by the executive with good reason; or (iii) any other reason not set forth in (i) or (ii) above after the second anniversary of the grant date.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this Registration Statement.

        Submitted by the Compensation Committee of the Company's board of directors:

James L. Elrod, Jr. (Chair) Howard M. Sheridan, M.D.

Directors Compensation

        The following tables provide information concerning certain of our employees who are not named executive officers but who serve as a director on the Company's board of directors. We do not provide any remuneration to the members of the Company's board of directors other than to the directors listed below and the compensatory arrangements with certain of our directors designated as a named executive office other than for director services. See "Executive Compensation" and "Certain Relationships and Related Party Transactions." Shares and stock options are not included in this table because none were issued during fiscal 2009 and none were outstanding at fiscal year-end. Further, changes in pension value and nonqualified deferred compensation earnings are also not included in this table because the Company does not maintain any pension plans or nonqualified deferred compensation plans.

	Fees Earned or Paid in Cash ($)	Stock Award ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Annual Compensation ($)		Total ($)
Howard M. Sheridan, M.D.	—	—	—	500,000	(2)	500,000
James H. Rubenstein, M.D.	—	—	300,000	720,997	(3)	1,020,997

(1)
Dr. Rubenstein participates in the Company's annual cash incentive bonus award plan. See "Executive Compensation." For fiscal year 2009, Dr. Rubenstein was eligible to earn an annual cash performance incentive bonus award with a target bonus amount not less than $400,000 pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets. The relative weight of each factor in determining the cash performance incentive bonus award was determined by the Company's board of directors. PF Adjusted EBITDA also includes certain adjustments, such as loss on extinguishment of debt, non-cash impairment losses and gains/losses on disposal of assets, minority interest, equity-based compensation, employee severance and other costs, acquisition costs, management fee to Vestar, adjustment related to sale-leaseback accounting, litigation expenses, non-cash rent expense and other adjustments. For fiscal year 2009, the Company's board of directors assigned a 60% weighting to PF Adjusted EBITDA performance measure and a 40% weighting to net debt performance measure to encourage management to focus more on making long-term investments to grow our business.

(2)
We entered into an Executive Employment Agreement with Dr. Sheridan in connection with the Merger under which Dr. Sheridan provides corporate executive services and support in such areas as strategic planning, mergers and acquisitions, and physician, payor and hospital relationships. This agreement provides for a base salary of $300,000 and a performance incentive bonus at the discretion of the Company's board of directors, or it's Compensation Committee. Dr. Sheridan received a discretionary bonus of $200,000 in fiscal 2009.

(3)
We entered into an Executive Employment Agreement with Dr. Rubenstein in conjunction with the Merger in which Dr. Rubenstein serves as Secretary and Medical Director. This agreement provides for a base salary of $400,000 and participation in the annual cash performance incentive bonus award plan as described above. In addition, we entered into a Physician Employment Agreement with Dr. Rubenstein also in connection with the Merger which provided for an annual base salary of $300,000. The Physician Employment Agreement was amended in February 2010, to reduce the annual base salary to $200,000. In 2009, Dr. Rubenstein received $18,547 pursuant to a production and ancillary bonus arrangement and $2,450 with respect to discretionary company profit-sharing contributions to our Profit Sharing 401(k) and Retirement Plan.

In the event that either the Physician Employment Agreement or Executive Employment Agreement is terminated for any reason, Dr. Rubenstein's annual base salary under the respective continuing agreement shall be increased to $700,000.

Grants of Plan-Based Awards in Fiscal 2009

        The following table provides supplemental information relating to grants of plan-based awards to our directors in fiscal 2009.

		Payout Levels Under Non-Equity Incentive Plan Awards			Payout Levels Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
	Grant Date(1)	Minimum ($)	Target ($)	Maximum ($)	Minimum ($)	Target ($)	Maximum ($)
Howard M. Sheridan, M.D.	—	—	—	—	—	—	—	—
James H. Rubenstein, M.D.	—	120,000	400,000	800,000	—	—	—	—

(1)
Thresholds under non-equity performance incentive bonus plan are determined annually by the Company's board of directors.

Outstanding Equity Awards at 2009 Fiscal-Year End

        The following table provides information regarding outstanding equity awards held by our directors as of the end of fiscal 2009. Shares and stock options are not included in this table because none were issued during fiscal 2009 and none were outstanding at fiscal year-end.

	Stock Awards
				Equity Incentive Plan Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Howard M. Sheridan, M.D.	3,158	Class B Units(a)	31,828	9,678	Class C Units(a)	84,687
James H. Rubenstein, M.D.	9,473	Class B Units(a)	95,485	29,035	Class C Units(a)	254,060

(a)
Granted on February 21, 2008 in connection with the initial grants under the Company's equity-based incentive plan. The vesting measurement date, as set forth in the relevant subscription agreement, for these units is February 21, 2008. The Class B non-voting equity units of RT Investments vest over 48 months and the Class C non-voting equity units of RT Investments vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued

  employment, as explained in more detail above, under "Compensation Discussion and Analysis—Long-Term Equity Incentives."

(b)
Payout value represents fair market value determined as of fiscal year-end, which is $10.08 per Class B non-voting equity unit of RT Investments and $8.75 per Class C non-voting equity unit of RT Investments.

        As of December 31, 2009, each director held the following total numbers of units of RT Investments (including those not set forth above because they are vested):

  •
  Dr. Sheridan held 1,053 Class B non-voting equity units and 1,210 Class C non-voting equity units; and

  •
  Dr. Rubenstein held 3,158 Class B non-voting equity units and 3,629 Class C non-voting equity units.

Option Exercises and Stock Vested

        No options were issued, outstanding or exercised during fiscal 2009. For purposes of this disclosure item, no units were vested during fiscal 2009 such that value was realized, as the Company could repurchase at cost the units of any executive or director who terminated his or her employment voluntarily during fiscal 2009. However, if an executive or director were terminated without cause or resigned for good reason as of the last day of the fiscal year, he or she would be entitled to receive proceeds for a portion of his or her units. See "Compensation Discussion and Analysis—Treatment of Equity Interests in Radiation Therapy Services Holdings, Inc."

Employment Agreements

Executive and Physician Employment Agreements with James H. Rubenstein, M.D.

Executive Employment Agreement

        We have entered into an Executive Employment Agreement, dated effective as of February 21, 2008, with James H. Rubenstein, M.D., pursuant to which Dr. Rubenstein serves as our Secretary and Medical Officer. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Dr. Rubenstein is currently entitled to receive an annual base salary of $400,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Dr. Rubenstein is also eligible to earn an annual cash incentive payment of not less than $400,000, (as the Company's board of directors may, but not be obligated to adjust from time to time, the "Rubenstein Target Bonus"), the actual amount of the bonus to be determined by the Company's board of directors pursuant to a bonus plan based on factors including, without limitation, the Company's achievement of PF Adjusted EBITDA and net debt targets.

        Dr. Rubenstein is also entitled to participate in our employee benefit plans on the same basis as those benefits are generally made available to our other officers. We have also agreed to indemnify Dr. Rubenstein in connection with his capacity as a director.

        If Dr. Rubenstein resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Rubenstein shall also receive any Accrued Compensation.

        If Dr. Rubenstein's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Rubenstein for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Rubenstein for a period of 24 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Rubenstein's annual base salary, as in effect at the termination date, plus (ii) the Rubenstein Target Bonus for the year immediately prior to the year during which termination occurs. Dr. Rubenstein shall also be permitted to continue participation at the Company's expense in all benefit and insurance plans, coverage and programs for one year in which he was participating prior to the termination date.

        If Dr. Rubenstein's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Rubenstein dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Rubenstein in accordance with the terms of the applicable plan.

        Dr. Rubenstein' Executive Employment Agreement also provides that if his Physician Employment Agreement is terminated for any reason, but his Executive Employment Agreement is not, Dr. Rubenstein' annual base salary under the Executive Employment Agreement shall be increased to $700,000.

        Dr. Rubenstein is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Rubenstein covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Rubenstein breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Physician Employment Agreement

        In addition, we have entered into a Physician Employment Agreement, dated as of February 21, 2008 and as amended, with Dr. Rubenstein, pursuant to which Dr. Rubenstein shall provide medical services as a radiation oncologist at such locations as are mutually agreed. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement. For services rendered under the Physician Employment Agreement, Dr. Rubenstein shall receive an annual base salary of $200,000, and the Company shall be obligated to pay all medical malpractice insurance premiums during employment and any "tail" coverage premiums after termination or expiration of this agreement.

        Dr. Rubenstein may voluntarily terminate this agreement prior to the end of the term with or without giving notice and the Company may terminate this agreement without cause at any time. The Company may terminate the agreement due to a "disability" (as defined in the agreement) and the agreement will automatically terminate upon Dr. Rubenstein's death. If the Executive Employment Agreement is terminated for any reason, the Company shall have the right, but not the obligation to terminate the Physician Employment Agreement, without any liability or obligation to him, other than any Accrued Compensation. If the Executive Employment Agreement is terminated for any reason, but the Physician Employment Agreement is not terminated, the Physician Employment Agreement shall remain in full force and effect, except that (i) Dr. Rubenstein's base salary shall be increased to $700,000; (ii) Dr. Rubenstein shall be obligated to work five days per week rather than up to two days per week as currently contemplated under the Physician Employment Agreement, and (iii) Dr. Rubenstein shall be eligible to participate in such other bonus and benefit plans afforded other senior physicians of the Company and receive comparable fringe benefits to such other senior physicians.

        Dr. Rubenstein is also subject to covenants not to compete under the Physician Employment Agreement whereby in the event of the termination of this agreement for any reason, Dr. Rubenstein agrees not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with us (as defined in the agreement) for a period beginning on the date of the Physician Employment Agreement and ending on the later of (i) the fifth anniversary of the Physician Employment Agreement and (ii) three years after his termination date.

Executive Employment Agreements with Howard M. Sheridan, M.D.

Executive Employment Agreement

        We have entered into an Executive Employment Agreement, dated effective as of February 21, 2008, with James H. Sheridan, M.D., pursuant to which Dr. Sheridan provides corporate executive services and support in such areas as strategic planning, mergers and acquisitions, and physician, payor and hospital relationships. The employment term is a three-year term with automatic two-year extensions thereafter unless either party provides the other 120 days' prior written notice of its intention not to renew the employment agreement.

        Dr. Sheridan is currently entitled to receive an annual base salary of $300,000 and entitled to such increases in his annual base salary as may be determined by the Company's board of directors or compensation committee from time to time. With respect to the 2010 fiscal year and each full fiscal year during the employment term, Dr. Sheridan is eligible to receive a performance incentive bonus at the discretion of the Company's board of directors, or it's Compensation Committee.

        Dr. Sheridan is also entitled to use the Company's corporate jet in connection with the conduct of business on behalf of the Company and he is entitled to 25 hours of usage per year for personal use. We have also agreed to indemnify Dr. Sheridan in connection with his capacity as a director.

        If Dr. Sheridan resigns or otherwise voluntarily terminates his employment and the termination is not for good reason during the term of the agreement, he will be entitled to receive his base salary accrued and unpaid through the date of termination and his earned and unpaid annual cash incentive payment, if any, for the fiscal year prior to the termination date. Dr. Sheridan shall also receive any Accrued Compensation.

        If Dr. Sheridan's employment is terminated by us without "cause" (as defined in his employment agreement) or by Dr. Sheridan for "good reason" (as defined in his employment agreement), subject to his execution of a release of claims against us and his continued compliance with the restrictive covenants described below, and in addition to the payment of Accrued Compensation, the Company is obligated to make monthly payments to Dr. Sheridan for a period of 12 months after his termination date. Each monthly payment shall be equal to 1/12th of the sum of (i) Dr. Sheridan's annual base salary, as in effect at the termination date, plus (ii) his bonus for the year immediately prior to the year during which termination occurs.

        If Dr. Sheridan's employment terminates due to a "disability" (as defined in his employment agreement), he will be entitled to receive the Accrued Compensation and any other disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. If Dr. Sheridan dies during the term of his employment term, the Company shall pay to his estate a lump sum payment equal to the sum of (i) his Accrued Compensation and (ii) the board of director's good faith estimated annual cash incentive payment for the fiscal year in which the death occurs (on a pro rate basis for the number whole or partial months in the fiscal year in which the death occurs through the date of death) based on the performance of the Company at the time of his death. In addition, the death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Dr. Sheridan in accordance with the terms of the applicable plan.

        Dr. Sheridan is also subject to a covenant not to disclose our confidential information during his employment term, and at all times during his employment term and ending on the later of (i) the fifth anniversary of the Executive Employment Agreement and (ii) three years after his termination date, Dr. Sheridan covenants not to compete with us, not to interfere or disrupt the relationships we have with any joint venture party, any patient, referral source, supplier or other person having a business relationship with the Company, not to solicit or hire any of our employees and not to publish or make any disparaging statements about us or any of our directors, officers or employees. If Dr. Sheridan breaches or threatens to breach these covenants, the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court in the State of Florida having subject matter jurisdiction. The provision with respect to injunctive relief shall not, however, diminish the Company's right to claims and recover damages.

Potential Payments upon Termination

        The following disclosure indicates the potential payments and benefits to which our directors would be entitled upon termination of employment. All calculations are based on an assumed termination date of December 31, 2009. The disclosure below does not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the directors.

Potential Payments to Each Director

James H. Rubenstein, M.D., Director, Secretary and Medical Officer(1)

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	1,400,000	—	—	1,400,000
Voluntary resignation	—	—	—	—	—
Disability or death(2)	300,000	—	—	—	300,000

(1)
The potential payments and benefits upon termination of employment described above are pursuant to the terms of Dr. Rubenstein's Executive Employment Agreement.

(2)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Howard M. Sheridan, M.D., Director

Event	Cash Severance Lump Payment ($)	Cash Severance Payment Over One Year ($)	Non-Equity Incentive Plan Compensation ($)	Medical & Dental Healthcare Benefits ($)	Total ($)
For cause or resignation without good reason	—	—	—	—	—
Involuntary termination without cause, resignation for good reason	—	500,000	—	—	500,000
Voluntary resignation	—	—	—	—	—
Disability or death(1)	200,000	—	—	—	200,000

(1)
The executive or beneficiary shall be entitled to (a) disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company and (b) death benefits payable pursuant to any retirement, deferred compensation or other employee benefit plan maintained by the Company in accordance with the terms of the applicable plan or plans.

Treatment of Equity Interests in RT Investments

        Upon the termination of the director's employment with the Company for any reason whatsoever, (a) all unvested Class B non-voting equity units of RT Investments held by the director as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date and (b) all vested Class B non-voting equity units of RT Investments held by the director shall remain outstanding, except that if director's employment is terminated by the Company for cause at any time or by the director without good reason during the two year period following the grant date, or if director engages in any non-compete activities prohibited under his employment agreement and as further defined in the Management Unit Subscription Agreement for Class B non-voting equity units of RT Investments and Class C non-voting equity units of RT Investments during the time that such activities are prohibited, then all Class B non-voting equity units of RT Investments (whether vested or unvested) and all Class C non-voting equity units of RT Investments (whether vested or unvested) held by such terminated director shall expire and be immediately forfeited and canceled in their entirety as of the earlier of the termination date or the date director engages in such prohibited activities.

        Upon the termination of the director's employment with the Company for any reason whatsoever, the Class C non-voting equity units of RT Investments held by the director shall be treated as follows:

  (i)
  if, as of the termination date, Vestar has not received cash distributions that results in the First Performance Hurdle, then all of the Class C non-voting equity units of RT Investments held by the director shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding;

  (ii)
  if, as of the termination date, the First Performance Hurdle has been achieved but Vestar has not received cash distributions that results in the Second Performance Hurdle, than all Class C non-voting equity units of RT Investments held by the director shall be immediately forfeited and canceled, except that any Class C non-voting equity units of RT Investments that have become vested shall remain outstanding; or

  (iii)
  if, as of the termination date, the Second Performance Hurdle has been achieved, then all Class C non-voting equity units of RT Investments that have become vested shall remain outstanding.

        Notwithstanding the above, if (i) the director's employment with the Company is terminated for any reason other than (A) by the Company for cause or (B) by the director without good reason during the two year period subsequent to the grant date of the Class C non-voting equity units of RT Investments and (ii) a sale of the Company occurs within six months following the termination date that results in Vestar receiving proceeds from such sale together with any distributions made at the same time or as or prior to the consummation of the sale, that would have resulted in the director being entitled to retain a greater number of Class C non-voting equity units of RT Investments if the director had remained employed by the Company through the date of the sale of the Company that the number of Units retained by the director pursuant to the foregoing provisions, then (x) such additional Class C non-voting equity units of RT Investments shall be deemed to remain outstanding as of the time of the consummation of the sale of the Company, (y) the amount of any distributions by the Company that the director shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the director shall be governed by the applicable section of the Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC and give effect to such additional Class C non-voting equity units of RT Investments, and (z) the amount of the proceeds that the director shall be entitled to receive with respect to the Class C non-voting equity units of RT Investments held by the director in such sale of the Company shall be governed by the applicable sections of the Securityholders Agreement dated as of February 21, 2008 among Vestar, the management investors and the Company, as amended or supplemented thereafter from time to time.

        Further, if the director's employment with the Company terminates for any reasons set forth in clauses (i), (ii) or (iii) below prior to the Company's initial public offering (in any event excluding termination of employment by retirement prior the Company's initial public offering), the Company shall have the right and option to purchase for a period of 90 days following the termination date, and each member of the executive and director group shall be required to sell to the Company, any of all of such Units then held by such member of the executive and director group, at a price per unit equal to fair market value, as defined in the Management Unit Subscription Agreement (measured as of the later of (x) the termination date and (y) the six month anniversary of the grant date) of such vested Class B non-voting equity unit of RT Investments or vested Class C non-voting equity unit of RT Investments, as applicable' provided that the Company's board of directors shall have the right, in its sole discretion, to increase the purchase price as set forth above if the director's active employment with the Company is terminated due to: (i) the disability or death of the director; (ii) (A) by the Company without cause or (B) by the director with good reason; or (iii) any other reason not set forth in (i) or (ii) above after the second anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        RT Investments owns 100% of the capital stock of Parent, which in turn holds 100% of the capital stock of Radiation Therapy Services, Inc., the issuer of the notes in this offering. The following table sets forth certain information with respect to the beneficial ownership of RT Investments' equity units as of November 18, 2010 by: (i) each person or entity who owns of record or beneficially 5% or more of any class of RT Investments' voting securities; (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of equity units subject to options held by that person that are currently exercisable or exercisable within 60 days of closing of the offering are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The respective percentages of beneficial ownership of Class A voting equity units of RT Investments, Class B non-voting equity units of RT Investments, Class C non-voting equity units of RT Investments and non-voting preferred equity units of RT Investments owned is based on 10,000,000 shares of Class A voting equity units of RT Investments, 516,614 shares of Class B non-voting equity units of RT Investments, 938,360 shares of Class C non-voting equity units of RT Investments and 527,522 shares of non-voting preferred equity units of RT Investments outstanding as of September 30, 2010. This information has been furnished by the persons named in the table below or in filings made with the SEC. Unless otherwise indicated, the address of each of the directors and executive officers is c/o Radiation Therapy Services, Inc., 2270 Colonial Boulevard, Fort Myers, Florida 33907.

	Class A Units		Class B Units(3)		Class C Units(3)		Preferred Units
Name of Beneficial Owner	Number(1)	Percent	Number(1)	Percent	Number(1)	Percent	Number(1)	Percent
Principal shareholder:
Funds affiliated with Vestar(2)	8,286,564	82.9%	—	—	—	—	437,134	82.9%
Directors and named executive officers:
Daniel E. Dosoretz, M.D.	717,107	7.2%	315,758	61.1%	423,434	45.1%	37,829	7.2%
James L. Elrod, Jr.(4)	—	—	—	—	—	—	—	—
Bryan J. Carey(5)	—	—	—	—	—	—	—	—
Anil Shrivastava(6)	—	—	—	—	—	—	—	—
Erin L. Russell(7)	—	—	—	—	—	—	—	—
James H. Rubenstein, M.D.(8)	354,569	3.5%	12,630	2.4%	32,665	3.5%	18,704	3.5%
Howard M. Sheridan, M.D.	179,277	1.8%	4,210	*	10,888	1.2%	9,457	1.8%
Kerrin E. Gillespie	—	—	16,665	3.2%	43,099	4.6%	—	—
David N.T. Watson(9)	2,390	*	3,158	*	3,629	*	126	*
Bryan J. Carey(10)	—	—	—	—	—	—	—	—
Eduardo Fernandez, M.D., Ph.D.(11)	15,936	*	8,420	1.6%	21,777	2.3%	841	*
Constantine A. Mantz, M.D.	7,968	*	8,420	1.6%	21,777	2.3%	420	*
Norton L. Travis(12)	15,936	*	42,101	8.1%	108,883	11.6%	841	*
All directors and executive officers as a group (14 persons)	1,301,150	13.0%	412,414	79.8%	673,412	71.8%	68,638	13.0%

*
Represents less than 1%

(1)
Fractional units have been round to the nearest highest integer.

(2)
Includes 4,260,078 shares of Class A voting equity units of RT Investments and 224,728 shares of non-voting preferred equity units of RT Investments held by Vestar Capital Partners V, L.P., 1,171,620 shares of Class A voting equity units of RT Investments and 61,806 shares of non-voting preferred equity units of RT Investments held by Vestar Capital Partners V-A, L.P., 70,756 shares of Class A voting equity units of RT Investments and 3,733 shares of non-voting preferred equity units of RT Investments held by Vestar Executives V, L.P. and 234,398 shares of Class A voting equity units of RT Investments and 12,365 shares of non-voting preferred equity units of RT Investments held by Vestar Holdings V, L.P. Vestar Associates V, L.P. is the general partner of Vestar Capital Partners V, L.P., Vestar Capital Partners V-A, L.P., Vestar Executives V, L.P. and Vestar Holdings V, L.P. and Vestar Managers V Ltd. is the general partner of Vestar Associates V, L.P. As such, Vestar Managers V Ltd. has sole voting and dispositive power over the shares held by Vestar and its affiliated funds. Vestar's co-investors, which Vestar controls, own 2,549,713 shares of Class A voting equity units of RT Investments, or approximately 26% of Class A voting equity units of RT Investments, and 134,503 shares of non-voting preferred equity units of RT Investments, or approximately 26% of the preferred equity units of RT Investments. As such, Vestar and its affiliates control, and may be deemed to beneficially own 8,286,564 shares of Class A voting equity units of RT Investments, or approximately 83% of the Class A voting equity units of RT Investments, and 437,123 shares of the non-voting preferred equity units of RT Investments, or approximately 83% of the preferred equity units of RT Investments, through its ability to directly or indirectly control its co-investors. Each of Vestar and its affiliated funds disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein. The address for each of Vestar and its affiliated funds is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)
Class B units and Class C units are non-voting equity units of RT Investments issued under a management incentive equity plan pursuant to which certain employees are eligible to receive incentive unit awards from an equity pool representing up to 13% of the common equity value of RT Investments following return of preferred capital and accreted return on preferred capital, which as of September 30, 2010 was 12.4%.

(4)
Mr. Elrod is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Elrod disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Elrod is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(5)
Mr. Carey is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Carey disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. Mr. Carey served as our interim Chief Financial Officer until March 15, 2010. The address for Mr. Carey is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(6)
Mr. Shrivastava is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Shrivastava disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Shrivastava is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(7)
Ms. Russell is a principal of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Ms. Russell disclaims beneficial ownership of such securities, except to the extent of her pecuniary interest therein. The address for Ms. Russell is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(8)
These shares are held in trusts for which Dr. Rubenstein and his descendants are beneficiaries. Dr. Rubenstein is the trustee of the trusts and as such, has sole voting and investment power with respect to the shares in the trusts.

(9)
Mr. Watson resigned as our Chief Financial Officer as of August 31, 2009. The address for Mr. Watson is c/o Community Education Centers, 35 Fairfield Place, West Caldwell, New Jersey 07006.

(10)
Mr. Carey served as our interim Chief Financial Officer from September 2009 to March 2010. Mr. Carey is a managing director of Vestar, and therefore may be deemed to beneficially own the Class A voting equity units of RT Investments and the non-voting preferred equity units of RT Investments held by Vestar, its affiliated funds and its co-investors. Mr. Carey disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Carey is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, New York 10167.

(11)
These shares are held in common Angelica Guckes, Dr. Fernandez's spouse. Dr. Fernandez and Mrs. Guckes share voting and investment powers with respect to these shares.

(12)
These shares are pledged as security for a loan. The address for Mr. Travis is c/o Radiation Therapy Services, Inc., 1010 Northern Boulevard, Suite 314, Great Neck, New York 11021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our Board of Directors has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, as the Audit Compliance Committee Charter already requires the Audit Compliance Committee to review all relationships and transactions in which we and our employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, our Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

        Set forth below are certain transactions and relationships between us and our directors, executive officers and equityholders that have occurred during the last three years.

Merger Transaction

        On October 19, 2007, we entered into the Merger Agreement with RT Investments, Parent and RTS MergerCo, Inc., a wholly-owned subsidiary of Parent, pursuant to which we consummated the Merger. Upon completion of the Merger, each share of the Company's common stock outstanding immediately prior to the effective time of the Merger (other than certain shares held by members of RT Investments' management team and certain employees) was converted into $32.50 in cash without interest. The Closing occurred on February 21, 2008. Immediately following the Closing, Parent became the owner of all of the outstanding common stock of the Company, which in turn, became a wholly-owned indirect subsidiary of RT Investments, and Vestar and its affiliates became the beneficial owners of approximately 57% of the outstanding Class A voting equity units of RT Investments and its co-investors became the beneficial owners of approximately 26% of the outstanding Class A voting equity units of RT Investments. As a result, Vestar and its affiliates currently control approximately 83% of the Class A voting equity units of RT Investments through its ability to directly or indirectly control its co-investors. In addition, at the Closing, the management investors, including current and former directors and executive officers, either exchanged certain shares of the Company's common stock or invested cash in the Company, in each case, in exchange for Class A voting equity units and non-voting preferred equity units of RT Investments as further described below. At the Closing, these management investors as a group became the beneficial owners of approximately 17% of the outstanding Class A voting equity units of RT Investments. RT Investments also adopted a management incentive equity plan pursuant to which certain employees are eligible to receive incentive unit awards (Class B and C non-voting equity units) from an equity pool representing up to 13% of the common equity value of RT Investments, which as of September 30, 2010 was 12.4%. In connection with the Closing, Vestar, its affiliates and these management investors invested approximately $627.3 million in equity units of RT Investments.

Administrative Services Agreements

        In California, Delaware, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations owned by certain of our directors, executive officers and equityholders, who are licensed to practice medicine in such states. Drs. Dosoretz, Rubenstein and Michael J. Katin, M.D., a former director on the Company's board of directors as well as a director on the boards of directors of several of our subsidiaries and an equityholder of RT Investments, own interests in these professional corporations ranging from 0% to 100%.

        We have entered into these administrative services agreements in order to comply with the laws of such states which prohibit us from employing physicians. Our administrative services agreements generally obligate us to provide treatment center facilities, staff and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. Terms of the agreements are typically 20-25 years and renew automatically for successive five-year periods, with certain agreements having 30 year terms and automatically renewing for successive one-year periods. The administrative services agreements also contain restrictive covenants that preclude the professional corporations from providing substantially similar healthcare services, hiring another management services organization and soliciting our employees, customers and clients for the duration of the agreement and some period after termination, usually three years. Monthly fees for such services may be computed on a fixed basis, percentage of net collections basis, or on a per treatment basis, depending on the particular state requirements. The administrative services fees paid to us by such professional corporations under the administrative services agreements were approximately $62.2 million, $91.9 million, $87.2 million and $62.0 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. These annual fees are subject to renegotiation on an annual basis, and we had engaged an independent consultant to complete a fair market value annual review of the fees paid by these professional service corporations to us under the terms of the administrative services agreements, except for the administrative services agreement where we are paid on a percentage of gross or net income. The consulting firm completed its review in 2010 for the 2009 fees under the New York and North Carolina administrative services agreements. With respect to the acquisition of all of the equity interests in the Michigan centers, of which the management companies were acquired by a wholly-owned affiliate of the Company and the professional service corporations were acquired by Dr. Katin, the Audit/Compliance Committee approved the continuation of the use of existing administrative service agreements between the management companies and the professional corporations. With respect to any new centers to date in 2009 that required an administrative services agreement, the Audit/Compliance Committee approved the utilization by management of the same underlying fee methodology used in the California, Maryland, Nevada, Massachusetts, New York and/or North Carolina administrative services agreements based on the fair market value review completed by the independent consultant.

        In addition, we have transition services agreements with the professional corporations owned by Drs. Dosoretz, Rubenstein and Katin, which correspond to the administrative services agreements. The transition services agreements provide that (i) the term of the agreements corresponds to the respective administrative services agreement and any renewals thereof, (ii) the shareholders grant us a security interest in the shares held by them in the professional corporation, and (iii) the shareholders are prohibited from making any transfer of the shares held by them in the professional corporation, including through intestate transfer, except to qualified shareholders with our approval. Upon certain shareholder events of transfer (as defined in the transition services agreements), including a transfer of shares by any shareholder without our approval or the loss of a shareholder's license to practice radiation therapy in his or her applicable state, for a period of 30 days after giving notice to us of such event, the other shareholders have an opportunity to buy their pro-rata portion of the shares being transferred. If at the end of the 30-day period, any of the transferring shareholder's shares have not been acquired, then, for a period of 30 days, the professional corporation has the option to purchase all or a portion of the shares. If at the end of that 30-day period any of the transferring shareholder's shares have not be acquired, we must designate a transferee to purchase the remaining shares. The purchase price for the shares shall be the fair market value as determined by our auditors. Upon other events relating to the professional corporation, including uncured defaults, we shall designate a transferee to purchase all of the shares of the professional corporation.

Lease Arrangements with Entities Owned by Related Parties

        We lease certain of our treatment centers and other properties from partnerships which are majority-owned by Drs. Dosoretz, Rubenstein, Sheridan, Katin and Mantz and Dr. Fernandez, our Senior Vice President, Director of Regional Operations. As of December 31, 2009, Drs. Dosoretz, Rubenstein, Sheridan, Katin, Fernandez and Mantz have ownership interests in these entities ranging from 0% to 100%. These leases have expiration dates through March 31, 2025, and provide for annual lease payments and executory costs, ranging from approximately $57,000 to $1.6 million. The aggregate lease payments we made to these entities were approximately $4.7 million, $7.3 million, $10.2 million and $10.8 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. The rents were determined on the basis of the debt service incurred by the entities and a return on the equity component of the project's funding. Prior to completing our initial public offering in June 2004, we engaged an independent consultant to complete a fair market rent analysis for the real estate leases with the real estate entities owned by our directors, executive officers and other management employees. The consultant determined that, with one exception, the rents were at fair market value. We negotiated a rent reduction for the one exception to bring it to fair market value as determined by the consultant. Since 2004, an independent consultant is utilized to assist the Audit/Compliance Committee in determining fair market rental for any renewal or new rental arrangements with any affiliated party.

        In October 1999, we entered into a sublease arrangement with a partnership, which is 62.4% owned by Drs. Dosoretz, Rubenstein, Sheridan and Katin as of December 31, 2009, to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to the landlord were approximately $700,000, $578,000, $761,000 and $504,000 for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively.

        We also maintain a construction company which provides remodeling and real property improvements at certain of our facilities. This construction company builds and constructs leased facilities on the lands owned by Drs. Dosoretz, Rubenstein, Sheridan and Katin. Payments received by us for building and construction fees were approximately $3.9 million, $9.7 million, $0.5 million and $0.04 million for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. Amounts due to us for the construction services were approximately $408,000 at September 30, 2010.

        In connection with our plans with respect to future development of new treatment centers on land owned by or contemplated to be acquired by land partnerships owned by certain of our directors, executive officers and equityholders, the terms and conditions of the transactions, including leases of such property and in some instances buildout and equipment reimbursements by us are expected to be on terms and conditions as those of similar historic transactions.

Securityholders Agreement

        Each of our directors and executive officers who is a holder of equity units of RT Investments, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus, our Senior Vice President and Chief Compliance Officer, and Mr. Travis is a party to an Amended and Restated Securityholders Agreement with RT Investments governing the rights and obligations of holders of units of RT Investments. The Amended and Restated Securityholders Agreement provides, among other things:

  •
  for supermajority voting provisions with respect to certain corporate actions, including certain transactions with Vestar and those that disproportionately alter the rights, preferences or characteristics of Vestar's preferred units of RT Investments disproportionately as compared to the other securityholders;

  •
  that RT Investments has a right of first refusal to purchase the securities of certain securityholders wishing to sell their interests;

  •
  that if Vestar elects to consummate a transaction resulting in the sale of RT Investments, the securityholders must consent to the transaction and take all other actions reasonably necessary to cause the consummation of the transaction;

  •
  that the securityholders must cause the board of managers of RT Investments to consist of four managers designated by Vestar and its affiliates, two independent managers designed by an affiliate of Vestar after consultation with Dr. Dosoretz, and two management managers, which currently are Drs. Rubenstein and Sheridan, designated by Dr. Dosoretz after consultation with Vestar, for so long as Dr. Dosoretz is the Chief Executive Officer of the Company, subject to a reduction of the two management managers upon a decrease in the ownership interests in RT Investments held by certain management holders or failure by the Company to achieve certain performance targets;

  •
  for restrictions on the transfer of the units of RT Investments held by the securityholders;

  •
  for participation rights to certain securityholders so that they may maintain their percentage ownership in RT Investments in the event RT Investments issues additional equity interests; and

  •
  for registration rights, whereby, upon the request of certain majorities of certain groups of securityholders, RT Investments must use its reasonable best efforts to effect the registration of its securities under the Securities Act.

        The Securityholders Agreement also provides for a management agreement to be entered into among the Company, RT Investments, Parent and Vestar, which is described below.

Management Agreement

        In connection with the Merger, each of the Company, RT Investments and Parent entered into a Management Agreement with Vestar relating to certain advisory and consulting services Vestar provides to the Company, RT Investments and Parent. Under the Management Agreement, Vestar received a $10.0 million transaction fee upon the Closing for services rendered in connection with the Closing and was reimbursed for its reasonable out of pocket expenses. The Management Agreement also provides for Vestar to receive an annual management fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the Company's consolidated EBITDA, which fee will be payable quarterly, in advance. Vestar is also entitled to a fee for any financial advisory or similar services it provides in connection with a sale of the Company or a transaction relating to any acquisition, divestiture or other transaction by or involving RT Investments, Parent, the Company or any of their respective subsidiaries, subject to approval by the management managers under the Amended and Restated Securityholders Agreement. RT Investments, Parent and the Company must indemnify Vestar and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the Management Agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar and/or its affiliates.

        The Management Agreement will terminate upon the earlier of (i) such time when Vestar and its affiliates hold, directly or indirectly, less than 20% of the voting power of the Company's outstanding voting stock, (ii) a Public Offering (as defined in the Amended and Restated Securityholders Agreement) or (iii) a sale of RT Investments, Parent or the Company in accordance with the Amended and Restated Securityholders Agreement.

        During 2010, we paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to our senior secured revolving credit facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes. We paid approximately $0, $0.6 million, $1.3 million and $1.1 million in management fees to Vestar for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively.

Management Stock Contribution and Unit Subscription Agreement

        In connection with the Closing, RT Investments entered into various Management Stock Contribution and Unit Subscription Agreements with our management employees, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus and Messrs. Travis and Watson (each, an "Executive"), pursuant to which they exchanged certain shares of the Company's common stock held by them immediately prior to the effective time of the Merger or invested cash in the Company, in each case, in exchange for non-voting preferred equity units and Class A voting equity units of RT Investments. Under the Management Stock Contribution and Unit Subscription Agreements, if an Executive's employment is terminated by death or disability, by RT Investments and its subsidiaries without "cause" or by the Executive for "good reason" (each as defined in the respective Management Stock Contribution and Unit Subscription Agreement), or by RT Investments or its subsidiaries for "cause" or by the Executive for any other reason except retirement, or the Executive violates the non-compete or confidentiality provisions, RT Investments has the right and option to purchase, for a period of 90 days following the termination, any and all units held by the Executive or the Executive's permitted transferees, at the fair market value determined in accordance with the applicable Management Stock Contribution and Unit Subscription Agreement, subject to certain exceptions and limitations. Under Dr. Dosoretz's Management Stock Contribution and Unit Subscription Agreement, he also has certain put option rights to require RT Investments to repurchase his non-voting preferred equity units and Class A voting equity units if, prior to a sale of RT Investments, Parent or the Company in accordance with the Amended and Restated Securityholders Agreement or a Public Offering (as defined in the Amended and Restated Securityholders Agreement), his employment is terminated without cause or he terminates his employment for good reason and at such time RT Investments has met certain performance targets.

Amended and Restated Limited Liability Company Agreement

        Each of our directors and executive officers who is a holder of equity units of RT Investments, including Drs. Dosoretz, Sheridan, Rubenstein, Katin, Mantz and Fernandez, Ms. Dornaus, and Mr. Travis is a party to an Amended and Restated Limited Liability Company Agreement with RT Investments governing affairs of RT Investments and the conduct of its business. The Amended and Restated Limited Liability Company Agreement sets forth certain terms of the equity units held by members of RT Investments, including, among other things, the right of members to receive distributions, the voting rights of holders of equity units and the composition of the board of managers, subject to the terms of the Amended and Restated Securityholders Agreement. Under the Amended and Restated Limited Liability Company Agreement, Vestar's prior written consent is required for RT Investments to take engage in certain types of transactions, including mergers, acquisitions, asset sales, and incur indebtedness and make capital expenditures, subject to exceptions and limitations. The Amended and Restated Limited Liability Company Agreement contains customary indemnification provisions relating to holders of units and managers and officers of RT Investments.

Employment Agreement and Certain Employees

        We have entered into employment agreements with certain of our executive officers and directors, which contain compensation, severance, non-compete and confidentiality provisions. In addition, we have employed, and continue to employ, directly or indirectly, immediate family members of certain of our directors, executive officers and equityholders, including Dr. Dosoretz's brother (as further described below), Dr. Dosoretz's daughter, Amy Fox, M.D., and Dr. Rubenstein's brother, Paul Rubenstein. Amy Fox, M.D. received compensation under a physician employment agreement of approximately $0, $0, $53,000 and $183,000 for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively. Paul Rubenstein received compensation as our Director of Physician Contracting of approximately $170,000, $169,000, $169,000 and $128,000 for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2010, respectively.

Indemnification Agreements with Certain Officers and Directors

        We have entered into indemnification agreements with certain of our directors and executive officers prior to the Merger. The indemnification agreements provide, among other things, that the

Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses (including attorneys' and other professionals' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. The indemnitee shall not be indemnified unless he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, or for willful misconduct. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements terminate upon the later of five years after the date that the indemnitee ceased to serve as a director and/or executive officer or the date of the final termination of any proceedings subject to the indemnification agreements. The Company agrees not to bring any legal action against the indemnitee or his or her spouse or heirs after two years following the date the indemnitee ceases to be a director and/or executive officer of the Company. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or Bylaws of the Company, or the Florida Business Corporation Act.

        In connection with the Merger, we agreed that we would not alter or impair any existing indemnification provisions then in existence in favor of then current or former directors or officers as provided in the Articles of Incorporation or Bylaws of the Company or as evidenced by indemnification agreements with us.

Medical Developers, LLC Acquisition

        On January 1, 2009, we entered into a Membership Interest Purchase Agreement with Lisdey S.A. an Uruguay corporation, Alejandro Dosoretz, Dr. Daniel Dosoretz's brother, and Bernardo Dosoretz, Dr. Daniel Dosoretz's father, and the spouses of Alejandro Dosoretz and Bernardo Dosoretz, pursuant to which we purchased a 33% interest in Medical Developers, LLC, an entity that is the majority owner and operator of 25 freestanding radiation oncology practices though 15 legal entities in South America, Central America and the Caribbean (which translates into us owning a 19% indirect ownership interest in the underlying radiation therapy treatment centers), and a 19% interest in Clinica de Radioterapia La Asuncion S.A., an entity that operates a treatment center in Guatemala. We purchased the 33% interest in Medical Developers, LLC and the 19% interest in Clinica de Radioterapia La Asuncion S.A. at an aggregate purchase price of approximately $12.3 million, with a four-year call option to purchase the remaining 67% in Medical Developers, LLC, which would result in an ownership interest approximately 90% in the underlying radiation oncology practices located in South America, Central America and the Caribbean, at a price based on a multiple of historical earnings before interest, taxes, depreciation and amortization. In connection with our entry into the Membership Interest Purchase Agreement, Alejandro Dosoretz entered into an employment agreement with an entity located in Argentina in which we hold interests as part of a joint venture, pursuant to which he receives an annual salary of approximately $110,000 for his services.

        We are considering the acquisition of Medical Developers, LLC. In connection with such acquisition, we would purchase the remaining 67% interest in Medical Developers, LLC from Bernardo Dosoretz, as well as interests in the subsidiaries of Medical Developers, LLC from Alejandro Dosoretz and Bernardo Dosoretz, resulting in an ownership interest of approximately 90% in its underlying radiation oncology practices located in South America, Central America and the Caribbean. We would also purchase an additional 61% interest in Clinica de Radioterapia La Asuncion S.A. directly or indirectly from Bernardo Dosoretz. The aggregate purchase price would be based on a multiple of historical earnings before interest, taxes, depreciation and amortization, and excess working capital, and is estimated to be approximately $79.5 million, expected to be paid with a combination of cash, new indebtedness and the issuance of equity units of RT Investments, and will be subject to any purchase price adjustments. See "Unaudited Pro Forma Condensed Combined Financial Information of Radiation Therapy Services Holdings, Inc." Additionally, in connection with the closing of acquisition of Medical Developers, LLC, Alejandro Dosoretz's employment agreement would be amended to provide for severance provisions and an annual base salary of no less than $500,000 (exclusive of an annual bonus of up to $500,000, subject to the achievement of specified performance goals), a portion of which shall be deducted from the earnings amounts used in calculating the purchase price at closing, and he will be allowed to participate in the management incentive equity plans of RT Investments. Alejandro Dosoretz and Bernardo Dosoretz would also become parties to the Amended and Restated Limited Liability Company Agreement and Securityholders Agreement. Further, Alejandro Dosoretz would have the right to invest 10% of the cost of any new radiation oncology centers of Medical Developers, LLC and Clinica de Radioterapia La Asuncion S.A. in exchange for 10% ownership interest in such new centers and an additional interest, which when combined with the 10% ownership interest, would entitle him to 20% of the profits of such new centers. The Company would have an option to buy such interests in the new centers on the third anniversary of the closing, and Alejandro Dosoretz would have a put right on the 10% ownership interest. In connection with the operation of certain radiation oncology centers, Alejandro Dosoretz would also have the right to receive an earnout payment from the Company based on a multiple of historical earnings before interest, taxes, depreciation and amortization. We have not entered into a definitive agreement with respect to this acquisition, and there can be no assurance that this acquisition will be completed as contemplated or at all.

        In 2010, we provided medical equipment and parts inventory to Medical Developers, LLC in the amount of approximately $409,000. As of September 30, 2010, amounts due from the sale of the equipment, including accrued interest were approximately $420,000. In connection with the proposed acquisition of Medical Developers, LLC, we are required to advance up to $500,000 for the purchase and implementation of a new accounting software system. As of September 30, 2010, we have advanced approximately $334,000. As of September 30, 2010, we have amounts due from Medical Developers, LLC, of approximately $312,000 in declared dividends.

Other Related Party Transactions

        We provide billing and collection services to Riverhill MRI Specialists, P.C. ("Riverhill MRI"), a provider of medical services in New York, of which approximately 62.4% is owned by Drs. Dosoretz, Rubenstein, Sheridan and Katin as of December 31, 2009. In addition, we charge Riverhill MRI for certain allocated costs of certain staff that perform services on behalf of Riverhill MRI. The fees received by us for the billing and collection services and for reimbursement of certain allocated costs were approximately $418,000, $200,000 and $2,000 for the years ended December 31, 2007, 2008, and 2009, respectively. No balance was due from Riverhill MRI at September 30, 2010.

        We are a participating provider in an oncology network, of which Dr. Dosoretz has an ownership interest. We provide oncology services to members of the network. Payments received by us for services rendered in 2007, 2008, 2009 and in the nine months ended September 30, 2010 were approximately $568,000, $633,000, $813,000 and $675,000, respectively.

        In October 2003, we contracted with Batan Insurance Company SPC, LTD, an entity which is owned by Drs. Dosoretz, Rubenstein, Sheridan and Katin to provide us with malpractice insurance coverage. We paid premium payments to Batan Insurance Company SPC, LTD of approximately $6.9 million, $8.1 million, $5.2 million and $2.5 million for the years ended December 31, 2007, 2008, 2009 and for the nine months ended September 30, 2010, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On February 21, 2008, Radiation Therapy Services, Inc., as borrower (the "Borrower") entered into that certain Credit Agreement (as amended by Amendment No. 1, dated August 15, 2009, and as otherwise amended, supplemented or otherwise modified from time to time, the "Credit Agreement") with Parent, the subsidiaries of the Borrower identified therein as guarantors, the institutions from time to time party thereto as lenders (the "Lenders"), Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), as administrative agent to Lenders (in such capacity, the "Administrative Agent") and other agents and arrangers named therein, that governs our senior secured credit facilities. Our senior secured credit facilities are comprised of (i) a senior secured term loan facility and (ii) a senior secured revolving credit facility of $60.0 million. Our senior secured credit facilities also allow us, subject to the satisfaction of certain conditions (including the absence of any default thereunder and pro forma compliance with the financial covenants contained therein) to request additional tranches of term loans or increases in the revolving commitments up to an aggregate amount of $75.0 million.

        On April 1, 2010, the Borrower entered into Amendment No. 2 to the Credit Agreement to amend our senior secured credit facilities. Among other things, Amendment No. 2 modified the Credit Agreement to (i) allow the Borrower to issue permitted additional subordinated debt to fund certain future acquisitions (subject to the satisfaction of certain conditions, including that (a) the portion of the proceeds intended to be used to fund acquisitions be deposited with the Administrative Agent, (b) any proceeds of such permitted additional subordinated debt not used to fund acquisitions prior to September 30, 2010 (or, if definitive documentation with respect to such acquisition has been entered into and all conditions to the closing of such acquisition other than regulatory approval have been satisfied, December 31, 2010) be applied to prepay the term loans and (c) at the time of issuance, at least $35.0 million (plus any amount of gross proceeds in excess of $270.0 million) of the gross proceeds of such issuance (minus the initial purchasers' discounts related to such gross proceeds) be applied to repay the term loans); (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of GAAP that would require properties rented by the Borrower to be treated as owned by the Borrower; and (iii) provide for certain other modifications as set forth therein to permit the incurrence of an additional $40.0 million of assumed indebtedness in connection with certain future acquisitions identified to the Administrative Agent, and the ability to make additional investments, subject to pro forma compliance with certain performance-based incurrence covenants and other restrictions.

        On April 22, 2010, the Lenders provided an additional $15.0 million of commitments to our senior secured revolving credit facility, increasing the available commitment from $60.0 million to $75.0 million.

        On May 3, 2010, we entered into Amendment No. 3 to the Credit Agreement, pursuant to which we revised certain administrative matters, including to permit us to provide to the Lenders the consolidated financial statements of Parent in lieu of those of the Borrower.

        We paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to our existing senior secured revolving credit facilities, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        All of the Borrower's obligations under the senior secured credit facilities are guaranteed by Parent and each existing and future direct and indirect wholly-owned domestic subsidiary and certain non-wholly owned domestic subsidiaries of the Borrower, subject to certain exceptions. The Borrower's obligations and the guarantees under the senior secured credit facilities are secured by substantially all of the assets of the Borrower and the guarantors, including the equity interests in certain subsidiaries.

        The key terms of the senior secured credit facilities are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related Credit Agreement.

Interest Rate and Maturity

        The senior secured term loan bears interest based on either (i) LIBOR plus a spread of 425 basis points, or (ii) the ABR plus a spread of 325 basis points, depending on whether the Borrower elects Eurodollar loans or ABR loans. The term loan matures on February 21, 2014, unless terminated earlier.

        The revolving credit facility matures on February 21, 2013 and bears interest based on either (i) LIBOR plus a spread ranging from 350 to 425 basis points, or (ii) ABR plus a spread ranging from 250 to 325 basis points, depending on whether the Borrower elects Eurodollar loans or ABR loans, with the exact spread determined upon the basis of our total leverage ratio, as defined under the senior secured credit facilities. The Borrower is required to pay a quarterly unused commitment fee at a rate ranging from 37.5 to 50.0 basis points on the senior secured revolving credit facility determined upon the basis of our total leverage ratio, as defined under the senior secured credit facilities.

Amortization

        The Borrower is required to repay installments on the loans under the senior secured term loan facility in equal quarterly installments of 0.25% of the aggregate principal amount of the senior secured term loans, with the remaining amount payable on February 21, 2014.

        Principal amounts outstanding under the senior secured revolving credit facility are due and payable in full at maturity, on February 21, 2013.

        The Borrower is also required to repay installments on the loans under the delayed draw term loan in equal quarterly installments in an aggregate principal amount of 0.25% of the delayed draw term loan, commencing with the first full quarter after the borrowing of the delayed draw term loan, with the remaining amount payable on February 21, 2014.

Guarantees and Security

        Subject to certain exceptions, the Borrower's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by Parent and the Borrower's existing and future direct and indirect wholly-owned domestic subsidiaries. Subject to certain exceptions, the senior secured credit facilities are secured by first priority perfected security interests in, substantially all the assets of the Borrower and each subsidiary guarantor, whether owned on February 21, 2008, or thereafter acquired, including a first priority pledge of all the equity interests held by the Borrower and each subsidiary guarantor that is a domestic entity and 65% of the equity interests of any subsidiary guarantor that is a direct first tier foreign entity.

Optional Prepayment

        The Borrower may, subject to LIBOR breakage costs, as applicable, make voluntary prepayments of any amounts outstanding under the senior secured credit facilities at any time, without premium or penalty.

Mandatory Prepayments

        The senior secured term loan must be prepaid in certain circumstances and at specified percentages, including with the net cash proceeds of debt issuances (other than certain subordinated debt), the net cash proceeds from any issuance of public equity securities, the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of certain cash flows subject to step down based on maximum leverage ratio.

Certain Covenants

        The senior secured credit facilities require compliance with certain financial and operating covenants, including a maximum total leverage ratio and minimum interest coverage ratio. The senior secured credit facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the Borrower's ability and that of certain of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  make capital expenditures;

  •
  pay dividends and make certain distributions and other restricted payments;

  •
  create certain liens;

  •
  make further negative pledges;

  •
  make investments, loans and advances;

  •
  repay certain indebtedness (including the notes);

  •
  change our line of business or fiscal year;

  •
  sell assets (including certain sale leaseback transactions);

  •
  enter into transactions with affiliates;

  •
  merge, consolidate, sell, liquidate or otherwise dispose of all or substantially all of our assets;

  •
  make acquisitions;

  •
  enter into speculative transactions;

  •
  make fundamental corporate structure changes;

  •
  make guarantees and have contingent obligations; and

  •
  amend organizational documents.

        The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including upon a change of control.

EXCHANGE OFFER
Purpose of the Exchange Offer

        The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

        The Old Notes were originally issued and sold on April 20, 2010, to the initial purchasers, pursuant to the purchase agreement dated April 9, 2010. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

        In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

        Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

        Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

        The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

  (1)
  the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

  (2)
  the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

  (3)
  interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

        The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

        Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "Fees and expenses" and "Transfer taxes" below.

        The exchange offer will remain open for at least 20 full business days. The term "expiration date" will mean 5:00 p.m., New York City time, on                        , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

  (1)
  notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

  (2)
  mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

        We reserve the right, in our sole discretion:

  (1)
  if any of the conditions below under the heading "—Conditions to the Exchange Offer" shall have not been satisfied,

  (a)
  to delay accepting any Old Notes,

  (b)
  to extend the exchange offer, or

  (c)
  to terminate the exchange offer, or

  (2)
  to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes Through Brokers and Banks

        Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

        The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

        YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON                        , 2010.

Deemed Representations

        To participate in the exchange offer, we require that you represent to us that:

  (1)
  you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

  (2)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

  (3)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

  (4)
  neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

  (5)
  if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

        BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

        Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

  (1)
  may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

        You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

        When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

        The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

  (1)
  reject any and all tenders of any particular Old Note not properly tendered;

  (2)
  refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

  (3)
  waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

        In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program ("ATOP") account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

        Each Agent's Message must include the following information:

  (1)
  Name of the beneficial owner tendering such Old Notes;

  (2)
  Account number of the beneficial owner tendering such Old Notes;

  (3)
  Principal amount of Old Notes tendered by such beneficial owner; and

  (4)
  A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under "—Deemed Representations" above.

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTE ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of Old Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

        We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

  (1)
  specify the name of the person that tendered the Old Notes to be withdrawn;

  (2)
  identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

  (1)
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

    (2)
    any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

    (3)
    a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

    (4)
    a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

  •
  there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

        If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

Wells Fargo Bank, National Association

By facsimile (for eligible institutions only):
(612) 667-6282
Attn. Bondholder Communications

For information or confirmation by telephone:
(800) 344-5128, Option 0

By registered or certified mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By regular mail or overnight courier:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

In person by hand only:

Wells Fargo Bank, N.A.
12th Floor—Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN 55479

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made through DTC by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

        YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

        The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

        The Registration Rights Agreement also requires that we file a shelf registration statement if:

  (1)
  we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

  (2)
  a law or SEC policy prohibits a holder from participating in the exchange offer;

  (3)
  a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

  (4)
  a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

        We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

  (1)
  a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

  (2)
  a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

  (3)
  the Old Notes are sold under an effective shelf registration statement that we have filed; or

  (4)
  the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

        The Company issued the Old Notes under an indenture (the "Indenture"), among itself, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Trustee"). The Exchange Notes will also be issued under the Indenture. Any Old Note that remains outstanding after the completion with the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture and the Registration Rights Agreement may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, (i) references to the "Company" include only Radiation Therapy Services, Inc. and not its Subsidiaries and (ii) the terms "we", "our" and "us" each refer to the Company and its consolidated Subsidiaries.

        The notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

        The Company will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the notes at the Trustee's corporate trust office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The notes are unlimited in aggregate principal amount, of which $310.0 million in aggregate principal amount will be issued in this offering. The notes will mature on April 15, 2017. Additional notes may be issued from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." Interest on the notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually in cash on each April 15 and October 15 commencing on October 15, 2010, to the persons who are registered Holders at the close of business on April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The notes will not be entitled to the benefit of any mandatory sinking fund.

        Additional Interest may accrue and be payable under the circumstances set forth in the Registration Rights Agreement. See "Exchange Offer; Registration Rights." References herein to "interest" shall be deemed to include any such Additional Interest.

Redemption

Optional Redemption

        Except as described below, the notes are not redeemable before April 15, 2014. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

Year	Percentage
2014	104.938%
2015	102.469%
2016 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the notes redeemed. Any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent.

Optional Redemption Upon Equity Offerings

        At any time, or from time to time, on or prior to April 15, 2013, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the principal amount of notes originally issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means an offering of Qualified Capital Stock of any direct or indirect parent entity of the Company or the Company; provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed pursuant to the preceding paragraph.

        At any time on or prior to April 15, 2014, the notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on April 15, 2014 (such redemption price being that described in the first paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 15, 2014; provided, however, that if the period from such Redemption Date to April 15, 2014 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to April 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

          (2)   on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

        The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Company (including all Obligations with respect to the Credit Agreement). Notwithstanding the foregoing, payments and distributions made relating to the notes pursuant to the trust described under "Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under "Legal Defeasance and Covenant Defeasance" and did not violate the subordination provisions when they were made.

        The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes in the event of any distribution to creditors of the Company:

          (1)   in a total or partial liquidation, dissolution or winding up of the Company;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshalling of the Company's assets and liabilities.

        The Company also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or property or otherwise if:

          (1)   a payment default on any Senior Debt occurs and is continuing; or

          (2)   any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

        Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

          (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)   in case of a nonpayment default, the earliest of (x) the date on which all nonpayment defaults are cured or waived (so long as no payment event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        The Company must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the notes may recover less ratably than creditors of the Company who are holders of Senior Debt and other creditors who have not subordinated their claims to Senior Debt. See "Risk Factors—Your right to receive payments on the notes will be junior to the rights of the lenders under our senior secured credit facilities and all of our other senior debt and any of our future senior debt."

        After giving effect to the offering of the notes, on a pro forma basis, at December 31, 2009, the aggregate amount of Senior Debt outstanding would have been approximately $292.6 million.

Guarantees

        The Guarantors will jointly and severally guarantee the Company's obligations under the Indenture and the notes on a senior subordinated basis. Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." In the event of any transaction after which a Guarantor is no longer a Restricted Subsidiary and such transaction complies with the Indenture, the Guarantor's Guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, the Guarantee of such Guarantor will be released.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The Credit Agreement contains, and other Indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. The exercise by the Holders of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under the Credit Agreement and other Indebtedness even if the Change of Control itself does not. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders and the holders of any such other Indebtedness to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of notes under certain circumstances.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor, may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

        The foregoing limitations will not apply to:

          (1)   Indebtedness under the notes (and any exchange notes pursuant to the Registration Rights Agreement) issued in the offering in an aggregate principal amount not to exceed $310.0 million and the Guarantees (and the guarantees of any exchange notes pursuant to the Registration Rights Agreement);

          (2)   Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $400.0 million less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Cash Proceeds from Asset Sales pursuant to clause 3(a) of the covenant described under the caption "—Limitation on Asset Sales";

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including Capitalized Lease Obligations and Purchase Money Indebtedness outstanding on the Issue Date);

          (4)   Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed the greater of $50.0 million and 4.0% of Total Assets at any one time outstanding;

          (5)   Hedging Obligations of the Company or any Restricted Subsidiary;

          (6)   Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (7)   Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

          (8)   Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (8) by the Company;

          (9)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

         (10)  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

         (11)  Refinancing Indebtedness;

         (12)  Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under the Indenture;

         (13)  Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

         (14)  Indebtedness or Disqualified Capital Stock of Persons (other than Indebtedness or Disqualified Capital Stock incurred in anticipation of such acquisition or merger) that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition;

         (15)  additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

         (16)  Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption "—Limitation on Restricted Payments"; provided that any such obligations shall be explicitly subordinated to the notes;

         (17)  Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge";

         (18)  Indebtedness of non guarantor Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $15.0 million and 1.25% of Total Assets at any one time outstanding; and

         (19)  Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant, the Company shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred under clauses (1) through (19) above on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant); provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall initially be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

        The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, and subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption defeasance, acquisition or retirement and any payment of intercompany Indebtedness to the Company or any of its Restricted Subsidiaries; or

          (4)   make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

    if at the time of such Restricted Payment or immediately after giving effect thereto,

              (i)  a Default or an Event of Default shall have occurred and be continuing; or

             (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness"); or

            (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

              (w)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period beginning the first full fiscal quarter during which the Issue Date occurs and to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time the Restricted Payment occurs (treating such period as a single accounting period); plus

              (x)   100% of the aggregate Qualified Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

              (y)   without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Qualified Proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

              (z)   without duplication, the sum of:

                (1)   the aggregate amount returned in cash and fair market value of property used or useful in a Similar Business on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                (2)   the net cash proceeds and fair market value of property used or useful in a Similar Business received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

                (3)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of Subordinated Indebtedness, if at the date of any irrevocable redemption notice such payment would have complied with this covenant;

          (2)   any Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

          (3)   the acquisition or prepayment of any Subordinated Indebtedness either (i) in exchange for (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

          (4)   repurchases by the Company of Capital Stock of the Company or any direct or indirect parent entity of the Company from current or former officers, directors, consultants, agents and employees of the Company or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $6.0 million in any calendar year); provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Qualified Capital Stock of the Company and, to the extent contributed to the Company, Capital Stock of any direct or indirect parent entity of the Company, in each case to any officer, director, consultant, agent or employee of the Company or any Restricted Subsidiary of the Company that occurs after the Issue Date (provided such net proceeds, to the extent used to make a Restricted Payment pursuant to this clause (4), are excluded from the calculation set forth under clause (iii) above), plus (b) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries subsequent to the Issue Date;

          (5)   the declaration and payment of dividends by the Company to, or the making of loans to Parent, any direct or indirect parent in amounts required for Parent or any direct or indirect parent companies to pay, in each case without duplication,

            (a)   franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

            (b)   foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) were to pay such taxes separately from any such parent entity;

            (c)   customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (d)   customary corporate indemnities owing to directors and officers of Parent or any direct or indirect parent company of Parent;

            (e)   general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

            (f)    fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

            (g)   obligations under the Management Agreement;

          (6)   the declaration and payment of dividends on the Company's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock), following the first public offering of the Company's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to

  6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company's common stock registered on Form S-8;

          (7)   cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of Parent, any direct or indirect parent company of Parent, the Company or any of its Restricted Subsidiaries;

          (8)   the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Capital Stock upon any scheduled redemption date; provided that such Disqualified Capital Stock was issued in accordance with "Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

          (9)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to the "Change of Control" covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "Limitation on Asset Sales" covenant; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, the Company has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

          (10) distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any Permitted Investment under clauses (10), (12) and (19) of the definition thereof in such Unrestricted Subsidiary);

          (11) repurchases of Capital Stock of Parent, any of its direct or indirect parent companies, the Company or any Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of Parent, any of its direct or indirect parent companies, the Company or any Restricted Subsidiaries if such Capital Stock represents all or a portion of the exercise price of such options or warrants; and

          (12) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $15.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, only amounts expended pursuant to clauses (1), (6), (9) and (12) shall be included in such calculation.

Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion and (c) Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this clause 2(c) since the Issue Date shall not exceed the greater of $25.0 million and 2.0% of the Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

            (a)   to prepay, acquire or otherwise retire any (i) Senior Debt or Guarantor Senior Debt, (ii) Pari Passu Indebtedness that has a scheduled final maturity prior to the scheduled final maturity of the notes, or (iii) any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; provided that if the Company prepays any Pari Passu Indebtedness pursuant to clause (i) of this clause (a) or any Indebtedness of a Restricted Subsidiary that is not a Guarantor pursuant to clause (iii) of this clause (a), the Company shall equally and ratably reduce Obligations under the notes by making an offer to all Holders of notes (as set forth below) to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

            (b)   to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

            (c)   a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility or otherwise use the Net Cash Proceeds in any manner that is not prohibited by the Indenture. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (provided that if prior to such 366th day the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph after such day, such 365-day period will be extended with respect to the amount of Net Cash Proceeds so committed for a period not to exceed 180 days) (each a "Net Proceeds Offer Amount") shall be applied by the

Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of the notes tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

            (a)   applicable law, rule, regulation or order;

            (b)   the Indenture, the notes and the Guarantees;

            (c)   customary non assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

            (d)   any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

            (f)    the Credit Agreement;

            (g)   an agreement governing other Senior Debt or Guarantor Senior Debt permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Senior Debt or Guarantor Senior Debt, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date;

            (h)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (i)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (j)    Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

            (k)   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

            (l)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (m)  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

            (n)   Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date; and

            (o)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h).

Limitation on Liens

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens that secure Indebtedness against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2)   in all other cases, the notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

            (a)   Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

            (b)   Liens securing Senior Debt and Liens securing Guarantor Senior Debt;

            (c)   Liens securing the notes and the Guarantees;

            (d)   Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

            (e)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

            (f)    Permitted Liens.

Merger, Consolidation and Sale of Assets

        The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the

Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, and the Indenture on the part of the Company to be performed or observed;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (a) the Company or such Surviving Entity, as the case may be shall be able to incur at least $1.00 of additional Indebtedness pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant or (b) the Consolidated Fixed Charge Coverage Ratio for the Company or such Surviving Entity, as the case may be would be greater than such ratio immediately prior to such transaction;

          (3)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2) and (3), (a) the Company and any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such, and the Company shall be released from the obligations under the notes and the Indenture.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions) that involves an aggregate fair market value of more than $20.0 million, the Company or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        (b)   The following shall not be deemed Affiliate Transactions and, therefore, the restrictions set forth in this covenant shall not apply to:

          (1)   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

          (3)   the payment of management, consulting, monitoring and advisory fees and related expenses to the Permitted Holders and the termination fees pursuant to the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not less favorable to the holders of the notes in any material respect than the Management Agreement on the Issue Date);

          (4)   any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (5)   Restricted Payments and Permitted Investments permitted by the Indenture;

          (6)   transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control the Company;

          (7)   the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

          (8)   issuances and sales of Capital Stock of the Company to Affiliates of the Company or the receipt of the proceeds of capital contributions in respect of Capital Stock;

          (9)   payments made by the Company or any Restricted Subsidiary to any Permitted Holder for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Company in good faith;

         (10)  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

         (11)  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

         (12)  Purchases or payments for professional liability and other insurance by the Company, its Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of the

  Company to Batan Insurance in the ordinary course of business and at fair market value as determined by the Company in good faith; and

         (13)  Leasing of property or equipment from the Company's employees or any person that is an Affiliate of the Company in the ordinary course of business and at fair market values as determined by the Company in good faith.

Limitation of Guarantees by Restricted Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to Indebtedness under the Credit Agreement, unless, in any such case:

          (1)   such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary; and

          (2)   (a) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the notes than those contained in the Indenture and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the notes than those contained in the Indenture.

        Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (1)   the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

          (2)   any transaction after which such Guarantor is no longer a Restricted Subsidiary; provided that such transaction is otherwise in compliance with the terms of the Indenture.

Conduct of Business

        The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to, or a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will provide to the Trustee and the registered Holders of the notes, within 15 days of the time periods specified in the relevant forms:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of the Company), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent registered public accounting firm; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        Additionally, the Company will cause such documents to be filed with the SEC unless the SEC will not accept such documents; provided, that the Company shall not be obligated to file such reports with the SEC at any time prior to becoming subject to Section 13 or Section 15(d) of the Exchange Act. The requirement for the Company to provide information may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant; provided, however, that the Company will (upon request) provide one copy of the exhibits of the foregoing to the Trustee and will (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

        In addition, the Company and the Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

        The Company will:

          (1)   hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of the first paragraph of this covenant (the "Financial Reports") not later than ten business days from the time the Company furnishes such reports to the Trustee;

          (2)   at any time when the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution ("Securities Analysts") to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

          (3)   (A) (x) maintain a public or non-public website to which beneficial owners of, and prospective investors in, the notes and Securities Analysts are given access and to which the reports required by this covenant are posted along with, as applicable, details on the time and date of the conference call required by clause (1) and (2) of this paragraph and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2)   the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $15.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $15.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (7)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1)   shall become immediately due and payable; or

          (2)   if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to the trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default, the status thereof and the Company's efforts to cure such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of investment bankers, appraisers or independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

          (7)   the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company shall have delivered to the Trustee an opinion of counsel (which may be subject to customary assumptions and exclusions) to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

          (1)   either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the Trustee an officers' certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions) stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including (1) curing ambiguities, defects, mistakes or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect and (2) conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of Exchange Notes." In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1)   reduce the amount of notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6)   after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of the holders of any Designated Senior Debt under the subordination provisions of the Indenture (including any defined terms as used therein) without the consent of each holder of Designated Senior Debt affected thereby.

Governing Law

        The Indenture will provide that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired EBITDA" means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

        "Acquired Entity or Business" means any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Additional Interest" means all additional interest owing on the notes pursuant to the Registration Rights Agreement.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of the Company or any property of any Restricted Subsidiary of the Company by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company (or a Person who becomes a Restricted Subsidiary of the Company in connection with such transaction) of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company; or

          (2)   any other property or assets (other than Capital Stock of the Company) of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include:

            (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

            (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company or a Guarantor as permitted under "Merger, Consolidation and Sale of Assets";

            (c)   any Restricted Payment permitted by the "Limitation on Restricted Payments" or Permitted Investment;

            (d)   the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

            (e)   disposals or replacements of obsolete, damaged or worn out equipment;

            (f)    any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

            (g)   any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

            (h)   any termination or expiration of any lease or sublease of real property in accordance with its terms;

            (i)    creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by the Indenture;

            (j)    condemnations on or the taking by eminent domain of property or assets; and

            (k)   any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group")(whether or not otherwise in compliance with the provisions of the Indenture), other than to the Permitted Holders;

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3)   the Company becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of the Company) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4)   the replacement of a majority of the Board of Directors of the Company over a two year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of the Company shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby:

            (a)   all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (b)   Consolidated Fixed Charges; and

            (c)   Consolidated Non-cash Charges less any non cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

            (d)   any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated); and

            (e)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Issue Date or (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition), as if all such reductions in costs had been effected as of the beginning of such period. Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of the Company shall be permitted.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense; plus

          (2)   the amount of all cash dividend payments on any series of Disqualified Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1)   after tax gains (or losses) from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (2)   after tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments);

          (3)   solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the Payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person;

          (4)   the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (5)   net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

          (6)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (7)   non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

          (8)   any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness;

          (9)   the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting; and

         (10)  any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133).

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Credit Agreement" means the Credit Agreement dated as of February 21, 2008, as amended by Amendment No. 1 thereto on August 15, 2008 and Amendment No. 2 thereto on April 1, 2010, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Wachovia Bank, National Association, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more bank debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default; provided, that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Foreign Subsidiary" means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia and (2) any Restricted Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantee" means a guarantee of the notes by a Guarantor.

        "Guarantor" means: (1) each Restricted Subsidiary of the Company that guarantees the notes on the Issue Date; and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Guarantor Senior Debt" means, with respect to any Guarantor: the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of, or guaranteed by, a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

          (x)   all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

          (y)   all Hedging Obligations (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (1)   any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

          (2)   Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (3)   Indebtedness represented by Disqualified Capital Stock;

          (4)   any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (5)   that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

          (6)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

          (7)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

          (1)   Interest Swap Obligations;

          (2)   Currency Agreements;

          (3)   any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

          (4)   other agreements or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodity prices.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money;

          (2)   all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all indebtedness of such Person issued or assumed as the deferred purchase price of property (but excluding any such indebtedness (a) that constitutes trade accounts payable or other accrued liabilities and (b) in the form of earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

          (5)   all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, except those incurred in the ordinary course of business and not in respect of borrowed money;

          (7)   all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

          (8)   all Obligations under currency agreements and interest swap agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Initial Purchasers" means Wells Fargo Securities, LLC, Banc of America Securities LLC and Barclays Capital Inc., as applicable, and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

        "Insurance Subsidiary" means each of Batan Insurance and any future Subsidiary of the Company engaged solely in one or more of the general liability, professional liability, health and benefits and workers compensation and any other insurance businesses, providing insurance coverage for the Company, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the date of original issuance of the notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the management agreement between certain of the management companies associated with the Permitted Holders and the Company as in effect on the Issue Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means Radiation Therapy Services Holdings, Inc., and its successors.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any such Guarantor that ranks pari passu in right of payment with the notes or the Guarantee of such Guarantor, as applicable.

        "Permitted Holder(s)" means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries or to any physician affiliated with the Company or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes not in excess of $3.0 million at any one time outstanding;

          (5)   Hedging Obligations entered into not for speculative purposes and otherwise in compliance with the Indenture;

          (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (7)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant or any consideration received in connection with a disposition of assets excluded from the definition of "Asset Sale";

          (8)   Investments represented by guarantees that are otherwise permitted under the Indenture;

          (9)   Investments the payment for which is Qualified Capital Stock of the Company;

         (10)  Investments by the Company or the Restricted Subsidiaries in Unrestricted Subsidiaries, taken together with all other Permitted Investments pursuant to this clause (10) not to exceed $10.0 million at any one time outstanding;

         (11)  Investments relating to Insurance Subsidiaries, up to an aggregate principal amount outstanding at any one time equal to $10.0 million;

         (12)  Investments in joint ventures not to exceed $30.0 million at any time outstanding;

         (13)  workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

         (14)  receivables owing to the Company or a Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

         (15)  any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

         (16)  any Investments existing on the Issue Date and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the Issue Date, (y) the aggregate amount by which all Investments made under this clause (17) may be increased after the Issue Date shall not exceed $5.0 million or (z) as otherwise permitted by the Indenture;

         (17)  Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

         (18)  Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

         (19)  additional Investments not to exceed the greater of (a) $20.0 million and (b) 2.0% of Total Assets at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19).

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   judgment Liens not giving rise to an Event of Default;

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7)   Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set off;

         (11)  Liens securing Hedging Obligations otherwise permitted under the Indenture;

         (12)  Liens securing Indebtedness under Currency Agreements;

         (13)  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

         (14)  Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

         (15)  leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

         (16)  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

         (17)  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

         (18)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

         (19)  Liens on assets of the Company or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

         (20)  Liens on assets of any Restricted Subsidiary of the Company that is not a Guarantor;

         (21)  Liens on assets or Capital Stock of Unrestricted Subsidiaries;

         (22)  Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof; and

         (23)  other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets).

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

          (1)   cash and Cash Equivalents;

          (2)   the fair market value of assets that are used or useful in a Similar Business; and

          (3)   Capital Stock of a Person engaged in a Similar Business.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of the final paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness"), in each case that does not:

          (1)   create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by the Company in connection with such Refinancing); or

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the notes plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company and the Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness of the Company and/or the Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

          (1)   all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

          (2)   all Interest Swap Obligations (and guarantees thereof); and

          (3)   all obligations under Currency Agreements (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1)   any Indebtedness of the Company to a Subsidiary of the Company;

          (2)   Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (3)   Indebtedness represented by Disqualified Capital Stock;

          (4)   any liability for federal, state, local or other taxes owed or owing by the Company;

          (5)   that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

          (6)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

          (7)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

        "Shareholders Agreement" means that certain Amended and Restated Securityholders Agreement, dated as of March 25, 2008, by and among Radiation Therapy Investments, LLC and the securityholders party thereto.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Similar Business" means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to the Company and its Subsidiaries taken as a whole.

        "Strategic Investors" means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing radiation therapy and related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of radiation therapy facilities purchased by the Company or any of its Restricted Subsidiaries.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets of the Company and its Restricted Subsidiaries.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock of Unrestricted Subsidiaries).

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under the second paragraph under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness") in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

        The notes will be issued in the form of several registered notes in global form, without interest coupons (the "Global Notes"), as follows:

  •
  notes sold to "qualified institutional buyers" ("QIBs") under Rule 144A will be represented by the Rule 144A Global Note;

  •
  notes sold in offshore transactions to non-United States persons in reliance on Regulation S will be represented by the Regulation S Global Note; and

  •
  any notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor Global Note.

        Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note) and transferred only to non-United States persons under Regulation S, QIBs under Rule 144A or institutional accredited investors.

        Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        Each Global Note and beneficial interests in each Global Note will be subject to restrictions on transfer as described under "Notice to Investors."

Exchanges Among the Global Notes

        Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on which Global Note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the Indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor Global Note, the Trustee may require the buyer to deliver a representation letter in the form provided in the Indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

        A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

  •
  certain other events provided in the Indenture should occur.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

        The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

        The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

        The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

        We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions; or

  •
  through the writing of options on the Exchange Notes or a combination of such methods of resale.

        These resales may be made:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An "underwriter" within the meaning of the Securities Act includes:

  •
  any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

  •
  any broker or dealer that participates in a distribution of such Exchange Notes.

        Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

        Certain legal matters in connection with the exchange of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Radiation Therapy Services Holdings, Inc. at December 31, 2009 and 2008 and for the year ended December 31, 2009 (Successor), the period from February 22 to December 2008 (Successor), the period from January 1 to February 21, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor), included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Carolina Regional Cancer Center, LLC as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Medical Developers, LLC as of and for the years ended December 31, 2009 and 2008, included in this prospectus, have been audited by Deloitte & Co. S.R.L., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the Exchange Notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        Under the terms of the Indenture, we agree, whether or not we are required to do so by the rules and regulations of the SEC, to furnish to the holders of the notes (a) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (b) all information that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. In addition, for so long as any notes remain outstanding, during such times as we are not required to file such reports with the SEC we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Copies of such documents are available upon request, without charge, by writing or telephoning us at Radiation Therapy Services, Inc., 2270 Colonial Boulevard, Fort Myers, Florida 33907, Attn: Corporate Secretary, (239) 931-7275.

        Our website can be found on the Internet at www.rtsx.com. Information on our website is not deemed to be a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Radiation Therapy Services Holdings, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Certified Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2009 and December 31, 2008	F-3

Consolidated Statements of Operations and Comprehensive (Loss) Income for the year ended December 31, 2009 (Successor), the period from February 22 to December 31, 2008 (Successor), the period from January 1 to February 21, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor)

F-4

Consolidated Statements of Cash Flows for the year ended December 31, 2009 (Successor), the period from February 22 to December 31, 2008 (Successor), the period from January 1 to February 21, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor)

F-5

Consolidated Statements of Changes in Equity for the year ended December 31, 2009 (Successor), the period from February 22 to December 31, 2008 (Successor), the period from January 1 to February 21, 2008 (Predecessor) and the year ended December 31, 2007 (Predecessor)

F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Condensed Consolidated Financial Statements
Consolidated Balance Sheets at September 30, 2010 and December 31, 2009	F-46
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2010 and 2009	F-47
Condensed Consolidated Statements of Cash Flows for nine months ended September 30, 2010 and 2009	F-48
Notes to Interim Condensed Consolidated Financial Statements	F-50
Carolina Regional Cancer Center, LLC
Audited Consolidated Financial Statements
Report of Independent Auditors	F-73
Balance Sheets	F-74
Statements of Income and Retained Earnings	F-75
Statements of Cash Flows	F-76
Notes to Financial Statements	F-77
Unaudited Condensed Consolidated Financial Statements
Balance Sheets	F-83
Statements of Income and Retained Earnings	F-84
Statements of Cash Flows	F-85
Notes to Interim Financial Statements	F-86
Medical Developers, LLC
Audited Consolidated Financial Statements
Independent Auditors' Report	F-89
Consolidated balance sheets (in US Dollars).	F-90
Consolidated Statements of Operations and Comprehensive Income (Loss) (in US Dollars)	F-91
Consolidated Statements of Members' Equity and Comprehensive Income (Loss) (in US Dollars)	F-92
Consolidated Statements of Cash Flows (in US Dollars)	F-93
Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (in US Dollars)	F-94
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated balance sheets (in US Dollars)	F-111
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in US Dollars)	F-112
Condensed Consolidated Statements of Cash Flows (in US Dollars)	F-113
Notes to the Condensed Consolidated Financial Statements (in US Dollars)	F-114

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder
Radiation Therapy Services Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Radiation Therapy Services Holdings, Inc. as of December 31, 2009 and December 31, 2008 and the related consolidated statements of operations and comprehensive (loss) income, shareholder's equity, and cash flows for the year ended December 31, 2009 (Successor), for the periods from February 22, 2008 to December 31, 2008 (Successor), and January 1, 2008 to February 21, 2008 (Predecessor), and for the year ended December 31, 2007 (Predecessor). These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the companies' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radiation Therapy Services Holdings, Inc. at December 31, 2009 and December 31, 2008 and the consolidated results of its operations and its cash flows for the year ended December 31, 2009 (Successor), for the periods from February 22, 2008 to December 31, 2008 (Successor), and January 1, 2008 to February 21, 2008 (Predecessor), and for the year ended December 31, 2007 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tampa, Florida

March 19, 2010, except for the reclassification
    paragraph in note 2 as to
    which the date is November 16, 2010

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$32,957,835	$49,167,658
Restricted cash	—	2,268,833
Accounts receivable, less allowances for doubtful accounts of $26,352,452 and $26,233,773 at December 31, 2009 and 2008, respectively	58,015,318	67,096,753
Income taxes receivable	482,985	13,623,968
Prepaid expenses	7,556,504	9,009,363
Inventories	1,435,622	1,445,733
Deferred income taxes	8,659,210	14,894,909
Other	6,153,390	2,539,582

Total current assets	115,260,864	160,046,799
Equity investments in joint ventures	18,663,133	2,427,491
Property and equipment, net	225,778,123	220,482,218
Real estate subject to finance obligation	74,248,273	59,370,211
Goodwill	826,641,412	824,579,119
Intangible assets, net	92,270,485	106,849,600
Other assets	26,363,084	32,184,818

Total assets	$1,379,225,374	$1,405,940,256

Liabilities and Equity
Current liabilities:
Accounts payable	$13,095,318	$12,350,178
Accrued expenses	35,106,477	35,941,543
Current portion of long-term debt	13,960,726	14,577,924
Current portion of finance obligation	1,128,048	1,241,902
Other current liabilities	2,000,000	2,000,000

Total current liabilities	65,290,569	66,111,547
Long-term debt, less current portion	535,098,423	562,865,811
Finance obligation, less current portion	76,102,033	59,363,584
Other long-term liabilities	14,875,985	16,457,832
Deferred income taxes	58,557,225	65,087,349

Total liabilities	749,924,235	769,886,123
Noncontrolling interests—redeemable	7,294,327	6,882,642
Commitments and contingencies
Equity:
Common stock, $0.01 par value, 1,000 units authorized, issued, and outstanding at December 31, 2009 and 2008	10	10
Additional paid-in capital	630,277,647	629,219,162
Retained deficit	(14,886,114)	(5,336,051)
Note receivable from shareholder	(225,000)	(250,000)
Accumulated other comprehensive loss, net of tax	(4,868,808)	(6,669,574)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	610,297,735	616,963,547
Noncontrolling interests—nonredeemable	11,709,077	12,207,944

Total equity	622,006,812	629,171,491

Total liabilities and equity	$1,379,225,374	$1,405,940,256

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Revenues:
Net patient service revenue	$517,646,501	$413,304,899	$76,926,846	$381,585,739
Other revenue	6,837,521	5,864,518	1,179,061	8,594,859

Total revenues	524,484,022	419,169,417	78,105,907	390,180,598
Expenses:
Salaries and benefits	259,532,324	206,158,797	42,208,789	203,407,814
Medical supplies	45,361,135	32,544,953	2,924,629	12,981,724
Facility rent expenses	22,105,491	13,783,266	2,268,745	10,877,307
Other operating expenses	24,398,100	17,027,101	3,102,234	17,895,571
General and administrative expenses	54,537,298	43,392,728	20,340,055	45,656,429
Depreciation and amortization	46,415,965	32,609,249	5,347,281	25,776,386
Provision for doubtful accounts	12,870,979	17,896,246	3,788,604	9,647,511
Interest expense, net	62,502,366	55,099,963	4,721,379	19,725,683
Early extinguishment of debt	—	—	3,687,653	—
Gain on sale of interest in a radiation practice	—	(3,112,522)	—	—
Termination of professional services agreement	—	7,000,000	—	—
Loss on sale of real estate	—	1,035,524	—	—
Impairment loss	3,473,564	—	—	1,567,603

Total expenses	531,197,222	423,435,305	88,389,369	347,536,028

(Loss) income before income taxes	(6,713,200)	(4,265,888)	(10,283,462)	42,644,570
Income tax (benefit) expense	1,002,135	(1,413,366)	569,712	15,524,862

Net (loss) income	(7,715,335)	(2,852,522)	(10,853,174)	27,119,708
Net income attributable to noncontrolling interests—redeemable and non-redeemable	(1,834,728)	(2,483,529)	(18,708)	(1,211,340)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(9,550,063)	(5,336,051)	(10,871,882)	25,908,368
Other comprehensive income (loss):
Unrealized gain (loss) on derivative interest rate swap agreement and foreign currency translation	1,800,766	(6,669,574)	—	(310,112)

Comprehensive (loss) income	$(7,749,297)	$(12,005,625)	$(10,871,882)	$25,598,256

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Cash flows from operating activities
Net (loss) income	$(7,715,335)	$(2,852,522)	$(10,853,174)	$27,119,708
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	31,836,850	20,522,971	4,987,134	23,692,944
Amortization	14,579,115	12,086,278	360,147	2,083,442
Deferred rent expense	3,198,830	1,135,711	282,539	647,770
Deferred income tax (benefit) provision	(1,334,646)	(1,764,922)	(2,169,603)	3,751,040
Stock-based compensation	962,464	1,523,784	1,329,195	312,510
Tax benefit from stock option exercise	—	—	(9,238,755)	(1,315,736)
Impairment loss	3,473,564	—	—	1,567,603
Provision for doubtful accounts	12,870,979	17,896,246	3,788,604	9,647,511
Gain on sale of an interest in a radiation practice	—	(3,112,522)	—	—
Loss on the sale/disposal of property and equipment	1,340,651	1,075,207	6,500	58,902
Extinguishment of debt	—	4,807,702	2,639,318	—
Non-cash expenses related to merger	—	—	10,094,108	—
Write-off of acquisition-related costs	812,402	—	—	—
Amortization of debt discount	1,207,555	951,069	—	—
Amortization of loan costs	2,850,365	2,358,666	—	—
Equity interest in net (earnings) loss of joint ventures	(880,352)	117,717	(39,461)	46,323
Changes in operating assets and liabilities:
Accounts receivable	(3,789,544)	(4,878,059)	(10,856,227)	(30,018,105)
Income taxes receivable	13,140,983	3,437,444	2,739,315	(3,270,500)
Inventories	10,111	139,940	(81,199)	108,509
Prepaid expenses	2,006,379	(612,023)	992,873	1,541,816
Accounts payable	(965,224)	983,909	(3,170,776)	(242,255)
Accrued expenses	(2,213,102)	13,130,557	6,400,315	425,194

Net cash provided by (used in) operating activities	71,392,045	66,947,153	(2,789,147)	36,156,676
Cash flows from investing activities
Purchases of property and equipment	(35,443,414)	(32,120,381)	(7,528,797)	(32,185,499)
Acquisition of radiation centers	(2,449,144)	(71,623,812)	(113,443)	(70,969,659)
Restricted cash associated with earn-out provisions of acquisitions	2,268,833	(2,268,833)	—	—
Payment of assumed acquisition liability	—	—	—	(5,200,000)
Purchase of joint venture interests	(13,592,655)	(1,337,000)	—	(2,140,742)
Proceeds from sale of property and equipment	143,541	40,423,280	—	8,050
Repayments from (loans to) employees	478,149	250,780	23,921	(375,940)
Contribution of capital to joint venture entities	(2,385,679)	(9,000)	—	(4,975,466)
Change in lease receivable	13,891	89,022	40,657	427,304
Change in other assets and other liabilities	(3,205,565)	(1,682,226)	(12,561,816)	541,883

Net cash used in investing activities	(54,172,043)	(68,278,170)	(20,139,478)	(114,870,069)
Cash flows from financing activities
Proceeds from issuance of debt	—	269,555,000	—	85,700,000
Principal repayments of debt	(29,693,142)	(223,663,507)	(2,470,923)	(15,865,349)
Repayments of finance obligation	(1,241,902)	(512,005)	(114,158)	(392,886)
Proceeds from equity contribution	—	173,570	—	—
Proceeds from exercise of stock options	—	—	14,163,803	3,181,251
Tax benefit from stock option exercises	—	—	9,238,755	1,315,736
Payments of notes receivable from shareholders	25,000	—	—	386,363
Proceeds from issuance of noncontrolling interest	355,875	79,737	—	—
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	(2,875,656)	(687,667)	(448,000)	(493,850)
Payments of loan costs	—	(1,923,850)	(273,522)	(220,876)

Net cash (used in) provided by financing activities	(33,429,825)	43,021,278	20,095,955	73,610,389
Net (decrease) increase in cash and cash equivalents	$(16,209,823)	$41,690,261	$(2,832,670)	$(5,103,004)
Cash and cash equivalents, beginning of period	49,167,658	7,477,397	10,310,067	15,413,071

Cash and cash equivalents, end of period	$32,957,835	$49,167,658	$7,477,397	$10,310,067

Continued on next page.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Supplemental disclosure of cash flow information
Interest paid	$57,371,054	$34,402,134	$574,503	$17,601,153

Income taxes (refunded) paid	$(10,776,202)	$3,085,889	$—	$20,250,672

Supplemental disclosure of noncash transactions
Recorded capital lease obligations related to the purchase of equipment	$—	$9,023,456	$—	$24,370,523

Recorded capital lease obligations related to the service contract component of the purchase of medical equipment	$—	$1,502,400	$—	$—

Recorded CON holdback accrual related to the acquisition of radiation center assets	$—	$2,004,880	$—	$—

Recorded noncash contribution of capital by noncontrolling interest holder	$693,892	$6,284,478	$—	$4,786,000

Recorded noncash contribution of capital to joint venture	$—	$—	$—	$428,925

Recorded capital lease obligations related to the acquisition of radiation center assets	$—	$—	$—	$5,674,943

Recorded accounts payable liabilities related to the acceptance and delivery of medical equipment	$2,063,000	$—	$—	$4,283,892

Recorded finance obligation related to real estate projects	$17,866,497	$23,129,683	$1,528,793	$35,947,016

Recorded Term B loan borrowing used to pay down the revolver	$—	$—	$—	$50,000,000

Recorded new Senior Credit Facility Term borrowing net of debt discount of $3.07 million	$—	$—	$307,000,000	$—

Recorded pay-down of old Senior Credit Facility plus interest of $2.5 million and the termination of the swap agreement of $0.8 million	$—	$—	$249,700,000	$—

Recorded pay-down of capital lease obligations	$—	$—	$16,728,000	$—

Recorded new Senior Credit Facility Revolver borrowing	$—	$—	$3,100,000	$—

Recorded reduction in goodwill due to purchase price adjustment	$187,707	$—	$—	$—

Recorded noncash distribution receivable and equity contribution payable from equity investee	$300,548	$—	$—	$—

Recorded accounts payable related to the final purchase adjustment for an equity investee	$1,900,000	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Stock				Notes Receivable From Shareholders	Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings (Deficit)			Noncontrolling Interests— Nonredeemable	Total Equity
Predecessor	Shares	Amount
Balance, January 1, 2007	23,366,883	$2,337	$81,464,715	$53,682,696	$(386,363)	$44,681	$6,783,747	$141,591,813
Adoption of FIN 48	—	—	—	(111,898)	—	—	—	(111,898)
Net income	—	—	—	25,908,368	—	—	1,146,962	27,055,330
Payment of notes receivable from shareholders	—	—	—	—	386,363	—	—	386,363
Unrealized loss on interest rate swap agreement, net of tax	—	—	—	—	—	(310,112)	—	(310,112)
Exercise of stock options	323,325	32	3,181,219	—	—	—	—	3,181,251
Tax benefit from stock option exercise	—	—	1,315,736	—	—	—	—	1,315,736
Nonvested stock issued to key employee	14,711	1	(1)	—	—	—	—	—
Amortization of nonvested stock grants	—	—	312,510	—	—	—	—	312,510
Equity contribution in joint venture	—	—	—	—	—	—	3,534,967	3,534,967
Cash distributions	—	—	—	—	—	—	(463,850)	(463,850)

Balance, December 31, 2007	23,704,919	2,370	86,274,179	79,479,166	—	(265,431)	11,001,826	176,492,110
Net (loss) income	—	—	—	(10,871,882)	—	—	15,351	(10,856,531)
Termination of interest rate swap agreement, net of tax	—	—	—	—	—	265,431	—	265,431
Exercise of stock options	1,302,169	130	14,163,673	—	—	—	—	14,163,803
Tax benefit from stock option exercise	—	—	9,238,755	—	—	—	—	9,238,755
Nonvested stock issued to key employee	30,769	3	—	—	—	—	—	3
Amortization of nonvested stock grants	—	—	1,329,195	—	—	—	—	1,329,195
Equity contribution in joint venture	—	—	—	—	—	—	—	—
Cash distributions	—	—	—	—	—	—	(408,000)	(408,000)

Balance, February 21, 2008	25,037,857	$2,503	$111,005,802	$68,607,284	$—	$—	$10,609,177	$190,224,766

	Common Stock				Notes Receivable From Shareholders	Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings (Deficit)			Noncontrolling Interests— Nonredeemable	Total Equity
Successor	Shares	Amount
Equity contributions from Radiation Therapy Investments, LLC on February 22, 2008	1,000	$10	$627,271,808	$—	$—	$—	$10,609,177	$637,880,995
Net (loss) income	—	—	—	(5,336,051)	—	—	2,206,697	(3,129,354)
Unrealized loss on interest rate swap agreement, net of tax	—	—	—	—	—	(6,669,574)	—	(6,669,574)
Issuance of note for equity	—	—	250,000	—	(250,000)	—	—	—
Issuance of limited liability company interests	—	—	173,570	—	—	—	—	173,570
Stock-based compensation	—	—	1,523,784	—	—	—	—	1,523,784
Equity contribution in joint venture	—	—	—	—	—	—	79,737	79,737
Cash distributions	—	—	—	—	—	—	(687,667)	(687,667)

Balance, December 31, 2008	1,000	10	629,219,162	(5,336,051)	(250,000)	(6,669,574)	12,207,944	629,171,491
Net (loss) income	—	—	—	(9,550,063)	—	—	688,612	(8,861,451)
Unrealized gain on interest rate swap agreement, net of tax	—	—	—	—	—	1,938,131	—	1,938,131
Share of equity investee's other comprehensive loss, net of tax	—	—	—	—	—	(137,365)	—	(137,365)
Stock-based compensation	—	—	962,464	—	—	—	—	962,464
Sale of interest in a subsidiary	—	—	96,021	—	—	—	153,979	250,000
Payment of note receivable from shareholder	—	—	—	—	25,000	—	—	25,000
Equity contribution in joint venture	—	—	—	—	—	—	799,767	799,767
Cash distributions	—	—	—	—	—	—	(2,141,225)	(2,141,225)

Balance, December 31, 2009	1,000	$10	$630,277,647	$(14,886,114)	$(225,000)	$(4,868,808)	$11,709,077	$622,006,812

The accompanying notes are an integral part of the consolidated financial statements.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009, 2008, and 2007

(1) Organization and Basis of Presentation

Organization

        Radiation Therapy Services Holdings, Inc., through its wholly owned subsidiaries (collectively, the Company) develops and operates radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, and West Virginia. The Company also has affiliations with physicians specializing in other areas including urology and medical, gynecological, and surgical oncology in a number of markets to strengthen the Company's clinical working relationships.

Basis of Presentation

        On October 19, 2007, Radiation Therapy Services, Inc. (RTS) entered into an Agreement and Plan of Merger (the Merger Agreement) with Radiation Therapy Services Holdings, Inc., a Delaware corporation (Parent), and RTS MergerCo, Inc., a Florida corporation and a wholly owned subsidiary of Parent (Merger Sub). Parent is owned and controlled by Radiation Therapy Investments, LLC, a Delaware limited liability company (RT Investments).

        Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into RTS, with RTS as the surviving corporation of the merger and a wholly owned subsidiary of Parent (the Merger). In the Merger, each share of RTS common stock (other than certain shares owned by members of the Company's management team and certain employees) was converted into the right to receive $32.50 per share in cash (the Merger Consideration). In addition, each share of restricted stock was converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of RTS common stock became vested at the effective time of the Merger. The holder of each such option received an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option.

        In connection with the Merger, the founders of the Company and certain members of the Company's senior management entered into arrangements with Vestar Capital Partners V, L.P., majority owner of RT Investments, to invest in RT Investments. Certain members of the Company's management team and certain employees agreed to exchange all or a portion of their shares of RTS common stock into Class A common units and Preferred Units of RT Investments.

        In connection with the execution of the Merger Agreement, on November 1, 2007, the Predecessor obtained a waiver from its lenders under the fourth amended and restated senior secured credit facility principally to waive any default or event of default arising from a change in control of RTS solely as a result of the execution, delivery, and performance of the Merger Agreement.

        On February 6, 2008, RTS shareholders approved the Merger Agreement at a special meeting of the shareholders. The parties consummated the Merger in accordance with the Merger Agreement on February 21, 2008. Upon completion of the Merger, each share of RTS common stock outstanding immediately prior to the effective time of the Merger (other than certain shares held by members of the Company's management team and certain employees) was converted into $32.50 in cash without interest.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(1) Organization and Basis of Presentation (Continued)

        The Merger was accounted for under the purchase method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805). Under purchase accounting, long-lived assets and identifiable intangible assets acquired and liabilities assumed were recorded at their respective fair values. The term "Successor" refers to the Company following the Merger and the related transactions on February 21, 2008, described above, and the term "Predecessor" refers to the Company prior to these transactions. The operating and cash flows results for the Predecessor period January 1, 2008 through February 21, 2008, reflect the operating results of the Company through February 29, 2008, as the remaining business days of operations is not deemed material.

        The aggregate purchase price paid in connection with the closing of the Merger has been allocated as follows at February 21, 2008:

Cash and cash equivalents	$7,477,397
Accounts receivable, net	80,130,353
Income taxes receivable	17,061,412
Prepaid expenses	6,383,747
Inventories	1,585,673
Other current assets	2,888,399
Equity investments in joint ventures	1,208,208
Property and equipment	226,657,632
Real estate subject to finance obligation	35,547,794
Goodwill	757,589,440
Intangible assets	116,308,739
Other long-term assets	32,741,052
Accounts payable and accrued expenses	(32,091,090)
Finance obligation	(35,610,960)
Debt	(518,325,317)
Other long-term liabilities	(5,391,781)
Deferred tax liabilities, net	(55,961,370)
Noncontrolling interest	(10,927,510)

$627,271,818

        The Company believes it is the largest company in the U.S. focused principally on providing radiation therapy. The Company's size and scale enables it to share significant technology and clinical resources across its national network of local providers and enables it to implement best practices for consistent quality of care and services for its patients. The Company believes that these competitive advantages contributed to a total purchase price resulting in the recognition of goodwill.

        Identifiable intangible assets include the Company's trade names and noncompete agreements. The fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance, the specific characteristics of the identified intangible assets and historical experience.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(1) Organization and Basis of Presentation (Continued)

        In connection with the Merger, RT Investments adopted an equity-based plan and authorized an aggregate of 1,494,112 units of RT Investments interests designated Class B Units and Class C Units pursuant to such plan. See Note 16 for additional information.

        The following table reflects the unaudited pro forma total revenues and net loss as though the Merger had taken place at the beginning of each period presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the revalued assets, interest expense associated with the changes in consolidated debt, and other acquisition-related adjustments in connection with the Merger.

	Pro Forma (Unaudited)
	Year Ended December 31
	2008	2007
Total revenues	$497,275,324	$390,180,598
Net loss	(1,854,146)	(3,179,357)

        The pro forma information presented above does not intend to indicate what the Company's results of operations would have been if the merger had in fact occurred at the beginning of the earliest period presented and is not intended to be a projection of the impact on future results or trends.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the general partner of such entities. All significant intercompany accounts and transactions have been eliminated.

Variable Interest Entities

        The Company has evaluated certain of radiation oncology practices in order to determine if they are variable interest entities (VIE). This evaluation resulted in the Company determining that certain of its radiation oncology practices were potential variable interests. For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entities' equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities' significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entities' activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. ASC 810, Consolidation, requires a company to consolidate VIEs if the company is the primary beneficiary of the activities of those entities. Certain of the Company's radiation oncology practices are variable interest entities and the Company has a variable interest in each of these practices through its administrative services agreements. The

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

Company, through its variable interests in these practices, would absorb a majority of the expected losses of these practices as defined in ASC 810, should they occur. Based on these determinations, the Company has included these radiation oncology practices in its consolidated financial statements for all periods presented. All significant intercompany accounts and transactions have been eliminated. As of December 31, 2009 and 2008, the combined total assets included in the Company's balance sheet relating to the VIEs were approximately $13,943,000 and $18,037,000, respectively.

        The Company will be required to follow updated accounting guidance beginning with the first quarter of 2010, by providing an ongoing qualitative rather than quantitative assessment of its ability to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and its rights or obligations to receive benefits or absorb losses, in order to determine whether those entities will be required to be consolidated in the Company's Consolidated Financial Statements. See "Recent Pronouncements" below for further details.

Net Patient Service Revenue and Allowances for Contractual Discounts

        The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided.

        Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. The Company also has agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in the Company's consolidated financial statements are recorded at the amount that is expected to be received.

        The Company derives a significant portion of its revenues from Medicare, Medicaid, and other payers that receive discounts from its standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payer class basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process by management.

        Adjustments to revenue related to changes in prior period estimates decreased patient service revenue by approximately $2,200,000, $7,600,000, $1,400,000, and $5,600,000 for the Successor period for the year ended December 31, 2009, and the period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and for the year ended December 31, 2007, respectively or approximately 0.4%, 1.8%, 1.8%, and 1.5% of the net patient service revenue for each of the respective periods.

        For the Successor period for the year ended December 31, 2009, and the period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and for the year ended December 31, 2007, approximately 44%, 46%, 50%, and 51%, respectively, of

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, the Company is potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is a possibility that such estimates will change by a significant amount in the near term.

        Net patient service revenue is presented net of provisions for contractual adjustments. In the ordinary course of business, the Company provides services to patients who are financially unable to pay for their care. Accounts written off as charity and indigent care are not recognized in net patient service revenue. The Company's policy is to write off a patient's account balance upon determining that the patient qualifies under certain charity care and/or indigent care policies. The Company's policy includes the completion of an application for eligibility for charity care. The determination for charity care eligibility is based on income relative to federal poverty guidelines, family size, and assets available to the patient. A sliding scale discount is then applied to the balance due with discounts up to 100%. Charity services at established charges provided by the Company and formally approved through this process approximate $12,617,000, $12,179,000, $1,299,000, and $8,831,000 for the Successor year ended December 31, 2009, the period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007, respectively. These amounts are excluded from net patient service revenue.

Cost of Revenues

        The cost of revenues for the Successor year ended December 31, 2009, and the period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007, are approximately $331,867,000, $248,430,000, $46,701,000, and $232,181,000, respectively.

Accounts Receivable and Allowances for Doubtful Accounts

        Accounts receivable in the accompanying consolidated balance sheets are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Approximately $24,819,000 and $32,691,000 of accounts receivable were due from the Medicare and Medicaid programs at December 31, 2009 and 2008, respectively. The credit risk for any other concentrations of receivables is limited due to the large number of insurance companies and other payers that provide payments for services. Management does not believe that there are other significant concentrations of revenues from any particular payer that would subject the Company to any significant credit risk in the collection of its accounts receivable.

        The allowance for doubtful accounts is based upon management's assessment of historical and expected net collections, business and economic conditions, trends in federal and state governmental health care coverage, and other collection indicators. The primary tool used in management's assessment is an annual, detailed review of historical collections and write-offs of accounts receivable.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

The results of the detailed review of historical collections and write-off experience, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written off after collection efforts have been followed in accordance with the Company's policies.

        Effective July 1, 2007, the Company began granting a discount on gross charges to self-pay payers not covered under other third-party payer arrangements. The discount amounts are excluded from patient service revenue. To the extent the Company realizes additional losses resulting from nonpayment of the discounted charges, such additional losses are included in the provision for doubtful accounts.

December 31, 2009, 2008, and 2007

        A summary of the activity in the allowance for doubtful accounts is as follows:

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Balance, beginning of period	$26,233,773	$22,776,504	$20,252,438	$17,554,344
Additions charged to provision for doubtful accounts	12,870,979	17,896,246	3,788,604	9,647,511
Change in billing policy for patient account discounts	—	—	—	(1,824,338)
Accounts receivable written off, net of recoveries	(12,752,300)	(14,438,977)	(1,264,538)	(5,125,079)

Balance, end of period	$26,352,452	$26,233,773	$22,776,504	$20,252,438

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price over the estimated fair value of net assets acquired by the Company in business combinations. Goodwill and indefinite life intangible assets are not amortized, but are reviewed annually for impairment, or more frequently if impairment indicators arise. No goodwill impairment loss was recognized for the Successor year ended December 31, 2009, and the period from February 22, 2008 to December 31, 2008, and the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007.

        Intangible assets consist of trade names, noncompete agreements, and licenses. Trade names have an indefinite life and are tested annually for impairment. Noncompete agreements and licenses are amortized over the life of the agreement (which typically ranges from 2 to 10 years) using the straight-line method. No intangible asset impairment loss was recognized for the Successor year ended December 31, 2009, and the period from February 22, 2008 to December 31, 2008, and the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

Interest Rate Swap Agreements

        The Company recognizes all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship based on its effectiveness in hedging against the exposure. Derivatives that are not hedges must be adjusted to fair value through operating results. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through operating results or recognized in other comprehensive income until the hedged item is recognized in operating results. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. At December 31, 2009 and 2008, the amount of hedge ineffectiveness was immaterial to the consolidated financial statements.

        The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate Senior Credit Facility. The interest rate swap agreements are contracts to exchange floating rate interest payments for fixed interest payments over the life of the agreements without the exchange of the underlying notional amounts. The notional amount of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate swap agreements is recognized in interest expense in the consolidated statements of operations and comprehensive income. The related accrued receivable or payable is included in other assets or other liabilities.

Predecessor

        On December 30, 2005, the Company entered into an interest rate swap agreement for its fourth amended and restated senior credit facility. The Company designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is attributable to a particular risk). The notional amount of the swap agreement was $20.0 million. The effect of this agreement was to fix the interest rate exposure to 4.87% plus a margin on $20.0 million of the Company's senior credit facility. The interest rate swap agreement was to expire on December 31, 2009. The fair value of the interest rate swap agreement was the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current credit worthiness of the Company and the counter party. As a result of the Merger, the interest rate swap agreement was terminated in February 2008. The amount paid for the termination was approximately $772,000 and is included in the early extinguishment of debt line item on the consolidated statement of operations and comprehensive (loss) income. There were no amounts recorded in the consolidated statement of operations and comprehensive (loss) income related to the interest rate swap agreement due to hedge ineffectiveness.

Successor

        On May 27, 2008, the Company entered into an interest rate swap agreement for its $407.0 million of floating rate senior debt governed by a Credit Agreement dated February 21, 2008 (Senior Credit Facility). The Company has designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

attributable to a particular risk). The notional amount of the swap agreement is $290.6 million with amounts scaling down during various quarters throughout the term of the interest rate swap agreement to $116.0 million. The effect of this agreement is to fix the interest rate exposure to 3.67% plus a margin on $290.6 million of the Company's Senior Credit Facility. The interest rate swap agreement expires on March 31, 2012. The fair value of the interest rate swap agreement is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current credit worthiness of the Company and the counter party. At December 31, 2009 and 2008, the fair value of the Company's interest rate swap agreement is a liability of approximately $7.7 million and $10.7 million, respectively, which is included in the accompanying consolidated balance sheets.

Professional and General Liability Claims

        The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices, and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through commercial insurance carriers in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. The Company expenses an estimate of the costs it expects to incur under the self-insured retention exposure for general and professional liability claims. The Company maintains insurance for the majority of its physicians up to $1 million on individual malpractice claims and $3 million on aggregate claims on a claims-made basis. The Company purchases medical malpractice insurance from an insurance company owned by a related party. The Company's reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors, industry trends, and other actuarial assumptions.

        Actuarial calculations include a large number of variables that may significantly impact the estimate of ultimate losses that are recorded during a reporting period. Professional judgment is used by the actuary in determining the loss estimate, by selecting factors that are considered appropriate by the actuary for the Company's specific circumstances. Changes in assumptions used by the Company's actuary with respect to demographics, industry trends, and judgmental selection of factors may impact the Company's recorded reserve levels.

        The amount accrued for professional and general liability claims as of the consolidated balance sheet dates reflects the current estimates of all outstanding losses, including incurred but not reported losses, based upon actuarial calculations. The loss estimates included in the actuarial calculations may change in the future based upon updated facts and circumstances. The amount accrued for professional liability claims was $814,000 and $981,000 at December 31, 2009 and 2008, respectively.

Noncontrolling Interest in Consolidated Entities

        The Company currently maintains equity interests in 10 treatment center facilities with ownership interests ranging from 51.0% to 90.0%. Since the Company controls more than 50% of the voting interest in these facilities, the Company consolidates these treatment centers. The noncontrolling interests represent the equity interests of outside investors in the equity and results of operations of these consolidated entities.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

        In addition, in accordance with ASC 810, Consolidation, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of these consolidated entities.

        On January 1, 2009, the Company adopted changes issued by the FASB to noncontrolling interests in consolidated financial statements. These changes require, among other items, that a noncontrolling interest be included within equity separate from the parent's equity; consolidated net income be reported at amounts inclusive of both the parent's and noncontrolling interest's shares; and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all be reported on the consolidated statement of operations. The adoption of the changes has been applied retrospectively for all periods presented.

        The Company could be obligated, under the terms of the operating agreements governing certain of its joint ventures, upon the occurrence of various fundamental regulatory changes and or upon the occurrence of certain events outside of the Company's control to purchase some or all of the noncontrolling interests related to the Company's consolidated subsidiaries. These repurchase requirements would be triggered by, among other things, regulatory changes making the existing ownership structure illegal. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions have been classified outside of equity on the Company's consolidated balance sheets.

Use of Estimates

        The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

Restricted Cash

        Restricted cash consists of cash held in escrow relating to certain contingent provisions associated with the acquisition of certain radiation therapy practices.

Inventories

        Inventories consist of parts and supplies used for repairs and maintenance of equipment owned or leased by the Company. Inventories are valued at the lower of cost or market. The cost of parts and supplies is determined using the first-in, first-out method.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are recorded at historical cost less accumulated depreciation and are depreciated over their estimated useful lives utilizing the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Amortization of leased assets is included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive (loss) income. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

        Major asset classifications and useful lives are as follows:

Buildings and leasehold improvements	10 – 39 years
Office, computer, and telephone equipment	3 – 10 years
Medical and medical testing equipment	5 – 10 years
Automobiles and vans	5 years

        The weighted-average useful life of medical and medical testing equipment is 9.8 years in 2009 and 2008.

        The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows, in accordance with ASC 360, Property, Plant, and Equipment. Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. The Company's estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable for a market.

Recent Pronouncements

        On January 1, 2009, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the financial statements.

        Effective January 1, 2009, the Company adopted changes issued by the FASB related to accounting for business combinations. These changes retain the purchase method of accounting for acquisitions, but require a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting as well as requiring the expensing of acquisition-related costs as incurred.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

Furthermore, these changes provide guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company has applied these changes to the acquisitions completed during the year ended December 31, 2009.

        Effective January 1, 2009, the Company adopted changes issued by the FASB to the method of determination of the useful life of intangible assets. This guidance amends the factors that should be considered in determining the useful life of a recognized intangible asset. The intent of this guidance is to improve consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a material impact on the Company's consolidated results of operations or financial position.

        Effective January 1, 2009, the Company adopted changes issued by the FASB to equity method investment accounting. These changes clarify the accounting for certain transactions and impairment considerations involving equity method investments. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        Effective January 1, 2009, the Company adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. This guidance requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting. The objective of the guidance is to provide users of the financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The Company is adhering to the enhanced disclosure requirements regarding derivative instruments and hedging activities.

        In June 2009, the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise (i) to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. These changes become effective for the Company on January 1, 2010. Management is currently evaluating the potential impact of these changes on the consolidated financial statements.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under accounting principles generally accepted in the United States are recorded as an element of equity but are excluded from net income (loss). The Company's other comprehensive

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

income (loss) is composed of unrealized gains and losses on interest rate swap agreements accounted for as cash flow hedges and the Company's share of foreign currency translation for its equity investment in foreign joint ventures. This net gain increased total equity on a consolidated basis by approximately $1,801,000 for the year ended December 31, 2009, and decreased total equity by approximately $6,670,000 during the Successor period February 22, 2008 to December 31, 2008, and $310,000 during the Predecessor year ended December 31, 2007.

Income Taxes

        The Company provides for federal, state, and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

Stock-Based Compensation

Predecessor

        Effective January 1, 2006, the Company adopted the provisions of ASC 718, Compensation—Stock Compensation, for the Company's 2004 Stock Incentive Plan (2004 Option Plan). All share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the statement of operations and comprehensive (loss) income over the requisite service period.

        The Company adopted ASC 718, Compensation—Stock Compensation, using the modified prospective transition method for all other stock-based compensation awards. Upon adoption of ASC 718 Compensation—Stock Compensation, the Company continued to use the Black-Scholes valuation model for valuing all stock options. Compensation for nonvested stock grants is measured at fair value on the grant date based on the number of shares expected to vest and the quoted market price of the Company's common stock. Compensation cost for all awards will be recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period.

        No options were granted in 2007. Cash received from options exercised under all share-based payment arrangements for the year ended December 31, 2007, was approximately $3.2 million. The tax benefit realized for the tax deductions from option exercises for the year ended December 31, 2007, was approximately $1.3 million.

        At the time of the Merger, all unvested stock options and restricted stock became vested in accordance with the change of control provision of the original stock option agreements. According to the Merger Agreement, all stock options and restricted stock outstanding at the time of the Merger were cancelled, and the holders of each such option and restricted stock received a cash payment in the amount equal to the excess of the Merger Consideration over the exercise price per share of the

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(2) Summary of Significant Accounting Policies (Continued)

option, multiplied by the number of shares subject to the option, for which a compensation charge was recorded in the Predecessor's consolidated statement of operations and comprehensive (loss) income.

Successor

        In connection with the Merger, RT Investments adopted a new equity-based plan, and during the period from February 22, 2008 to December 31, 2008, issued units of limited liability company interests designated Class B Units and Class C Units pursuant to such plan. The units are limited liability company interests and are available for issuance to the Company's employees and members of the Board of Directors for incentive purposes. For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity. The Company then used the option pricing method to determine the fair value of these units at the time of grant using valuation assumptions consisting of the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies. The Class B units vest over a four-year service period. The Class C units vest based on certain performance measures and/or market conditions being met or achieved. The estimated fair value of the units, less an assumed forfeiture rate, will be recognized in expense on a straight-line basis over the requisite service periods of the awards for the Class B units and the accelerated attribution method approach is utilized for the Class C units.

Fair Value of Financial Instruments

        The carrying values of the Company's financial instruments, which include cash and cash equivalents, approximate their fair values due to the short-term maturity of these instruments.

        The carrying values of the Company's long-term debt approximates fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Segments

        The Company's business of providing health care services to patients comprises a single reportable operating segment under ASC 280, Segment Reporting.

Reclassifications

        Certain reclassifications totaling approximately $2,701,000 and $4,339,000 to increase property and equipment, net and decrease other assets have been made to the 2009 and 2008 consolidated balance sheets, respectively. These reclassifications had no effect on previously reported total assets, equity, net loss, or comprehensive loss.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(3) Property and Equipment

        Property and equipment consist of the following:

	December 31, 2009	December 31, 2008
Land	$1,888,000	$1,888,000
Buildings and leasehold improvements	51,200,200	41,152,632
Office, computer, and telephone equipment	29,230,468	20,149,779
Medical and medical testing equipment	190,685,810	167,324,818
Automobiles and vans	1,107,761	1,063,054

	274,112,239	231,578,283
Less accumulated depreciation	(48,881,860)	(19,163,876)

	225,230,379	212,414,407
Construction-in-progress	547,744	8,067,811

	$225,778,123	$220,482,218

(4) Capital Lease Arrangements

        The Company leases certain equipment under agreements, which are classified as capital leases. These leases have bargain purchase options at the end of the original lease terms. Capital leased assets included in property and equipment are as follows:

	December 31, 2009	December 31, 2008
Equipment	$42,380,452	$44,945,058
Less: accumulated amortization	(7,594,187)	(3,351,501)

	$34,786,265	$41,593,557

        Amortization expense relating to capital leased equipment was approximately $4,418,000 $3,352,000, $1,251,000, and $7,506,000 for the year ended December 31, 2009, and the Successor period from February 22, 2008 to December 31, 2008, and the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007, respectively, and is included in depreciation expense in the consolidated statements of operations and comprehensive (loss) income.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(5) Goodwill and Intangible Assets

        Intangible assets consist of the following:

	December 31, 2009
Intangible assets subject to amortization	Gross	Accumulated Amortization	Net
Noncompete agreements	$55,467,136	$(26,543,171)	$28,923,965
Other licenses	144,442	(122,222)	22,220

Intangible assets not subject to amortization (indefinite-lived)
Trade names	63,324,300	—	63,324,300

	$118,935,878	$(26,665,393)	$92,270,485

	December 31, 2008
Intangible assets subject to amortization	Gross	Accumulated Amortization	Net
Noncompete agreements	$55,467,136	$(12,030,722)	$43,436,414
Other licenses	144,442	(55,556)	88,886

Intangible assets not subject to amortization (indefinite-lived)
Trade names	63,324,300	—	63,324,300

	$118,935,878	$(12,086,278)	$106,849,600

        Amortization expense relating to intangible assets was approximately $14,579,000, $12,086,000, $360,000, and $2,083,000 for the year ended December 31, 2009, for the Successor period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and for the year ended December 31, 2007, respectively. The weighted-average amortization period is approximately 4.7 years.

        Estimated future amortization expense is as follows at December 31, 2009:

2010	$7,234,669
2011	5,752,448
2012	5,752,448
2013	5,752,448
2014	2,384,393

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(5) Goodwill and Intangible Assets (Continued)

        The changes in the carrying amount of goodwill are as follows:

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Balance, beginning of period	$824,579,119	$—	$202,383,129	$138,785,329
Goodwill due to Merger	—	757,589,440	—	—
Goodwill recorded during the period	—	66,463,997	—	60,625,571
Earn-out provisions	2,250,000	350,000	—	2,107,351
Adjustments to purchase price allocations	(187,707)	175,682	113,443	864,878

Balance, end of period	$826,641,412	$824,579,119	$202,496,572	$202,383,129

(6) Acquisitions

Predecessor

        In January 2007, the Company acquired a 67.5% interest in a start-up radiation treatment center located in Gettysburg, Pennsylvania, for approximately $826,000. The center purchased in Gettysburg expands the Company's presence into a new local market. The allocation of the purchase price is to tangible assets of $3,137,000, goodwill of $1,024,000, current liabilities of $7,000, long-term debt of $3,420,000, and noncontrolling interest assets of approximately $92,000.

        In March 2007, the Company acquired the assets of a radiation treatment center located in Casa Grande, Arizona, for approximately $8,022,000. The center purchased in Arizona further expands the Company's presence into the central Arizona local market. The allocation of the purchase price is to tangible assets of $951,000, noncompete agreements of $531,000, amortized over three years, and goodwill of $6,540,000.

        In July 2007, the Company acquired the assets of a radiation treatment center located in Salisbury, Maryland, for approximately $16,582,000 plus the assumption of debt of approximately $2,255,000. The center purchased in Maryland further expands the Company's presence into the central Maryland local market. The allocation of the purchase price is to tangible assets of $1,699,000, noncompete agreements of $1,200,000, amortized over six years, and goodwill of $15,938,000.

        In July 2007, the Company purchased the remaining 49.9% interest in a radiation treatment center located in Berlin, Maryland, from its former joint venture partner for approximately $2,141,000.

        In August 2007, the Company acquired the assets of a radiation treatment center located in Redding, California, for approximately $9,859,000. The center purchased in California expands the Company's presence into a new local market. The allocation of the purchase price is to tangible assets of $658,000, noncompete agreements of $596,000, amortized over seven years, and goodwill of $8,605,000.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(6) Acquisitions (Continued)

        In September 2007, the Company acquired the assets of a radiation treatment center located in Greenville, North Carolina, and a professional services arrangement at a hospital-based facility in nearby Kinston, North Carolina, for approximately $28,123,000. The center purchased in North Carolina expands the Company's presence into a new local market. The allocation of the purchase price is to tangible assets of $1,421,000, and goodwill of $26,702,000. In addition to the $28,123,000, the purchase price arrangement included a $1,200,000 deferred purchase price contingent on reaching a certain level of business volume, payable one year from the date of closing, of which $350,000 was paid in December 2008.

        During 2007, the Company acquired the assets of several urology and surgery practices within the Company's Florida local markets for approximately $2,633,000. The urology and surgery practices provide synergistic clinical services to our patients. The allocation of the purchase price is to tangible assets of $2,405,000 and goodwill of $228,000.

Successor

        In April 2008, the Company acquired the assets of a radiation treatment center located in southwest Florida for approximately $25,140,000. The center purchased in southwest Florida will further expand the Company's presence in the market. The allocation of the purchase price is to tangible assets of $4,765,000, noncompete agreements of $1,126,000, amortized over 10 years, and goodwill of $19,249,000.

        In June 2008, the Company acquired the assets of three radiation treatment centers located in Sun City and Phoenix, Arizona, for approximately $23,413,000. The centers purchased in Arizona further expand the Company's presence into the central Arizona market. The allocation of the purchase price is to tangible assets of $2,885,000, noncompete agreements of $1,501,000, amortized over seven years, and goodwill of $19,027,000. In addition to the $23,413,000, the purchase price arrangement included a $2,250,000 deferred purchase price contingent on reaching a certain level of business volume. In September 2009, the centers achieved the level of business volume and the $2,250,000 was paid from restricted cash and recorded as additional goodwill.

        In July 2008, the Company acquired the assets of a radiation treatment center located in Fairlea, West Virginia, for approximately $17,682,000. The center purchased in West Virginia further expands the Company's presence into the West Virginia market. The allocation of the purchase price is to tangible assets of $303,000, and goodwill of $17,378,000. In addition to the $17,682,000, the purchase price arrangement included a $2,000,000 deferred purchase price contingent on the transfer of the certificate of need license. The certificate of need license was transferred in January 2009 and the funds including interest totaling approximately $2,005,000 were paid.

        In October 2008, the Company contributed a radiation treatment center located in Northern California to a joint venture with a hospital. The hospital contributed the assets of the hospital radiation department and the assets of a radiation facility on its hospital campus to the joint venture. As a result of the contribution, the Company recognized a gain of approximately $3.1 million for the sale of a portion of the interest in the Company's radiation treatment center. The Company maintains a 57.3% ownership interest in the joint venture and the results of the operations of the joint venture

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(6) Acquisitions (Continued)

are included in the consolidated financial statements of the Company, including goodwill of approximately $8,316,000.

        During 2008, the Company acquired the assets of several urology and medical oncology practices in Florida for approximately $1,928,000. The urology and medical oncology practices provide synergistic clinical services to our patients. The allocation of the purchase price is to tangible assets of $1,440,000 and goodwill of $488,000.

        In January 2009, the Company purchased from family members of a related party (i) a 33% interest in a joint venture that holds a majority equity interest in and manages 25 radiation therapy treatment centers in South America, Central America and the Caribbean and (ii) a 19% interest in a joint venture, which operates a treatment center in Guatemala for approximately $10,411,000, subject to final determination of the purchase price based on a multiple of historical earnings before interest, taxes, and depreciation and amortization. In January 2010, the Company finalized the amount due for its 33% interest in the joint venture and paid an additional $1,900,000. The transaction has been accounted for under the equity method.

        During 2009, the Company acquired the assets of several urology practices in Florida for approximately $199,000. The urology practices provide synergistic clinical services to our patients. The allocation of the purchase price is to tangible assets of $199,000.

Allocation of Purchase Price

        The purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The purchase price allocations are subject to revision as we obtain additional information. Excluding the investments in the South and Central America and Guatemala joint ventures, which are accounted for as equity investments, the operations of the foregoing acquisitions have been included in the accompanying consolidated statements of operations and comprehensive (loss) income from the respective dates of acquisition. The following table summarizes the allocations of the aggregate purchase price of the acquisitions, including assumed liabilities and direct transaction costs.

	2009	2008	2007
Fair value of net assets acquired, excluding cash:
Other current assets	$—	$530,000	$198,000
Other noncurrent assets	—	2,000	122,000
Property and equipment	199,000	11,797,000	9,808,000
Intangible assets	—	2,627,000	2,327,000
Goodwill	2,250,000	58,787,000	62,009,000
Current liabilities	—	—	(189,000)
Long-term debt	—	—	(5,675,000)
Noncontrolling interest	—	—	92,000

	$2,449,000	$73,743,000	$68,692,000

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(7) Other Income and Loss

Impairment Loss

        During 2007, the Predecessor recorded a charge of approximately $1.6 million for the write down to fair value of certain of the Company's analog linear accelerators, digital machines, and treatment simulators. The adjustment to machine inventories was precipitated by the decision to discontinue the installation of this type of equipment in favor of digital machines with upgraded intensity modulated radiation (IMRT), image guided radiation, and stereo-tactic radiation treatment capabilities.

        During 2009, the Company recorded an impairment loss of approximately $3.5 million primarily relating to an impairment loss incurred of approximately $1.8 million for the write down to fair value of certain of the Company's liner accelerators and CT machines due to technological obsolescence. The adjustment to machine inventories was due to several considerations, including the planned use of RapidArc technology on 3-D digital machines for which this technology cannot be implemented on 2-D digital machines or analog machines. RapidArc radiotherapy technology is an effective cancer treatment representing an advanced new form of image-guided IMRT. This technology enables clinicians to program a linear accelerator to deliver precise forms of IMRT up to eight times faster than other IMRT systems. It does this by delivering the complete IMRT treatment to the patient in fewer rotations than traditional IMRT.

Early Extinguishment of Debt

        In connection with the Merger in February 2008, the Predecessor incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of its interest rate swap agreement and the write-off of deferred financings costs relating to the extinguishment of the previous senior secured credit facility.

Termination of Professional Services Agreement

        In March 2008, the Successor terminated its professional services agreement with a practice in central Arizona, which maintained exclusive rights to expand into the market. The Company paid approximately $7.0 million for the buy-out, which provided the Company with the ability to further expand into the central Arizona market, with the purchase of three radiation treatment centers located in Sun City and Phoenix, Arizona.

Loss on Sale of Real Estate

        In September 2008, the Successor entered into a sale-leaseback transaction with a third party. The Company sold 12 real estate properties located in Florida, Maryland, and Michigan for approximately $40.4 million. The Company incurred a loss of approximately $1.0 million and deferred a gain of approximately $1.3 million on the sale of the real estate. The Company subsequently leased back the properties from the third party with terms of 20 years and four separate renewal option terms for five years each.

Gain on Sale of Interest in a Radiation Practice

        In October 2008, the Successor contributed a radiation treatment center located in Northern California to a joint venture with a hospital. The hospital contributed the assets of the hospital

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(7) Other Income and Loss (Continued)

radiation department and the assets of a radiation facility on its hospital campus to the joint venture. As a result of the contribution, the Company recognized a gain of approximately $3.1 million for the sale of a portion of the interest in the Company's radiation treatment center. The Company maintains a 57.3% ownership interest in the joint venture and the results of the operations of the joint venture are included in the consolidated financial statements of the Company, including goodwill of approximately $8,316,000.

(8) Income Taxes

        Significant components of the income tax provision are as follows:

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Current provision:
Federal	$1,790,990	$(1,231,547)	$2,717,297	$11,287,388
State	598,217	1,642,494	(143,823)	453,491
Deferred (benefit) provision:
Federal	(2,876,354)	(60,811)	(1,662,009)	3,637,827
State	1,489,282	(1,763,502)	(341,753)	146,156

Total income tax provision (benefit)	$1,002,135	$(1,413,366)	$569,712	$15,524,862

        A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate on income before income taxes are as follows:

	Successor		Predecessor
	Year Ended December 31, 2009	Period From February 22 to December 31, 2008	Period From January 1 to February 21, 2008	Year Ended December 31, 2007
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	25.2	1.2	(2.3)	2.0
Nondeductible charge for merger-related costs	—	—	(32.1)	—
Nondeductible charge for stock-based compensation	(5.0)	(7.9)	—	—
Nondeductible charge for lobbying and political donations	(4.1)	(3.5)	(0.5)	—
Tax rate changes on existing temporary differences	13.3	—	(2.2)	—
Income from noncontrolling interests	10.3	—	—	—
Valuation allowance (increase) decrease, net	(51.0)	—	—	—
Purchase accounting adjustments	(16.5)	—	—	—
Federal and state true-ups	(17.7)	—	—	—
Other permanent items	(4.4)	(3.8)	(3.4)	0.5

Total income tax provision	(14.9)%	21.0%	(5.5)%	37.5%

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(8) Income Taxes (Continued)

        The Company provides for income taxes using the liability method in accordance with ASC 740, Income Taxes. Deferred income taxes arise from the temporary differences in the recognition of income and expenses for tax purposes. Deferred tax assets and liabilities are comprised of the following at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Deferred income tax assets:
Provision for doubtful accounts	$8,134,186	$7,744,243
State net operating loss carryforwards	5,058,198	2,724,952
Federal net operating loss carryforwards	7,417,799	—
Deferred rent liability	1,122,424	378,591
Management fee receivable allowance	7,445,196	6,524,403
Merger costs	1,025,555	1,363,391
Unrealized loss on swap	3,064,248	4,110,454
Other	1,321,282	2,599,371

Gross deferred income tax assets	34,588,888	25,445,405
Valuation allowance	(3,422,069)	—

Net deferred income tax assets	31,166,819	25,445,405

Deferred income tax liabilities:
Property and equipment	(35,286,088)	(30,596,588)
Intangible assets	(39,725,576)	(37,781,400)
Prepaid expense	(1,492,912)	(1,852,596)
Partnership interests	(3,200,920)	(3,933,297)
Other	(1,359,338)	(1,473,964)

Total deferred tax liabilities	(81,064,834)	(75,637,845)

Net deferred income tax liabilities	$(49,898,015)	$(50,192,440)

        ASC 740, Income Taxes, requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Prior to 2009, no valuation allowances were considered necessary. The losses incurred in the year ended December 31, 2009, and the net cumulative loss for the current and prior two years on some state returns, represents sufficient negative evidence under the provisions of ASC 740, Income Taxes, for the Company to determine that the establishment of a valuation allowance of $3,422,069 is appropriate. This valuation allowance will offset assets associated with future tax benefits from state net operating losses.

        The Company has federal net operating loss carryforwards expiring in 2029 available to offset future taxable income of approximately $21.2 million at December 31, 2009.

        At December 31, 2009, 2008, and 2007, state net operating loss carryforwards, primarily in Florida and Kentucky expiring in years 2012 through 2029, available to offset future taxable income approximated $120.1 million, $106.6 million, and $22.8 million, respectively. Utilization of net operating loss carryforwards in any one year may be limited.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(8) Income Taxes (Continued)

        ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, Income Taxes, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740, Income Taxes, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The Company adopted the provisions of ASC 740, Income Taxes, concerning the accounting for uncertainty in income taxes on January 1, 2007. As a result, the Company recognized an increase of $111,898 in the liability for unrecognized tax positions, which was recorded as a reduction in retained earnings, which, if recognized in income tax expense, would have impacted the effective tax rate.

        The Company recognizes interest accrued related to unrecognized tax exposure in interest expense and penalties in operating expenses. The Company did not make any payments of interest and penalties accrued at December 31, 2009, 2008, and 2007.

        A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is a follows:

Gross unrecognized tax benefits at January 1, 2007	$172,154
Increase in tax positions for current year	70,284

Gross unrecognized tax benefits at December 31, 2007	$242,438

Gross unrecognized tax benefits at January 1, 2008	$242,438
Increase in tax positions for current year	42,696

Gross unrecognized tax benefits at December 31, 2008	$285,134

Gross unrecognized tax benefits at January 1, 2009	$285,134
Increase in tax positions for prior years	59,420
Increase in tax positions for current year	77,655

Gross unrecognized tax benefits at December 31, 2009	$422,209

        The total amount of gross unrecognized tax benefits that, if recognized, would affect that effective tax rate was $272,062, $185,337, and $157,585 at December 31, 2009, 2008, and 2007, respectively. The Company does not reasonably expect that any of these benefits will reverse within the next 12 months.

        The Company is subject to taxation in the U.S. and approximately 16 state jurisdictions. However, the main material jurisdictions for which we are subject to tax are the U.S. and Florida.

        The Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. In accordance with the statute of limitations for federal tax returns, the Company's federal tax returns for the years 2005 through 2009 are subject to examination. The Company is currently undergoing a federal income tax audit for tax years 2005 through 2008.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(9) Long-Term Debt

        In connection with the Merger, the Company terminated all commitments under the previous senior credit facility and repaid all outstanding borrowings under the previous senior credit facility and paid any accrued and unpaid interest. The Successor Senior Credit Facility consists of a $347.0 million six-year senior secured term loan facility ($40.0 million under a delayed draw tranche B term loan), and a $60.0 million five-year senior secured revolving credit facility. At the closing of the Merger, the Company borrowed $307.0 million under the senior secured term loan facility, utilized $3.1 million of its senior secured revolving credit facility and obtained a $175.0 million senior subordinated interim loan agreement. The Company incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of its interest rate swap agreement, and the write-off of deferred financings costs relating to the extinguishment of the previous senior secured credit facility. On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. During 2008, the Company utilized the $40.0 million delayed draw tranche B term loan for certain acquisitions and general corporate purposes.

        The Company is obligated under long-term debt agreements as follows:

	December 31, 2009	December 31, 2008
$347,000,000 Senior Credit Facility (Term B portion) (net of unamortized debt discount of $2,394,764 and $2,982,402 at December 31, 2009 and 2008, respectively) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. At December 31, 2009 and 2008, interest rates were at LIBOR plus applicable margin, at 4.5% and 8.0%, respectively due at various maturity dates through February 2014	$338,632,735	$341,515,098
$60,000,000 Senior Credit Facility (Revolving Credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. At December 31, 2009 and 2008, interest rates were at LIBOR plus applicable margin, at 4.5% and 5.7% due at various maturity dates through February 2013	10,000,000	25,000,000
$175,000,000 Senior Subordinated Notes (net of unamortized debt discount of $3,291,613 and $3,911,530 at December 31, 2009 and 2008, respectively), due March 25, 2015; semiannual cash interest payments, interest rate of 13.5%	171,708,389	171,088,470
Capital leases payable with various monthly payments plus interest at rates ranging from 5.7% to 9.1%, due at various maturity dates through December 2013 and collateralized by leasehold improvements and medical equipment with a net book value of $34,786,000 and $41,594,000 at December 31, 2009 and 2008, respectively	28,718,025	39,840,167

	549,059,149	577,443,735
Less current portion	(13,960,726)	(14,577,924)

	$535,098,423	$562,865,811

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(9) Long-Term Debt (Continued)

        Maturities under the obligations described above are as follows at December 31, 2009:

2010	$13,960,726
2011	12,291,185
2012	10,564,424
2013	15,747,681
2014	327,181,510
Thereafter	175,000,000

554,745,526
Less unamortized debt discount	(5,686,377)

$549,059,149

        At December 31, 2009 and 2008, the prime interest rate was 3.25%.

        The Term B loan requires quarterly payments of $867,500 and matures on February 21, 2014. The Term B loan initially bears interest either at LIBOR plus a spread of 425 basis points or a specified base rate plus a spread of 325 basis points.

        The revolver will mature on February 21, 2013. The revolver bears interest either at LIBOR plus a spread ranging from 350 to 425 basis points or a specified base rate plus a spread ranging from 250 to 325 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The Company is required to pay a quarterly unused commitment fee at a rate ranging from 37.5 to 50.0 basis points on its revolving line of credit determined upon the basis of its leverage ratio, as defined.

        The Senior Credit Facility is secured by a pledge of substantially all of the Company's tangible and intangible assets and includes a number of restrictive covenants including limitations on leverage, capital, and acquisitions expenditures, and a requirement to maintain a minimum ratio of cash flow to interest. Under the terms of the Company's Senior Credit Facility, borrowings under its revolver are based on minimum incremental amounts of not less than $500,000 for BASE rate loans and not less than $1,000,000 for LIBOR rate loans. Unused amounts under the revolver portion of the Senior Credit Facility incurs a commitment fee charge based on the Company's leverage ratio ranging from 37.5 basis points to 50.0 basis points.

        The Senior Credit Facility requires the Company to make mandatory prepayments of outstanding borrowings. Mandatory prepayments include prepayments to the Term B portion of the Senior Credit Facility from proceeds from asset dispositions if not reinvested within a certain period of time and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. The Company is required to prepay the Term B portion of the Senior Credit Facility based on certain excess cash flow requirements ranging from 25% to 50% based on the Company's leverage ratio. To date the Company has not been required to make such prepayments. The Senior Credit Facility also requires the Company to comply with various other covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, and dividends. At December 31, 2009, the Company is in compliance with all covenants.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(9) Long-Term Debt (Continued)

        On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. The senior subordinated notes require semiannual payments of interest only. The senior subordinated notes have similar or less restrictive covenants and are junior to the Senior Credit Facility for order of priority of debt repayment.

        The Company is exposed to changes in interest rates as a result of its outstanding variable rate debt. To reduce the interest rate exposure, the Company entered into an interest rate swap agreement whereby the Company fixed the interest rate on approximately $290.6 million of its Term B loan, effective as of June 30, 2008. The rate and maturity of the interest rate swap effective June 30, 2008, is 3.67% plus a margin and expires on March 31, 2012, respectively. The amount of the Term B loan subject to the interest rate swap agreements will reduce to $116.0 million by the end of the term.

        The swap is a derivative and is accounted for under ASC 815, Derivatives and Hedging. The fair value of the swap agreement, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreement terminated at December 31, 2009 and 2008, was approximately $7.7 million and $10.7 million, respectively. The fair value of this agreement was determined with the assistance of independent commercial bankers and represents the fair value based on pricing models and independent formulas and assumptions of nonperformance risk in accordance with ASC 820, Fair Value Measurements and Disclosures.

        Since the Company has the ability to elect different interest rates on the debt at each reset date, and the Senior Credit Facility contains certain prepayment provisions, the hedging relationship does not qualify for use of the shortcut method under ASC 815, Derivatives and Hedging. Therefore, the effectiveness of the hedge relationships is being assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive loss.

        For the period February 22, 2008 through December 31, 2008, Successor incurred deferred financing costs of approximately $16.9 million primarily related to the new Senior Credit Facility and senior subordinated notes. The consolidated balance sheets as of December 31, 2009 and 2008, include $11.6 million and $14.5 million, respectively, in other long-term assets related to unamortized deferred financing costs. As a result of the Merger, the Company incurred additional deferred financing costs of approximately $4.8 million relating to an interim bridge loan, which was refinanced with the senior subordinated notes in March 2008 and was charged to interest expense at the time of the refinancing. The Company recorded approximately $2.9 million, $2.4 million, $0.1 million, and $0.4 million to interest expense for the year ended December 31, 2009, and for the Successor period February 22, 2008 through December 31, 2008, and for the Predecessor period January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively, related to the amortization of deferred financing costs.

(10) Real Estate Subject to Finance Obligation

        The Company leases certain of its treatment centers (facility) and other properties from partnerships which are majority-owned by related parties (related-party lessor). The related-party lessor constructs the facilities in accordance with the Company's plans and specifications and subsequently

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(10) Real Estate Subject to Finance Obligation (Continued)

leases the Facility to the Company. Due to the related-party relationship, the Company is considered the owner of the facility during the construction period pursuant to the provisions of ASC 840-40, Sale-Leaseback Transactions. In accordance with ASC 840-40, the Company records a construction-in-progress asset for the facility with an offsetting finance obligation during the construction period. Certain related parties guarantee the debt of the related-party lessor, which is considered to be continuing involvement pursuant to ASC 840-40. Accordingly, these leases do not qualify as a normal sale-leaseback at the time that construction is complete and the facility is leased to the Company. As a result, the costs to construct the facilities and the related finance obligation remain on the Company's consolidated balance sheets when construction is completed. The construction costs are included in real estate subject to finance obligation in the accompanying consolidated balance sheets. The finance obligation is amortized over the lease term based on the payments designated in the lease agreements with a portion of the payment representing a free ground lease recorded in rent expense. The assets classified as real estate subject to finance obligation are amortized on a straight-line basis over their useful lives.

        In some cases, the related-party lessor will purchase a facility during the Company's acquisition of a business and lease the facility to the Company. These transactions also are within the scope of ASC 840-40. Certain related parties guarantee the debt of the related-party lessor, which is considered to be continuing involvement pursuant to ASC 840-40. Accordingly, these leases do not qualify as normal sale-leaseback. As a result, the cost of the facility, including land and the related finance obligation are recorded on the Company's consolidated balance sheets. The cost of the facility, including land, is included in real estate subject to finance obligation in the accompanying consolidated balance sheets. The finance obligation is amortized over the lease term based on the payments designated in the lease agreements and the Real Estate Subject to Finance Obligation are amortized on a straight-line basis over their useful lives.

        The net book values of real estate subject to finance obligation are summarized as follows:

	December 31
	2009	2008
Land	$1,778,661	$1,778,661
Leasehold Improvements	60,887,351	45,904,918
Construction-in-progress	16,181,522	14,921,394
Accumulated depreciation	(4,599,261)	(3,234,762)

	$74,248,273	$59,370,211

        Depreciation expense relating to real estate subject to finance obligation is classified in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive (loss) income.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(10) Real Estate Subject to Finance Obligation (Continued)

        Future payments of the finance obligation as of December 31, 2009, are as follows:

Finance Obligation
2010	$8,268,327
2011	8,006,442
2012	7,391,530
2013	6,893,195
2014	6,424,356
Thereafter	41,486,720

$78,470,570
Finance obligation relating to construction-in-progress	16,181,522
Less: amounts representing interest	(49,098,846)
Less: amounts representing ground lease rents	(11,198,235)
Finance obligation balance at end of lease term	42,875,070

Finance obligation	$77,230,081
Less: amount representing current portion	(1,128,048)

Finance obligation, less current portion	$76,102,033

        Interest expense relating to the finance obligation was approximately $6,606,000 for the year ended December 31, 2009. Facility rent expense relating to real estate subject to finance obligation was approximately $2,135,000 for the year ended December 31, 2009.

(11) Noncontrolling Interests—Redeemable

        The Company has certain arrangements whereby the noncontrolling interest may be redeemed upon the occurrence of certain events outside of the Company's control. These noncontrolling interests have been classified outside of permanent equity on the Company's consolidated balance sheets. The noncontrolling interests are not redeemable at December 31, 2009 and 2008, and the contingent events upon which the noncontrolling interest may be redeemed is not probable of occurrence at December 31, 2009. Accordingly, the noncontrolling interests are measured at their carrying value at December 31, 2009 and 2008.

        A summary of the activity in the noncontrolling interest-redeemable accounts is as follows:

	December 31, 2009	December 31, 2008
Balance, beginning of period	$6,882,642	$354,976
Earnings	1,146,116	280,189
Distributions to noncontrolling interests—redeemable	(734,431)	(40,000)
Contributions from noncontrolling interests—redeemable	—	6,287,477

Balance, end of period	$7,294,327	$6,882,642

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(12) Fair Value of Financial Instruments

        ASC 820, Fair Value Measurements and Disclosures, requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Quoted prices for identical assets and liabilities in active markets.
Level 2	—
Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3	—	Unobservable inputs for the asset or liability.

        As of January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, and has estimated the fair value of its financial instruments in accordance with this framework. In accordance with ASC 820, the Company derived the fair value of the Senior Subordinated Notes based on prices quoted from third-party financial institutions. The fair value of the Company's Senior Subordinated Notes was $175,000,000 and $144,375,000 at December 31, 2009 and 2008, respectively.

        As of December 31, 2009 and 2008, we held certain items that are required to be measured at fair value on a recurring basis including an interest rate swap agreement. Cash and cash equivalents, are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity.

        The following item is measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820, Fair Value Measurements and Disclosures, as of December 31, 2009 and 2008:

		Fair Value Measurements at Reporting Date Using
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swap	$(7,695,231)	$—	$(7,695,231)	$—

		Fair Value Measurements at Reporting Date Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swap	$(10,673,583)	$—	$(10,673,583)	$—

        We have elected to use the income approach to value our interest rate swap, using observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single present value amount assuming that participants are motivated, but not compelled to transact.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(13) Equity Investments in Joint Ventures

        The Company currently maintains equity interests in eight unconsolidated joint ventures, including a 37% interest with a hospital for the ownership of assets used for the delivery of radiation oncology services, a 50% interest in a joint venture with a freestanding radiation oncology center, a 40% interest in a joint venture with a PET imaging facility, a 45% interest in a joint venture with a radio-surgery facility, a 50% interest in a urology surgical facility, a 50% interest in an international freestanding radiation center in Mohali, India, and two joint venture interests in South America, Central America and the Caribbean including a 33% interest in a joint venture that manages 25 radiation therapy treatment centers and a 19% interest in a joint venture that operates a treatment center in Guatemala. With respect to the joint ventures in South and Central America, the Company holds an option to purchase all of the equity interests held by the joint venture partner over a four-year period from the date of its investment. Were the Company to exercise the purchase option, the Company's share in the earnings and losses of the joint venture entities would increase and the Company would consolidate the joint venture entities in the consolidated financial statements.

        The Company utilizes the equity method to account for its investments in the unconsolidated joint ventures. At December 31, 2009 and 2008, the Company's investments in the unconsolidated joint ventures were approximately $18,663,000 and $2,427,000, respectively. The Company's equity in the earnings (losses) of the equity investments in joint ventures was approximately $880,000, ($118,000), $39,000, and ($46,000) for the Successor year ended December 31, 2009, the period from February 22, 2008 to December 31, 2008, the Predecessor period from January 1, 2008 to February 21, 2008, and the year ended December 31, 2007, respectively, which is recorded in other revenue in the accompanying consolidated statements of operations and comprehensive (loss) income.

        The condensed financial position and results of operations of the unconsolidated joint venture entities are as follows:

	December 31
	2009	2008
Total assets	$45,900,621	$7,905,351

Liabilities	$13,412,965	$2,257,331
Shareholders' equity	32,487,656	5,648,020

Total liabilities and shareholders' equity	$45,900,621	$7,905,351

	Year Ended December 31
	2009	2008	2007
Revenues	$43,202,091	$2,408,425	$1,982,233
Expenses	39,811,692	2,542,752	2,100,670

Net income (loss)	$3,390,399	$(134,327)	$(118,437)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(13) Equity Investments in Joint Ventures (Continued)

        A summary of the changes in the equity investment in the unconsolidated joint ventures is as follows:

Predecessor
Balance at January 1, 2007	$1,215,070
Equity interest in net loss of joint ventures	(46,323)

Balance at December 31, 2007	1,168,747
Equity interest in net income of joint ventures	39,461

Balance at February 21, 2008	$1,208,208

Successor
Beginning balance at February 22, 2008	$1,208,208
Capital contributions in joint venture	1,337,000
Equity interest in net loss of joint ventures	(117,717)

Balance at December 31, 2008	2,427,491

Capital contributions in joint venture	15,793,203
Distributions	(300,548)
Share of other comprehensive loss	(137,365)
Equity interest in net income of joint ventures	880,352

Balance at December 31, 2009	$18,663,133

(14) Commitments and Contingencies

Letters of Credit

        The Company issued to the lessor of one of its treatment centers an unconditional and irrevocable letter of credit in the amount of $300,000 to serve as security for the performance of the assignees' obligations under the lease. In addition, the Company issued an irrevocable letter of credit in the amount of $185,000 relating to the Company's workers' compensation insurance program.

Lease Commitments

        The Company is obligated under various operating leases for office space, medical equipment, and an aircraft lease. Total lease expense incurred under these leases was approximately $25,743,000, $15,659,000, $2,573,000, and $13,069,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 to December 31, 2008, and for the Predecessor period from January 1, 2008 to February 21, 2008, and for the year ended December 31, 2007, respectively.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(14) Commitments and Contingencies (Continued)

        Future fixed minimum annual lease commitments are as follows at December 31, 2009:

	Commitments	Less Sublease Rentals	Net Rental Commitments
2010	$20,253,182	$502,310	$19,750,872
2011	20,125,027	502,310	19,622,717
2012	18,639,827	502,310	18,137,517
2013	17,216,071	502,310	16,713,761
2014	17,172,068	376,732	16,795,336
Thereafter	167,416,945	—	167,416,945

	$260,823,120	$2,385,972	$258,437,148

        The Company leases land and space at its treatment centers under operating lease arrangements expiring in various years through 2044. The majority of the Company's leases provide for fixed rent escalation clauses, ranging from 2.0% to 5.0%, or escalation clauses tied to the Consumer Price Index. The rent expense for leases containing fixed rent escalation clauses or rent holidays is recognized by the Company on a straight-line basis over the lease term. Leasehold improvements made by a lessee that are funded by landlord incentives or allowances are recorded as leasehold improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives (generally 39 years or less) or the related lease term plus anticipated renewals when there is an economic penalty associated with nonrenewal. An economic penalty is deemed to occur when the Company forgoes an economic benefit, or suffers an economic detriment by not renewing the lease. Penalties include, but are not limited to, impairment of existing leasehold improvements, profitability, location, uniqueness of the property within its particular market, relocation costs, and risks associated with potential competitors utilizing the vacated location. Lease incentives received are recorded as accrued rent and amortized as reductions to lease expense over the lease term.

Concentrations of Credit Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company grants credit, without collateral, to its patients, most of whom are local residents. Concentrations of credit risk with respect to accounts receivable relate principally to third- party payers, including managed care contracts, whose ability to pay for services rendered is dependent on their financial condition.

Legal Proceedings

        The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(14) Commitments and Contingencies (Continued)

Acquisitions

        The Company has acquired and plans to continue acquiring businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company institutes policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment Agreements

        The Company is party to employment agreements with several of its employees that provide for annual base salaries, targeted bonus levels, severance pay under certain conditions, and certain other benefits.

(15) Retirement Plan

        The Company has a defined contribution retirement plan under Section 401(a) of the Internal Revenue Code (the Retirement Plan). The Retirement Plan allows all full-time employees after one year of service to defer a portion of their compensation on a pretax basis through contributions to the Retirement Plan. The Company provides for a discretionary match based on a percentage of the employee's annual contribution. At December 31, 2009, the Company accrued approximately $1,485,000 related to the Company's approved discretionary match. No Company match was provided for in 2008. The Predecessor's matching contribution for the year ended December 31, 2007, was $824,000.

(16) Stock Option Plan and Restricted Stock Grants

Predecessor

Stock Option Plan

        Prior to the Merger, the Predecessor adopted the 2004 Stock Incentive Plan under which the Company had authorized the issuance of equity-based awards for up to 2,000,000 shares of common stock to provide additional incentive to employees, officers, directors, and consultants. In addition to the shares reserved for issuance under our 2004 Stock Incentive Plan, such Plan also included (i) 1,141,922 shares that were reserved but unissued under the 1997 Plan (ii) shares subject to grants under the 1997 Plan that may again become available as a result of the termination of options or the repurchase of shares issued under the 1997 Plan, and (iii) annual increases in the number of shares available for issuance under the 2004 Stock Incentive Plan on the first day of each fiscal year beginning with the fiscal year beginning in 2005 and ending after the fiscal year beginning in 2014.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(16) Stock Option Plan and Restricted Stock Grants (Continued)

        Options generally were granted at the fair market value of the common stock at the date of grant, were exercisable in installments beginning one year from the date of grant, vested over three to ten years and expired ten years after the date of grant.

        Incentive stock options were granted to key employees, including officers, directors, and other selected employees. The exercise price of each option was 100% of the fair market value of the common stock on the date of grant (110% in the case of shareholders that own 10% or more of the outstanding common stock). Nonqualified stock options were granted under the 2004 Stock Incentive Plan to officers, directors, consultants, advisors, and key employees. The exercise price of each option was at least 85% of the fair market value of the common stock on the date of grant.

        At the time of the Merger, all unvested stock options became vested in accordance with the change of control provision of the original stock option agreements. According to the Merger Agreement, all stock options outstanding at the time of the Merger were cancelled, and the holder of each such option received an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option. The Company recorded $1.3 million in compensation expense in the period from January 1, 2008 through February 21, 2008, which is included in salaries and benefits in the consolidated statement of operations and comprehensive (loss) income.

        Transactions are summarized as follows:

Predecessor	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,625,494	$10.67
Exercised	(323,325)	9.84

Outstanding at December 31, 2007	1,302,169	$10.88

Exercised*	(1,302,169)	10.88	$25,560,845

Outstanding at end of period February 21, 2008	—	—	—

Options exercisable at December 31, 2007	1,236,267	$11.31	$24,233,774

Options exercisable at end of period February 21, 2008	—	$—	$—

*
Options of 706,792 were settled for cash on February 21, 2008, in connection with the Merger.

Nonvested Restricted Stock

        Prior to the Merger, the Company issued restricted shares, which vested ratably over a three- to five-year period. The fair value of the nonvested restricted shares were measured on the grant date and recognized in earnings over the requisite service period.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(16) Stock Option Plan and Restricted Stock Grants (Continued)

        The following table summarizes nonvested stock activity:

Predecessor	Shares	Weighted- Average Grant Date Fair Value
Nonvested balance at January 1, 2007	6,000	$33.34
Shares granted	14,711	30.59
Vested	(1,500)	33.34

Nonvested balance at December 31, 2007	19,211	31.23
Vested	(19,211)	31.23

Nonvested balance at end of period February 21, 2008	—	$—

        On April 1, 2007, the Company granted $1.0 million of restricted stock to a key employee to vest ratably over five years.

        Restricted shares of 19,211 were settled for cash on February 21, 2008, in connection with the Merger. In addition, an additional $1.0 million of restricted stock issued to a key employee on April 1, 2007, was settled for cash on February 21, 2008.

Successor

        In connection with the Merger, RT Investments adopted a new equity-based plan in February 2008, authorized for issuance under the plan of approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B Units and 967,849 Class C Units. The units are limited liability company interests and are available for issuance to the Company's employees and members of the Board of Directors for incentive purposes. As of December 31, 2009, there were 509,422 Class B Units and 924,296 Class C Units issued under the plan and 26,313 Class B Units and 72,589 Class C Units available for future issuance under the plan.

        The Class B Units vest over 48 months. Assuming continued employment of the employee with the Company, 25% vest on the first anniversary of the grant date, and the remaining 75% vest in three equal installments on the second, third, and fourth anniversaries from the grant date. The Class C Units vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued employment. The performance condition relates to the Company achieving certain operating targets, and the market condition relates to holders of Preferred Units and Class A Units receiving a specified multiple on its investment upon a liquidation event. If an employee holder's employment is terminated, RT Investments may repurchase the holder's vested Class B and Class C Units.

        For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity. The Company then used the option pricing method to determine the fair value of these units at the time of grant using the following assumptions: a term of five years, which is based on the expected term in which the units will be realized; a risk-free interest rate of 2.80%, which is the five-year U.S. federal treasury bond rate

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(16) Stock Option Plan and Restricted Stock Grants (Continued)

consistent with the term assumption; and expected volatility of 38%, which is based on the historical data of equity instruments of comparable companies.

        The estimated fair value of the units, less an assumed forfeiture rate of 3.4%, will be recognized in expense in the Company's financial statements on a straight-line basis over the requisite service periods of the awards. For Class B Units, the requisite service period is 48 months, and for Class C Units, the requisite service period is 34 months. The assumed forfeiture rate is based on an average forfeiture rate related to the predecessor Company's stock option plan. The historical trend of forfeitures is deemed reasonable to use in determining expected forfeitures.

        The Company recorded $962,000 and $1,524,000 of stock-based compensation expense for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, which is included in salaries and benefits in the consolidated statements of operations. The summary of activity under the plan is presented below:

Successor	Class B Units Outstanding	Weighted- Average Grant Date Fair Value	Class C Units Outstanding	Weighted- Average Grant Date Fair Value
Nonvested balance at beginning of period February 22, 2008	505,212	$8.14	913,408	$7.06
Units granted	4,210	8.14	10,888	7.06
Units forfeited	—	—	—	—
Vested	—	—	(101,490)	7.06

Nonvested balance at end of period December 31, 2008	509,422	$8.14	822,806	$7.06

Units granted	—	—	—	—
Units forfeited	(9,473)	8.14	(29,035)	7.06
Vested	(127,356)	8.14	—	—

Nonvested balance at end of period December 31, 2009	372,593	$8.14	793,771	$7.06

        As of December 31, 2009, there was approximately $2.1 million and $5.6 million of total unrecognized compensation expense related to the Class B Units and Class C Units, respectively. These costs are expected to be recognized over a weighted-average period of 1.4 years if certain conditions are met.

(17) Related-Party Transactions

        The Company leases certain of its treatment centers and other properties from partnerships, which are majority owned by related parties. The leases are classified in the accompanying financial statements as either operating leases or as finance obligations pursuant to ASC 840 Leases. These related- party leases have expiration dates through May 31, 2024, and they provide for annual payments and executory costs, ranging from approximately $57,000 to $821,000. The aggregate payments the Company made to the entities owned by these related parties were approximately $10,150,000, $5,868,000, $1,425,000, and $4,684,000 for the year ended December 31, 2009, for the Successor period

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(17) Related-Party Transactions (Continued)

from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December, 31 2007, respectively.

        In October 1999, the Company entered into a sublease arrangement with a partnership, which is owned by a related party to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to the landlord were approximately $761,000, $468,000, $110,000, and $700,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively.

        The Company provides billing and collection services to an MRI entity, which is owned by a related party. In addition, the Company charges the MRI entity for certain allocated cost of certain staff that perform services on behalf of the MRI entity. The fees received by the Company for the billing and collection services and for reimbursement of certain allocated costs were approximately $2,000, $158,000, $42,000, and $418,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively. No balance was due from the MRI entity at December 31, 2009 and 2008.

        The Company is a participating provider in an oncology network, which is partially owned by a related party. The Company provides oncology services to members of the network. Annual payments received by the Company for the services were $813,000, $590,000, $43,000, and $568,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively.

        The Company has a wholly owned subsidiary construction company that provides remodeling and real property improvements at certain of its facilities. In addition, the construction company is frequently engaged to build and construct facilities for lease that are owned by related parties. Payments received by the Company for building and construction fees were approximately $511,000, $7,215,000, $2,506,000, and $3,884,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively. Amounts due to the Company for the construction services were approximately $258,000 and $72,000 at December 31, 2009 and 2008, respectively.

        The Company purchases medical malpractice insurance from an insurance company owned by a related party. The period of coverage runs from October to September. The premium payments made by the Company were approximately $6,928,000, $7,367,000, $761,000, and $5,195,000 for the year ended December 31, 2009, and for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively.

        In California, Maryland, Massachusetts, Michigan, Nevada, New York, and North Carolina, the Company maintains administrative services agreements with professional corporations owned by related parties, who are licensed to practice medicine in such states. The Company entered into these administrative services agreements in order to comply with the laws of such states, which prohibit the

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(17) Related-Party Transactions (Continued)

Company from employing physicians. The administrative services agreements generally obligate the Company to provide treatment center facilities, staff, equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting, and assistance in marketing services. Fees paid to the Company by such professional corporations under the administrative services agreements were approximately $87,168,000, $80,291,000, $11,655,000, and $62,181,000 for the year ended December 31, 2009, for the Successor period from February 22, 2008 through December 31, 2008, for the Predecessor period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, respectively. These amounts have been eliminated in consolidation.

        On February 22, 2008, the Company entered into a management agreement with Vestar Capital Partners V, L.P. (Vestar) relating to certain advisory and consulting services for an annual fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the Company's consolidated earnings before interest, taxes, depreciation, and amortization for each fiscal year determined as set forth in the new Senior Credit Facility. As part of the management agreement, the Company also paid Vestar a management fee of approximately $10.0 million for services rendered in connection with the consummation of the Merger. This management fee was allocated between goodwill, deferred financing costs, and consulting fees. As part of the management agreement, the Company agreed to indemnify Vestar and its affiliates from and against all losses, claims, damages, and liabilities arising out of the performance by Vestar of its services pursuant to the management agreement. The management agreement will terminate upon such time that Vestar and its partners and their respective affiliates hold, directly, or indirectly in the aggregate, less than 20% of the voting power of the outstanding voting stock of the Company. During the year ended December 31, 2009, and during the Successor period from February 22, 2008 through December 31, 2008, the Successor incurred approximately $1,239,000 and $1,086,000, respectively, of management fees and expenses under such agreement.

        As previously described in Note 6 to the consolidated financial statements, the Company purchased noncontrolling interests in certain joint ventures in January 2009 from family members of a related party.

(18) Subsequent Events

        In January 2010, the Company finalized the amount due for its 33% interest in a joint venture, which manages 25 radiation therapy treatment centers in South America, Central America and the Caribbean and paid an additional $1,900,000, based on a multiple of historical earnings before interest, taxes, and depreciation and amortization. The $1,900,000 has been recorded in accounts payable along with an increase in the equity investment in joint ventures account on the consolidated balance sheet as of December 31, 2009.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, 2008, and 2007

(19) Unaudited Quarterly Financial Information

        The quarterly interim financial information shown below has been prepared by the Company's management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein.

	Successor
	2009
	December 31	September 30	June 30	March 31
Total revenues	$128,284,054	$125,141,182	$135,504,092	$135,554,694
Net (loss) income	(3,558,674)	(3,465,373)	245,140	(936,428)
Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(4,191,604)	(4,279,105)	133,475	(1,212,829)

	Successor				Predecessor
	2008				2008
	December 31	September 30	June 30	February 22 to March 31	January 1 to February 21
Total revenues	$129,599,845	$123,733,719	$123,937,996	$41,897,857	$78,105,907
Net (loss) income	(1,920,858)	(257,694)	3,365,165	(4,039,136)	(10,853,173)
Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	(2,990,153)	(958,535)	2,708,674	(4,096,037)	(10,871,882)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents ($6,054 and $5,785 related to VIEs)	$20,527	$32,958
Accounts receivable, net ($21,379 and $22,389 related to VIEs)	65,048	58,015
Income taxes receivable ($730 and $510 related to VIEs)	927	483
Prepaid expenses ($498 and $492 related to VIEs)	6,190	7,557
Inventories ($17 and $20 related to VIEs)	1,475	1,436
Deferred income taxes	8,659	8,659
Other ($25 and $49 related to VIEs)	4,489	6,153

Total current assets	107,315	115,261
Equity investments in joint ventures	19,533	18,663
Property and equipment, net ($22,948 and $22,085 related to VIEs)	238,485	225,779
Real estate subject to finance obligation	7,203	74,248
Goodwill ($13,190 related to VIEs)	856,398	826,641
Intangible assets, net ($795 and $844 related to VIEs)	86,749	92,271
Other assets ($8,412 and $8,263 related to VIEs)	33,798	26,362

Total assets	$1,349,481	$1,379,225

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable ($2,991 and $3,233 related to VIEs)	$14,698	$13,095
Accrued expenses ($3,136 and $3,328 related to VIEs)	46,562	35,107
Current portion of long-term debt	9,216	13,961
Current portion of finance obligation	51	1,128
Other current liabilities	197	2,000

Total current liabilities	70,724	65,291
Long-term debt, less current portion	583,447	535,098
Finance obligation, less current portion	7,544	76,102
Other long-term liabilities ($1,475 and $1,291 related to VIEs)	16,916	14,876
Deferred income taxes	52,948	58,557

Total liabilities	731,579	749,924
Noncontrolling interests—redeemable	7,547	7,294
Commitments and contingencies
Equity:
Common stock, $0.01 par value, 1,000 units authorized, issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Additional paid-in capital	630,579	630,278
Retained deficit	(28,041)	(14,886)
Note receivable from shareholder	(175)	(225)
Accumulated other comprehensive loss, net of tax	(4,056)	(4,869)

Total Radiation Therapy Services Holdings, Inc. shareholder's equity	598,307	610,298
Noncontrolling interests—nonredeemable	12,048	11,709

Total equity	610,355	622,007

Total liabilities and equity	$1,349,481	$1,379,225

See accompanying notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2010	2009
Revenues:
Net patient service revenue	$400,587	$390,908
Other revenue	5,853	5,292

Total revenues	406,440	396,200
Expenses:
Salaries and benefits	205,975	196,570
Medical supplies	31,512	34,901
Facility rent expenses	19,955	16,639
Other operating expenses	20,133	18,405
General and administrative expenses	46,438	41,769
Depreciation and amortization	34,233	34,242
Provision for doubtful accounts	8,387	11,896
Interest expense, net	44,603	47,093
Loss on sale of assets of a radiation treatment center	1,903	—
Early extinguishment of debt	10,947	—

Total expenses	424,086	401,515

Loss before income taxes	(17,646)	(5,315)
Income tax benefit	(6,148)	(1,158)

Net loss	(11,498)	(4,157)
Net loss (income) attributable to noncontrolling interests—redeemable and non-redeemable	(1,657)	(1,202)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(13,155)	(5,359)
Other comprehensive income:
Unrealized gain (loss) on derivative interest rate swap agreement and foreign currency translation, net of tax	813	1,207

Comprehensive loss	$(12,342)	$(4,152)

See accompanying notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities
Net loss	$(11,498)	$(4,157)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	28,411	23,308
Amortization	5,822	10,934
Deferred rent expense	766	2,508
Deferred income tax (benefit) provision	(6,150)	9,432
Stock-based compensation	769	718
Provision for doubtful accounts	8,387	11,896
Loss on the sale of property and equipment	583	1,079
Loss on sale of assets of a radiation treatment center	1,903	—
Write off of pro-rata debt discount	494	—
Write off of loan costs	1,593	—
Early extinguishment of debt	10,947	—
Write-off of acquisition-related costs	—	812
Amortization of debt discount	609	906
Amortization of loan costs	2,373	2,141
Equity interest in net earnings of joint ventures	(684)	(994)
Changes in operating assets and liabilities:
Accounts receivable	(15,187)	(7,367)
Income taxes receivable	(444)	(8,441)
Inventories	56	(54)
Prepaid expenses	4,689	3,686
Accounts payable	658	(239)
Accrued expenses	9,642	(2,878)

Net cash provided by operating activities	43,739	43,290
Cash flows from investing activities
Purchases of property and equipment	(37,716)	(32,442)
Acquisition of radiation centers	(34,974)	(2,449)
Restricted cash associated with earn-out provisions of acquisitions	—	2,269
Purchase of joint venture interests	—	(13,518)
Proceeds from the sale of property and equipment	1,399	128
Repayments from employees	420	246
Contribution of capital to joint venture entities	(2,984)	(2,386)
Distribution received from joint venture	64	—
Change in other assets and other liabilities	(2,840)	(3,512)

Net cash used in investing activities	(76,631)	(51,664)
continued on next page.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1,950)	308,050	—
Principal repayments of debt	(268,757)	(11,081)
Repayments of finance obligation	(290)	(960)
Payment of call premium on senior subordinated notes	(5,250)	—
Proceeds from equity contribution	6	—
Payments of notes receivable from shareholder	50	25
Proceeds from issuance of noncontrolling interest	608	250
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	(2,069)	(1,843)
Deconsolidation of noncontrolling interest	(14)	—
Payments of loan costs	(11,873)	—

Net cash provided by (used in) in financing activities	20,461	(13,609)

Net decrease in cash and cash equivalents	(12,431)	(21,983)
Cash and cash equivalents, beginning of period	32,958	49,168

Cash and cash equivalents, end of period	$20,527	$27,185

Supplemental disclosure of non-cash transactions
Non-cash contribution of capital by controlling interest holder	$602	$—

Non-cash contribution of capital by noncontrolling interest holder	$—	$694

Non-cash deconsolidation of noncontrolling interest	$(64)	$—

Finance obligation related to real estate projects	$594	$14,796

Derecognition of finance obligation related to real estate projects	$(69,939)	$—

Non-cash purchase of noncontrolling interest in a joint venture	$(474)	$—

Non-cash distribution receivable and equity contribution payable from equity investee	$75	$—

Non-cash distribution receivable from equity investee	$312	$—

Non-cash use of vendor credit	$2,027	$—

Accounts payable related to acceptance and delivery of medical equipment	$235	$2,063

Reduction in goodwill due to purchase price adjustment	$—	$188

See accompanying notes.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Organization

        Radiation Therapy Services Holdings, Inc., through its wholly owned subsidiaries (collectively, the Company) develops and operates radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina and West Virginia. The Company also has affiliations with physicians specializing in other areas including urology and medical, gynecological, and surgical oncology in a number of markets to strengthen the Company's clinical working relationships.

2. Basis of presentation

        The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010.

        The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of the Company's Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, volume is typically lower in the summer months due to traditional vacation periods.

        On October 19, 2007, Radiation Therapy Services, Inc. (RTS) entered into an Agreement and Plan of Merger (the Merger Agreement) with Radiation Therapy Services Holdings, Inc., a Delaware corporation (Parent), and RTS MergerCo, Inc., a Florida corporation and a wholly owned subsidiary of Parent (Merger Sub). Parent is owned and controlled by Radiation Therapy Investments, LLC, a Delaware limited liability company (RT Investments).

        Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into RTS, with RTS as the surviving corporation of the merger and a wholly owned subsidiary of Parent (the Merger). In the Merger, each share of RTS common stock (other than certain shares owned by members of the Company's management team and certain employees) was converted into the right to receive $32.50 per share in cash (the Merger Consideration). In addition, each share of restricted stock was converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of RTS common stock became vested at the effective time of the Merger. The holder of each such option received an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option.

        In connection with the Merger, the founders of the Company and certain members of the Company's senior management entered into arrangements with Vestar Capital Partners V, L.P., majority owner of RT Investments, to invest in RT Investments. Certain members of the Company's management team and certain employees agreed to exchange all or a portion of their shares of RTS common stock into Class A common units and Preferred Units of RT Investments.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Basis of presentation (Continued)

        The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the general partner of such entities. All significant intercompany accounts and transactions have been eliminated.

        The Company has evaluated certain radiation oncology practices in order to determine if they are variable interest entities (VIEs). This evaluation resulted in the Company determining that certain of its radiation oncology practices were potential variable interest entities. For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entity's equity investments at risk to absorb losses, (2) that, as a group, the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entity's significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entity's activities do not involve or are not conducted on behalf of an investor that has disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. The Accounting Standards Codification (ASC), 810, "Consolidation" (ASC 810), requires a company to consolidate VIEs if the company is the primary beneficiary of the activities of those entities. Certain of the Company's radiation oncology practices are variable interest entities and the Company has a variable interest in each of these practices through its administrative services agreements. Pursuant to ASC 810, the Company, through its variable interests in these practices, has the power to direct the activities of these practices that most significantly impact the entity's economic performance and the Company would absorb a majority of the expected losses of these practices should they occur. Based on these determinations, the Company has consolidated these radiation oncology practices in its consolidated financial statements for all periods presented.

        As of September 30, 2010, the Company was the primary beneficiary of, and therefore consolidated, approximately 24 VIEs, which operate approximately 49 centers. Any significant amounts of assets and liabilities related to the consolidated VIEs are identified parenthetically on the accompanying condensed consolidated balance sheets. The assets are owned by, and the liabilities are obligations of the VIEs, not the Company. Only the VIE's assets can be used to settle the liabilities of the VIE. The VIEs are not guarantors of the Company's debts.

        As of September 30, 2010, the Company also held equity interests in 8 VIEs for which the Company is not the primary beneficiary. Those VIEs consist of partnerships that primarily provide radiation oncology services. The Company is not the primary beneficiary of these VIEs as it does not retain the power and rights in the operations of the entities. The Company's investments in the unconsolidated VIEs are approximately $19.5 million and $18.7 million at September 30, 2010 and December 31, 2009, respectively with ownership interests ranging between 19% and 50% general partner or equivalent interest. Accordingly, substantially all of these equity investment balances are attributed to the Company's noncontrolling interests in the unconsolidated partnerships. The Company's maximum risk of loss related to the investments in these VIEs is limited to the equity interest.

        These unaudited interim consolidated financial statements should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Company's Annual Report for the year ended December 31, 2009.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Basis of presentation (Continued)

        The cost of revenues for the three months ended September 30, 2010 and 2009 are approximately $90.1 million and $83.0 million, respectively. The cost of revenues for the nine months ended September 30, 2010 and 2009 are approximately $264.6 million and $251.3 million, respectively.

Reclassifications

        Certain reclassifications between property and equipment, net and other long term assets have been made to the 2009 consolidated financial statements to conform to the 2010 presentation. These reclassifications had no effect on the previously reported equity, net loss, or comprehensive loss.

New Pronouncements

        In June 2009, the Financial Accounting Standards Board (FASB) issued changes to the accounting for variable interest entities. These changes require an enterprise (i) to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The Company adopted the changes on January 1, 2010, which had no material impact to the presentation of the consolidated financial statements.

        In accordance ASC 810, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of these consolidated entities.

        The Company could be obligated, under the terms of the operating agreements governing certain of its joint ventures, upon the occurrence of various fundamental regulatory changes and or upon the occurrence of certain events outside of the Company's control to purchase some or all of the noncontrolling interests related to the Company's consolidated subsidiaries. These repurchase requirements would be triggered by, among other things, regulatory changes prohibiting the existing ownership structure. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions have been classified outside of equity on the Company's consolidated balance sheets.

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements," (ASU 2010-06), which amends "Fair Value Measurements and Disclosures" (ASC 820) to clarify certain existing disclosure requirements and to require a number of additional disclosures, including amounts and reasons for significant transfers between the three levels of the fair value hierarchy, and presentation of certain information in the reconciliation of recurring Level 3 measurements on a gross basis. ASU 2010-06 was effective for the Company on

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

2. Basis of presentation (Continued)

January 1, 2010, with certain disclosures effective for periods beginning January 1, 2011. The initial adoption of ASU 2010-06 resulted in additional disclosure in the notes to the financial statements but did not have an impact on the Company's financial position or results of operations.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses" (ASU 2010-20). ASU 2010-20 intends to enhance a financial statement user's ability to evaluate the entity's credit risk exposures and adequacy of its allowance for credit losses by requiring additional disclosure about the nature of credit risk inherent in the portfolio of receivables, factors and methodologies used in estimating the allowance for credit losses and activity that occurs during a period for both finance receivables and allowance for credit losses. The scope of ASU 2010-20 is limited to financing receivables, excluding short-term trade accounts receivable and receivables measured at fair value or lower of cost or fair value. The guidance provides definitions of a finance receivable, portfolio segment, class of finance receivable, and credit quality indicator. ASU 2010-20 also makes significant changes to the disclosure requirements, including further disaggregation of the information presented based on portfolio segment or class of finance receivable. ASU 2010-20 is effective for the Company on January 1, 2011. The initial adoption of ASU 2010-20 will result in additional disclosures in the notes to the financial statements but will not have an impact on the Company's financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-23, "Health Care Entities (Topic 954): Measuring Charity Care for Disclosure" (ASU 2010-23), which amends ASC 954 to require that cost be used as the measurement basis for charity care disclosure purposes and that cost be identified as the direct and indirect costs of providing the charity care. ASU 2010-23 is effective for the Company on January 1, 2011. The initial adoption of ASU 2010-23 will result in additional disclosures in the notes to the financial statements but will not have an impact on the Company's financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-24, "Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries" (ASU 2010-24), which amends ASC 954 to clarify that a health care entity cannot net insurance recoveries against a related claim liability. Additionally, ASU 2010-24 notes the amount of the claim liability should be determined without consideration of insurance recoveries. ASU 2010-24 is effective for the Company on January 1, 2011. The Company is currently assessing the impact of this guidance on its financial statements.

3. Stock-based compensation

        In connection with the Merger, RT Investments adopted a new equity-based incentive plan in February 2008, and authorized for issuance under the plan approximately 1,494,111 units of limited liability company interests consisting of 526,262 Class B Units and 967,849 Class C Units. The units are limited liability company interests and are available for issuance to the Company's employees. As of September 30, 2010, there were 9,648 Class B Units and 29,490 Class C Units available for future issuance under the plan.

        The Class B Units vest over 48 months. Assuming continued employment of the employee with the Company, 25% vest on the first anniversary of the grant date, and the remaining 75% vest in three equal installments on the second, third, and fourth anniversaries from the grant date. The Class C Units vest annually for 34 months based on certain performance conditions and/or market conditions being met or achieved and, in all cases, assuming continued employment. The performance condition

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Stock-based compensation (Continued)

relates to the Company achieving certain operating targets, and the market condition relates to holders of Preferred Units and Class A Units receiving a specified multiple on their investment upon a liquidation event. If an employee holder's employment is terminated, RT Investments may repurchase the holder's vested Class B and Class C Units at fair market value.

        For purposes of determining the compensation expense associated with these grants, management valued the business enterprise using a variety of widely accepted valuation techniques, which considered a number of factors such as the financial performance of the Company, the values of comparable companies and the lack of marketability of the Company's equity. The Company then used the option pricing method to determine the fair value of these units at the time of grant using the following assumptions: a term of five years, which is based on the expected term in which the units will be realized; a risk-free interest rate of 2.80% and 1.96% for grants issued in 2008 and 2010, respectively, which is the five-year U.S. federal treasury bond rate consistent with the term assumption; and expected volatility of 38% and 50% for grants issued in 2008 and 2010, respectively, which is based on the historical data of equity instruments of comparable companies.

        The estimated fair value of the units, less an assumed forfeiture rate of 2.7%, is recognized in expense in the Company's financial statements on a straight-line basis over the requisite service periods of the awards for Class B Units. For Class B Units, the requisite service period is 48 months, and for Class C Units, the requisite service period is 34 months only if probable of being met. The assumed forfeiture rate is based on an average historical forfeiture rate.

        The Company recorded approximately $769,000 and $718,000 of stock-based compensation expense for the nine months ended September 30, 2010 and 2009, respectively, which is included in salaries and benefits in the consolidated statements of operations. The summary of activity under the plan is presented below:

	Class B Units Outstanding	Weighted-Average Grant Date Fair Value	Class C Units Outstanding	Weighted-Average Grant Date Fair Value
Nonvested balance at end of period December 31, 2009	372,593	$8.14	793,771	$7.06

Units granted	16,665	10.08	43,099	8.75
Units forfeited	—	—	—	—
Units Vested	(124,198)	8.14	—	—

Nonvested balance at end of period September 30, 2010	265,060	$8.26	836,870	$7.15

        As of September 30, 2010, there was approximately $1.4 million and $6.0 million of total unrecognized compensation expense related to the Class B Units and Class C Units, respectively. These costs are expected to be recognized over a weighted-average period of 1.6 years for Class B Units and 0.4 years for Class C Units if certain conditions are met.

4. Comprehensive income (loss)

        Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains,

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Comprehensive income (loss) (Continued)

and losses that under accounting principles generally accepted in the United States are recorded as an element of equity but are excluded from net income (loss). The Company's other comprehensive income (loss) is composed of unrealized gains and losses on interest rate swap agreements accounted for as cash flow hedges and the Company's share of foreign currency translation for its equity investment in foreign joint ventures. The impact of the unrealized net gains was an increase of approximately $813,000 and $1,207,000 to total equity for the nine months ended September 30, 2010 and September 30, 2009, respectively.

5. Reconciliation of total equity

        The condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Noncontrolling interests-nonredeemable principally represent minority shareholders' proportionate share of the equity of certain consolidated majority owned entities of the Company.

        The following table presents changes in total equity for the respective periods (in thousands):

	Radiation Therapy Services Holdings, Inc. Shareholder's Equity	Noncontrolling interests— nonredeemable	Total Equity	Noncontrolling interests— redeemable
Balance, December 31, 2009	$610,298	$11,709	$622,007	$7,294
Net (loss) income	(13,155)	829	(12,326)	828
Other comprehensive income	813	—	813	—
Cash contribution of equity	6	—	6	—
Deconsolidation of noncontrolling interest	—	(78)	(78)	—
Purchase of noncontrolling interest in a joint venture	(474)	474	—	—
Stock-based compensation	769	—	769	—
Payment of note receivable from shareholder	50	—	50	—
Equity contribution in joint venture	—	608	608	—
Cash distributions	—	(1,494)	(1,494)	(575)

Balance, September 30, 2010	$598,307	$12,048	$610,355	$7,547

Balance, December 31, 2008	$616,964	$12,208	$629,172	$6,883
Net (loss) income	(5,359)	(500)	(4,859)	702
Other comprehensive income	1,207	—	1,207	—
Stock-based compensation	718	—	718	—
Sale of interest in a subsidiary	96	154	250	—
Payment of note receivable from shareholder	25	—	25	—
Equity contribution in joint venture	—	694	694	—
Cash distributions	—	(1,719)	(1,719)	(124)

Balance, September 30, 2009	$613,651	$11,837	$625,488	$7,461

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

6. Interest rate swap agreement

        The Company recognizes all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship based on its effectiveness in hedging against the exposure. Derivatives that are not hedges must be adjusted to fair value through operating results. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through operating results or recognized in other comprehensive income until the hedged item is recognized in operating results. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. At September 30, 2010 and December 31, 2009, the amount of hedge ineffectiveness was immaterial to the consolidated financial statements.

        The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate Senior Credit Facility. The interest rate swap agreements are contracts to exchange floating rate interest payments for fixed interest payments over the life of the agreements without the exchange of the underlying notional amounts. The notional amount of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate swap agreements is recognized in interest expense in the consolidated statements of operations and comprehensive income. The related accrued receivable or payable is included in other assets or other liabilities.

        On May 27, 2008, the Company entered into an interest rate swap agreement for its $407.0 million of floating rate senior debt governed by a Credit Agreement dated February 21, 2008 (Senior Credit Facility). The Company has designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is attributable to a particular risk). The notional amount of the swap agreement is $290.6 million with amounts scaling down during various quarters throughout the term of the interest rate swap agreement to $116.0 million. At September 30, 2010 and December 31, 2009, the amount of the floating rate senior debt subject to the interest rate swap was $174.2 million and $232.4 million, respectively. The effect of this agreement is to fix the interest rate exposure to 3.67% plus a margin on $290.6 million of the Company's Senior Credit Facility. The interest rate swap agreement expires on March 31, 2012. The fair value of the interest rate swap agreement is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current credit worthiness of the Company and the counter party. At September 30, 2010 and December 31, 2009, the fair value of the Company's interest rate swap agreement is a liability of approximately $6.3 million and $7.7 million, respectively, which is included in the accompanying consolidated balance sheets.

7. Fair value of financial instruments

        ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	—	Quoted prices for identical assets and liabilities in active markets.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Fair value of financial instruments (Continued)

Level 2	—	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3	—	Unobservable inputs for the asset or liability.

        As of January 1, 2008, the Company adopted ASC 820, and has estimated the fair value of its financial instruments in accordance with this framework. In accordance with ASC 820, the fair value of the Senior Subordinated Notes and Term Loan B portion of the Senior Credit Facility was based on prices quoted from third-party financial institutions. At September 30, 2010, the fair value of the Company's Senior Subordinated Notes due 2017 and Term Loan B was approximately $310.0 million and $256.7 million, respectively. The fair value of the Company's Senior Subordinated Notes due 2015 was $175.0 million at December 31, 2009.

        As of September 30, 2010 and December 31, 2009, we held certain items that are required to be measured at fair value on a recurring basis including an interest rate swap agreement. Cash and cash equivalents are reflected in the financial statements at their carrying value, which approximate their fair value due to their short maturity. The carrying values of the Company's long-term debt other than Senior Subordinated Notes approximates fair value due either to the length of time to maturity or the existence of interest rates that approximate prevailing market rates.

        The following item is measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820, as of September 30, 2010 and December 31, 2009:

		Fair Value Measurements at Reporting Date Using
	September 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swap	$(6,291,179)	$—	$(6,291,179)	$—

		Fair Value Measurements at Reporting Date Using
	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other long-term liabilities
Interest rate swap	$(7,695,231)	$—	$(7,695,231)	$—

        The estimated fair value of our interest rate swap was determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Income tax accounting

        The Company provides for federal, and state income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

        ASC 740, "Income Taxes" (ASC 740), clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The Company is subject to taxation in the U.S. and approximately 16 state jurisdictions. However, the principal jurisdictions for which the Company is subject to tax are the U.S. and Florida.

        The Company's effective tax rate was 29.2% in the third quarter of fiscal 2010 and 7.7% in the third quarter of fiscal 2009. The Company's effective tax rate was 34.8% for the nine months ended September 30, 2010 compared to 21.8% for the same period of the prior year. The increase in the effective tax rate for the third quarter and nine months of 2010 compared to the same periods of the prior year is primarily the result of non-deductible purchase accounting adjustments in 2009.

        The effective tax rate for the nine months ended September 30, 2010 approximated the U.S. federal statutory rate of 35%, and for the third quarter of 2010, the effective tax rate differed from the U.S. federal statutory rate of 35% primarily as a result of the effect of certain expenses which are not deductible for tax purposes, which was partially offset by the effect of non-taxable income from noncontrolling interests. For the third quarter and nine months of 2009, the effective tax rate differed from the U.S. federal statutory rate of 35% primarily as a result of non-deductible purchase accounting adjustments.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

        In addition, the Company is routinely under audit by federal, state, or local authorities in the areas of income taxes and other taxes. These audits include questioning the timing and amount of deductions and compliance with federal, state, and local tax laws. The Company regularly assesses the likelihood of adverse outcomes from these audits to determine the adequacy of the Company's provision for income taxes. To the extent the Company prevails in matters for which accruals have been established or is required to pay amounts in excess of such accruals, the effective tax rate could be materially affected. In accordance with the statute of limitations for federal tax returns, the Company's federal tax returns

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Income tax accounting (Continued)

for the years 2005 through 2010 are subject to examination. The Company is currently undergoing a federal income tax audit for tax years 2005 through 2008.

9. Acquisitions

        In March 2010, the Company contributed approximately $3.0 million in tangible assets for a 77.3% interest in a joint venture with a group of physicians to open a radiation treatment center in El Segundo, California. The radiation treatment center expands the Company's presence into the California market.

        In April 2010, the Company entered into definitive agreements to acquire all the outstanding stock of Carolina Regional Cancer Center, P.A. for the acquisition of a radiation treatment center in Myrtle Beach, South Carolina that holds three certificate of need licenses, and Atlantic Urology Clinics, LLC, Adult & Pediatric Urology Center of the Carolina, P.A., Coastal Urology Center, P.A. and Grand Strand Urology, LLP with respect to the acquisition of the assets of these Myrtle Beach-based physician practices. On May 3, 2010, the Company consummated these acquisitions for a combined purchase price of approximately $34.2 million in cash. The acquisition of the Myrtle Beach facility expands the Company's presence into a new local market within an existing regional division. The allocation of the purchase price is to tangible assets, primarily consisting of medical equipment of $4.5 million. The excess of the purchase price over the fair value of the assets acquired was allocated to goodwill of $29.7 million, which is deductible for tax purposes, representing primarily the value of synergies expected from the transaction. The purchase price allocations are subject to revision as the Company obtains additional information.

        During the nine months ended September 30, 2010 we recorded $5.6 million and $7.8 million, respectively of net patient service revenue and reported net income of $1.5 million and $1.7 million, respectively in connection with the Carolina Regional Cancer Center, P.A. acquisition.

        The following pro forma financial information is presented as if the Carolina Regional Cancer Center, P.A. acquisition had occurred at the beginning of each period presented. The pro forma financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company:

	Nine months ended September 30,
	2010	2009
Pro forma total revenues	$411,257	$407,039
Pro forma net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(12,837)	(4,644)

        During the first nine months of 2010, the Company acquired the assets of several physician practices within the Company's Florida and Arizona markets for approximately $749,000. The physician practices provide synergistic clinical services to our patients. The allocation of the purchase price is to tangible assets of $749,000.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

9. Acquisitions (Continued)

        The operations of the foregoing acquisitions have been included in the accompanying condensed consolidated statements of income and comprehensive income from the respective dates of each acquisition.

        We are considering the acquisition of Medical Developers, LLC. In connection with such acquisition, we would purchase the remaining 67% in Medical Developers, LLC. We would also purchase an additional 61% interest in the Guatemalan joint venture in which we currently own a 19% interest. We have not entered into a definitive agreement with respect to this acquisition, and there can be no assurance that this acquisition will be completed as contemplated or at all.

10. Loss on sale of assets of a radiation treatment center

        In January 2007, the Company acquired a 67.5% interest in Gettysburg Radiation, LLC (GR), which at that time was in the final stages of developing a free-standing radiation therapy treatment center in Gettysburg, Pennsylvania. Approximately a year later, GR expanded its operations to a second location in Littlestown, Pennsylvania. Due to the poor local economy, as well as the opening of a radiation therapy center by a nearby hospital, the performance of both the Gettysburg and Littlestown facilities deteriorated significantly. During the fourth quarter of 2009, the Littlestown facility was closed. On April 30, 2010, the Company sold certain assets of the Gettysburg facility to one of GR's minority equity-holders for approximately $925,000 and incurred a loss on the sale of approximately $1.9 million. The loss is presented as a separate expense in the condensed consolidated statements of operations and comprehensive loss.

11. Long-term debt

        The Company's long-term debt consists of the following (in thousands):

	September 30, 2010	December 31, 2009
$347.0 million Senior Credit Facility—(Term B) portion with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. Interest rates are at LIBOR plus applicable margin due at various maturity dates through February 2014	$263,796	$338,633
$75.0 million Senior Credit Facility (Revolving Credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company's assets. Interest rates are at LIBOR plus applicable margin due at various maturity dates through February 2013	—	10,000
$310.0 million Senior Subordinated Notes due April 15, 2017; semi-annual cash interest payments due on April 15 and October 15, fixed interest rate of 9.875%	308,166	—
$175.0 million Senior Subordinated Notes due March 25, 2015; semi-annual cash interest payments, interest rate of 13.5%	—	171,708
Capital leases payable with various monthly payments plus interest at rates ranging from 5.7% to 9.1%, due at various maturity dates through December 2013	20,701	28,718

	592,663	549,059
Less current portion	(9,216)	(13,961)

	$583,447	$535,098

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

11. Long-term debt (Continued)

        In connection with the 2008 merger, the Company terminated all commitments under the previous senior credit facility and repaid all outstanding borrowings under the previous senior credit facility and paid any accrued and unpaid interest. The Senior Credit Facility (Senior Credit Facility) consists of a $347.0 million six-year senior secured term loan facility, and a $60.0 million five-year senior secured revolving credit facility. At the closing of the merger, the Company borrowed $307.0 million under the senior secured term loan facility, utilized $3.1 million of its senior secured revolving credit facility and obtained a $175.0 million senior subordinated interim loan agreement. The Company incurred expenses of approximately $3.7 million for early extinguishment of debt relating to the termination of certain capital lease obligations, termination of its interest rate swap agreement and the write-off of deferred financings costs relating to the extinguishment of the previous senior secured credit facility. On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest.

        The Term B portion of the Senior Credit Facility (Term Loan B) initially bears interest either at LIBOR plus a spread of 425 basis points or a specified base rate plus a spread of 325 basis points and matures on February 21, 2014.

        The Revolving Credit portion of the Senior Credit Facility (Revolver) will mature on February 21, 2013. The Revolver bears interest either at LIBOR plus a spread ranging from 350 to 425 basis points or a specified base rate plus a spread ranging from 250 to 325 basis points, with the exact spread determined upon the basis of the Company's leverage ratio, as defined. The Company is required to pay a quarterly unused commitment fee at a rate ranging from 37.5 to 50.0 basis points on the Revolver determined upon the basis of its leverage ratio, as defined.

        The Senior Credit Facility is secured by a pledge of substantially all of the Company's tangible and intangible assets and includes a number of restrictive covenants including limitations on leverage, capital and acquisitions expenditures and a requirement to maintain a minimum ratio of cash flow to interest. Under the terms of the Company's Senior Credit Facility, borrowings under the Revolver are based on minimum incremental amounts of not less than $500,000 for Base rate loans and not less than $1,000,000 for LIBOR rate loans.

        The Senior Credit Facility requires the Company to make mandatory prepayments of outstanding borrowings under certain circumstances. Mandatory prepayments include prepayments of the Term Loan B from proceeds from asset dispositions if not reinvested within a certain period of time and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. The Company is required to prepay the Term Loan B based on certain excess cash flow requirements ranging from 25% to 50% based on the Company's leverage ratio. To date the Company has not been required to make such prepayments. The Senior Credit Facility also requires the Company to comply with various other covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, and dividends. At September 30, 2010, the Company is in compliance with all covenants.

        On March 25, 2008, the Company issued $175.0 million senior subordinated notes due 2015 at 13.5% interest rate and repaid the $175.0 million senior subordinated interim loan agreement including any accrued and unpaid interest. The senior subordinated notes required semi-annual payments of

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

11. Long-term debt (Continued)

interest only. The senior subordinated notes had similar or less restrictive covenants and were junior to the Senior Credit Facility for order of priority of debt repayment.

        On April 1, 2010, the Company amended its Senior Credit Facility, to among other things, (i) under certain circumstances, allow the Company to issue permitted additional subordinated debt to fund certain future acquisitions; (ii) disregard, for purposes of calculating compliance with the financial covenants, certain provisions of "Generally Accepted Accounting Principles" (GAAP) that would require the Company to treat leased properties as owned by the Company; and (iii) provide for certain other modifications as set forth therein to permit the incurrence of additional indebtedness in connection with certain future acquisitions and the ability to make additional investments, subject to pro forma compliance with certain performance based incurrence covenants, and other restrictions.

        On April 20, 2010, the Company issued $310.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2017 (the Offering) and repaid the existing $175.0 million in aggregate principal amount 13.5% senior subordinated notes due 2015, including accrued and unpaid interest and a call premium of approximately $5.3 million. The remaining proceeds from the Offering were used to pay down $74.8 million of the Term Loan B and $10.0 million of the Revolver. A portion of the proceeds of the Offering was placed in a restricted account pending application to finance certain acquisitions, including the acquisitions of a radiation treatment center and physician practices in South Carolina consummated on May 3, 2010. The Company incurred approximately $11.9 million in transaction fees and expenses, including legal, accounting and other fees and expenses associated with this offering, and the initial purchasers' discount of $1.9 million.

        The Company incurred approximately $10.9 million in early extinguishment of debt as a result of the prepayment of the $175.0 million in senior subordinated notes, which included a call premium payment of approximately $5.3 million, the write-offs of $2.5 million in deferred financing costs and $3.1 million in original issue discount costs.

        On April 22, 2010, affiliates of certain initial purchasers of the $310.0 million in aggregate principal amount 9 7/8% senior subordinated notes due 2017 provided an additional $15.0 million of commitments to the Revolver, and increased the available commitment from $60.0 million to $75.0 million. The Company paid $2.0 million to Vestar Capital Partners V, L.P. for additional transaction advisory services in respect to the incremental amendments to the existing Senior Credit Facility, the additional $15.0 million of commitments to the revolver portion, and the complete refinancing of the senior subordinated notes.

        On May 3, 2010, the Company further amended the Senior Credit Facility with respect to certain administrative matters, including permitting the Company to provide to the lenders thereunder, on a prospective basis, the consolidated financial statements of the parent company, Radiation Therapy Services Holdings, Inc., in lieu of those of the borrower, Radiation Therapy Services, Inc.

        The Company is exposed to changes in interest rates as a result of its outstanding variable rate debt. To reduce the interest rate exposure, the Company entered into an interest rate swap agreement whereby the Company fixed the interest rate on approximately $290.6 million of its Term Loan B, effective as of June 30, 2008. The rate and maturity of the interest rate swap effective June 30, 2008 is 3.67% plus a margin and expires on March 31, 2012, respectively. The amount of the Term Loan B subject to the interest rate swap agreements will periodically be reduced to $116.0 million by the end of the term.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

11. Long-term debt (Continued)

        The swap is a derivative and is accounted for under ASC 815, "Derivatives and Hedging" (ASC 815). The fair value of the swap agreement, representing the estimated amount that the Company would pay to a third party assuming the Company's obligations under the interest rate swap agreement terminated at September 30, 2010 and December 31, 2009, was approximately $6.3 million and $7.7 million, respectively. The estimated fair value of our interest rate swap was determined using the income approach that considers various inputs and assumptions, including LIBOR swap rates, cash flow activity, yield curves and other relevant economic measures, all of which are observable market inputs that are classified under Level 2 of the fair value hierarchy. The fair value also incorporates valuation adjustments for credit risk.

        Since the Company has the ability to elect different interest rates on the debt at each reset date, and the Senior Credit Facility contains certain prepayment provisions, the hedging relationship does not qualify for use of the shortcut method under ASC 815. Therefore, the effectiveness of the hedge relationships is being assessed on a quarterly basis during the life of the hedge through regression analysis. The entire change in fair market value is recorded in equity, net of tax, as other comprehensive income (loss).

12. Real estate subject to finance obligation

        The Company leases certain of its treatment centers ("facility") and other properties from partnerships which are majority-owned by related parties ("related party lessor"). The related party lessor constructs the facilities in accordance with the Company's plans and specifications and subsequently leases the Facility to the Company. Due to the related party relationship, the Company is considered the owner of the facility during the construction period pursuant to the provisions of ASC 840-40 "Sale-Leaseback Transactions" (ASC 840-40). In accordance with ASC 840-40, the Company records a construction in progress asset for the facility with an offsetting finance obligation during the construction period. Certain related parties guarantee the debt of the related party lessor, which is considered to be continuing involvement pursuant to ASC 840-40. Accordingly, these leases did not qualify as a normal sale-leaseback at the time that construction was completed and the facility is leased to the Company. As a result, the costs to construct the facilities and the related finance obligation are recorded on the Company's consolidated balance sheets when construction was completed. The construction costs are included in real estate subject to finance obligation in the accompanying consolidated balance sheets. The finance obligation is amortized over the lease term based on the payments designated in the lease agreements with a portion of the payment representing a free ground lease recorded in rent expense. The assets classified as real estate subject to finance obligation are amortized on a straight line basis over their useful lives.

        As of March 31, 2010, the related party lessors completed the refinancing of certain of their respective mortgages to remove the personal guarantees of the debt related thereto. As a result, of the refinancing of the landlords' mortgages on these respective properties the Company derecognized approximately $64.8 million in real estate subject to finance obligation, $67.7 million in finance obligation and recorded approximately $2.9 million of deferred gains that will be amortized as a reduction of rent expense over 15 years. In addition, the Company entered into a new master lease arrangement with the related party lessors on 28 properties. The initial term of the master lease is 15 years with four 5 year renewal options. Annual payments, including executory costs, total

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

12. Real estate subject to finance obligation (Continued)

approximately $13.4 million pursuant to the master lease. The lease payments are scheduled to increase annually based on increases in the consumer price index.

13. Supplemental Consolidating Financial Information

        Radiation Therapy Services, Inc.'s (RTS) payment obligations under the senior subordinated notes are guaranteed by Radiation Therapy Services Holdings, Inc. (Parent) and certain domestic subsidiaries of RTS (Subsidiary Guarantors and, collectively with Parent, the Guarantors). The consolidated joint ventures and professional corporations of the Company are non-guarantors. Such guarantees are full, unconditional and joint and several. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations, and statements of cash flows information for Parent, the Subsidiary Guarantors and the non-guarantor subsidiaries. The supplemental financial information reflects the investment of Parent and RTS using the equity method of accounting.

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEET (UNAUDITED)
AS OF SEPTEMBER 30, 2010

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$129	$4,343	$10,002	$6,053	$—	$20,527
Accounts receivable, net	—	—	43,669	21,379	—	65,048
Intercompany receivables	—	—	62,543	—	(62,543)	—
Income taxes receivable	—	17,367	(17,170)	730	—	927
Prepaid expenses	—	17	5,675	498	—	6,190
Inventories	—	—	1,458	17	—	1,475
Deferred income taxes	—	7,446	1,213	—	—	8,659
Other	4	—	4,460	25	—	4,489

Total current assets	133	29,173	111,850	28,702	(62,543)	107,315
Equity investments in joint ventures	598,204	1,099,629	44,800	—	(1,723,100)	19,533
Property and equipment, net	—	—	215,185	23,300	—	238,485
Real estate subject to finance obligation	—	—	7,203	—	—	7,203
Goodwill	—	120,523	723,749	12,126	—	856,398
Intangible assets, net	—	12,978	73,293	478	—	86,749
Other assets	—	17,022	8,365	8,411	—	33,798
Intercompany note receivable	—	30	—	—	(30)	—

Total assets	$598,337	$1,279,355	$1,184,445	$73,017	$(1,785,673)	$1,349,481

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$11,707	$2,991	$—	$14,698
Intercompany payables	109	50,638	—	11,736	(62,483)	—
Accrued expenses	—	13,690	29,736	3,136	—	46,562
Current portion of long-term debt	—	—	9,216	—	—	9,216
Current portion of finance obligation	—	—	51	—	—	51
Other current liabilities	—	—	197	—	—	197

Total current liabilities	109	64,328	50,907	17,863	(62,483)	70,724
Long-term debt, less current portion	—	571,962	11,485	—	—	583,447
Finance obligation, less current portion	—	—	7,544	—	—	7,544
Other long-term liabilities	—	6,291	9,691	934	—	16,916
Deferred income taxes	(79)	38,570	14,457	—	—	52,948
Intercompany note payable	—	—	—	30	(30)	—

Total liabilities	30	681,151	94,084	18,827	(62,513)	731,579
Noncontrolling interests—redeemable	—	—	—	—	7,547	7,547
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	598,307	598,204	1,090,361	54,190	(1,742,755)	598,307
Noncontrolling interests—nonredeemable	—	—	—	—	12,048	12,048

Total equity	598,307	598,204	1,090,361	54,190	(1,730,707)	610,355

Total liabilities and equity	$598,337	$1,279,355	$1,184,445	$73,017	$(1,785,673)	$1,349,481

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2010

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$291,961	$108,626	$—	$400,587
Other revenue	—	—	4,519	650	—	5,169
Income from equity investment	(11,578)	30,914	3,105	—	(21,757)	684
Intercompany revenue	—	579	62,513	—	(63,092)	—

Total revenues	(11,578)	31,493	362,098	109,276	(84,849)	406,440
Expenses:
Salaries and benefits	769	—	177,699	27,507	—	205,975
Medical supplies	—	—	29,788	1,724	—	31,512
Facility rent expenses	—	—	17,931	2,024	—	19,955
Other operating expenses	—	—	17,796	2,337	—	20,133
General and administrative expenses	1	1,804	41,933	2,700	—	46,438
Depreciation and amortization	—	—	31,645	2,588	—	34,233
Provision for doubtful accounts	—	—	5,418	2,969	—	8,387
Interest expense, net	(6)	41,510	3,418	(319)	—	44,603
Loss on sale of assets of a radiation treatment center	—	—	1,903	—	—	1,903
Early extinguishment of debt	—	10,947	—	—	—	10,947
Intercompany expenses	—	—	—	63,092	(63,092)	—

Total expenses	764	54,261	327,531	104,622	(63,092)	424,086

(Loss) income before income taxes	(12,342)	(22,768)	34,567	4,654	(21,757)	(17,646)
Income tax (benefit) expense	—	(10,327)	4,195	(16)	—	(6,148)

Net (loss) income	(12,342)	(12,441)	30,372	4,670	(21,757)	(11,498)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,657)	(1,657)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(12,342)	$(12,441)	$30,372	$4,670	$(23,414)	$(13,155)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2010

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(12,342)	$(12,441)	$30,372	$4,670	$(21,757)	$(11,498)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	—	—	25,872	2,539	—	28,411
Amortization	—	—	5,773	49	—	5,822
Deferred rent expense	—	—	550	216	—	766
Deferred income tax provision	—	1,990	(8,140)	—	—	(6,150)
Stock-based compensation	769	—	—	—	—	769
Provision for doubtful accounts	—	—	5,418	2,969	—	8,387
Loss on the sale of property and equipment	—	—	583	—	—	583
Loss on sale of assets of a radiation treatment center	—	—	1,903	—	—	1,903
Write off of pro-rata debt discount	—	494	—	—	—	494
Write off of loan costs	—	1,593	—	—	—	1,593
Early Extinguishment of debt	—	10,947	—	—	—	10,947
Amortization of debt discount	—	609	—	—	—	609
Amortization of loan costs	—	2,373	—	—	—	2,373
Equity interest in net earnings of joint ventures	11,578	(30,914)	(3,105)	—	21,757	(684)
Changes in operating assets and liabilities:
Accounts receivable	—	—	(12,968)	(2,219)	—	(15,187)
Income taxes receivable	—	(12,167)	11,943	(220)	—	(444)
Inventories	—	—	53	3	—	56
Prepaid expenses	—	27	4,597	65	—	4,689
Intercompany payable / receivable	—	(4,679)	5,633	(954)	—	—
Accounts payable	—	(245)	1,292	(389)	—	658
Accrued expenses	—	2,829	6,962	(154)	5	9,642

Net cash provided by (used in) operating activities	5	(39,584)	76,738	6,575	5	43,739
Cash flows from investing activities
Purchases of property and equipment	—	—	(37,201)	(515)	—	(37,716)
Acquisition of radiation centers	—	—	(34,974)	—	—	(34,974)
Proceeds from the sale of property and equipment	—	—	1,399	—	—	1,399
Repayments from (loans to) employees	—	—	420	—	—	420
Intercompany notes to / from affiliates	—	470	—	(470)	—	—
Contribution of capital to joint venture entities	—	—	(2,984)	—	—	(2,984)
Proceeds from sale of equity interest in joint venture	—	—	300	308	(608)	—
Distributions received from joint venture	—	871	2,704	—	(3,511)	64
Change in other assets and other liabilities	3	(1,987)	(868)	17	(5)	(2,840)

Net cash provided by (used in) investing activities	3	(646)	(71,204)	(660)	(4,124)	(76,631)
Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1,950)	—	308,050	—	—	—	308,050
Principal repayments of debt	—	(260,668)	(8,089)	—	—	(268,757)
Repayments of finance obligation	—		(290)	—	—	(290)
Payment of call premium on senior subordinated notes	—	(5,250)	—	—	—	(5,250)
Proceeds from equity contribution	6	—	—	—	—	6
Payments of notes receivable from shareholder	50	—	—	—	—	50
Proceeds from issuance of noncontrolling interest	—	—	—	—	608	608
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(2,069)	(2,069)
Deconsolidation of noncontrolling interest	—	—	—	(14)	—	(14)
Payments of loan costs	—	(11,873)	—	—	—	(11,873)
Cash distributions to shareholders	—	—	—	(5,580)	5,580	—

Net cash provided by (used in) financing activities	56	30,259	(8,379)	(5,594)	4,119	20,461

Net increase (decrease) in cash and cash equivalents	64	(9,971)	(2,845)	321	—	(12,431)
Cash and cash equivalents, beginning of period	65	14,314	12,847	5,732	—	32,958

Cash and cash equivalents, end of period	$129	$4,343	$10,002	$6,053	$—	$20,527

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31, 2009

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$65	$14,314	$12,847	$5,732	$—	$32,958
Accounts receivable, net	—	—	35,807	22,208	—	58,015
Intercompany receivables	—	—	34,432	—	(34,432)	—
Income taxes receivable	—	5,200	(5,227)	510	—	483
Prepaid expenses	—	44	7,160	353	—	7,557
Inventories	—	—	1,416	20	—	1,436
Deferred income taxes	—	7,445	1,214	—	—	8,659
Other	7	5	6,097	49	(5)	6,153

Total current assets	72	27,008	93,746	28,872	(34,437)	115,261
Equity investments in joint ventures	610,256	1,027,225	41,949	—	(1,660,767)	18,663
Property and equipment, net	—	—	203,326	22,453	—	225,779
Real estate subject to finance obligation	—	—	74,248	—	—	74,248
Goodwill	—	128,711	685,617	12,313	—	826,641
Intangible assets, net	—	13,881	77,863	527	—	92,271
Other assets	—	11,675	6,433	8,254	—	26,362
Intercompany note receivable	—	500	—	—	(500)	—

Total assets	$610,328	$1,209,000	$1,183,182	$72,419	$(1,695,704)	$1,379,225

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$245	$9,772	$3,078	$—	$13,095
Intercompany payables	109	21,564	—	12,679	(34,352)	—
Accrued expenses	—	10,861	20,918	3,333	(5)	35,107
Current portion of long-term debt	—	3,470	10,491	—	—	13,961
Current portion of finance obligation	—	—	1,128	—	—	1,128
Other current liabilities	—	2,000	—	—	—	2,000

Total current liabilities	109	38,140	42,309	19,090	(34,357)	65,291
Long-term debt, less current portion	—	516,871	18,227	—	—	535,098
Finance obligation, less current portion	—	—	76,102	—	—	76,102
Other long-term liabilities	—	7,695	6,269	912	—	14,876
Deferred income taxes	(79)	36,038	22,598	—	—	58,557
Intercompany note payable	—	—	—	500	(500)	—

Total liabilities	30	598,744	165,505	20,502	(34,857)	749,924
Noncontrolling interests—redeemable	—	—	—	—	7,294	7,294
Total Radiation Therapy Services Holdings, Inc. shareholder's equity	610,298	610,256	1,017,677	51,917	(1,679,850)	610,298
Noncontrolling interests—nonredeemable	—	—	—	—	11,709	11,709

Total equity	610,298	610,256	1,017,677	51,917	(1,668,141)	622,007

Total liabilities and equity	$610,328	$1,209,000	$1,183,182	$72,419	$(1,695,704)	$1,379,225

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenues:
Net patient service revenue	$—	$—	$280,746	$110,162	$—	$390,908
Other revenue	—	—	3,436	862	—	4,298
Income from equity investment	(3,440)	26,117	3,365	—	(25,048)	994
Intercompany revenue	—	604	64,634	—	(65,238)	—

Total revenues	(3,440)	26,721	352,181	111,024	(90,286)	396,200
Expenses:
Salaries and benefits	718	—	166,352	29,500	—	196,570
Medical supplies	—	—	33,825	1,076	—	34,901
Facility rent expenses	—	—	15,126	1,513	—	16,639
Other operating expenses	—	—	16,052	2,353	—	18,405
General and administrative expenses	2	778	38,563	2,426	—	41,769
Depreciation and amortization	—	—	32,181	2,061	—	34,242
Provision for doubtful accounts	—	—	8,211	3,685	—	11,896
Interest expense, net	(8)	40,679	6,674	(252)	—	47,093
Intercompany expenses	—	—	—	65,238	(65,238)	—

Total expenses	712	41,457	316,984	107,600	(65,238)	401,515

(Loss) income before income taxes	(4,152)	(14,736)	35,197	3,424	(25,048)	(5,315)
Income tax (expense) benefit	—	(10,089)	9,183	(252)	—	(1,158)

Net (loss) income	(4,152)	(4,647)	26,014	3,676	(25,048)	(4,157)
Net income attributable to noncontrolling interests—redeemable and non-redeemable	—	—	—	—	(1,202)	(1,202)

Net (loss) income attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(4,152)	$(4,647)	$26,014	$3,676	$(26,250)	$(5,359)

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

13. Supplemental Consolidating Financial Information (Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2009

	Parent	RTS	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(4,152)	$(4,647)	$26,014	$3,676	$(25,048)	$(4,157)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	—	—	21,386	1,922	—	23,308
Amortization	—	—	10,795	139	—	10,934
Deferred rent expense	—	—	1,655	853	—	2,508
Deferred income tax provision	—	4,555	4,877	—	—	9,432
Stock-based compensation	718	—	—	—	—	718
Provision for doubtful accounts	—	—	8,211	3,685	—	11,896
Loss on the sale of property and equipment	—	—	1,084	(5)	—	1,079
Write-off of acquisition-related costs	—	—	812	—	—	812
Amortization of debt discount	—	906	—	—	—	906
Amortization of loan costs	—	2,141	—	—	—	2,141
Equity interest in net earnings of joint ventures	3,440	(26,117)	(3,365)	—	25,048	(994)
Changes in operating assets and liabilities:
Accounts receivable	—	—	(3,777)	(3,590)	—	(7,367)
Income taxes receivable	—	(10,575)	2,611	(477)	—	(8,441)
Inventories	—	—	(45)	(9)	—	(54)
Prepaid expenses	—	36	3,556	94	—	3,686
Intercompany payable / receivable	—	34,534	(35,539)	1,005	—	—
Accounts payable	—	(53)	1,308	(1,494)	—	(239)
Accrued expenses	—	(5,824)	899	2,052	(5)	(2,878)

Net cash provided by (used in) operating activities	6	(5,044)	40,482	7,851	(5)	43,290
Cash flows from investing activities
Purchases of property and equipment	—	—	(31,051)	(1,391)	—	(32,442)
Acquisition of radiation centers	—	—	(2,449)	—	—	(2,449)
Restricted cash associated with earn-out provisions of acquisitions	—	—	2,269	—	—	2,269
Purchase of joint venture interests	—	—	(13,518)	—	—	(13,518)
Proceeds from the sale of property and equipment	—	—	23	105	—	128
Repayments from (loans to) employees	—	—	269	(23)	—	246
Contribution of capital to joint venture entities	—	—	(2,386)	—	—	(2,386)
Proceeds from sale of equity interest in joint venture	—	—	250	—	(250)	—
Distributions received from joint venture	—	1,005	2,618	—	(3,623)	—
Change in other assets and other liabilities	4	(1,998)	(1,513)	(10)	5	(3,512)

Net cash provided by (used in) investing activities	4	(993)	(45,488)	(1,319)	(3,868)	(51,664)
Cash flows from financing activities
Principal repayments of debt	—	(2,846)	(8,235)	—	—	(11,081)
Repayments of finance obligation	—	—	(960)	—	—	(960)
Payments of notes receivable from shareholder	25	—	—	—	—	25
Proceeds from issuance of noncontrolling interest	—	—	—	—	250	250
Cash distributions to noncontrolling interest holders—redeemable and non-redeemable	—	—	—	—	(1,843)	(1,843)
Cash distributions to shareholders	—	—	—	(5,466)	5,466	—

Net cash provided by (used in) financing activities	25	(2,846)	(9,195)	(5,466)	3,873	(13,609)

Net increase (decrease) in cash and cash equivalents	35	(8,883)	(14,201)	1,066	—	(21,983)
Cash and cash equivalents, beginning of period	5	23,603	21,361	4,199	—	49,168

Cash and cash equivalents, end of period	$40	$14,720	$7,160	$5,265	—	$27,185

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

14. Equity Investments in Joint Ventures

        The Company currently maintains a 33% interest in Medical Developers, LLC, a joint venture which manages 25 radiation therapy treatment centers in South America, Central America and the Caribbean . The centers are located in Argentina, Mexico, Costa Rica, Dominican Republic, Guatemala, El Salvador and Bolivia. The Company holds an option to purchase all of the equity interests held by the Medical Developer, LLC's joint venture partners over a 4 year period from the date of its investment. Were the Company to exercise the purchase option, the Company's share in the earnings and losses of Medical Developers, LLC would increase and the Company may be required to consolidate the Medical Developers, LLC in the consolidated financial statements.

        At September 30, 2010 and December 31, 2009, the Company's investment in Medical Developers, LLC was approximately $14.2 million and $13.1 million, respectively. The Company's equity in the earnings of Medical Developers, LLC for the nine months ended September 30, 2010 and 2009 was approximately $1.6 million and $1.3 million, respectively, which is recorded in other revenue in the accompanying condensed consolidated statements of operations and comprehensive loss.

        The condensed results of operations of Medical Developers, LLC are as follows:

	NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009
Total revenues	$38,718,437	$30,191,684
Net income	8,722,188	6,863,822
Net (income) attributable to noncontrolling interests	(3,734,872)	(2,967,384)

Net income attributable to Medical Developers, LLC	$4,987,316	$3,896,438

        In 2010, the Company provided medical equipment and parts inventory to Medical Developers, LLC in the amount of approximately $409,000. As of September 30, 2010, amounts due from the sale of the equipment, including accrued interest were approximately $420,000. In connection with the proposed acquisition of Medical Developers, LLC, the Company is required to advance $500,000 for the purchase and implementation of a new accounting software system. As of September 30, 2010, the Company had advanced approximately $334,000. Amounts due to the Company for declared dividends were approximately $312,000 at September 30, 2010.

15. Legal proceedings

        The Company is involved in certain legal actions and claims arising in the ordinary course of its business. The Company does not believe that an adverse decision in any of these matters would have a material adverse effect on its consolidated financial position, results of operations or cash flow.

        On September 16, 2010, the Company was served with a civil complaint that was filed against the Company in the United States District Court for the Southern District of New York by TPTCC NY, Inc., The Proton Institute of NY, LLC and NY Medscan LLC. The complaint alleges, among other things, that in connection with a failed business venture between plaintiffs and the Company to provide proton beam therapy (PBT) services in New York City, the Company, certain of its subsidiaries and Norton Travis, the Company's general counsel, misappropriated confidential information and trade

RADIATION THERAPY SERVICES HOLDINGS, INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (Continued)

15. Legal proceedings (Continued)

secrets of the plaintiffs and conspired in restraint of trade, engaged in unfair competition, and conspired to fix prices in seeking to establish a PBT services business in New York City. The plaintiffs seek to recover at least $350 million in damages, plus punitive damages of up to three times the amount of damages awarded. The Company intends to vigorously defend this suit. In the opinion of the Company's management, the case is without merit.

16. Subsequent events

        The Company accrued approximately $5.4 million of revenue for additional reimbursement from CMS. The Tax Relief and Health Care Act of 2006 required the establishment of a physician quality reporting system, including an incentive payment for eligible professionals who satisfactorily report data on quality measures for covered professional services furnished to Medicare beneficiaries. The program under the Medicare system is known as the Physician Quality Reporting Initiative ("PQRI"). The Company received a number of payments in October 2010 from CMS for the 2009 claims and data submitted for the PQRI program and expects to receive approximately $3.2 million relating to the 2009 PQRI program and approximately $2.2 million for the first nine months of the 2010 PQRI program.

        No other events have transpired that would impact the financial statements as of September 30, 2010. The Company performed its review through November 9, 2010, the date of the issuance of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 to its bondholders.

Report of Independent Auditors

To the Board of Directors of Carolina Regional Cancer Center, LLC

        In our opinion, the accompanying balance sheets and the related statements of income and retained earnings and cash flows present fairly, in all material respects, the financial position of Carolina Regional Cancer Center (the "Center") at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Center's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

July 21, 2010

CAROLINA REGIONAL CANCER CENTER

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	2009	2008
Assets
Current assets
Cash	$1,147,419	$826,665
Patient accounts receivable, net of allowance for uncollectible accounts of approximately $2,819,527 and $2,411,990 at December 31, 2009 and 2008	4,141,322	4,961,566
Other current assets	255,966	102,537

Total current assets	5,544,707	5,890,768
Furniture, fixtures and equipment, net	2,490,239	3,381,100
Deposits and other assets	14,587	7,308
Goodwill	1,181,902	1,181,902

Total assets	$9,231,435	$10,461,078

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$269,086	$256,738
Accrued expenses	232,854	232,128
Note payable	2,357,144	2,785,715

Total current liabilities	2,859,084	3,274,581

Stockholders' equity
Common stock, $1 par value; 1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2009 and 2008	1,000	1,000
Retained earnings	6,371,351	7,185,497

Total stockholders' equity	6,372,351	7,186,497

Total liabilities and stockholders' equity	$9,231,435	$10,461,078

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

STATEMENTS OF INCOME AND RETAINED EARNINGS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Net patient service revenue	$14,451,701	$12,449,231

Expenses
Salaries, wages and benefits	5,348,224	5,188,428
Medical supplies and other	2,310,437	2,116,292
Purchased services	775,015	658,150
Provision for bad debts	450,647	71,545
Depreciation	931,524	705,632

Total expenses	9,815,847	8,740,047

Net income available for distribution	4,635,854	3,709,184
Retained earnings, beginning of year	7,185,497	9,476,313
Distributions to stockholders	(5,450,000)	(6,000,000)

Retained earnings, end of year	$6,371,351	$7,185,497

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Cash flows from operating activities
Net income	$4,635,854	$3,709,184
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	931,524	705,632
Provision for bad debts	450,647	71,545
Gain on sale of fixed assets	—	(65,614)
Changes in operating assets and liabilities
Patient receivables	369,597	1,704,118
Deposits and other assets	(157,738)	(105,649)
Accounts payable and accrued liabilities	13,075	91,442

Net cash provided by operating activities	6,242,959	6,110,658

Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(40,663)	(2,925,804)
Proceeds received from sale of fixed asset	—	90,000
Deposits for furniture, fixtures and equipment	(2,970)	—

Net cash used in investing activities	(43,633)	(2,835,804)

Cash flows from financing activities
Proceeds from notes payable	900,000	4,000,000
Repayments on notes payable	(1,328,572)	(1,214,285)
Cash distributions to stockholders	(5,450,000)	(6,000,000)

Net cash used in financing activities	(5,878,572)	(3,214,285)

Net increase in cash	320,754	60,569
Cash
Beginning of year	826,665	766,096

End of year	$1,147,419	$826,665
Supplemental cash flow information
Interest paid	$118,764	$97,810
Supplemental schedule of noncash investing activities
Deposit applied to purchase of furniture, fixtures and equipment	—	285,000

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

1. Organization

        Carolina Regional Cancer Center (the "Center") provides radiation therapy services to patients in Myrtle Beach, South Carolina and surrounding areas. The Center is jointly owned by R. Steven Bass, M.D., who owns a 75% interest in the Center, Todd Williams, M.D., who owns a 15% interest in the Center, and Paul G. Goetowski, M.D., who owns a 10% interest in the Center as of December 31, 2009 and 2008.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        The Center considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Center maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Center has not experienced any losses in such accounts. The Center believes it is not exposed to any significant credit risk on cash.

Allowance for Uncollectible Accounts

        The Center estimates an allowance for doubtful accounts based on historical collection trends, the age of accounts outstanding, current economic conditions and regulatory changes. Actual results could differ from these estimates.

Furniture, Fixtures and Equipment

        Furniture, fixtures and equipment are recorded at cost less accumulated depreciation. Depreciation is recorded using the double-declining balance method or straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. Expenditures for replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to operating income.

Goodwill

        Goodwill and other intangibles acquired in business combinations that have indefinite lives are not amortized and are reviewed for impairment annually based on an assessment of fair value of the Center. Fair value of the Center is assessed as a single reporting unit utilizing cash flow projections and market multiples.

Income Taxes

        The stockholders of the Center have elected Subchapter S Corporation status under the Internal Revenue Code, so that no tax provision is recorded by the Center. Instead, the stockholders are taxed on their taxable income from the Center.

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies (Continued)
Revenue Recognition

        The Center recognizes revenue for services performed when the services are rendered. The Center has agreements with Medicare, Medicaid and other health insurers, which provide for payments to the Center at amounts different from its established rates. Medicare, Medicaid and other participating health insurers pay for services rendered at specified rates per service type, as defined by regulations or contracts.

        Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated adjustments under reimbursement agreements with third-party payors.

Charity Care

        The Center periodically renders services free of charge, or at discounted rates, to certain individuals who are unable to otherwise pay for the services. Because the Center does not pursue collection of amounts determined to qualify for charity care, they are not reported as revenue. The amount of charity care provided for the years ended December 31, 2009 and 2008 was $229,887 and $152,825, respectively. Charity care provided is measured at the Center's established rates.

Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant management estimate is the allowance for uncollectible accounts.

Concentrations of Credit Risk

        The Center provides services primarily to the residents of Myrtle Beach, South Carolina and surrounding areas without collateral or other proof of ability to pay. Concentrations of credit risk with respect to patient accounts receivable are limited due to the large number of patients served. Receivables from Medicare and Medicaid patients represent approximately 18% and 25% of patient accounts receivable at December 31, 2009 and 2008, respectively. An allowance for uncollectible accounts is provided in an amount equal to the estimated losses to be incurred in collection of the receivable.

Reclassifications

        Certain amounts in the 2008 financial statements have been reclassified to conform to the current year presentation with no effect on net income or stockholders' equity.

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

        ASC 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10") (formerly included under Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 ("Statement No. 168")) establishes a single source of authoritative generally accepted accounting principles ("GAAP") recognized by the Financial Accounting Standards Board ("FASB") to be applied by nongovernmental entities. All guidance contained in the Accounting Standards Codification ("ASC") carries an equal level of authority. Accordingly, all other accounting literature will be deemed "non-authoritative". ASC 105-10 is effective on a prospective basis for financial statements issued for interim and annual periods ending after September 15, 2009. The Company implemented ASC 105-10 as of April 1, 2009. The implementation of ASC105-10 did not impact the Company's financial position or results of operations, however conforming presentation changes have been made where GAAP authoritative guidance is cited through the financial statements.

        ASC 855-10, Subsequent Events—Overall ("ASC 855-10") (formally included under Statement of Financial Accounting Standards No. 165, Subsequent Events ("Statement No. 165")) is consistent with current auditing standards in defining a subsequent event. The standard provides for disclosures regarding the existence and timing of a company's evaluation of its subsequent events. ASC 855-10 defines two types of subsequent events, "recognized" and "non-recognized". Recognized subsequent events provide additional evidence about conditions that existed at the date of the balance sheet and are required to be reflected in the financial statements. Non-recognized subsequent events provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date and, therefore; are not required to be reflected in the financial statements. However, certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. This standard is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company has implemented ASC 855-10 as of December 31, 2009

        In January 2010, the FASB issued ASC Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements ("ASC Update No. 2010-06"). This update amends Subtopic 820-10, Fair Value Measurements and Disclosures—Overall and provides further guidance on fair value disclosures by requiring new disclosures related to: (i) transfers in and out of level 1 and 2 and the reasons for the transfers, and (ii) activity in level 3 fair value measurements including purchases, sales, issuance, and settlements. This update also further clarified outstanding guidance related to: (i) level of disaggregation for each class of assets and liabilities required for disclosure, and (ii) disclosures about inputs and valuation techniques are required for fiscal years beginning after December 15, 2010. The Company does not expect that the implementation of ASC Update No. 2010-06 will have a material effect on its financial position or results of operations.

3. Patient Accounts Receivable

        The Center provides radiation therapy treatments to patients which may extend over two to three months with multiple treatments. Revenue is recognized as treatments are performed. Billed receivables represent invoices rendered to patients and/or third party payors following the completion of the therapy session. Subsequently billed receivables as of December 31, 2009 and 2008 were determined

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

3. Patient Accounts Receivable (Continued)

based on actual invoices rendered to patients and/or third party payors subsequent to December 31, 2009 and 2008 for services performed prior to those dates.

        Receivables consisted of the following at December 31:

	2009	2008
Billed receivables	$3,622,040	$3,379,879
Subsequently billed receivables	3,338,809	3,993,677

Gross patient accounts receivable	6,960,849	7,373,556
Less: Allowance for uncollectible accounts	(2,819,527)	(2,411,990)

Net patient accounts receivable	$4,141,322	$4,961,566

4. Furniture, Fixtures and Equipment

        Furniture, fixtures and equipment consisted of the following at December 31:

	2009	2008
Furniture and fixtures	$359,854	$359,854
Equipment	8,455,424	8,441,530

	8,815,278	8,801,384
Less: Accumulated depreciation	(6,325,039)	(5,420,284)

Net patient accounts receivable	$2,490,239	$3,381,100

5. Note Payable

        On June 20, 2008, the Center entered into a loan agreement with a bank to borrow $3,000,000 at an interest rate of LIBOR Market Index Rate plus 1.65%. On June 19, 2009, the interest rate on the Note was amended to the greater of LIBOR Market Index Rate plus 2.30% or a Floor Rate of 5.00%. Accordingly, fair value of the note payable is considered to approximate fair value. The interest rate at December 31, 2009 was 5.00%. The arrangement requires the Center to make monthly payments of $35,714 plus interest. The balance outstanding at December 31, 2009 and December 31, 2008 was $2,357,144, and $2,785,715, respectively. All personal property held by the Center is pledged as collateral under the arrangement (Note 9).

6. Employee Benefit Plan

        The Center has a defined contribution 401(k) profit-sharing plan for qualified employees. The Center makes a discretionary contribution to match employee contributions into the plan. During 2009 and 2008, the Center matched 100% of employee contributions up to 4% of the employees' salaries. The Center also makes a discretionary profit-sharing contribution into the plan. The Center recognized $361,124 and $357,819 of expense related to this plan during the years ended December 31, 2009 and 2008, respectively.

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

7. Commitments and Contingencies

        The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity continues with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers.

        Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Center is in compliance with fraud and abuse as well as other applicable government laws and regulations.

        The Center purchases professional liability insurance on an occurrence basis.

        The Center leases land and building under agreements classified as operating leases. One such lease agreement is with a stockholder of the Center (Note 8). Total rent expense charged to operations related to these operating leases was $437,380 and $359,527 for the years ended December 31, 2009 and 2008, respectively.

        As of December 31, 2009, future minimum lease payments under operating lease agreements are as follows:

2010	$483,277
2011	483,277
2012	483,277
2013	445,184
2014	441,721

$2,336,736

8. Related Party Transactions

        The land and building occupied by the Center is owned by a stockholder of the Center and leased to the Center under an operating lease. Total rent expense charged to operations related to this lease was $390,000 for the year ended December 31, 2009 and $315,000 for the year ended December 31, 2008. In January 2005, the Center renewed its lease for an additional five year term that expires in December 2009, but is renewable for three additional five year terms. This lease was renewed in November of 2009 for an additional five-year term with expected annual payments of $441,721.

        The Center periodically enters into loan arrangements with a stockholder to borrow cash for operations. There were no outstanding loans to this stockholder as of December 31, 2009 and 2008.

9. Subsequent Events

        Carolina Regional Cancer Center was acquired by 21st Century Oncology of South Carolina, LLC, effective May 3, 2010. 21st Century Oncology of South Carolina, LLC is a wholly-owned subsidiary of Radiation Therapy Services, Inc., who is a wholly-owned subsidiary of Radiation Therapy Services

CAROLINA REGIONAL CANCER CENTER

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2009 AND 2008

9. Subsequent Events (Continued)

Holdings, Inc. Subsequent to this acquisition, the Center's tax status was changed from a subchapter S corporation status to a limited liability company status.

        On May 3, 2010, the existing balance on the original $3,000,000 loan agreement (Note 5) was repaid in full.

        On January 29, 2010, the Center entered into an agreement with a stockholder to borrow $900,000 at an interest rate of 6.00% annually on the unpaid balance. The arrangement was due on demand and repaid in full on March 26, 2010.

        The Center evaluated transactions occurring after December 31, 2009 in accordance with ASC 855, Subsequent Events, through July 21, 2010 which is the date the financial statements were made available for issuance.

CAROLINA REGIONAL CANCER CENTER

BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash	$958,768	$1,147,419
Patient accounts receivable, net of allowance for uncollectible accounts	3,743,270	4,141,322
Other current assets	260,093	255,966

Total current assets	4,962,131	5,544,707
Furniture, fixtures and equipment, net	2,273,890	2,490,239
Deposits and other assets	11,299	14,587
Goodwill	1,181,902	1,181,902

Total assets	$8,429,222	$9,231,435

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$78,818	$269,086
Accrued expenses	229,627	232,854
Note payable	2,250,001	2,357,144

Total current liabilities	2,558,446	2,859,084

Stockholders' equity
Common stock, $1 par value; 1,000 shares authorized, 1,000 shares issued and outstanding at March 31, 2010 and December 31, 2009	1,000	1,000
Retained earnings	5,869,776	6,371,351

Total stockholders' equity	5,870,776	6,372,351

Total liabilities and stockholders' equity	$8,429,222	$9,231,435

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Net patient service revenue	$3,243,536	$3,412,282

Expenses
Salaries, wages and benefits	1,249,403	1,279,360
Medical supplies and other	599,399	481,802
Purchased services	143,902	119,847
Provision for bad debts	119,526	42,608
Depreciation	232,881	232,881

Total expenses	2,345,111	2,156,499

Net income available for distribution	898,425	1,255,783
Retained earnings, beginning of period	6,371,351	7,185,497
Distributions to stockholders	(1,400,000)	(1,500,000)

Retained earnings, end of period	$5,869,776	$6,941,280

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net income	$898,425	$1,255,783
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	232,881	232,881
Changes in operating assets and liabilities
Patient receivables, net	398,052	(80,226)
Deposits and other assets	(839)	(44,897)
Accounts payable and accrued liabilities	(193,496)	(173,445)

Net cash provided by operating activities	1,335,023	1,190,096

Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(16,532)	(3,209)

Net cash used in investing activities	(16,532)	(3,209)

Cash flows from financing activities
Proceeds from notes payable	900,000	900,000
Repayments on notes payable	(1,007,143)	(107,143)
Cash distributions to stockholders	(1,400,000)	(1,500,000)

Net cash used in financing activities	(1,507,143)	(707,143)

Net increase in cash	(188,652)	479,743
Cash
Beginning of period	1,147,420	826,665

End of period	$958,768	$1,306,408

Supplemental cash flow information
Interest paid	$37,303	$14,359

The accompanying notes are an integral part of these financial statements.

CAROLINA REGIONAL CANCER CENTER

NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. Organization

        Carolina Regional Cancer Center (the "Center") provides radiation therapy services to patients in Myrtle Beach, South Carolina and surrounding areas. The Center is jointly owned by R. Steven Bass, M.D., who owns a 75% interest in the Center, Todd Williams, M.D., who owns a 15% interest in the Center, and Paul G. Goetowski, M.D., who owns a 10% interest in the Center as of March 31, 2010 and December 31, 2009.

2. Basis of Presentation

        The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010.

3. Reclassifications

        Certain amounts in the 2009 financial statements have been reclassified to conform to the current period presentation with no effect on net income or stockholders' equity.

4. Recently Issued Accounting Pronouncements

        ASC 105-10, Generally Accepted Accounting Principles—Overall ("ASC 105-10") (formerly included under Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162 ("Statement No. 168")) establishes a single source of authoritative generally accepted accounting principles ("GAAP") recognized by the Financial Accounting Standards Board ("FASB") to be applied by nongovernmental entities. All guidance contained in the Accounting Standards Codification ("ASC") carries an equal level of authority. Accordingly, all other accounting literature will be deemed "non-authoritative". ASC 105-10 is effective on a prospective basis for financial statements issued for interim and annual periods ending after September 15, 2009. The Company implemented ASC 105-10 as of April 1, 2009. The implementation of ASC105-10 did not impact the Company's financial position or results of operations, however conforming presentation changes have been made where GAAP authoritative guidance is cited through the financial statements.

        ASC 855-10, Subsequent Events—Overall ("ASC 855-10") (formally included under Statement of Financial Accounting Standards No. 165, Subsequent Events ("Statement No. 165")) is consistent with current auditing standards in defining a subsequent event. The standard provides for disclosures regarding the existence and timing of a company's evaluation of its subsequent events. ASC 855-10 defines two types of subsequent events, "recognized" and "non-recognized". Recognized subsequent events provide additional evidence about conditions that existed at the date of the balance sheet and are required to be reflected in the financial statements. Non-recognized subsequent events provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date and, therefore; are not required to be reflected in the financial statements. However, certain non-recognized subsequent events may require disclosure to prevent the financial statements from

CAROLINA REGIONAL CANCER CENTER

NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. Recently Issued Accounting Pronouncements (Continued)

being misleading. This standard is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company has implemented ASC 855-10 as of December 31, 2009.

        In January 2010, the FASB issued ASC Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements ("ASC Update No. 2010-06"). This update amends Subtopic 820-10, Fair Value Measurements and Disclosures—Overall and provides further guidance on fair value disclosures by requiring new disclosures related to: (i) transfers in and out of level 1 and 2 and the reasons for the transfers, and (ii) activity in level 3 fair value measurements including purchases, sales, issuance, and settlements. This update also further clarified outstanding guidance related to: (i) level of disaggregation for each class of assets and liabilities required for disclosure, and (ii) disclosures about inputs and valuation techniques are required for fiscal years beginning after December 15, 2010. The Company does not expect that the implementation of ASC Update No. 2010-06 will have a material effect on its financial position or results of operations.

5. Note Payable

        On June 20, 2008, the Center entered into a loan agreement with a bank to borrow $3,000,000 at an interest rate of LIBOR Market Index Rate plus 1.65%. On June 19, 2009, the interest rate on the Note was amended to the greater of LIBOR Market Index Rate plus 2.30% or a Floor Rate of 5.00%. Accordingly, fair value of the note payable is considered to approximate fair value. The interest rate at December 31, 2009 was 5.00%. The arrangement requires the Center to make monthly payments of $35,714 plus interest. The balance outstanding at March 31, 2010 and December 31, 2009 was $2,250,001 and $2,357,144, respectively. All personal property held by the Center is pledged as collateral under the arrangement.

6. Commitments and Contingencies

        The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity continues with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers.

        Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Center is in compliance with fraud and abuse as well as other applicable government laws and regulations.

        The Center purchases professional liability insurance on an occurrence basis.

        The Center leases land and building under agreements classified as operating leases. One such lease agreement is with a stockholder of the Center.

7. Subsequent Events

        Carolina Regional Cancer Center was acquired by 21st Century Oncology of South Carolina, LLC, effective May 3, 2010. 21st Century Oncology of South Carolina, LLC is a wholly-owned subsidiary of

CAROLINA REGIONAL CANCER CENTER

NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. Subsequent Events (Continued)

Radiation Therapy Services, Inc., who is a wholly-owned subsidiary of Radiation Therapy Services Holdings, Inc. Subsequent to this acquisition, the Center's tax status was changed from a subchapter S corporation status to a limited liability company status.

        On May 3, 2010, the existing balance on the original $3,000,000 loan agreement (Note 5) was repaid in full.

        On January 29, 2010, the Center entered into an agreement with a stockholder to borrow $900,000 at an interest rate of 6.00% annually on the unpaid balance. The arrangement was due on demand and repaid in full on March 26, 2010.

        The Center evaluated transactions occurring after March 31, 2010 in accordance with ASC 855, Subsequent Events, through November 19, 2010 which is the date the financial statements were made available for issuance

Independent Auditors' Report

To the Board of Directors of
Medical Developers, LLC

        We have audited the accompanying consolidated balance sheets of Medical Developers, LLC and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), members' equity and comprehensive income (loss), and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires City, Argentina
Deloitte & Co. S.R.L.
October 30, 2010

/s/ Daniel Varde
(Partner)

Medical Developers, LLC

Consolidated balance sheets

(in US Dollars)

	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$3,733,897	$3,485,032
Restricted cash	133,831	121,600
Accounts receivable, less allowances for doubtful accounts of $1,565,583 and $1,459,091 at December 31, 2009 and 2008, respectively	11,310,925	8,825,834
Prepaid expenses	217,025	259,257
Other receivables	909,493	594,345
Due from related parties	3,190,869	1,451,718
Other	51,325	2,042

Total Current Assets	19,547,365	14,739,828

Non-Current Assets
Investments in unconsolidated affiliates	34,588	36,855
Deferred tax assets	633,746	87,198
Other receivables	16,106	6,332
Property and equipment, net	6,082,071	4,995,389
Goodwill	6,201,005	6,530,507
Other	94,300	62,141

Total Non-Current Assets	13,061,816	11,718,422

TOTAL ASSETS	$32,609,181	$26,458,250

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$2,025,228	$1,603,669
Loans payable and current portion of long-term debt	318,710	606,207
Payroll and social security	1,382,200	857,547
Taxes payable	1,849,673	1,811,175
Deferred tax liabilities	159,525	—
Other liabilities	158,191	352,184
Due to related parties	4,634,332	2,128,654
Contingencies	522,445	479,861

Total Current Liabilities	11,050,304	7,839,297

Non-Current Liabilities
Long-term debt, less current portion	463,540	382,605
Taxes payable	1,244	2,333
Other long-term liabilities	—	244,539
Contingencies	2,062,132	2,266,094

Total Non-Current Liabilities	2,526,916	2,895,571

TOTAL LIABILITIES	13,577,220	10,734,868

Commitments and contingencies (See Note 11)
MEMBERS' EQUITY
Membership equity	7,599,766	6,559,949
Accumulated other comprehensive income	(1,522,089)	(786,501)
Retained earnings	6,673,853	4,721,366

MEMBERS' EQUITY ATTRIBUTABLE TO MEDICAL DEVELOPERS, LLC	12,751,530	10,494,814
Noncontrolling interest—nonredeemable	6,280,431	5,228,568

TOTAL MEMBERS' EQUITY	19,031,961	15,723,382

TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,609,181	$26,458,250

The accompanying notes are an integral part of these consolidated financial statements.

Medical Developers, LLC

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in US Dollars)

	December 31,
	2009	2008
Revenue	$39,605,220	$35,524,918

Expenses
Salaries and benefits	10,438,897	6,924,139
Medical fees	3,994,384	3,414,332
Laboratories services	1,701,201	2,212,335
Medical supplies	1,531,881	1,312,719
Other operating expenses	2,961,173	3,286,891
Administration expenses	3,779,712	2,873,240
Marketing expenses	1,995,824	2,226,711
Facility rent expense	887,689	840,273
Depreciation	667,259	646,687
Provision for doubtful accounts	152,234	534,814
Interest expense, net	215,937	228,769
Equity in earnings in affiliates	(1,150)	(5,633)
Other income and expenses, net	(362,354)	(435,852)

Total expenses	27,962,687	24,059,425

Income before income tax	11,642,533	11,465,493
Income tax	3,890,765	3,653,079

NET INCOME	7,751,768	7,812,414
Net income attributable to noncontrolling interest	3,288,209	3,249,268

NET INCOME ATTRIBUTABLE TO MEDICAL DEVELOPERS, LLC	4,463,559	4,563,146

Other comprehensive loss
Foreign currency translation loss	735,588	568,171

Comprehensive income	$3,727,971	$3,994,975

The accompanying notes are an integral part of these consolidated financial statements.

Medical Developers, LLC

Consolidated Statements of Members' Equity and Comprehensive Income (Loss)

(in US Dollars)

	Members Equity
	Lisdey	Radiation Therapy Services	Retained earnings (losses)	Other Comprehensive Income	Noncontrolling Interest	Total Members' Equity
Balances as of December 31, 2007	6,686,975	—	581,025	(218,330)	3,828,976	10,878,646
Capital contributions	1,179,845	—	—	—	—	1,179,845
Acquisition of entities under common control	(1,306,871)	—	—	—	293,550	(1,013,321)
Equity contributions in joint ventures	—	—	—	—	35,227	35,227
Foreign currency translation	—	—	—	(568,171)	(276,285)	(844,456)
Dividends to noncontrolling.	—	—	—	—	(1,902,168)	(1,902,168)
Earn out—dividends to sellers	—	—	(422,805)	—	—	(422,805)
Net income	—	—	4,563,146	—	3,249,268	7,812,414

Balances as of December 31, 2008	6,559,949	—	4,721,366	(786,501)	5,228,568	15,723,382
(Sale) / Purchase of equity members	(2,164,783)	2,164,783	—	—	—	—
Equity contributions in joint ventures	696,677	343,140	—	—	757,808	1,797,625
Foreign currency translation	—	—	—	(735,588)	(313,278)	(1,048,866)
Dividends to noncontrolling	—	—	—	—	(2,680,876)	(2,680,876)
Dividends paid	—	—	(910,750)	—	—	(910,750)
Earn out—dividends to sellers	—	—	(1,600,322)	—	—	(1,600,322)
Net income	—	—	4,463,559	—	3,288,209	7,751,768

Balances as of December 31, 2009	5,091,843	2,507,923	6,673,853	(1,522,089)	6,280,431	19,031,961

The accompanying notes are an integral part of these consolidated financial statements.

 Medical Developers, LLC

Consolidated Statements of Cash Flows (in US Dollars)

	December 31,
	2009	2008
Cash flows from operating activities
Net income	$7,751,768	$7,812,414
Adjustments to reconcile net income to net cash provided by operating activities:
Income tax	(387,023)	(87,198)
Depreciation	667,259	646,687
Gain on sale of fixed assets	(159,865)	—
Provision for doubtful accounts	152,234	534,814
Contingencies	(166,801)	(18,150)
Equity in earnings of subsidiaries	(1,150)	(5,633)
Exchange gain/losses	172,027	92,564
Changes in assets and liabilities
Accounts receivable	(3,459,349)	(4,295,975)
Prepaid expenses	42,232	(108,477)
Other receivables	(324,922)	(277,240)
Due from related parties	(1,506,451)	(1,277,728)
Other assets	(81,442)	82,528
Accounts payable	564,612	490,745
Taxes payable	37,409	297,701
Payroll and social security charges	581,386	562,480
Due to related parties	790,924	(401,918)
Other payables	(320,122)	72,430

Net cash provided by operating activities	4,352,726	4,120,044

Cash flows from investing activities
Purchases of property and equipment	(2,026,226)	(3,312,076)
Proceeds from sale of equipment	283,079	—
Restricted cash	(12,231)	(121,600)
Proceeds from sale of equity radiation centers	—	823,063
Purchase of joint venture interest	—	(2,098,671)

Net cash used in investing activities	(1,755,378)	(4,709,284)

Cash flows from financing activities
Loan payments	(596,877)	(246,705)
Proceeds from loans	451,112	654,376
Cash distributions to noncontrolling interest	(1,094,633)	(1,532,395)
Earn out—dividends to sellers	(1,347,568)	(371,871)
Dividends	(370,480)	—
Proceeds from member contribution	684,875	374,000

Net cash used in financing activities	(2,273,571)	(1,122,595)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(74,912)	(66,030)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$248,865	$(1,777,865)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	3,485,032	5,262,897

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$3,733,897	$3,485,032

SUPPLEMENTAL CASH FLOW INFORMATION
Interest	215,000	30,700
Taxes	784,000	665,000

	999,000	695,700

Non cash investing and financing
Distribution and reinvested funds	540,270	—
Unpaid dividends	1,838,997	420,707
Capital contributions	120,970	805,845
Equity contributions in joint ventures	1,039,817	—

The accompanying notes are an integral part of these consolidated financial statements

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008

(in US Dollars)

1. Organization and Basis of Presentation

Organization

        Medical Developers, LLC, a Florida limited liability company, is the majority owner and manages 25 radiation therapy treatment centers through 15 legal entities in South America, Central America, and the Caribbean (collectively the "Company") as follows:

Legal entity	Radiation therapy center	Location
VDT Centro Médico S.A.	VDT Centro Médico	Argentina
	Centro de Radioterapia Hospital Militar	Argentina
	Centro de Radioterapia Hospital Israelita	Argentina
	Centro de Radioterapia Hospital Austral	Argentina
	Centro Médico Avellaneda	Argentina
	VIDT Centro Médico Tucumán	Argentina
	Centro de Estudio y Tratamiento Oncológico	Argentina
Ceditrin Centro de Diagnóstico y Tratamiento Integral S.A.	Ceditrin Hospital Español	Argentina
CITO Centro de Interconsulta y Tratamiento Oncológico S.A.	CITO Terapia Radiante	Argentina
Instituto Médico Dean Funes S.A.	Centro Médico Dean Funes	Argentina
	Centro La Plata	Argentina
Centro de Oncología y Radioterapia de Mar del Plata S.A.	Centro Médico Guido Centro Médico Tandil	Argentina Argentina
	Centro Médico San Luis	Argentina
Centro de Radioterapia Siglo XXI S.A.	Centro de Radioterapia del Hospital Alemán	Argentina
Centro de Radiaciones de la Costa S.A.	Centro de Radioterapia Hospital Privado de la Comunidad	Argentina
Instituto Privado de Radioterapia Cuyo S.A.	Instituto Privado de Radioterapia Cuyo	Argentina
Centro de Radioterapia San Juan S.A.	Centro de Radioterapia San Juan	Argentina
Instituto de Radiaciones Salta S.A.	Instituto de Radiaciones Salta	Argentina
Centro Médico de Radioterapia Irazú S.A.	Centro Médico Irazú I and II	Costa Rica
Clinica de Radioterapia de Occidente S.A. de C.V.	Clinica de Radioterapia de Occidente	Mexico
Centro de Radioterapia y Oncología Integral, S.A. (Radonic)	Radonic, Centro de Radioterapia Integral	Dominican Rep
Centro de Radioterapia del Cibao S.A.	Centro de Radioterapia del Cibao	Dominican Rep
Servicios y Soluciones Médicas S.A.	Clínica Salvadoreña de Radioterapia	El Salvador

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

1. Organization and Basis of Presentation (Continued)

        The Company operates radiation therapy centers that provide diagnostic imaging, and radiotherapy treatment. The Company's radiation treatment services include external beam therapies, such as conformal beam treatment, intensity modulated radiation therapy, 3-D conformal treatment planning and 2-D.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries controlled by the Company through the Company's direct or indirect ownership of a majority interest. Intercompany balances and transactions have been eliminated.

Variable Interest Entities

        The Company has evaluated certain radiation oncology practices in order to determine if they are variable interest entities (VIE). For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entities' equity investments at risk to absorb losses, (2) that, as a group, the holders of the entity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities' significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entities' activities do not involve or are not conducted on behalf of an investor that has not disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. ASC 810, Consolidation? requires a company to consolidate VIEs if the Company is the primary beneficiary of the activities of those entities. The Company has evaluated and has determined that there are no other entities required to be consolidated in the financial statements.

Foreign currency translation

        The accompanying consolidated financial statements expressed in U.S. dollars were obtained by translating the local currency financial statements, which generally are also the functional currencies for financial reporting purposes, in accordance with ASC 830 "Foreign Currency Matters". Assets and liabilities are translated at current exchange rates, while income and expense are translated at average rates for the period. The resulting foreign currency translation adjustment are recorded as a separate component of accumulated other comprehensive loss in the Members' equity. Foreign exchange gains and losses are included in the determination of income for the relevant periods.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. There is a reasonable possibility that actual results may vary significantly from those estimates.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

2. Summary of Significant Accounting Policies (Continued)

Market Risk

        The Company currently operates in countries through South America, Central America, and the Caribbean, principally in Argentina. The Company's financial performance may be affected by inflation, exchange rates and regulations, price controls, interest rates, changes in governmental economic policy, taxation and political, economic or other developments in or affecting the Latin American countries in which the Company operates. The majority of the Company's assets are either non-monetary or denominated in local currency. However, regardless of the foreign currency exposure, in the event of a significant devaluation of the currency of the countries in which the Company operates, or a hyperinflationary scenario in these countries, the Company may be exposed to significant economic losses, resulting from an extremely depressed level of the local economies that may increase the credit risk related to accounts receivable, and may result in the impairment of non-monetary assets. The Company does not enter into derivative transactions to hedge against these potential risks.

Net Patient Service Revenue

        Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. The Company also has agreements with managed care organizations to provide services based on negotiated fee schedules. Accordingly, the revenues reported in the Company's consolidated financial statements are recorded at the amount that is expected to be received. Net patient service revenue is recognized as services are provided. Revenues by geographical segment as of December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Services rendered in:
Argentina	29,253,023	25,743,100
Mexico	1,294,153	890,082
Dominican Republic	6,337,470	5,735,782
Costa Rica	2,720,574	3,155,954

	$39,605,220	$35,524,918

        Revenues exceeding 10% attributable to any one customer amounted to approximately $4,585,000 or 12% (representing one customer) for the year ended December 31, 2009.

Noncontrolling interest—nonredeemable

        The Company currently maintains equity interests in treatment center facilities with ownership interest of 57%. Since the Company controls more than 50% of the voting interest in these facilities, the Company consolidates the treatment centers. The noncontrolling interest represents the equity interest of outside investors in the equity and results of operations of the consolidated entities.

        On January 1, 2009 the Company adopted changes issued by the FASB to noncontrolling interests in consolidated financial statements. These changes require, among other items, that a noncontrolling interest be included within equity separate from the Members' equity, consolidated net income be

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

2. Summary of Significant Accounting Policies (Continued)

reported at amounts inclusive of both the Members' and noncontrolling interest's shares; and separately, the amounts of consolidated net income attributable to the Members' and noncontrolling interest all be reported on the consolidated statements of operations. The adoption of the changes has been applied retrospectively for all the periods presented.

Cash and Cash Equivalents

        Cash and cash equivalents include cash in banks and time deposits with original maturity of three months or less.

Restricted cash

        Restricted cash consist of deposits required as a guarantee of long term debt.

Bank Overdrafts

        The Company has approximately $82,000 and $ 397,000 of bank overdrafts included within loan balance at December 31, 2009 and 2008, respectively. The changes in these bank overdrafts are included as a component of cash flows from financing activity in our consolidated statements of cash flows.

Accounts Receivable and allowance for doubtful accounts

        Accounts receivable in the accompanying consolidated balance sheets are reported net of estimated allowances for doubtful accounts. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Management does not believe that there are any other significant concentrations of revenues from any particular payer that would subject the Company to any significant credit risk in the collection of its accounts receivable.

        The amounts of the provision for doubtful accounts is based upon management's assessment of historical and expected net collections, business and economic conditions and other collection indicators. Accounts receivable are written off after collection efforts have been followed in accordance with the Company's policies.

        A summary of the activity in the allowance for doubtful accounts is as follows:

	December 31,
	2009	2008
Balance at the beginning of the year	1,459,091	1,434,515
Additions charged to the provision for doubtful accounts	152,234	534,814
Foreign currency translation	(45,742)	(510,238)

Balance at the end of the year	$1,565,583	$1,459,091

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are recorded at historical cost less accumulated depreciation and are depreciated over their estimated useful lives utilizing the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Expenditures for repairs and maintenance are charged to operating expenses as incurred, while equipment replacement and betterments are capitalized.

        Major asset classifications and useful lives are as follows:

Buildings and leasehold improvements	10 – 50 years
Medical equipment	10 years
Computer equipment	3 years
Furniture, office supplies and fixtures	10 years
Automobiles and vans	5 years

        The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows, in accordance with ASC 360, Property, Plant and Equipment. The Company's estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable for a market.

Recent pronouncements

        On January 1, 2008 the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes, ("FIN No. 48"), which is codified primarily in FASB Accounting Standards CodificationTM ("ASC"). Income tax ASC 740 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. We have elected to continue to report interest and penalties as income tax expense. The adoption of this pronouncement had no effect on the Company's equity.

        On January 1, 2009 the Company adopted changes issued by the FASB to the authoritative hierarchy of GAAP. These changes establish the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the ASC. These changes and the ASC itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our consolidated financial statements.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

2. Summary of Significant Accounting Policies (Continued)

        On January 1, 2009 the Company adopted ASC 810 Consolidation, regarding non-controlling interests in consolidated financial statements. These changes require, among other items, that a non-controlling interest be included within equity separate from the parent's equity; consolidated net income be reported at amounts inclusive of both the parent's and non-controlling interest's shares; and, separately, the amounts of consolidated net income attributable to the parent and non-controlling interest all be reported on the consolidated statements of operations. The adoption of the changes has been applied retrospectively for all periods presented.

        Effective January 1, 2009 the Company adopted ASC 805, Business Combinations, related to accounting for business combinations. These changes retain the purchase method of accounting for acquisitions, but require a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, these changes provide guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.

Goodwill

        Goodwill arising in a business combination is recognized as an asset as of the date that control is acquired (the acquisition date). Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquire and the fair value of the acquirer's previously held equity interest (if any) in the entity over net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. Goodwill is not amortized but is reviewed annually for impairment. No goodwill impairment loss was recognized for the years ended December 31, 2009 and 2008.

        A summary of the activity is as follows:

	December 31,
	2009	2008
Balance at the beginning of the year	6,530,507	5,458,309
Earn out—dividends to sellers	—	2,098,671
Foreign currency translation	(329,502)	(203,410)
Sale of interest in medical centers	—	(823,063)

Balance at the end of the year	$6,201,005	$6,530,507

Comprehensive income (loss)

        Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustment. The Company's other comprehensive income (loss) is composed of the Company's share of foreign currency translation for its equity investment in foreign subsidiaries. The net loss decreased total Members' equity on a consolidated basis by approximately $917,000 and $511,000 for the years ended December 31, 2009 and 2008, respectively.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

        The Company accounts for income taxes under the asset and liability method in accordance with ASC 740 "Income Taxes". This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when the temporary differences are expected to reverse. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income to determine whether a valuation allowance should be established.

Fair Value of Financial Instruments

        The carrying value of the Company's financial instruments, which include cash and cash equivalents, approximate their fair values due to the short-term maturity of these instruments.

        The carrying values of the Company's long-term debt approximates fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

3. Accounts Receivable, Net

        Accounts receivable consist of the following:

	December 31,
	2009	2008
Trade receivables	7,245,539	5,725,786
Unbilled services	4,005,212	3,023,745
Accounts receivable under judicial proceedings	785,445	702,606
Other	840,312	833,788
Allowance for doubtful accounts	(1,565,583)	(1,459,091)

	$11,310,925	$8,825,834

4. Other Receivables—Current

        Other receivables consist of the following:

	December 31,
	2009	2008
Advances to employees	193,421	345,968
Tax credits	330,595	132,410
Other	385,477	115,967

	$909,493	$594,345

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

5. Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2009	2008
Buildings and leasehold improvements	2,647,288	2,390,256
Medical equipment	7,111,512	6,010,920
Computer equipment & software	449,472	306,171
Furniture, office supplies and fixtures	1,218,588	1,108,796
Automobiles and vans	27,443	155,838

Subtotal	11,454,303	9,971,981
Less accumulated depreciation	(5,444,051)	(5,032,272)

Subtotal	6,010,252	4,939,709
Construction in progress	71,819	55,680

	6,082,071	4,995,389

        Depreciation expense for 2009 and 2008 amounted to $667,259 and $646,687, respectively.

6. Investment in unconsolidated affiliates

        The Company's determination of the appropriate consolidation method to follow with respect to investments in affiliates is based on the amount of control it has and the ownership level in the underlying entity. Investments in entities that the Company does not control, but over whose operations the Company has the ability to exercise significant influence, are accounted for under the equity method. VIDT Centro Medico S.A. had an interest of 50% in Centro de Estudios y Tratamientos Oncológicos S.A. ("CETRO") and an interest of 33% in Braquiterapia Buenos Aires S.A., which were accounted for under the equity method, as of December 31, 2009 and 2008.

        At December 31, 2009 and 2008, the Company's investments in the unconsolidated affiliates were approximately $35,000, and $37,000, respectively.

        The condensed financial position and results of operations of the unconsolidated affiliates is as follows:

	December 31,
	2009	2008
Total assets	124,463	113,779

Liabilities	58,971	44,125
Shareholders' equity	65,492	69,654

Total liabilities and shareholders' equity	$124,463	$113,779

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

6. Investment in unconsolidated affiliates (Continued)

	December 31,
	2009	2008
Revenues	430,154	414,523

Expenses	427,855	414,770

Net income (loss)	$2,299	$(247)

        A summary of the changes in the equity investment in the unconsolidated affiliate for the year 2009 is as follows:

Balance at the beginning of the year	36,855
Equity interest in net income of the affiliates	1,150
Foreign currency translation	(3,417)

Balance at the end of the year	$34,588

7. Acquisitions

        On November 2006, the Company acquired 35% interest in Centro de Oncología y Radioterapia de Mar del Plata S.A., 60% interest in Instituto Médico Dean Funes S.A. and VIDT Centro Médico S.A., and 70% interest in Ceditrin Centro de Diagnóstico y Tratamiento Integral S.A. located in Argentina; 45% interest in Clínica de Radioterapia de Occidente S.A. de C.V. located in Mexico; and 45% interest in Clínica de Oncología y Radioterapia Integral S.A. (Radonic) located in Dominican Republic. Those transactions have been accounted for under the consolidation method as the Company acquired the control of such entities.

        On November 15, 2006 the Company acquired a 45% interest in Centro Médico La Esperanza S.A. located in El Salvador for approximately $750,000, and on December 4, 2008 the Company sold its ownership in Centro Médico la Esperanza S.A. for $750,000.

        On December 2008, the Company sold a 3% interest in Instituto Médico Dean Funes S.A., VIDT Centro Médico S.A.; and 13% interest in Ceditrin Centro de Diagnóstico y Tratamiento Integral S.A. and retained 57% ownership on those entities. The consideration amounted to $430,000.

        On December 2008, the Company acquired an additional 12% of Clínica de Radioterapia de Occidente S.A. de C.V. and Clínica de Oncología y Radioterapia Integral S.A. (Radonic).The consideration amounted to $300,000.

        On December 2008, the Company acquired a 57% interest in:

  i)
  Centro de Radioterapia Siglo XXI (a start-up radiation center) located in Argentina. The consideration amounted to approximately $5,000.

  ii)
  CITO Centro de Interconsulta y Tratamientos Oncológicos S.A. located in Argentina. The consideration amounted to approximately $300,000.

  iii)
  Centro de Radiaciones de la Costa S.A. (a start-up radiation center) located in Argentina. The consideration amounted to approximately $3,000.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

7. Acquisitions (Continued)

  iv)
  Instituto Privado de Radioterapia Cuyo S.A. located in Argentina. The consideration amounted to approximately $150,000.

  v)
  Centro de Radioterapia San Juan S.A. (a start-up radiation center) located in Argentina. The consideration amounted to approximately $4,000.

  vi)
  Instituto de Radiaciones Salta S.A. located in Argentina. The consideration amounted to approximately $140,000.

  vii)
  Centro Médico de Radioterapia Irazú S.A. located in Costa Rica. The consideration amounted to approximately $650,000.

  viii)
  Centro de Radioterapia del Cibao S.A. located in Dominican Republic. The consideration amounted to approximately $456,000.

  ix)
  Servicios y Soluciones Médicas S.A. (a start-up radiation center) located in El Salvador. The consideration amounted to approximately $150,000.

        These acquisitions have been accounted for the Company as under common control entities. The excess of the purchase price over the book value of interest acquired is accounted for as a reduction of the Members equity.

8. Income Taxes

        The provision for income tax consists of the following:

	December 31,
	2009	2008
Provision for income tax—Current	$4,277,788	$3,740,277
Deferred tax—temporary differences	(387,023)	(87,198)

Total	3,890,765	3,653,079

        The provision for income tax differs from the amount computed by applying the statutory tax rate to net income (loss) before provision for income tax. The sources and tax effects of the differences are as follows:

	December 31,
	2009	2008
Provision (benefit) for income tax at the statutory rate	3,853,197	3,698,152
Permanent differences	37,568	(45,073)

Total	$3,890,765	3,653,079

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

8. Income Taxes (Continued)

        The significant components of deferred tax assets (liabilities) as of December 31, 2009 and 2008 are the following:

	December 31,
	2009	2008
Deferred tax assets (liabilities), net:
Provisions	346,655	27,349
Loss carryforward	79,393	—
Property and equipment	43,198	67,522
Other, net	4,975	(7,673)

Net deferred income tax asset	$474,221	$87,198

9. Debt and Other Credit Arrangements

Short term debt

        As of December 31, 2009 VIDT Centro Médico S.A. and Centro de Radioterapia Siglo XXI S.A. had credit facility agreements with Banco Credicoop to finance their activities. This facility was initiated to be used for general corporate purposes, which may include working capital requirements, acquisitions, and capital expenditures. The average interest rate is 11%.

	December 31,
	2009	2008
Banco Credicoop	41,339	152,755
Banco Provincia de Buenos Aires	—	36,225

Subtotal	41,339	188,980
Current maturities of long term debt	68,534	20,574
Shareholders	991	—
Related companies	125,490	—
Bank overdrafts	82,356	396,653

Total	$318,710	$606,207

        The changes in the carrying amount of the short term debt for years 2009 and 2008 are as follows:

	December 31,
	2009	2008
Balance at the beginning of the year	188,980	178,825
New loans	118,029	221,743
Payments	(249,598)	(187,571)
Foreign currency translation	(16,072)	(24,017)

Balance at the end of the year	$41,339	$188,980

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

9. Debt and Other Credit Arrangements (Continued)

Long term debt

	December 31,
	2009	2008
Credit facility with various monthly payments plus interest at an average of 9%.	345,710	403,179
Less current portion	(23,807)	(20,574)

Subtotal	321,903	382,605
Related companies at an average rate of 19%	141,637	—

Subtotal	141,637	—

	$463,540	$382,605

        Maturities under the obligation described above are as follows at December 31, 2009:

Amount
Year
2010	318,710
2011	70,698
2012	73,059
2013	75,637
2014	39,699
Thereafter	204,447

10. Taxes Payables

	December 31,
	2009	2008
Income tax	1,467,321	1,082,543
VAT	78,659	44,862
Other	303,693	683,770

	$1,849,673	$1,811,175

11. Commitments and Contingencies

Lease Commitments

        The Company is obligated under various operating leases for office space and medical equipment. Total lease expense incurred under these leases was approximately $888,000 and $622,000 for the years ended December 31, 2009 and 2008, respectively.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

11. Commitments and Contingencies (Continued)

        Future fixed minimum annual lease commitments are as follows at December 31, 2009:

Amount
Year
2010	756,090
2011	758,968
2012	662,197
2013	501,822
2014	407,373
Thereafter	913,681

Concentration of Credit Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist principally of cash at bank and accounts receivable. The Company maintains its cash in bank accounts with highly rated financial institutions. The Company grants credit, without collateral, to its patients, most of whom are local residents. Concentrations of credit risk with respect to accounts receivable relate principally to third-party payers, whose ability to pay for services rendered is dependent on their financial condition.

General

        There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, arising from the ordinary course of business, which seek remedies or damages. Although no assurance can be given with respect to the ultimate outcome of these matters, the Company believes that any liability that may finally be determined should not have a material effect on its consolidated financial position, results of operations or cash flow. Legal costs are expensed as incurred.

Independent contractors

        The subsidiaries of the Company might be involved in lawsuits and other proceedings that claim that the company's contractors should be treated as employees, rather than independent contractors. Adverse determinations in these matters could, among other things, entitle certain of our contractors to the reimbursement of social security and benefits as vacations and thirteen month salary. These contractors have been included in the company's payroll during 2009, and the Company has recorded a contingency reserve which amounts to $1,879,000 as of December 31, 2009.

Other claims

        The Company and its subsidiaries are currently involved in certain other legal proceedings and recorded a provision that amounts to approximately $700,000.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

12. Member's Equity

        Members' equity consisted on the following at:

	December 31,
	2009	2008
Members' equity	7,599,766	6,559,949
Retained earnings	6,673,853	4,721,366
Foreign currency translation adjustment	(1,522,089)	(786,501)

	$12,751,530	10,494,814

Lisdey interest

        On September 17, 2008, Lisdey S.A. (an Uruguayan corporation) acquired one hundred percent membership and profits interest in Medical Developers, LLC.

        In December 2008, other capital contributions by Lisdey S.A. amounted to $1,179,845 as follows:

  1)
  On December 1, 2008, Lisdey S.A. resolved to make capital contributions in the Company as follows:

  i)
  $18,000 as of December 1, 2008; and

  ii)
  The obligation to contribute approximately $806,000 within the following two years, but no later than December 1, 2010. As of December 31, 2008, the above mentioned amount has been included as other receivable.

    The amount pending of being contributed by Lisdey is approximately $121,000 and $806,000 as of December 31, 2009 and 2008.

  2)
  On December, 2008 Lisdey S.A. had a credit of $356,000 to be paid by the company in connection with the acquisition of the interest in Centro de Radioterapia Cibao S.A. The parties reached an agreement, through which, the credit shall be cancelled, as described below:

  i)
  Lisdey S.A. shall contribute the credit as capital contribution to Medical Developers, LLC; and

  ii)
  The fair value of the credit is of $356,000.

Radiation Therapy interest

        On January 1, 2009 33% of Medical Developers, LLC's capital stock was acquired by Radiation Therapy Services International, Inc. ("RTSI" or the "Buyer"), located in the United States from Lisdey S.A.(the "Seller"), with a four-year call option to purchase the remaining 67% in Medical Developers, LLC, which would result in an approximately 80% ownership interest in the underlying radiation oncology practices located in South America, Central America and the Caribbean, at a price based on a multiple of historical earnings before interest, taxes, depreciation and amortization. The Buyer paid the Seller a provisional purchase price, based on the combined EBITDA of the companies for the twelve month period ended on June 30, 2008. The Section 2.2 (c) of the Membership Interest

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

12. Member's Equity (Continued)

Purchase Agreement required the Sellers to prepare a Final Closing Date EBITDA based upon the financial statements as of December 31, 2008.

        On January 29, 2010 the Buyer and the former shareholder's of the Company, signed the Resolution of certain issues under the January 1st, 2009 Membership Interest Purchase Agreement above mentioned, by which the Buyer and the Seller agreed the following: (i) that the provisional purchase price shall be increased by the sum of $1,900,000 which fully resolve adjustments due under Section 2.2(b) of the Agreement; (ii) the seller shall be permitted to withdraw from the Company the sum of $2,122,381 as excess of working capital over and above the Working Capital Target; and (iii)the seller acknowledge that there remains a contingent liability of approximately $1,879,000 for potential Social Security and other tax withholding payments relating to compensation paid to individuals who performed services on behalf of the subsidiaries of the Company prior to the closing date. If the Contingent Liability (or any portion thereof) is assessed against the Company or any of its subsidiaries, the Seller shall be personally responsible for satisfying this liability from his own personal funds and/or through offsets from any moneys due from the Company or its subsidiaries.

        The capital structure after this acquisition is as follows:

Lisdey S.A.	67%
Radiation Therapy Services International, Inc.	33%

100%

Dividends

        On January 15, 2008, Instituto Médico Dean Funes S.A., paid dividends for approximately $430,000. In April, 2008, Instituto Privado de Radioterapia Cuyo S.A. and Instituto de Radiaciones Salta S.A. paid dividends for approximately $440,000. In November, 2008 CITO Centro de Interconsulta y Tratamientos Oncológicos S.A. and Centro Médico de Radioterapia Irazú S.A. paid dividends for approximately $301,000. On October 31, 2008, VIDT Centro Médico S.A., Ceditrin Centro de Diagnóstico y Tratamiento Integral S.A. and Centro de Oncología y Radioterapia de Mar del Plata S.A. paid dividends for approximately $3,250,000. The dividends allocated to noncontrolling interest amounted to $1,902,000 as of December 31, 2008. In accordance with agreements signed between Medical Developers, LLC and Mr. Alejandro Dosoretz and Mr. Bernardo Dosoretz as sellers of Instituto Médico Dean Funes S.A. and VIDT Centro Médico S.A, the dividends entitled to be received by Medical Developers, LLC during the two years following the acquisition would be received by the sellers and were recorded as goodwill for approximately $2,098,000 corresponding to 2008 dividends.

        In 2009, the Shareholders Meeting of VIDT Centro Médico S.A., Instituto Médico Dean Funes S.A., Ceditrin Centro de Diagnóstico y Tratamiento Integral S.A., Centro de Oncología y Radioterapia de Mar del Plata S.A., Instituto Privado de Radioterapia de Cuyo S.A., Instituto de Radiaciones de Salta S.A., CITO Centro de Interconsulta y Tratamiento Oncológico S.A., Centro de Radioterapia y Oncología Integral S.A. (Radonic) and Centro Médico de Radioterapia Irazú S.A. approved dividends for approximately $6,200,000.

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

12. Member's Equity (Continued)

        The dividends allocated to noncontrolling interest amounted to approximately $2,680,000 as of December 31, 2009. The remaining dividends received have been allocated as follows: (i) the amount of approximately $910,000 was received by the Company and approximately $540,000 were contributed in start-up joint ventures; (ii) the amount of approximately $1,600,000 was payable to the sellers based on the corresponding section of the Membership Interest Purchase Agreement by which the sellers shall be permitted to withdraw from the Company the excess of working capital over and above the Working Capital Target. The Company has dividends payable of approximately $1,800,000 included in Due to Related Parties as of December 31, 2009.

Equity contributions in joint ventures

        The Members have contributed capital in start-up joint ventures for approximately $1,039,000 as of December 31, 2009. The Company has included as Due from Related Parties approximately $697,000 due from Lisdey, $343,000 due from Radiation Therapy Services.

        The non-controlling holders have also contributed capital in start-up joint ventures for approximately $758,000 as of December 31, 2009 to maintain their equity interest.

13. Related Party Transactions

        The Company leases certain of its treatment centers and other properties from partnerships, which are majority owned by related parties. The leases are classified in the accompanying financial statements as operating leases pursuant to ASC 840 Leases. These related-party leases have expiration dates through June 2016. The aggregate payments the Company made to the entities owned by these related parties were approximately $171,000 and $152,000, for the year ended December 31, 2009 and 2008, respectively.

        The Company received certain repairs and maintenance of medical equipment from a company which was majority-owned by certain of the Company's shareholders until December 31, 2008. Purchases from this company were approximately $542,000, for the year ended December 31, 2008.

        In Córdoba and Buenos Aires, the Company's subsidiaries rented facilities from a company which is owned by certain of the Company's shareholders. The balances due as of December 31, 2008 were approximately $7,700.

        The company received medical services from two entities which are owned by certain of the Company's shareholders. The amounts due as of December 31, 2008 were approximately $175,000.

        The company purchased medical equipment from a company which is owned by certain of the Company's shareholders. The amounts due as of December 31, 2008 were approximately $119,000.

        The company recorded due to related parties for approximately $1,110,000 due to Mr. Alejandro Dosoretz and Mr. Bernardo Dosoretz, who hold a noncontrolling interest in the Company, for acquisition and capital contributions on subsidiaries; and $750,000 to former shareholders of Clínica de Radioterapia de Occidente S.A. de C.V.

        On December 1, 2008, Lisdey S.A. resolved to make capital contributions in the Company of approximately $806,000 within the following two years, but no later than December 1, 2010. The

Medical Developers, LLC

Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008 (Continued)

(in US Dollars)

13. Related Party Transactions (Continued)

amount pending of being contributed by Lisdey amounted to approximately $121,000 and $806,000 as of December 31, 2009 and 2008, respectively.

        The Members have contributed capital in start-up joint ventures for approximately $1,039,000 as of December 31, 2009. The Company has included as Due from Related Parties approximately $697,000 due from Lisdey and $343,000 due from Radiation Therapy Services.

        The noncontrolling holders have also contributed capital in start-up joint ventures for approximately $758,000 as of December 31, 2009 to maintain their equity interest.

        The Company includes as due from amounts withdrawn by Mr. Alejandro Dosoretz and Mr. Bernardo Dosoretz (the "Owners") for approximately $860,000 and $270,000 as of December 31, 2009 and 2008, respectively. Those amounts will be approved as dividends by the shareholders meeting of the respective legal entities. Per article 2.3 of the Membership Interest Purchase Agreement, signed on January 1, 2009 between Lisdey S.A. (the "Sellers") and RTSI for the sale of 33% equity interest in Medical Developers, LLC, the Seller and Owners shall cause the Companies to maintain Working Capital on hand at January 1, 2009 for an amount of $1.4 million. To the extent that the amount of Working Capital of the Companies on hand as of the Closing date is in excess of the Working Capital Target, Seller shall for a period of 6 months after the Closing Date be permitted to distribute cash from the Companies to reduce the amount of the Working Capital on hand to the Working Capital Target.

        The subsidiaries have approved dividends that remained unpaid as of December 31, 2009. The amounts due include approximately $1,330,000 due to Mr. Alejandro Dosoretz, and $1,000,000 to non-controlling shareholders and are included as Due to Related Parties.

        The Company includes a loan from a related party that amounted to $187,000 as of December 31, 2009, included as short term for $45,000 and long-term for $142,000, respectively.

14. Subsequent Events

        In January 2010, Radiation Therapy Services Holding Inc. finalized the amounts due for its 33% interest in Medical Developers, LLC and paid an additional $1,900,000 based on a multiple of historical earnings before interest, taxes and depreciation and amortization.

        The Company evaluated transactions occurring after December 31, 2009 in accordance with ASC 855, Subsequent Events, through October 30, 2010 which is the date the financial statements were made available for issuance.

Medical Developers, LLC

Condensed consolidated balance sheets

(in US Dollars)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,698,542	$3,733,897
Restricted cash	141,905	133,831
Accounts receivable, less allowances for doubtful accounts of $1,538,108 and $1,565,583 at September 30, 2010 and December 31, 2009, respectively	15,315,281	11,310,925
Prepaid expenses	329,434	217,025
Other receivables	1,197,574	909,493
Due from related parties	2,140,460	3,190,869
Other	—	51,325

Total Current Assets	22,823,196	19,547,365

Non-Current Assets
Investments in unconsolidated affiliates	61,743	34,588
Deferred tax assets	1,035,496	633,746
Other receivables	57,458	16,106
Property and equipment, net	7,162,652	6,082,071
Goodwill	6,201,005	6,201,005
Other	20,497	94,300

Total Non-Current Assets	14,538,851	13,061,816

TOTAL ASSETS	$37,362,047	$32,609,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$2,303,722	$2,025,228
Loans payable and current portion of long-term debt	501,454	318,710
Payroll and social security	1,653,733	1,382,200
Taxes payable	2,045,375	1,849,673
Deferred tax liabilities	—	159,525
Other liabilities	256,303	158,191
Due to related parties	4,181,991	4,634,332
Contingencies	659,551	522,445

Total Current Liabilities	11,602,129	11,050,304

Non-Current Liabilities
Long-term debt, less current portion	938,122	463,540
Taxes payable	—	1,244
Other long-term liabilities	83,454	—
Contingencies	2,012,938	2,062,132

Total Non-Current Liabilities	3,034,514	2,526,916

TOTAL LIABILITIES	14,636,643	13,577,220

MEMBERS' EQUITY
Membership interest	7,712,817	7,599,766
Accumulated other comprehensive income	(1,669,840)	(1,522,089)
Retained earnings	8,909,085	6,673,853

MEMBERS' EQUITY ATTRIBUTABLE TO MEDICAL DEVELOPERS, LLC	14,952,062	12,751,530
Noncontrolling interest—nonredeemable	7,773,342	6,280,431

TOTAL MEMBERS' EQUITY	22,725,404	19,031,961

TOTAL LIABILITIES AND MEMBERS' EQUITY	$37,362,047	$32,609,181

Medical Developers, LLC

Condensed consolidated Statements of Operations and Comprehensive Income (Loss)

(in US Dollars)
(unaudited)

	Nine month ended September 30,
	2010	2009
Revenue	$37,713,180	$29,310,401

Expenses
Salaries and benefits	10,983,121	7,039,726
Medical fees	3,399,486	2,978,220
Laboratories services	1,612,985	1,374,461
Medical supplies	1,373,167	984,689
Other operating expenses	3,010,792	2,438,528
Administration expenses	2,811,479	2,290,020
Marketing expenses	1,300,955	1,653,582
Facility rent expense	787,159	564,219
Depreciation	591,417	447,417
Provision for doubtful accounts	297,205	79,452
Interest expense, net	287,652	247,548
Equity in earnings in affiliates	—	(6,483)
Other income and expenses, net	(347,695)	(850,927)

Total expenses	26,107,723	19,240,452

Income before income tax	11,605,457	10,069,949
Income tax	3,617,517	3,021,447

NET INCOME	7,987,940	7,048,502
Net income attributable to noncontrolling interest	3,446,909	3,052,754

NET INCOME ATTRIBUTABLE TO MEDICAL DEVELOPERS, LLC	4,541,031	3,995,748

Other comprehensive loss
Foreign currency translation—loss	147,751	417,169

Comprehensive income	$4,393,280	$3,578,579

Medical Developers, LLC

Condensed consolidated Statement of Cash Flows

(in U$ Dollars)
(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$7,987,940	$7,048,502
Adjustments to reconcile net income to net cash provided by operating activities:
Income tax	(561,275)	26,748
Depreciation	591,417	447,417
Gain on sale of fixed assets	(6,136)	(159,965)
Provision for doubtful accounts	297,205	79,452
Contingencies	58,901	48,830
Equity in earnings of subsidiaries	—	(6,483)
Exchange gain/losses	99,829	218,274
Changes in assets and liabilities
Accounts receivable	(4,624,886)	(3,604,413)
Prepaid expenses	(112,409)	189,078
Other receivables	(329,433)	(965,647)
Due from related parties	1,103,897	(1,936,652)
Other assets	125,128	5,942
Accounts payable	332,077	1,424,585
Taxes payable	238,710	89,813
Payroll and social security charges	300,405	188,142
Due to related parties	(2,255,516)	(1,646,495)
Other payables	257,963	397,923

Net cash provided by operating activities	3,503,817	1,845,051

Cash flows from investing activities
Purchases of property and equipment	(1,977,181)	(1,037,571)
Proceeds from sale of equipment	198,921	259,238
Restricted cash	(8,074)	—

Net cash used in investing activities	(1,786,334)	(778,333)

Cash flows from financing activities
Loan payments	(181,162)	(300,408)
Proceeds from loans	892,515	537,192
Cash distributions to noncontrolling interest	(1,437,952)	(700,008)
Dividends	(986,637)	(452,365)
Proceeds from member contribution	—	684,875

Net cash used in financing activities	(1,713,236)	(230,714)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(39,602)	(69,508)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(35,355)	$766,496
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	3,733,897	3,485,032

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$3,698,542	$4,251,528

Non cash investing and financing
Distribution and reinvested funds	1,319,432	—
Unpaid dividends	473,845	418,401
Capital contributions	120,970	120,970
Equity contributions in joint ventures	113,051	—

Medical Developers, LLC

Notes to Interim Condensed Consolidated Financial Statements

(unaudited)

1. Organization

        Medical Developers LLC, a Florida limited liability company, is the majority owner and manages 25 radiation therapy treatment centers through 15 legal entities in South America, Central America, and the Caribbean (collectively the "Company"). The Company operates radiation therapy centers that provide diagnostic imaging, and radiotherapy treatment. The Company's radiation treatment services include external beam therapies, such as conformal beam treatment, intensity modulated radiation therapy, 3-D conformal treatment planning and 2-D.

2. Basis of presentation

        The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. All adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010.

        The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate.

        The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company's direct or indirect ownership of a majority interest. All intercompany accounts and transactions have been eliminated.

        The Company has evaluated certain of radiation oncology practices in order to determine if they are variable interest entities (VIE). For each of these practices, the Company has evaluated (1) the sufficiency of the fair value of the entities' equity investments at risk to absorb losses, (2) that, as a group, the holders of the entity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities? significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly, and (c) the right to receive the expected residual return of the entity, and (3) substantially all of the entities' activities do not involve or are not conducted on behalf of an investor that has not disproportionately fewer voting rights in terms of its obligation to absorb the expected losses or its right to receive expected residual returns of the entity, or both. ASC 810, Consolidation? requires a company to consolidate VIEs if the Company is the primary beneficiary of the activities of those entities. The Company has evaluated and has determined that there are no other entities required to be consolidated in the financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Company's Annual Report for the year ended December 31, 2009.

New Pronouncements

        In June 2009, the Financial Accounting Standards Board (FASB) issued changes to the accounting for variable interest entities. These changes require an enterprise (i) to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity; (ii) to require ongoing reassessments of whether an enterprise is the primary

Medical Developers, LLC

Notes to Interim Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Basis of presentation (Continued)

beneficiary of a variable interest entity; (iii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; (iv) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance; and (v) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The Company adopted the changes on January 1, 2010, which had no material impact to the presentation of the consolidated financial statements.

        In accordance ASC 810, the Company consolidates certain radiation oncology practices. The noncontrolling interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of these consolidated entities.

        In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" (ASU 2010-06), which amends "Fair Value Measurements and Disclosures" (ASC 820) to clarify certain existing disclosure requirements and to require a number of additional disclosures, including amounts and reasons for significant transfers between the three levels of the fair value hierarchy, and presentation of certain information in the reconciliation of recurring Level 3 measurements on a gross basis. ASU 2010-06 was effective for the Company on January 1, 2010, with certain disclosures effective for periods beginning January 1, 2011. The initial adoption of ASU 2010-06 did not have an impact on the Company's financial position or results of operations.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses" (ASU 2010-20). ASU 2010-20 intends to enhance a financial statement user's ability to evaluate the entity's credit risk exposures and adequacy of its allowance for credit losses by requiring additional disclosure about the nature of credit risk inherent in the portfolio of receivables, factors and methodologies used in estimating the allowance for credit losses and activity that occurs during a period for both finance receivables and allowance for credit losses. The scope of ASU 2010-20 is limited to financing receivables, excluding short-term trade accounts receivable and receivables measured at fair value or lower of cost or fair value. The guidance provides definitions of a finance receivable, portfolio segment, class of finance receivable, and credit quality indicator. ASU 2010-20 also makes significant changes to the disclosure requirements, including further disaggregation of the information presented based on portfolio segment or class of finance receivable. ASU 2010-20 is effective for the Company on January 1, 2011. The initial adoption of ASU 2010-20 will result in additional disclosures in the notes to the financial statements but will not have an impact on the Company's financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-23, "Health Care Entities (Topic 954): Measuring Charity Care for Disclosure" (ASU 2010-23), which amends ASC 954 to require that cost be used as the measurement basis for charity care disclosure purposes and that cost be identified as the direct and indirect costs of providing the charity care. ASU 2010-23 is effective for the Company on January 1, 2011. The initial adoption of ASU 2010-23 will result in additional disclosures in the notes to the

Medical Developers, LLC

Notes to Interim Condensed Consolidated Financial Statements (Continued)

(unaudited)

2. Basis of presentation (Continued)

financial statements but will not have an impact on the Company's financial position or results of operations.

        In August 2010, the FASB issued ASU 2010-24, "Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries" (ASU 2010-24), which amends ASC 954 to clarify that a health care entity cannot net insurance recoveries against a related claim liability. Additionally, ASU 2010-24 notes the amount of the claim liability should be determined without consideration of insurance recoveries. ASU 2010-24 is effective for the Company on January 1, 2011. The Company is currently assessing the impact of this guidance on its financial statements.

3. Comprehensive income (loss)

        Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustment. The Company's other comprehensive income (loss) is composed of the Company's share of foreign currency translation for its equity investment in foreign subsidiaries. The impact of the unrealized net gains was an increase of approximately $1,670,000 and $1,204,000 to total equity for the nine months ended September 30, 2010 and 2009, respectively.

4. Reconciliation of total equity

        The condensed consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Noncontrolling interests-non-redeemable principally represent minority shareholders' proportionate share of the equity of certain consolidated majority owned entities of the Company.

        The following table presents changes in total equity for the respective periods:

	Members' interest	Retained Earnings (losses)	Other comprehensive income (loss)	Noncontrolling interests	Total
Balance, December 31, 2008	$6,559,949	$4,721,366	$(786,501)	$5,228,568	$15,723,382
Net income	—	3,995,748	—	3,052,754	7,048,502
Foreign currency translation	—	—	(417,169)	(321,536)	(738,705)
Equity contribution in joint venture				38,949	38,949
Dividends to noncontrolling	—	—	—	(1,118,411)	(1,118,411)
Dividends to sellers	—	(452,365)	—		(452,365)

Balance, September 30, 2009	$6,559,949	$8,264,749	$(1,203,670)	$6,880,324	$20,501,352

Balance, December 31, 2009	$7,599,766	$6,673,853	$(1,522,089)	$6,280,431	$19,031,961
Net income	—	4,541,031	—	3,446,909	7,987,940
Foreign currency translation	—	—	(147,751)	(127,486)	(275,237)
Equity contribution in joint venture	113,051	—	—	85,284	198,335
Dividends to noncontrolling	—	—	—	(1,911,796)	(1,911,796)
Dividends	—	(2,305,799)	—	—	(2,305,799)

Balance, September 30, 2010	$7,712,817	$8,909,085	$(1,669,840)	$7,773,342	$22,725,404

Medical Developers, LLC

Notes to Interim Condensed Consolidated Financial Statements (Continued)

(unaudited)

5. Income tax accounting

        The Company provides for federal income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

        ASC 740, "Income Taxes" (ASC 740), clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.. This pronouncement had no effect on the Company's equity.

        The Company is subject to taxation in Argentina, Mexico, Dominican Republic, Costa Rica and El Salvador. However, the principal jurisdictions for which the Company is subject to tax is Argentina.

        The Company's future effective tax rates could be affected by changes in the relative mix of taxable income and taxable loss jurisdictions, changes in the valuation of deferred tax assets or liabilities, or changes in tax laws or interpretations thereof. The Company monitors the assumptions used in estimating the annual effective tax rate and makes adjustments, if required, throughout the year. If actual results differ from the assumptions used in estimating the Company's annual effective tax rates, future income tax expense (benefit) could be materially affected.

6. Long-term debt

        The Company's long-term debt consists of the following:

	September 30, 2010	December 31, 2009
	(unaudited)
Credit facility with various monthly payments plus interest at an average of 9%.	353,373	345,710
Less current portion	(31,355)	(23,807)

Subtotal	322,018	321,903
Related parties	616,104	141,637

Subtotal	103,735	141,637

	$938,122	$463,540

Medical Developers, LLC

Notes to Interim Condensed Consolidated Financial Statements (Continued)

(unaudited)

7. Legal proceedings

        There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, arising from the ordinary course of business, which seek remedies or damages. Although no assurance can be given with respect to the ultimate outcome of these matters, the Company believes that any liability that may finally be determined should not have a material effect on its consolidated financial position, results of operations or cash flow. Legal costs are expensed as incurred.

Independent contractors

        The subsidiaries of the Company might be involved in lawsuits and other proceedings that claim that the company's contractors should be treated as employees, rather than independent contractors. Adverse determinations in these matters could, among other things, entitle certain of our contractors to the reimbursement of social security and benefits as vacations and thirteen month salary. These contractors have been included in the company's payroll during 2009, and the Company has recorded a contingency reserve which amounts to $1,879,000 as of September 30, 2010.

Other claims

        The Company and its subsidiaries are currently involved in certain other legal proceedings and recorded a provision that amounts to approximately $793,000.

8. Subsequent events

        No events have transpired that would impact the financial statements as of September 30, 2010. The Company performed its review through November 9, 2010.

$310,000,000

Radiation Therapy Services, Inc.

Exchange Offer for 9 7/8% Senior Subordinated Notes due 2017

PROSPECTUS

                    , 2010

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until                        , all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Florida

        Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., Devoto Construction of Southwest Florida, Inc., Radiation Therapy Services International, Inc., 21st Century Oncology Management Services, Inc., Jacksonville Radiation Therapy Services, Inc., Radiation Therapy School for Radiation Therapy Technology, Inc., Derm-Rad Investment Company, LLC, Financial Services of Southwest Florida, LLC and 21st Century Oncology, LLC are incorporated under the laws of the State of Florida.

        Section 607.0831 of the Florida Business Corporation Act ("FBCA") limits the liability of directors of Florida corporations. Section 607.0831 provides that a director is not personally liable for monetary damages to the corporation or any other person unless the director breached or failed to perform his or her duties as a director and the director's breach of, or failure to perform, those duties constituted:

  •
  a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful, or had no reasonable cause to believe his or her conduct was unlawful;

  •
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  •
  a circumstance under which the liability provisions of Florida law for unlawful distributions are applicable;

  •
  in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

  •
  in a proceeding by or in the right of someone other than the corporation or by or in the right of a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        Section 607.0850 of the FBCA empowers a Florida corporation, subject to certain limitations, to indemnify its directors, officers and employees against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

        Section 608.4229 of the Florida Limited Liability Company Act provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the LLC in a proceeding by or in the right of the LLC to procure a judgment in its favor or in a proceeding by or in the right of a member.

        The bylaws of Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Articles of Incorporation of Jacksonville Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of Financial Services of South west Florida, LLC provides for the indemnification of the member and officers for losses incurred in such person's capacity as member r officer.

        The operating agreement of 21st Century Oncology, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation of 21st Century Oncology Management Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of Derm-Rad Investment Company, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Certificate of Incorporation and by-laws of Radiation Therapy Services International, Inc. are silent as to indemnification.

        The Articles of Incorporation of Devoto Construction of Southwest Florida, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        The Articles of Incorporation and by-laws of 21st Century Oncology of Jacksonville, Inc. are silent as to indemnification.

Delaware

        Radiation Therapy Services Holdings, Inc. is incorporated under the laws of the State of Delaware.

        Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

        The Certificate of Incorporation of Radiation Therapy Services Holdings, Inc. provides for the indemnification of officers and directors to the fullest extent permitted by Delaware law.

Alabama

        21st Century Oncology of Alabama, LLC is incorporated under the laws of the State of Alabama.

        Section 10-12-24(n) of the Code of Alabama allows limited liability companies to indemnify a member, manager, or employee, or former member, manager, or employee of the limited liability company against expenses actually and reasonably incurred in connection with the defense of an action, suit, or proceeding, civil or criminal, in which the member, manager, or employee is made a party by reason of being or having been a member, manager, or employee of the limited liability company, except in relation to matters as to which the member, manager, or employee is determined in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty; to make any other indemnification that is authorized by the articles of organization, the operating agreement, or by a resolution adopted by the members after notice (unless notice is waived); to purchase and maintain insurance on behalf of any person who is or was a member, manager, or employee of the limited liability company against any liability asserted against and incurred by the member, manager, or employee in any capacity or arising out of the member's, manager's, or employee's status as such, whether or not the limited liability company would have the power to indemnify the member, manager, or employee against that liability under the provisions of this section.

        The Limited Liability Company Agreement of 21st Century Oncology of Alabama, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

Arizona

        Arizona Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Arizona.

        Section 10-851 of the Arizona Revised Statutes permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following conditions exist: (a) the individual's conduct was in good faith; (b) the individual reasonably believed in the case of conduct in an official capacity with the corporation, that the conduct was in its best interests and in all other cases, that the conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful. Section 10-851 of the Arizona Revised Statutes permits a corporation to indemnify an individual made a party to a proceeding because the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2 of the Arizona Revised Statutes. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section. Under Arizona Revised Statutes, a corporation may not indemnify a director under this section either: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        The Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

California

        California Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of California.

        Section 317 of the General Corporation Law of the State of California provides as follows:

        A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney's fees, actually and reasonably incurred by the agent in connection therewith.

        Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

        The Articles of Incorporation and bylaws of California Radiation Therapy Management Services, Inc. are silent as to indemnification.

Kentucky

        21st Century Oncology of Kentucky, LLC is incorporated under the laws of the State of Kentucky.

        Section 275.180 of the Kentucky Limited Liability Company Act permits a limited liability company to indemnify a member or manager of the company under certain circumstances and subject to certain limitations. Section 274.170(1) of the Kentucky Limited Liability Company Act provides that, unless otherwise provided in a written operating agreement, a member or manager shall not be liable, responsible or accountable in damages or otherwise to a limited liability company for any action taken or failure to act on behalf of the limited liability company unless the act or omission constitutes wanton or reckless misconduct. The Articles of Organization and operating agreement of 21st Century Oncology of Kentucky, LLC are silent as to indemnification.

Maryland

        Berlin Radiation Therapy Treatment Center, LLC, 21st Century Oncology of Prince Georges County, Maryland, LLC, 21st Century Oncology of Harford County Maryland, LLC and Maryland Radiation Therapy Management Services, LLC are incorporated under the laws of the State of Maryland.

        Section 4A-203 of the Maryland Limited Liability Company Act provides that unless otherwise provided by law or its articles of organization, a limited liability company has the general powers, whether or not set forth in its articles of organization, to indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement.

        The operating agreement of Berlin Radiation Therapy Treatment Center, LLC provides for the indemnification of officers and directors to the fullest extent permitted by law.

        The operating agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC provides for the indemnification of any officer, manager or member except where such claim arises from such officer, manager or member's bad faith or where such action resulted in personal financial profit or gain for such person.

        The Articles of Organization and operating agreement of 21st Century Oncology of Harford County Maryland, LLC are silent as to indemnification.

        The operating agreement of Maryland Radiation Therapy Management Services, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

Massachusetts

        New England Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Massachusetts.

        Section 8.51 of the Massachusetts Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he shall not be liable under a provision of the articles of organization authorized by clause (4) of subsection (b) of section 2.02. A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

        The Articles of Organization and by-laws of New England Radiation Therapy Management Services, Inc. are silent as to indemnification.

Michigan

        American Consolidated Technologies, LLC, Phoenix Management Company, LLC and Michigan Radiation Therapy Management Services, Inc. are incorporated under the laws of the State of Michigan.

        Sections 561 through 571 of the Michigan Business Corporation Act ("MBCA") contain provisions governing the indemnification of directors and officers by Michigan corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party of is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonable incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful in on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

        A determination that the person indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a directors, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meeting the standard of conduct, which undertaking need not be secured.

        The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation, bylaws, or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent. Additionally, the MBCA permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions. An amendment to the articles of incorporation of HD Supply Fasteners & Tools, Inc. provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation nor its subsidiaries; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; (4) for any transaction from which the director derived an improper personal benefit; and (5) for any acts or omission occurring before June 27, 1989.

        The Articles of Organization and operating agreement of American Consolidated Technologies are silent as to indemnification.

        The Articles of Incorporation and by-laws of Michigan Radiation Therapy Management Services, Inc. are silent as to indemnification.

        The Articles of Organization and operating agreement of Phoenix Management Company, LLC are silent as to indemnification.

Nevada

        Nevada Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of Nevada.

        Section 78.7502 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (the "NRS"), permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  (k)
  is not liable for a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law; or

  (l)
  acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Section 78.752 of the NRS allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

        No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

        The Articles of Incorporation of Nevada Radiation Therapy Management Services, Inc. provides that the Company may indemnify any officer or director pursuant to Nevada law.

New Jersey

        21st Century Oncology of New Jersey, Inc. is incorporated under the laws of the State of New Jersey.

        Section 14A: 3-5 of the New Jersey Business Corporation Act provides that any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if: (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. Any corporation organized for any purpose under any general or special law of this New Jersey shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        The Certificate of Incorporation and bylaws of 21st Century Oncology of New Jersey, Inc. are silent as to indemnification.

New York

        New York Radiation Therapy Management Services, Inc. is incorporated under the laws of the State of New York.

        Section 722 of the New York Business Corporation Law permits a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        New York Business Corporation Law also provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        The Certificate of Incorporation of New York Radiation Therapy Management Services, Inc. provides for the indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

North Carolina

        North Carolina Radiation Therapy Management Services, LLC and Carolina Radiation and Cancer Treatment Center, Inc. are incorporated under the laws of the State of North Carolina.

        Section 57C-3-32 of the North Carolina Limited Liability Company Act provides that the articles of organization or a written operating agreement may eliminate or limit the personal liability of a manager, director, or executive for monetary damages for breach of any duty as manager, director, or executive and provides for indemnification of a manager, member, director, or executive for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the member, manager, director, or executive is a party because the person is or was a manager, member, director, or executive.

        No provision permitted under this section shall limit, eliminate, or indemnify against the liability of a manager, director, or executive for: (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly in conflict with the interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal benefit, or (iii) acts or omissions occurring prior to the date the provision became effective, except that indemnification may be provided if approved by all the members.

        Section 55-8-51 of the North Carolina Business Corporation Act ("NCBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any proceeding charging improper benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

        Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

        The operating agreement of North Carolina Radiation Therapy Management Services, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation and by-laws of Carolina Radiation and Cancer Treatment Center, Inc. are silent as to indemnification.

Pennsylvania

        21st Century Oncology of Pennsylvania, Inc. and Gettysburg Radiation, LLC are incorporated under the laws of the State of Pennsylvania.

        Section 8945 of the Pennsylvania Limited Liability Company Act provides that a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions or suits by or in the right of the Company, its shareholders or otherwise, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including, without limitation, against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such proceedings unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. Section 3.1 also provides that, if an authorized representative is not entitled to indemnification for a portion of liabilities to which he or she may be subject, the Company will indemnify the person to the maximum extent permitted for the remaining portion of the liabilities.

        The Articles of Incorporation and by-laws of 21st Century Oncology of Pennsylvania, Inc. are silent as to indemnification.

        The Certificate of Organization and operating agreement of Gettysburg Radiation, LLC are silent as to indemnification.

South Carolina

        21st Century Oncology of South Carolina, LLC, Atlantic Urology Clinics, LLC and Carolina Regional Cancer Center, LLC. are incorporated under the laws of the State of South Carolina.

        Under Section 33-44-403 of the South Carolina Limited Liability Company Act, a limited liability company shall reimburse a member or manager for payments made and indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

        The operating agreement of 21st Century Oncology of South Carolina, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The operating agreement of Atlantic Urology Clinics, LLC provides for the indemnification of members, managers and officers against all judgments, payments or other costs and expenses incurred in connection with any action, proceeding, investigation or claim brought by reason of such person's being a member, manager or officer where such person is wholly successful on the merits or otherwise, in defending such an action or a court of competent jurisdiction finds, or in the absence of such finding, the member determines that, such person acted in good faith and in what he reasonably believed to be in the best interests of the company.

        The Articles of Incorporation and by-laws of Carolina Regional Cancer Center, LLC are silent as to indemnification.

West Virginia

        West Virginia Radiation Therapy Services, Inc. is incorporated under the laws of the State of West Virginia.

        The West Virginia Business Corporation Act ("WVBCA") empowers a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding or (y) in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Under the WVBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct; and (2) the director furnishes the corporation a written undertaking to repay the advance if the director is not entitled to mandatory indemnification under the WVBCA and it is ultimately determined that he did not meet the relevant standard of conduct. A corporation may indemnify and advance expenses to an officer of the corporation to the same extent as to a director. A corporation may also purchase and maintain on behalf of a director or officer of the corporation insurance against liabilities incurred in such capacities, whether or not the corporation would have the power to indemnify him against the same liability under the WVBCA.

        The bylaws of West Virginia Radiation Therapy Services, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by law.

        In addition, we maintain, at our expense, policies of insurance which insure their respective directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

        We have also entered into indemnification agreements with certain of our directors and executive officers prior to the Merger. The indemnification agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses (including attorneys' and other professionals' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. The indemnitee shall not be indemnified unless he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company, or for willful misconduct. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements terminate upon the later of five years after the date that the indemnitee ceased to serve as a director and/or executive officer or the date of the final termination of any proceedings subject to the indemnification agreements. The Company agrees not to bring any legal action against the indemnitee or his or her spouse or heirs after two years following the date the indemnitee ceases to be a director and/or executive officer of the Company. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or Bylaws of the Company, or the FBCA. In connection with the Merger, we agreed that we would not alter or impair any existing indemnification provisions then in existence in favor of then current or former directors or officers as provided in the Articles of Incorporation or Bylaws of the Company or as evidenced by indemnification agreements with us.

        Further, in connection with the Closing each of the Company, RT Investments and Parent entered into a Management Agreement with Vestar relating to certain advisory and consulting services, pursuant to which, among other things, RT Investments, Parent and the Company must indemnify Vestar and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the Management Agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar and/or its affiliates.

        Each of our directors and executive officers who is a holder of equity units of RT Investments, including Drs. Dosoretz, Sheridan, Rubenstein, Mantz and Fernandez, Ms. Dornaus, and Mr. Travis is a party to an Amended and Restated Limited Liability Company Agreement with RT Investments governing affairs of RT Investments and the conduct of its business. The Amended and Restated Limited Liability Company Agreement contains, among other things, customary indemnification provisions relating to holders of units and managers and officers of RT Investments relating to threatened, pending or completed actions, suits, or proceedings, whether civil, criminal, administrative or arbitral.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Membership Interest Purchase Agreement, dated January 1, 2009, among Radiation Therapy Services International, Inc., Medical Developers, LLC, Lisdey, S.A., Alejandro Dosoretz and Bernardo Dosoretz, for the purchase of membership interests in Medical Developers, LLC.*
2.2
Stock Purchase Agreement, dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, R. Steven Bass, M.D., Paul Goetowski, M.D. and Todd Williams, M.D. concerning the purchase of all of the outstanding capital stock of Carolina Regional Cancer Center, P.A.
3.1	Amended and Restated Articles of Incorporation of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.).
3.2	Bylaws of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.).
3.3	Certificate of Incorporation of Radiation Therapy Services Holdings, Inc.
3.4	Bylaws of Radiation Therapy Services Holdings, Inc.
3.5	Articles of Organization of 21st Century Oncology of Alabama, LLC.
3.6	Operating Agreement of 21st Century Oncology of Alabama, LLC.
3.7	Articles of Incorporation of California Radiation Therapy Management Services, Inc.
3.8	By-Laws of California Radiation Therapy Management Services, Inc.

Exhibit Number	Description
3.9	Articles of Incorporation of 21st Century Oncology of Jacksonville, Inc.
3.10	By-Laws of 21st Century Oncology of Jacksonville, Inc.
3.11	Articles of Incorporation of Devoto Construction of Southwest Florida, Inc.
3.12	Bylaws of Devoto Construction of Southwest Florida, Inc.
3.13	Certificate of Incorporation of Radiation Therapy Services International, Inc.
3.14	By-Laws of Radiation Therapy Services International, Inc.
3.15	Articles of Incorporation of 21st Century Oncology Management Services, Inc.
3.16	By-Laws of 21st Century Oncology Management Services, Inc.
3.17	Articles of Incorporation of Jacksonville Radiation Therapy Services, Inc.
3.18	Bylaws of Jacksonville Radiation Therapy Services, Inc.
3.19	Articles of Organization of Financial Services of Southwest Florida, LLC.
3.20	Operating Agreement of Financial Services of Southwest Florida, LLC.
3.21	Articles of Organization of 21st Century Oncology, LLC.
3.22	Operating Agreement of 21st Century Oncology, LLC.
3.23	Articles of Organization of 21st Century Oncology of Harford County, Maryland LLC.
3.24	Operating Agreement of 21st Century Oncology of Harford County, Maryland LLC.
3.25	Articles of Organization of Berlin Radiation Therapy Treatment Center, LLC.
3.26	Operating Agreement of Berlin Radiation Therapy Treatment Center, LLC.
3.27	Articles of Organization of 21st Century Oncology of Prince Georges County, Maryland, LLC.
3.28	Operating Agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC.
3.29	Articles of Organization of Maryland Radiation Therapy Management Services, LLC.
3.30	Operating Agreement of Maryland Radiation Therapy Management Services, LLC.
3.31	Articles of Organization and Certificate of Conversion of American Consolidated Technologies, LLC.
3.32	Operating Agreement of American Consolidated Technologies, LLC.
3.33	Articles of Incorporation of Michigan Radiation Therapy Management Services, Inc.
3.34	By-Laws of Michigan Radiation Therapy Management Services, Inc.
3.35	Articles of Incorporation of Nevada Radiation Therapy Management Services, Incorporated.
3.36	Bylaws of Nevada Radiation Therapy Management Services, Inc.
3.37	Certificate of Incorporation of 21st Century Oncology of New Jersey, Inc.
3.38	By-Laws of 21st Century Oncology of New Jersey, Inc.
3.39	Certificate of Incorporation of New York Radiation Therapy Management Services, Inc.
3.40	By-Laws of New York Radiation Therapy Management Services, Inc.

Exhibit Number	Description
3.41	Articles of Organization of North Carolina Radiation Therapy Management Services, LLC.
3.42	Operating Agreement of North Carolina Radiation Therapy Management Services, LLC.
3.43	Articles of Organization of 21st Century Oncology of South Carolina, LLC.
3.44	Operating Agreement of 21st Century Oncology of South Carolina, LLC.
3.45	Articles of Incorporation of West Virginia Radiation Therapy Services, Inc.
3.46	Bylaws of West Virginia Radiation Therapy Services, Inc.
3.47	Articles of Organization of Phoenix Management Company, LLC.
3.48	Operating Agreement of Phoenix Management Company, LLC.
3.49	Articles of Incorporation of Carolina Regional Cancer Center, Inc.
3.50	Amended and Restated By-Laws of Carolina Regional Cancer Center, Inc.
3.51	Articles of Organization of Atlantic Urology Clinics, LLC.
3.52	Amended and Restated Operating Agreement of Atlantic Urology Clinics, LLC.
3.53	Articles of Organization of Derm-Rad Investment Company, LLC.
3.54	Operating Agreement of Derm-Rad Investment, LLC.
3.55	Articles of Incorporation of 21st Century Oncology of Pennsylvania, Inc.
3.56	By-Laws of 21st Century Oncology of Pennsylvania, Inc.
3.57	Certificate of Organization of Gettysburg Radiation, LLC.
3.58	Amended and Restated Operating Agreement of Gettysburg Radiation, LLC.
3.59	Amended and Restated Articles of Incorporation of Carolina Radiation and Cancer Treatment Center, Inc.
3.60	By-Laws of Carolina Radiation and Cancer Treatment Center, Inc.
3.61	Articles of Organization of 21st Century Oncology of Kentucky, LLC.
3.62	Operating Agreement of 21st Century Oncology of Kentucky, LLC.
3.63	Articles of Organization of New England Radiation Therapy Management Services, Inc.
3.64	By-Laws of New England Radiation Therapy Management Services, Inc.
3.65	Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc.
3.66	Bylaws of Radiation Therapy School for Radiation Therapy Technology, Inc.
3.67	Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc.
3.68	Bylaws of Arizona Radiation Therapy Management Services, Inc.
4.1
Registration Rights Agreement, dated April 20, 2010, by and among Radiation Therapy Services, Inc., the guarantors named therein as guarantors, Wells Fargo Securities, LLC, Barclays Capital Inc., Banc of America Securities LLC, Daiwa Capital Markets America, Inc. and Fifth Third Securities, Inc.
4.2	Indenture, dated April 20, 2010, by and among Radiation Therapy Services, Inc., each guarantor named therein as guarantors and Wells Fargo Bank, National Association.

Exhibit Number	Description
4.3	First Supplemental Indenture, dated as of June 24, 2010, by and among Phoenix Management Company, LLC, Carolina Regional Cancer Center, LLC, Atlantic Urology Clinics, LLC, Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association.
4.4
Second Supplemental Indenture, dated as of September 29, 2010, by and Derm-Rad Investment Company, LLC, 21st Century Oncology of Pennsylvania, Inc., Gettysburg Radiation, LLC, Carolina Radiation and Cancer Treatment Center, Inc., 21st Century Oncology of Kentucky, LLC, New England Radiation Therapy Management Services, Inc. and Radiation Therapy School for Radiation Therapy Technology, Inc., Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association.
5.1	Opinion of Kirkland & Ellis LLP.
10.1
Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.2
Amendment No. 1, dated August 15, 2008, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.3
Amendment No. 2, dated April 1, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.4
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Barclays Bank PLC, as Incremental Revolving Lender.
10.5
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Bank of America, N.A., as Incremental Revolving Lender.

Exhibit Number	Description
10.6	Waiver and Amendment No. 3, dated May 3, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.7	Management Agreement, dated February 21, 2008, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., Radiation Therapy Investments, LLC and Vestar Capital Partners, Inc.
10.8	Amended and Restated Securityholders Agreement, dated March 25, 2008, by and among Radiation Therapy Investments, LLC and the other Securityholders party thereto.
10.9	Form of Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units).
10.10	Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), dated February 21, 2008, by and between Radiation Therapy Investments, LLC and Daniel E. Dosoretz.+
10.11	Form of Management Unit Subscription Agreement (Class B Units and Class C Units).
10.12
Purchase and Sale Agreement, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain properties located in Florida, Maryland and Michigan.
10.13
Master Lease, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain facilities located in Florida, Maryland and Michigan.
10.14
Master Lease, dated March 31, 2010, as amended by that certain First Amendment to Master Lease, dated April 15, 2010, among Theriac Rollup, LLC, and its wholly-owned subsidiaries as Landlord and Arizona Radiation Therapy Management Services, Inc., 21st Century Oncology, LLC, 21st Century Oncology Management Services, Inc., 21st Century Oncology of El Segundo, LLC, 21st Century Oncology of Kentucky, LLC, Nevada Radiation Therapy Management Services, Inc., West Virginia Radiation Therapy Services, Inc., 21st Century Oncology of New Jersey, Inc., Central Massachusetts Comprehensive Cancer Center, LLC, Jacksonville Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., California Radiation Therapy Management Services, Inc. and Palms West Radiation Therapy, LLC, collectively as Tenant for certain facilities located in Arizona, California, Florida, Kentucky, Massachusetts, New Jersey, Nevada and West Virginia, as guaranteed by Radiation Therapy Services, Inc.
10.15	Lease, dated December 29, 2009, between Theriac Enterprises of Peoria, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Peoria, Arizona.
10.16	Lease, dated December 29, 2009, between Theriac Enterprises of Gilbert, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Gilbert, Arizona.

Exhibit Number	Description
10.17	Lease, dated December 29, 2009, between Theriac Enterprises of Rancho Mirage, LLC and California Radiation Therapy Management Services, Inc., for premises in Rancho Mirage, California.
10.18	Lease, dated December 29, 2009, between Theriac Enterprises of Bradenton, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lakewood Ranch, Florida.
10.19	Lease, dated December 29, 2009, between Theriac Enterprises of Hammonton, LLC and 21st Century Oncology of New Jersey, Inc., for premises in Hammonton, New Jersey.
10.20	Lease, dated effective December 11, 2008, between Theriac Enterprises of Jacksonville, LLC and 21st Century Oncology of Jacksonville, Inc., for premises in Jacksonville, Florida.
10.21
Lease Agreement, dated November 28, 2008, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Greenbrier West Virginia, LLC and West Virginia Radiation Therapy Services, Inc., for premises in Fairlea, West Virginia.
10.22
Lease Agreement, dated September 16, 2008, as amended by that certain Second Amendment to Lease, effective July 1, 2008, and Third Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Harrington, LLC and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts.
10.23	Ground Lease, dated September 15, 2008, between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts.
10.24
Construction Sublease, dated September 16, 2008, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, for premises in Southbridge, Massachusetts.
10.25	Lease, dated September 16, 2008, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts.
10.26
Blanket Amendment to Leases, dated effective May 5, 2008, amending the: (i) Ground Lease between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, (ii) Construction Sublease, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, (iii) Lease, between Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, and (iv) Lease, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts.
10.27
Lease Agreement, dated August 21, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Scottsdale, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona.
10.28
Lease, dated October 4, 1996, as amended by that certain First Amendment to Lease, dated December 31, 2009, between 445 Partners, LLC and North Carolina Radiation Enterprises, LLC, for premises in Asheville, North Carolina.

Exhibit Number	Description
10.29	Lease Agreement effective July 1, 1987, between Kyle, Sheridan & Thorn Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as successor in interest to Katin, Dosoretz Radiation Therapy Associates, P.A., for premises in Ft. Myers, Florida.
10.30
Lease, dated December 3, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Henderson Radiation Associates and Nevada Radiation Therapy Management Services, Inc., for premises in Henderson, Nevada.
10.31
Lease, dated August 1, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Nevada Radiation Enterprises, LLC and Nevada Radiation Therapy Management Services, Inc., for premises in Las Vegas, Nevada.
10.32
Lease, dated December 31, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Tamarac Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Tamarac, Florida.
10.33
Lease, dated January 1, 2001, as amended by that certain First Amendment to Lease, dated December 3, 2009, between Bonita Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Bonita Springs, Florida.
10.34	Lease Agreement, dated May 21, 2001, between Fort Walton Radiation Associates, LLP and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida.
10.35
Lease Agreement, dated January 18, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Fort Walton Beach Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida.
10.36
Lease Agreement, dated November 17, 2000, as amended by that certain First Amendment to Lease, dated December 31, 2009, between West Palm Radiation Associates, LLC and Palms West Radiation Associates, LLC, for premises in Palm Beach County, Florida.
10.37
Lease, dated May 1, 2002, between Bradenton Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as amended by that certain First Amendment to Lease, dated December 31, 2009, for premises in Bradenton, Florida.
10.38	Lease Agreement, dated October 1, 2002, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Plantation Radiation Associates, for premises in Plantation, Florida.
10.39
Lease Agreement, dated January 21, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Yonkers Radiation Enterprises, LLC and New York Radiation Therapy Management Services, Incorporated, for premises in Yonkers, New York.
10.40
Lease, dated February 1, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Lehigh Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lehigh Acres, Florida.
10.41
Lease, dated November 19, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Destin Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Santa Rosa Beach, Florida.
10.42	Sublease agreement dated October 21, 1999 between Radiation Therapy Services, Inc. and Westchester MRI Specialists, P.C.

Exhibit Number	Description
10.43	Lease, dated June 1, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Arizona Radiation Enterprises, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona.
10.44
Lease, dated January 30, 2003, effective February 20, 2004, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Crestview Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Crestview, Florida.
10.45
Lease, dated October 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc., for premises in Palm Desert, California.
10.46
Lease Agreement, dated February 7, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Littlestown, LLC and 21st Century Oncology of Pennsylvania, Inc., for premises in Littlestown, Pennsylvania.
10.47
Lease Agreement, dated March 12, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Casa Grande, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Casa Grande, Arizona.
10.48
Lease Agreement, dated August 17, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Marco Island Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Naples, Florida.
10.49
Administrative Services Agreement, dated January 1, 1997, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between New York Radiation Therapy Management Services, Incorporated and Yonkers Radiation Medical Practice, P.A.
10.50
Administrative Services Agreement, dated January 1, 2002, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2002, Addendum to Administrative Services Agreement, dated January 1, 2004, Addendum to Administrative Services Agreement, dated January 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2006, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc. and Radiation Therapy Associates of Western North Carolina, P.A.

Exhibit Number	Description
10.51	Administrative Services Agreement, dated January 9, 1998, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, January 1, 2001, Amendment to Administrative Services Agreement, January 1, 2002, Amendment to Administrative Services Agreement, January 1, 2003, Amendment to Administrative Services Agreement, January 1, 2004, Amendment to Administrative Services Agreement, January 1, 2005, Amendment to Administrative Services Agreement, January 1, 2006, and Amendment to Administrative Services Agreement, August 1, 2006, between Nevada Radiation Therapy Management Services, Incorporated and Michael J. Katin, M.D., Prof. Corp.
10.52
Administrative Services Agreement, dated October 31, 1998, as amended by that certain Amendment to Administrative Services Agreement effective April 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between Maryland Radiation Therapy Management Services LLC f/k/a Maryland Radiation Therapy Management Services, Inc. and Katin Radiation Therapy, P.A.
10.53	Professional Services Agreement, dated January 1, 2005, between Berlin Radiation Therapy Treatment Center, LLC and Katin Radiation Therapy, P.A.
10.54	Independent Contractor Agreement, dated October 18, 2005, between Katin Radiation Therapy, P.A. and Ambergris, LLC.
10.55
Administrative Services Agreement, dated August 1, 2003, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 2005, between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation.
10.56
Management Services Agreement, dated May 1, 2006, between 21st Century Oncology of California, a Medical Corporation and California Radiation Therapy Management Services, Inc., as successor by assignment pursuant to that certain Assignment and Assumption Agreement, dated May 1, 2006, between California Radiation Therapy Management Services, Inc. and LHA, Inc., as amended by that certain Addendum to Management Services Agreement, dated August 1, 2006, Second Amendment to Management Services Agreement, dated November 1, 2006, and Third Addendum to Management Services Agreement, dated August 1, 2007, for premises in Palm Desert, Santa Monica and Beverly Hills, California.
10.57
Facilities and Management Services Agreement, dated October 13, 2008, among 21st Century Oncology—CHW, LLC, 21st Century Oncology of California, A Medical Corporation and Redding Radiation Oncologists, P.C.
10.58
Five Party Agreement, dated May 5, 2009, among Central Massachusetts Comprehensive Cancer Center, LLC, Harrington Memorial Hospital, Inc., Theriac Enterprises of Harrington, LLC, Bank of America, N.A., and Alliance Oncology, LLC.
10.59
Management Services Agreement, dated June 1, 2005, as amended by that certain Addendum, dated January 1, 2006, between New England Radiation Therapy Management Services, Inc. and Massachusetts Oncology Services, P.C.
10.60	Professional Services Agreement, dated January 1, 2009, between Radiosurgery Center of Rhode Island, LLC and Massachusetts Oncology Services, P.C.

Exhibit Number	Description
10.61	Radiation Therapy Services Agreement, dated as of January 1, 2010, between South County Radiation Therapy, LLC and Massachusetts Oncology Services, P.C.
10.62	Radiation Therapy Services Agreement, dated as of January 1, 2010 between Southern New England Regional Cancer Center, LLC and Massachusetts Oncology Services, P.C
10.63	Transition Agreement and Stock Pledge, dated 2008, among 21st Century Oncology—CHW, LLC, Redding Radiation Oncologists, P.C. and Michael J. Katin, M.D.
10.64	Transition Agreement and Stock Pledge, dated August 2007, among American Consolidated Technologies, LLC, RADS, PC Oncology Professionals and Michael J. Katin, M.D.
10.65	Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, American Oncologic Associates of Michigan, P.C. and Michael J. Katin, M.D.
10.66	Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, X-Ray Treatment Center, P.C. and Michael J. Katin, M.D.
10.67
Transition Agreement and Stock Pledge, dated June 1, 2005, among New England Radiation Therapy Management Services, Inc., Massachusetts Oncology Services, P.C., Daniel E. Dosoretz, M.D. and Michael J. Katin, M.D.
10.68
Transition Agreement and Stock Pledge, dated September 3, 2003, among California Radiation Therapy Management Services, Inc., 21st Century Oncology of California, A Medical Corporation and Michael J. Katin, M.D.
10.69
Transition Agreement and Stock Pledge, dated August 1, 2002, among North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc., Radiation Therapy Associates of Western North Carolina, P.A. and Michael J. Katin, M.D.
10.70
Healthcare Professional Liability Claims Made and Healthcare General Liability Occurrence Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD to Radiation Therapy Services, Inc.
10.71
Excess Physician Professional Liability Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc.
10.72
Excess Professional Physician and General Liability Insurance Policy, Claims Made and Reported Coverage, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc.
10.73
Physician Professional Liability Insurance Policy, the policy period from October 14, 2009 to October 14, 2010, issued by National Medical Professional Risk Retention Group, Inc. to Radiation Therapy Services, Inc./21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc.
10.74	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Daniel E. Dosoretz.+
10.75	Physician Employment Agreement, dated February 21, 2008, between Daniel E. Dosoretz, M.D. and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc.+
10.76	Executive Employment Agreement, dated effective as of February 8, 2010, between Radiation Therapy Services, Inc. and Kerrin E. Gillespie.+

Exhibit Number	Description
10.77	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and James H. Rubenstein, M.D. +
10.78	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Norton Travis. +
10.79	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Howard Sheridan. +
10.80
Physician Employment Agreement, dated effective as of July 1, 2003, as amended by that certain Amendment to Physician Employment Agreement, dated January 1, 2006, Second Amendment to Physician Employment Agreement, dated October 1, 2006, and Third Amendment to Physician Employment Agreement, dated January 1, 2007, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Constantine A. Mantz, M.D.+
10.81
Physician Employment Agreement, dated effective as of January 1, 2002, as amended by that certain First Amendment to Physician Employment Agreement, dated effective as of July 1, 2002, Second Amendment to Physician Employment Agreement, dated effective as of March 24, 2007, and Third Amendment to Physician Employment Agreement, dated effective as of November 11, 2009, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Eduardo Fernandez, M.D.+
10.82
Physician Employment Agreement, dated February 21, 2008, as amended by that certain Amendment to Physician Employment Agreement, dated February 1, 2010, between James H. Rubenstein, M.D. and 21st Century Oncology, Inc.+
10.83	Physician Sharing Agreement, dated effective as of August 1, 2003, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Radiation Therapy Associates of Western North Carolina, P.A.
10.84	Personal and Services Agreement, dated effective as of December 1, 2004, between Imaging Initiatives, Inc and 21st Century Oncology, Inc.
10.85
Business Operations and Support Agreement, dated July 20, 1999, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C.
10.86
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between American Consolidated Technologies, LLC and RADS, P.C. Oncology Professionals.
10.87
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC, as successor by merger of Pontiac Investment Associates, a Michigan Partnership and American Oncologic Associates of Michigan, P.C.
10.88	Physician Sharing Agreement, dated as of October 1, 2006, between Katin Radiation Therapy, P.A. and 21st Century Oncology of Harford County, Maryland, LLC.
10.89	Radiation Therapy Services Agreement, dated effective as of February 1, 2007, between Roger Williams Radiation Therapy, LLC and Massachusetts Oncology Services, P.C.

Exhibit Number	Description
10.90	Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008.
10.91
Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association),
10.92
Supplement No. 1, dated as of June 6, 2008, between Jacksonville Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association),, to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.93
Supplement No. 2, dated as of April 22, 2010, between Phoenix Management Company, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.94
Supplement No. 3, dated as of June 24, 2010, between Carolina Regional Cancer Center, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.95
Supplement No. 4, dated as of June 24, 2010, between Atlantic Urology Clinics, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.96
Supplement No. 5, dated as of September 30, 2010, between Derm-Rad Investment Company, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.97
Supplement No. 6, dated as of September 30, 2010, between 21st Century Oncology of Pennsylvania, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.98
Supplement No. 7, dated as of September 30, 2010, between Gettysburg Radiation, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.

Exhibit Number	Description
10.99	Supplement No. 8, dated as of September 30, 2010, between Carolina Radiation and Cancer Treatment Center, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.100
Supplement No. 9, dated as of September 30, 2010, between 21st Century Oncology of Kentucky, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.101
Supplement No. 10, dated as of September 30, 2010, between New England Radiation Therapy Management Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.102
Supplement No. 11, dated as of September 30, 2010, between Radiation Therapy School for Radiation Therapy Technology, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.103	Form of Indemnification Agreement (Directors and/or Officers). +
10.104	Amendment No. 1, dated as of November 24, 2010, to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008.
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Registrant.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1)
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).
25.1	Statement of Trustee Eligibility.
99.1	Letter of Transmittal.

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

+
Management contracts and compensatory plans and arrangements.

Item 22.    Undertakings. The undersigned registrants hereby undertake:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)   That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (e)   That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

           (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

          (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

          (iv)  any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

        (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

RADIATION THERAPY SERVICES, INC. (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Director	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Senior Vice President and Chief Financial Officer	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Controller and Chief Accounting Officer	November 24, 2010
/s/ BRYAN J. CAREY Bryan J. Carey	Director	November 24, 2010
/s/ ANIL SHRIVASTAVA Anil Shrivastava	Director	November 24, 2010

Name	Title	Date

/s/ JAMES L. ELROD, JR. James L. Elrod, Jr.	Director	November 24, 2010
/s/ ERIN L. RUSSELL Erin L. Russell	Director	November 24, 2010
/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Director	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF JACKSONVILLE, INC.
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
JACKSONVILLE RADIATION THERAPY SERVICES, INC.
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, INC.
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
CAROLINA RADIATION AND CANCER TREATMENT CENTER, INC.
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
(Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and

Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Director	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Director	November 24, 2010
/s/ HOWARD SHERIDAN, M.D. Howard Sheridan, M.D.	Director	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC. (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	Chairman, President and Chief Executive Officer	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
/s/ RICARDO ANDISCO Ricardo Andisco	Director	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

21ST CENTURY ONCOLOGY OF ALABAMA, LLC.
21ST CENTURY ONCOLOGY, LLC
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
(Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Manager	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010

Name	Title	Date

/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Manager	November 24, 2010
/s/ HOWARD SHERIDAN, M.D. Howard Sheridan, M.D.	Manager	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

BERLIN RADIATION THERAPY TREATMENT CENTER, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
Member:
Maryland Radiation Therapy Management Services, LLC
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

AMERICAN CONSOLIDATED TECHNOLOGIES, LLC PHOENIX MANAGEMENT COMPANY, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
Member:
Michigan Radiation Therapy Management Services, Inc.
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC DERM-RAD INVESTMENT COMPANY, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
Member:
Radiation Therapy Services, Inc.
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Senior Vice President and Chief Financial Officer	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

21ST CENTURY ONCOLOGY OF HARFORD COUNTY MARYLAND, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Director	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Director	November 24, 2010
/s/ HOWARD SHERIDAN, M.D. Howard Sheridan, M.D.	Director	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC CAROLINA REGIONAL CANCER CENTER, LLC ATLANTIC UROLOGY CLINICS, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Manager	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
/s/ MICHAEL J. KATIN Michael J. Katin	Manager	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

GETTYSBURG RADIATION, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Vice President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President and Chief Executive Officer	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Controller	November 24, 2010
Manager:
21ST Century Oncology of Pennsylvania, Inc.
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Vice President	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

21ST CENTURY ONCOLOGY OF KENTUCKY, LLC (Registrant)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Director	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Chief Financial Officer	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Assistant Treasurer	November 24, 2010
/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Director	November 24, 2010
/s/ HOWARD SHERIDAN, M.D. Howard Sheridan, M.D.	Director	November 24, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 24, 2010.

RADIATION THERAPY SERVICES HOLDINGS, INC. (Registrants)
By:	/s/ KERRIN E. GILLESPIE
Name:	Kerrin E. Gillespie
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Kerrin E. Gillespie, Joseph Biscardi and Jeffrey A. Pakrosnis and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DANIEL E. DOSORETZ, M.D. Daniel E. Dosoretz, M.D.	Director	November 24, 2010
/s/ KERRIN E. GILLESPIE Kerrin E. Gillespie	Senior Vice President and Chief Financial Officer	November 24, 2010
/s/ JOSEPH BISCARDI Joseph Biscardi	Controller and Chief Accounting Officer	November 24, 2010
/s/ BRYAN J. CAREY Bryan J. Carey	Director	November 24, 2010

Name	Title	Date

/s/ ANIL SHRIVASTAVA Anil Shrivastava	Director	November 24, 2010
/s/ JAMES L. ELROD, JR. James L. Elrod, Jr.	President and Director	November 24, 2010
/s/ ERIN L. RUSSELL Erin L. Russell	Vice President and Director	November 24, 2010
/s/ JAMES H. RUBENSTEIN, M.D. James H. Rubenstein, M.D.	Director	November 24, 2010

EXHIBIT INDEX

Exhibit Number	Description
2.1	Membership Interest Purchase Agreement, dated January 1, 2009, among Radiation Therapy Services International, Inc., Medical Developers, LLC, Lisdey, S.A., Alejandro Dosoretz and Bernardo Dosoretz, for the purchase of membership interests in Medical Developers, LLC.*
2.2
Stock Purchase Agreement, dated as of April 1, 2010, by and among 21st Century Oncology of South Carolina, LLC, R. Steven Bass, M.D., Paul Goetowski, M.D. and Todd Williams, M.D. concerning the purchase of all of the outstanding capital stock of Carolina Regional Cancer Center, P.A.
3.1	Amended and Restated Articles of Incorporation of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.).
3.2	Bylaws of Radiation Therapy Services, Inc. (as successor to RTS MergerCo, Inc.).
3.3	Certificate of Incorporation of Radiation Therapy Services Holdings, Inc.
3.4	Bylaws of Radiation Therapy Services Holdings, Inc.
3.5	Articles of Organization of 21st Century Oncology of Alabama, LLC.
3.6	Operating Agreement of 21st Century Oncology of Alabama, LLC.
3.7	Articles of Incorporation of California Radiation Therapy Management Services, Inc.
3.8	By-Laws of California Radiation Therapy Management Services, Inc.
3.9	Articles of Incorporation of 21st Century Oncology of Jacksonville, Inc.
3.10	By-Laws of 21st Century Oncology of Jacksonville, Inc.
3.11	Articles of Incorporation of Devoto Construction of Southwest Florida, Inc.
3.12	Bylaws of Devoto Construction of Southwest Florida, Inc.
3.13	Certificate of Incorporation of Radiation Therapy Services International, Inc.
3.14	By-Laws of Radiation Therapy Services International, Inc.
3.15	Articles of Incorporation of 21st Century Oncology Management Services, Inc.
3.16	By-Laws of 21st Century Oncology Management Services, Inc.
3.17	Articles of Incorporation of Jacksonville Radiation Therapy Services, Inc.
3.18	Bylaws of Jacksonville Radiation Therapy Services, Inc.
3.19	Articles of Organization of Financial Services of Southwest Florida, LLC.
3.20	Operating Agreement of Financial Services of Southwest Florida, LLC.
3.21	Articles of Organization of 21st Century Oncology, LLC.
3.22	Operating Agreement of 21st Century Oncology, LLC.
3.23	Articles of Organization of 21st Century Oncology of Harford County, Maryland LLC.
3.24	Operating Agreement of 21st Century Oncology of Harford County, Maryland LLC.
3.25	Articles of Organization of Berlin Radiation Therapy Treatment Center, LLC.
3.26	Operating Agreement of Berlin Radiation Therapy Treatment Center, LLC.
3.27	Articles of Organization of 21st Century Oncology of Prince Georges County, Maryland, LLC.

Exhibit Number	Description
3.28	Operating Agreement of 21st Century Oncology of Prince Georges County, Maryland, LLC.
3.29	Articles of Organization of Maryland Radiation Therapy Management Services, LLC.
3.30	Operating Agreement of Maryland Radiation Therapy Management Services, LLC.
3.31	Articles of Organization and Certificate of Conversion of American Consolidated Technologies, LLC.
3.32	Operating Agreement of American Consolidated Technologies, LLC.
3.33	Articles of Incorporation of Michigan Radiation Therapy Management Services, Inc.
3.34	By-Laws of Michigan Radiation Therapy Management Services, Inc.
3.35	Articles of Incorporation of Nevada Radiation Therapy Management Services, Incorporated.
3.36	Bylaws of Nevada Radiation Therapy Management Services, Inc.
3.37	Certificate of Incorporation of 21st Century Oncology of New Jersey, Inc.
3.38	By-Laws of 21st Century Oncology of New Jersey, Inc.
3.39	Certificate of Incorporation of New York Radiation Therapy Management Services, Inc.
3.40	By-Laws of New York Radiation Therapy Management Services, Inc.
3.41	Articles of Organization of North Carolina Radiation Therapy Management Services, LLC.
3.42	Operating Agreement of North Carolina Radiation Therapy Management Services, LLC.
3.43	Articles of Organization of 21st Century Oncology of South Carolina, LLC.
3.44	Operating Agreement of 21st Century Oncology of South Carolina, LLC.
3.45	Articles of Incorporation of West Virginia Radiation Therapy Services, Inc.
3.46	Bylaws of West Virginia Radiation Therapy Services, Inc.
3.47	Articles of Organization of Phoenix Management Company, LLC.
3.48	Operating Agreement of Phoenix Management Company, LLC.
3.49	Articles of Incorporation of Carolina Regional Cancer Center, Inc.
3.50	Amended and Restated By-Laws of Carolina Regional Cancer Center, Inc.
3.51	Articles of Organization of Atlantic Urology Clinics, LLC.
3.52	Amended and Restated Operating Agreement of Atlantic Urology Clinics, LLC.
3.53	Articles of Organization of Derm-Rad Investment Company, LLC.
3.54	Operating Agreement of Derm-Rad Investment, LLC.
3.55	Articles of Incorporation of 21st Century Oncology of Pennsylvania, Inc.
3.56	By-Laws of 21st Century Oncology of Pennsylvania, Inc.
3.57	Certificate of Organization of Gettysburg Radiation, LLC.
3.58	Amended and Restated Operating Agreement of Gettysburg Radiation, LLC.
3.59	Amended and Restated Articles of Incorporation of Carolina Radiation and Cancer Treatment Center, Inc.
3.60	By-Laws of Carolina Radiation and Cancer Treatment Center, Inc.
3.61	Articles of Organization of 21st Century Oncology of Kentucky, LLC.

Exhibit Number	Description
3.62	Operating Agreement of 21st Century Oncology of Kentucky, LLC.
3.63	Articles of Organization of New England Radiation Therapy Management Services, Inc.
3.64	By-Laws of New England Radiation Therapy Management Services, Inc.
3.65	Articles of Incorporation of Radiation Therapy School for Radiation Therapy Technology, Inc.
3.66	Bylaws of Radiation Therapy School for Radiation Therapy Technology, Inc.
3.67	Articles of Incorporation of Arizona Radiation Therapy Management Services, Inc.
3.68	Bylaws of Arizona Radiation Therapy Management Services, Inc.
4.1
Registration Rights Agreement, dated April 20, 2010, by and among Radiation Therapy Services, Inc., the guarantors named therein as guarantors, Wells Fargo Securities, LLC, Barclays Capital Inc., Banc of America Securities LLC, Daiwa Capital Markets America, Inc. and Fifth Third Securities, Inc.
4.2	Indenture, dated April 20, 2010, by and among Radiation Therapy Services, Inc., each guarantor named therein as guarantors and Wells Fargo Bank, National Association.
4.3
First Supplemental Indenture, dated as of June 24, 2010, by and among Phoenix Management Company, LLC, Carolina Regional Cancer Center, LLC, Atlantic Urology Clinics, LLC, Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association.
4.4
Second Supplemental Indenture, dated as of September 29, 2010, by and Derm-Rad Investment Company, LLC, 21st Century Oncology of Pennsylvania, Inc., Gettysburg Radiation, LLC, Carolina Radiation and Cancer Treatment Center, Inc., 21st Century Oncology of Kentucky, LLC, New England Radiation Therapy Management Services, Inc. and Radiation Therapy School for Radiation Therapy Technology, Inc., Radiation Therapy Services, Inc., each other then existing guarantor named therein and Wells Fargo Bank, National Association.
5.1	Opinion of Kirkland & Ellis LLP.
10.1
Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.2
Amendment No. 1, dated August 15, 2008, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.3
Amendment No. 2, dated April 1, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.

Exhibit Number	Description
10.4	Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Barclays Bank PLC, as Incremental Revolving Lender.
10.5
Incremental Amendment, dated April 22, 2010, to the Credit Agreement dated February 21, 2008, by and among the Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein and Bank of America, N.A., as Incremental Revolving Lender.
10.6
Waiver and Amendment No. 3, dated May 3, 2010, to the Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., the subsidiaries of Radiation Therapy Services, Inc. identified therein as the guarantors, the institutions from time to time party thereto as lenders, Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), in its capacity as administrative agent for the lenders thereto and the other agents and arrangers named therein.
10.7	Management Agreement, dated February 21, 2008, among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., Radiation Therapy Investments, LLC and Vestar Capital Partners, Inc.
10.8	Amended and Restated Securityholders Agreement, dated March 25, 2008, by and among Radiation Therapy Investments, LLC and the other Securityholders party thereto.
10.9	Form of Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units).
10.10	Management Stock Contribution and Unit Subscription Agreement (Preferred Units and Class A Units), dated February 21, 2008, by and between Radiation Therapy Investments, LLC and Daniel E. Dosoretz.+
10.11	Form of Management Unit Subscription Agreement (Class B Units and Class C Units).
10.12
Purchase and Sale Agreement, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain properties located in Florida, Maryland and Michigan.
10.13
Master Lease, dated September 30, 2008, among Nationwide Health Properties, Inc., 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., Maryland Radiation Therapy Management Services, LLC f/k/a Maryland Radiation Therapy Management Services, Inc., Phoenix Management Company, LLC and American Consolidated Technologies, LLC for certain facilities located in Florida, Maryland and Michigan.

Exhibit Number	Description
10.14	Master Lease, dated March 31, 2010, as amended by that certain First Amendment to Master Lease, dated April 15, 2010, among Theriac Rollup, LLC, and its wholly-owned subsidiaries as Landlord and Arizona Radiation Therapy Management Services, Inc., 21st Century Oncology, LLC, 21st Century Oncology Management Services, Inc., 21st Century Oncology of El Segundo, LLC, 21st Century Oncology of Kentucky, LLC, Nevada Radiation Therapy Management Services, Inc., West Virginia Radiation Therapy Services, Inc., 21st Century Oncology of New Jersey, Inc., Central Massachusetts Comprehensive Cancer Center, LLC, Jacksonville Radiation Therapy Services, Inc., 21st Century Oncology of Jacksonville, Inc., California Radiation Therapy Management Services, Inc. and Palms West Radiation Therapy, LLC, collectively as Tenant for certain facilities located in Arizona, California, Florida, Kentucky, Massachusetts, New Jersey, Nevada and West Virginia, as guaranteed by Radiation Therapy Services, Inc.
10.15	Lease, dated December 29, 2009, between Theriac Enterprises of Peoria, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Peoria, Arizona.
10.16	Lease, dated December 29, 2009, between Theriac Enterprises of Gilbert, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Gilbert, Arizona.
10.17	Lease, dated December 29, 2009, between Theriac Enterprises of Rancho Mirage, LLC and California Radiation Therapy Management Services, Inc., for premises in Rancho Mirage, California.
10.18	Lease, dated December 29, 2009, between Theriac Enterprises of Bradenton, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lakewood Ranch, Florida.
10.19	Lease, dated December 29, 2009, between Theriac Enterprises of Hammonton, LLC and 21st Century Oncology of New Jersey, Inc., for premises in Hammonton, New Jersey.
10.20	Lease, dated effective December 11, 2008, between Theriac Enterprises of Jacksonville, LLC and 21st Century Oncology of Jacksonville, Inc., for premises in Jacksonville, Florida.
10.21
Lease Agreement, dated November 28, 2008, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Greenbrier West Virginia, LLC and West Virginia Radiation Therapy Services, Inc., for premises in Fairlea, West Virginia.
10.22
Lease Agreement, dated September 16, 2008, as amended by that certain Second Amendment to Lease, effective July 1, 2008, and Third Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Harrington, LLC and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts.
10.23	Ground Lease, dated September 15, 2008, between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, for premises in Southbridge, Massachusetts.
10.24
Construction Sublease, dated September 16, 2008, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, for premises in Southbridge, Massachusetts.
10.25	Lease, dated September 16, 2008, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts.

Exhibit Number	Description
10.26	Blanket Amendment to Leases, dated effective May 5, 2008, amending the: (i) Ground Lease between Harrington Memorial Hospital, Inc. and Central Massachusetts Comprehensive Cancer Center, LLC, (ii) Construction Sublease, among Harrington Memorial Hospital, Inc., Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, (iii) Lease, between Central Massachusetts Comprehensive Cancer Center, LLC and Theriac Enterprises of Harington, LLC, and (iv) Lease, between Theriac Enterprises of Harington, LLC and Harrington Memorial Hospital, Inc., for premises in Southbridge, Massachusetts.
10.27
Lease Agreement, dated August 21, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Scottsdale, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona.
10.28
Lease, dated October 4, 1996, as amended by that certain First Amendment to Lease, dated December 31, 2009, between 445 Partners, LLC and North Carolina Radiation Enterprises, LLC, for premises in Asheville, North Carolina.
10.29
Lease Agreement effective July 1, 1987, between Kyle, Sheridan & Thorn Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as successor in interest to Katin, Dosoretz Radiation Therapy Associates, P.A., for premises in Ft. Myers, Florida.
10.30
Lease, dated December 3, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Henderson Radiation Associates and Nevada Radiation Therapy Management Services, Inc., for premises in Henderson, Nevada.
10.31
Lease, dated August 1, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Nevada Radiation Enterprises, LLC and Nevada Radiation Therapy Management Services, Inc., for premises in Las Vegas, Nevada.
10.32
Lease, dated December 31, 1999, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Tamarac Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Tamarac, Florida.
10.33
Lease, dated January 1, 2001, as amended by that certain First Amendment to Lease, dated December 3, 2009, between Bonita Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Bonita Springs, Florida.
10.34	Lease Agreement, dated May 21, 2001, between Fort Walton Radiation Associates, LLP and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida.
10.35
Lease Agreement, dated January 18, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Fort Walton Beach Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Fort Walton Beach, Florida.
10.36
Lease Agreement, dated November 17, 2000, as amended by that certain First Amendment to Lease, dated December 31, 2009, between West Palm Radiation Associates, LLC and Palms West Radiation Associates, LLC, for premises in Palm Beach County, Florida.
10.37
Lease, dated May 1, 2002, between Bradenton Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., as amended by that certain First Amendment to Lease, dated December 31, 2009, for premises in Bradenton, Florida.
10.38	Lease Agreement, dated October 1, 2002, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Plantation Radiation Associates, for premises in Plantation, Florida.

Exhibit Number	Description
10.39	Lease Agreement, dated January 21, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Yonkers Radiation Enterprises, LLC and New York Radiation Therapy Management Services, Incorporated, for premises in Yonkers, New York.
10.40
Lease, dated February 1, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Lehigh Radiation Associates and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Lehigh Acres, Florida.
10.41
Lease, dated November 19, 2003, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Destin Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Santa Rosa Beach, Florida.
10.42	Sublease agreement dated October 21, 1999 between Radiation Therapy Services, Inc. and Westchester MRI Specialists, P.C.
10.43
Lease, dated June 1, 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Arizona Radiation Enterprises, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Scottsdale, Arizona.
10.44
Lease, dated January 30, 2003, effective February 20, 2004, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Crestview Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Crestview, Florida.
10.45
Lease, dated October 2005, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc., for premises in Palm Desert, California.
10.46
Lease Agreement, dated February 7, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Theriac Enterprises of Littlestown, LLC and 21st Century Oncology of Pennsylvania, Inc., for premises in Littlestown, Pennsylvania.
10.47
Lease Agreement, dated March 12, 2007, as amended by that certain First Amendment to Lease Agreement, dated December 31, 2009, between Theriac Enterprises of Casa Grande, LLC and Arizona Radiation Therapy Management Services, Inc., for premises in Casa Grande, Arizona.
10.48
Lease Agreement, dated August 17, 2007, as amended by that certain First Amendment to Lease, dated December 31, 2009, between Marco Island Radiation Enterprises, LLC and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc., for premises in Naples, Florida.
10.49
Administrative Services Agreement, dated January 1, 1997, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between New York Radiation Therapy Management Services, Incorporated and Yonkers Radiation Medical Practice, P.A.

Exhibit Number	Description
10.50	Administrative Services Agreement, dated January 1, 2002, as amended by that certain Addendum to Administrative Services Agreement, dated January 1, 2002, Addendum to Administrative Services Agreement, dated January 1, 2004, Addendum to Administrative Services Agreement, dated January 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2006, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc. and Radiation Therapy Associates of Western North Carolina, P.A.
10.51
Administrative Services Agreement, dated January 9, 1998, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, dated January 1, 1999, Amendment to Administrative Services Agreement, January 1, 2001, Amendment to Administrative Services Agreement, January 1, 2002, Amendment to Administrative Services Agreement, January 1, 2003, Amendment to Administrative Services Agreement, January 1, 2004, Amendment to Administrative Services Agreement, January 1, 2005, Amendment to Administrative Services Agreement, January 1, 2006, and Amendment to Administrative Services Agreement, August 1, 2006, between Nevada Radiation Therapy Management Services, Incorporated and Michael J. Katin, M.D., Prof. Corp.
10.52
Administrative Services Agreement, dated October 31, 1998, as amended by that certain Amendment to Administrative Services Agreement effective April 1, 2005, Addendum to Administrative Services Agreement, dated January 1, 2008, Addendum to Administrative Services Agreement, dated January 1, 2009, and Addendum to Administrative Services Agreement, dated January 1, 2010, between Maryland Radiation Therapy Management Services LLC f/k/a Maryland Radiation Therapy Management Services, Inc. and Katin Radiation Therapy, P.A.
10.53	Professional Services Agreement, dated January 1, 2005, between Berlin Radiation Therapy Treatment Center, LLC and Katin Radiation Therapy, P.A.
10.54	Independent Contractor Agreement, dated October 18, 2005, between Katin Radiation Therapy, P.A. and Ambergris, LLC.
10.55
Administrative Services Agreement, dated August 1, 2003, as amended by that certain Amendment to Administrative Services Agreement, dated January 1, 2005, between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation.
10.56
Management Services Agreement, dated May 1, 2006, between 21st Century Oncology of California, a Medical Corporation and California Radiation Therapy Management Services, Inc., as successor by assignment pursuant to that certain Assignment and Assumption Agreement, dated May 1, 2006, between California Radiation Therapy Management Services, Inc. and LHA, Inc., as amended by that certain Addendum to Management Services Agreement, dated August 1, 2006, Second Amendment to Management Services Agreement, dated November 1, 2006, and Third Addendum to Management Services Agreement, dated August 1, 2007, for premises in Palm Desert, Santa Monica and Beverly Hills, California.
10.57
Facilities and Management Services Agreement, dated October 13, 2008, among 21st Century Oncology—CHW, LLC, 21st Century Oncology of California, A Medical Corporation and Redding Radiation Oncologists, P.C.

Exhibit Number	Description
10.58	Five Party Agreement, dated May 5, 2009, among Central Massachusetts Comprehensive Cancer Center, LLC, Harrington Memorial Hospital, Inc., Theriac Enterprises of Harrington, LLC, Bank of America, N.A., and Alliance Oncology, LLC.
10.59
Management Services Agreement, dated June 1, 2005, as amended by that certain Addendum, dated January 1, 2006, between New England Radiation Therapy Management Services, Inc. and Massachusetts Oncology Services, P.C.
10.60	Professional Services Agreement, dated January 1, 2009, between Radiosurgery Center of Rhode Island, LLC and Massachusetts Oncology Services, P.C.
10.61	Radiation Therapy Services Agreement, dated as of January 1, 2010, between South County Radiation Therapy, LLC and Massachusetts Oncology Services, P.C.
10.62	Radiation Therapy Services Agreement, dated as of January 1, 2010 between Southern New England Regional Cancer Center, LLC and Massachusetts Oncology Services, P.C
10.63	Transition Agreement and Stock Pledge, dated 2008, among 21st Century Oncology—CHW, LLC, Redding Radiation Oncologists, P.C. and Michael J. Katin, M.D.
10.64	Transition Agreement and Stock Pledge, dated August 2007, among American Consolidated Technologies, LLC, RADS, PC Oncology Professionals and Michael J. Katin, M.D.
10.65	Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, American Oncologic Associates of Michigan, P.C. and Michael J. Katin, M.D.
10.66	Transition Agreement and Stock Pledge, dated August 2007, among Phoenix Management Company, LLC, X-Ray Treatment Center, P.C. and Michael J. Katin, M.D.
10.67
Transition Agreement and Stock Pledge, dated June 1, 2005, among New England Radiation Therapy Management Services, Inc., Massachusetts Oncology Services, P.C., Daniel E. Dosoretz, M.D. and Michael J. Katin, M.D.
10.68
Transition Agreement and Stock Pledge, dated September 3, 2003, among California Radiation Therapy Management Services, Inc., 21st Century Oncology of California, A Medical Corporation and Michael J. Katin, M.D.
10.69
Transition Agreement and Stock Pledge, dated August 1, 2002, among North Carolina Radiation Therapy Management Services, LLC f/k/a North Carolina Radiation Therapy Management Services, Inc., Radiation Therapy Associates of Western North Carolina, P.A. and Michael J. Katin, M.D.
10.70
Healthcare Professional Liability Claims Made and Healthcare General Liability Occurrence Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD to Radiation Therapy Services, Inc.
10.71
Excess Physician Professional Liability Insurance Policy, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc.
10.72
Excess Professional Physician and General Liability Insurance Policy, Claims Made and Reported Coverage, for the policy period from October 14, 2009 to October 14, 2010, issued by Batan Insurance Company SPC, LTD on behalf of RTSI Segregated Portfolio to Radiation Therapy Services, Inc.
10.73
Physician Professional Liability Insurance Policy, the policy period from October 14, 2009 to October 14, 2010, issued by National Medical Professional Risk Retention Group, Inc. to Radiation Therapy Services, Inc./21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc.

Exhibit Number	Description
10.74	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Daniel E. Dosoretz.+
10.75	Physician Employment Agreement, dated February 21, 2008, between Daniel E. Dosoretz, M.D. and 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc.+
10.76	Executive Employment Agreement, dated effective as of February 8, 2010, between Radiation Therapy Services, Inc. and Kerrin E. Gillespie.+
10.77	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and James H. Rubenstein, M.D. +
10.78	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Norton Travis. +
10.79	Executive Employment Agreement, dated effective as of February 21, 2008, between Radiation Therapy Services, Inc. and Howard Sheridan. +
10.80
Physician Employment Agreement, dated effective as of July 1, 2003, as amended by that certain Amendment to Physician Employment Agreement, dated January 1, 2006, Second Amendment to Physician Employment Agreement, dated October 1, 2006, and Third Amendment to Physician Employment Agreement, dated January 1, 2007, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Constantine A. Mantz, M.D.+
10.81
Physician Employment Agreement, dated effective as of January 1, 2002, as amended by that certain First Amendment to Physician Employment Agreement, dated effective as of July 1, 2002, Second Amendment to Physician Employment Agreement, dated effective as of March 24, 2007, and Third Amendment to Physician Employment Agreement, dated effective as of November 11, 2009, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Eduardo Fernandez, M.D.+
10.82
Physician Employment Agreement, dated February 21, 2008, as amended by that certain Amendment to Physician Employment Agreement, dated February 1, 2010, between James H. Rubenstein, M.D. and 21st Century Oncology, Inc.+
10.83	Physician Sharing Agreement, dated effective as of August 1, 2003, between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. and Radiation Therapy Associates of Western North Carolina, P.A.
10.84	Personal and Services Agreement, dated effective as of December 1, 2004, between Imaging Initiatives, Inc and 21st Century Oncology, Inc.
10.85
Business Operations and Support Agreement, dated July 20, 1999, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C.
10.86
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between American Consolidated Technologies, LLC and RADS, P.C. Oncology Professionals.
10.87
Business Operations and Support Agreement, dated August 19, 2000, as amended by that certain Amendment to Business Operations and Support Agreement, dated November 15, 2006, by and between Phoenix Management Company, LLC, as successor by merger of Pontiac Investment Associates, a Michigan Partnership and American Oncologic Associates of Michigan, P.C.

Exhibit Number	Description
10.88	Physician Sharing Agreement, dated as of October 1, 2006, between Katin Radiation Therapy, P.A. and 21st Century Oncology of Harford County, Maryland, LLC.
10.89	Radiation Therapy Services Agreement, dated effective as of February 1, 2007, between Roger Williams Radiation Therapy, LLC and Massachusetts Oncology Services, P.C.
10.90	Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008.
10.91
Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association),
10.92
Supplement No. 1, dated as of June 6, 2008, between Jacksonville Radiation Therapy Services, Inc. and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association),, to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.93
Supplement No. 2, dated as of April 22, 2010, between Phoenix Management Company, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.94
Supplement No. 3, dated as of June 24, 2010, between Carolina Regional Cancer Center, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.95
Supplement No. 4, dated as of June 24, 2010, between Atlantic Urology Clinics, LLC and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, National Association), to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.96
Supplement No. 5, dated as of September 30, 2010, between Derm-Rad Investment Company, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.97
Supplement No. 6, dated as of September 30, 2010, between 21st Century Oncology of Pennsylvania, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.98
Supplement No. 7, dated as of September 30, 2010, between Gettysburg Radiation, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.

Exhibit Number	Description
10.99	Supplement No. 8, dated as of September 30, 2010, between Carolina Radiation and Cancer Treatment Center, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.100
Supplement No. 9, dated as of September 30, 2010, between 21st Century Oncology of Kentucky, LLC and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.101
Supplement No. 10, dated as of September 30, 2010, between New England Radiation Therapy Management Services, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.102
Supplement No. 11, dated as of September 30, 2010, between Radiation Therapy School for Radiation Therapy Technology, Inc. and Wells Fargo Bank, N.A., to the Guaranty and Collateral Agreement, dated as of February 21, 2008, among Radiation Therapy Services Holdings, Inc., Radiation Therapy Services, Inc., certain subsidiaries of Radiation Therapy Services, Inc. listed therein and Wells Fargo Bank, N.A.
10.103	Form of Indemnification Agreement (Directors and/or Officers). +
10.104	Amendment No. 1, dated as of November 24, 2010, to the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated March 25, 2008.
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Registrant.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1)
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).
25.1	Statement of Trustee Eligibility.
99.1	Letter of Transmittal.

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

+
Management contracts and compensatory plans and arrangements.